UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BANNER CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Starbuck Bancshares, Inc. common stock, par value $100.00 per share
	(2)	Aggregate number of securities to which transaction applies: 100
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based on 13,230,000 shares of Banner common stock and Banner non-voting common stock being issued in the transaction and treating the Banner non-voting common stock as if converted into Banner common stock, multiplied by $39.67, which is the average of the high and low trading prices of the Banner common stock as reported on the NASDAQ Global Select Market on January 15, 2015, plus $130,000,000.00 of cash consideration. The filing fee was determined by multiplying 0.0001162 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $654,834,100
	(5)	Total fee paid: $76,091.73

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY—SUBJECT TO COMPLETION, DATED JANUARY 16, 2015

BANNER CORPORATION

10 S. FIRST AVENUE

WALLA WALLA, WASHINGTON 99362

(509) 527-3636

[        ]

Dear Shareholders:

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

We cordially invite you to attend a special meeting of shareholders of Banner Corporation to be held at [                    ], on [                    ]. The meeting will begin at [        ] local time.

On November 5, 2014, we entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with SKBHC Holdings LLC and Starbuck Bancshares, Inc. whereby Starbuck Bancshares, Inc. will merge with and into a subsidiary of Banner. Immediately following the merger, Starbuck’s wholly owned subsidiary bank, AmericanWest Bank, a Washington state-chartered commercial bank, will merge with and into Banner’s wholly owned subsidiary bank, Banner Bank, a Washington state-chartered commercial bank. Pursuant to the merger agreement, we will acquire all the outstanding shares of Starbuck for $130 million in cash and an aggregate of 13,230,000 shares of Banner common stock and a new class of Banner non-voting common stock to be approved by the Banner shareholders, which we refer to as the stock consideration. The stock consideration to be issued in connection with the merger will represent an ownership in Banner of approximately 38.77% immediately following the effective time of the merger, based on the number of shares of Banner common stock outstanding as of January 12, 2015 and after giving effect to the merger and including the Banner common stock to be issued upon the completion of Banner’s pending acquisition of Siuslaw Financial Group, Inc. As of November 4, 2014, based on the closing price of Banner common stock of $43.20, the transaction was valued at approximately $702 million, and based on the closing price of the Banner common stock as of January 12, 2015, the transaction is valued at approximately $676 million.

At the special meeting, we will ask you to:

•	approve an amendment to Banner’s articles of incorporation creating a new class of Banner non-voting common stock of 5,000,000 authorized shares;

•	approve the issuance of an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock in accordance with the Agreement and Plan of Merger, dated as of November 5, 2014, by and among SKBHC Holdings LLC, Starbuck Bancshares, Inc. and Banner Corporation; and

•	approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing proposals.

This proxy statement provides information about the merger and Starbuck that holders of Banner common stock should know when they vote. We urge you to read this entire proxy statement carefully.

The Banner board of directors unanimously recommends that holders of common stock vote “for” each of the proposals. While each of the proposals is being voted upon separately, each of proposals 1 and 2 relate to the merger and each of proposals 1 and 2 must be approved in order for the merger to be consummated. The amendment to Banner’s articles of incorporation will go into effect if approved at the special meeting even if the merger is not consummated.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please submit a proxy as soon as possible to make sure your shares are represented at the special meeting. Please take the time to submit your proxy by following the instructions presented in this proxy statement.

I strongly support this combination of our companies and join with our board of directors in recommending that you vote in favor of each of the proposals described in this proxy statement.

/s/ Mark J. Grescovich

Mark J. Grescovich

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                    ], and is first being mailed to Banner shareholders on or about [                    ].

BANNER CORPORATION

10 S. FIRST AVENUE

WALLA WALLA, WASHINGTON 99362

(509) 527-3636

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of Banner will be held on [                    ] at [                    ], local time, at [            ] for the following matters:

•	Proposal 1: To approve an amendment to Banner’s articles of incorporation creating a new class of Banner non-voting common stock of 5,000,000 authorized shares;

•	Proposal 2: To approve the issuance of an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock in accordance with the Agreement and Plan of Merger, dated as of November 5, 2014, by and among SKBHC Holdings LLC, Starbuck Bancshares, Inc. and Banner Corporation; and

•	Proposal 3: To approve adjournments or postponements of the special meeting if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing proposals.

The Banner board of directors unanimously recommends that you vote FOR all of the proposals described above.

Only shareholders of record at the close of business on [                    ] are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. A list of shareholders entitled to vote will be available for examination at the meeting by any shareholder for any purpose germane to the meeting. The list will also be available for the same purpose beginning ten days prior to the meeting and continuing through the meeting at our principal executive office at 10 S. First Avenue, Walla Walla, Washington 99362.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please submit a proxy as soon as possible to make sure your shares are represented at the special meeting. Please take the time to submit your proxy by following the instructions presented in this proxy statement.

By Order of the Board of Directors

/s/ Albert H. Marshall

Albert H. Marshall,

Secretary

Walla Walla, Washington,

[                    ]

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read the entire proxy statement, along with the annexes, carefully.

•	Merger and Merger Agreement—On November 5, 2014, we entered into an Agreement and Plan of Merger, which, as may be amended and together with the joinder agreement described below, we refer to as the merger agreement, with SKBHC Holdings LLC, which we refer to as Holdings, and Starbuck Bancshares, Inc., which we refer to as Starbuck, whereby Starbuck will merge with and into a subsidiary of Banner Corporation, with the Banner subsidiary surviving, which we refer to as the merger. As of November 4, 2014, based on the closing price of Banner common stock of $43.20, the transaction was valued at approximately $702 million, and based on the closing price of the Banner common stock as of January 12, 2015, the transaction is valued at approximately $676 million. Subsequent to signing the merger agreement, on December 17, 2014, Elements Merger Sub, LLC, a wholly owned subsidiary of Banner, which we refer to as merger sub, Banner, Holdings and Starbuck entered into a joinder agreement, which we refer to as the joinder agreement, pursuant to which merger sub agreed to be bound by the merger agreement and will be the Banner subsidiary into which Starbuck will merge at the effective time of the merger. Immediately following the merger, Starbuck’s wholly owned subsidiary bank, AmericanWest Bank, a Washington state-chartered commercial bank, will merge with and into Banner Corporation’s wholly owned subsidiary bank, Banner Bank, a Washington state-chartered commercial bank, with Banner Bank surviving, which we refer to as the bank merger. For a description of the merger, bank merger, joinder agreement and the merger agreement see the sections entitled “The Merger” and “The Agreement and Plan of Merger” beginning on pages [ ] and [ ] respectively.

In connection with Banner’s acquisition of all of the outstanding shares of common stock of Starbuck, pursuant to the merger agreement, Banner will:

•	pay $130 million in cash; and

•	issue an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock, which we refer to as the stock consideration, and together with the cash consideration, we refer to as the merger consideration.

At the effective time of the merger, we will deliver the merger consideration to Holdings, who will distribute the merger consideration to the holders of outstanding equity interests of Holdings, who we refer to as the Starbuck holders, in accordance with the terms of the Holdings organizational documents. The stock consideration will represent an ownership in Banner of approximately 38.77% immediately following the effective time of the merger, based on the number of shares of Banner common stock outstanding as of January 12, 2015 and after giving effect to the merger and including the Banner common stock to be issued upon the completion of Banner’s pending acquisition of Siuslaw.

•

Investor Letter Agreements—Also on November 5, 2014, Banner entered into letter agreements, which we refer to as the investor letter agreements, with investment funds affiliated with each of Oaktree Principal Fund V (Delaware), L.P. and certain of its respective affiliates, which we refer to collectively as Oaktree, Friedman Fleischer & Lowe Capital Partners III, L.P. and certain of its respective affiliates, which we refer to collectively as Friedman Fleischer & Lowe, and GS Capital Partners VI Fund, L.P. and certain of its respective affiliates, which we refer to collectively as GS Capital (each of which we also refer to as a Starbuck investor), who in the aggregate own a majority of the outstanding equity interests of Holdings. Based on certain assumptions, Banner expects that the shares included in the merger consideration issued to each Starbuck investor will represent approximately 7.79% of the number of outstanding shares of Banner common stock and Banner non-voting common stock, based on the number of shares of Banner stock outstanding as of January 12, 2015 and after giving effect to the merger and including the Banner common stock to be issued upon the completion of Banner’s pending acquisition of Siuslaw Financial Group, Inc., which we refer to as Siuslaw. For a description of the investor letter agreements see the section entitled “Investor Letter Agreements” beginning on page [    ].

•	Shareholder Vote—You, as a holder of Banner common stock, are being asked to consider and vote upon certain proposals in connection with the merger. You are being asked to vote on a total of three proposals, two of which are a condition to the completion of the merger. A “FOR” vote on these proposals will approve (i) an amendment to Banner’s articles of incorporation, which we refer to as the amendment to the articles of incorporation, to create a new class of non-voting common stock, par value $0.01, which we refer to as the Banner non-voting common stock, (ii) the issuance of an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock in accordance with the merger agreement and (iii) any necessary adjournments and postponements of the special meeting in order to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the proposals. For a description of the proposals and the votes necessary for the proposals to be approved see the section entitled “Information about the Special Meeting and Voting” beginning on page [ ].

•	Effect of the Merger on Banner Shareholders—Because Starbuck is merging with and into merger sub, a wholly owned subsidiary of Banner, the shares of Banner common stock held by Banner shareholders will not be changed by the merger and Banner shareholders will continue to hold their existing shares following completion of the merger. Upon completion of the merger, current holders of Banner common stock will own approximately 57.36% and the Starbuck holders will own approximately 38.77% of Banner’s outstanding common stock and Banner non-voting common stock, based on the number of shares of Banner common stock outstanding as of January 12, 2015 and after giving effect to the merger and including the Banner common stock to be issued upon the completion of Banner’s pending acquisition of Siuslaw. See the section entitled “The Agreement and Plan of Merger” beginning on page [ ].

•	Reasons for Merger—In evaluating the merger, the Banner board of directors consulted with senior management, legal and financial advisers and considered certain factors to reach its decision to approve and adopt the merger agreement. Among other factors considered by the Banner board of directors, the Banner board of directors considered that the merger will establish the combined company as the twelfth largest publicly owned bank headquartered in the Western United States, will provide entry into attractive markets with compelling demographic trends, will combine our complementary lending strategies and lower the combined company’s loan / deposit ratio, given AmericanWest Bank’s low-cost core deposit base, and will provide Banner Bank with additional net interest margin protection. See the section entitled “The Merger—Reasons for Merger; Recommendations of the Banner Board of Directors” beginning on page [ ].

•	Conditions to Completion of Merger—Completion of the merger is subject to the approval of the amendment to the articles of association and the issuance of the stock consideration at the special meeting, as well as other conditions, including the accuracy of certain representations and warranties made by each party to the merger agreement, the receipt of required regulatory approvals and expiration or termination of any applicable waiting periods, certain amendments to the bylaws of Banner Bank, the receipt of an executed copy of certain consents by Holdings, and that the stock consideration shall have been authorized for listing on the Nasdaq Global Select Market, which we refer to as NASDAQ, among others. See the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page [ ].

•	Risk Factors—In deciding how to vote your shares of common stock on the matters described in this proxy statement, you should carefully consider the risks related to the merger. These risks include, among other things, risks related to the uncertainty that Banner will be able to realize the anticipated benefits and cost savings of the merger and integrate successfully its existing business with the Starbuck business. See the section entitled “Risk Factors” beginning on page [ ].

ii

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QUESTIONS AND ANSWERS ABOUT THE MERGER

AND SPECIAL MEETING OF SHAREHOLDERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all of the information that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

Q:	What are the merger agreement and the merger?

A.	On November 5, 2014, we entered into the merger agreement with Holdings and Starbuck, pursuant to which Starbuck will merge with and into merger sub, with merger sub as the surviving company in the merger. Immediately following the merger, Starbuck’s wholly owned subsidiary bank, AmericanWest Bank, will merge with and into Banner’s wholly owned subsidiary bank, Banner Bank.

Q:	Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you have been identified as a holder of Banner common stock. This proxy statement is being used to solicit proxies on behalf of the Banner board of directors for the special meeting. This proxy statement contains important information about the merger and related transactions and the special meeting, and you should read it carefully.

Q:	What am I being asked to vote upon?

A.	You are being asked to consider and vote upon the following proposals:

Proposal 1—To approve an amendment to Banner’s articles of incorporation creating a new class of Banner non-voting common stock of 5,000,000 authorized shares;

Proposal 2—To approve the issuance of an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock in accordance with the merger agreement; and

Proposal 3—To approve adjournments or postponements of the special meeting if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing proposals.

Q:	What is required to complete the merger?

A.	To complete the merger, Banner shareholders must approve proposals 1 and 2.

In addition to obtaining approval of these proposals, Banner and Holdings must satisfy or waive all other closing conditions set forth in the merger agreement. For a more complete discussion of the conditions to the closing, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” on page [     ].

Q:	Why do I need to approve the issuance of the Banner common stock?

A.	The issuance of the common stock in connection with the merger requires the approval of holders of Banner under NASDAQ Stock Market rules because the number of shares of common stock to be issued in the merger is in excess of 20% of the number of shares of Banner common stock currently outstanding.

Q:	What happens to existing shares of Banner common stock in the merger?

A.	Because Starbuck is merging into merger sub, a wholly owned subsidiary of Banner, the shares of Banner common stock held by Banner shareholders will not be changed by the merger and Banner shareholders will continue to hold their existing shares following completion of the merger.

Q:	What will the Starbuck shareholders be entitled to receive pursuant to the merger?

A.	Holdings, as the sole shareholder of Starbuck, will be entitled to receive $130 million in cash and an aggregate of 13,230,000 shares of newly issued Banner common stock and newly issued Banner non-voting common stock. The exact number of Banner non-voting common shares will be determined shortly before consummation of the merger, but in no event will we issue more than 3 million shares of Banner non-voting common stock pursuant to the merger. Following the merger, the merger consideration will be distributed to the Starbuck holders in accordance with the terms of the Holdings organizational documents, which we refer to as the distribution.

Q:	Upon completion of the merger, will Starbuck holders have the ability to exert influence over Banner?

A.	After completion of the merger and the distribution, the Starbuck holders in the aggregate will own approximately 38.77% of Banner common stock and Banner non-voting common stock, based on the number of shares of Banner common stock outstanding as of January 12, 2015 and after giving effect to the merger and including the Banner common stock to be issued upon the completion of Banner’s pending acquisition of Siuslaw. However, no Starbuck holder will have more than 8.00% of the outstanding voting shares of the combined company. The Starbuck investors will each have the right to appoint one director to the Banner board of directors, subject to maintaining continued ownership of at least 5% of the outstanding shares of Banner common stock and Banner non-voting common stock on an as-converted basis (calculated to exclude the dilutive impact of any primary issuance of shares by Banner).

As a result of the merger, each of the Starbuck investors would have the ability to exert some influence over Banner’s management policies and affairs, but none of them would control the outcome of any matter submitted to Banner’s shareholders. See “Investor Letter Agreements” beginning on page [     ].

Q:	Why does Banner need to amend its articles of incorporation to issue the Banner non-voting common stock?

A.	The amendment to the articles of incorporation authorizing the creation of the Banner non-voting common stock is a condition to the closing of the merger and is necessary for Banner to issue the Banner non-voting common stock as part of the consideration for the merger. Certain of the Starbuck holders have requested a portion of the stock consideration in non-voting common stock, to limit their ownership of Banner common stock to no more than 4.9% of the outstanding Banner common stock. The Banner non-voting common stock to be issued to Starbuck holders in the merger in no event shall exceed 3,000,000 shares of Banner non-voting common stock.

Banner’s articles of incorporation currently does not currently authorize the issuance of Banner non-voting common stock. Authorizing the creation of the Banner non-voting common stock is required to enable Banner to have sufficient shares of Banner non-voting common stock authorized for issuance in the merger.

At present, the Banner board of directors has no plans to issue the additional shares of Banner non-voting common stock authorized by the amendment to the articles of incorporation. However, it is possible that some of these additional shares could be used in the future for various other purposes without further shareholder approval, except as such approval may be required in particular cases by Banner’s articles of incorporation or bylaws, applicable law or the rules of any stock exchange or other quotation system on which our securities may then be listed. These purposes may include raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding our business or product lines through the acquisition of other businesses or products.

Q:	When do you expect the merger to be completed?

A.

We anticipate that the closing of the merger will occur in the second quarter of 2015, assuming the requisite shareholder approvals at the special meeting are received and all regulatory approvals are received, and assuming the other conditions to closing of the merger are satisfied or waived. The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of

Washington and the Secretary of State of the State of Minnesota on the closing date of the merger. For more information, see “The Agreement and Plan of Merger—Expected Timing of the Merger” and “The Agreement and Plan of Merger—Conditions to the Merger” on pages [ ] and [ ].

Q:	Am I entitled to appraisal rights?

A.	Holders of Banner common stock are not entitled to appraisal rights in connection with the merger under the Washington Business Corporation Act of the State of Washington, which we refer to as the WBCA, or Banner’s articles of incorporation.

Q:	Who may vote at the special meeting?

A.	Holders of record of common stock at the close of business on [ ], which we refer to as the record date, are entitled to notice of and to vote at the special meeting. As of the record date, [ ] shares of Banner common stock were issued and outstanding. A list of shareholders entitled to vote will be available for examination at the meeting by any shareholder for any purpose germane to the meeting. The list will also be available for the same purpose beginning ten days prior to the meeting and continuing through the meeting at our principal executive office at 10 S. First Avenue, Walla Walla, Washington 99362.

Q:	How many votes do Banner shareholders have?

A.	Each holder of record of Banner common stock as of the close of business on the record date will be entitled to one vote, in person or by proxy, for each share of Banner common stock held in his, her or its name on the books of Banner on that date.

As of the record date, directors and executive officers of Banner and their affiliates as a group beneficially owned and were entitled to vote approximately [                 ] shares of Banner common stock, representing approximately [     ]% of the votes entitled to be cast at the special meeting. To Banner’s knowledge, all of the directors and executive officers of Banner who are entitled to vote at the special meeting intend to vote their shares of Banner common stock in favor of each of the proposals, although such persons have not entered into agreements obligating them to do so.

Q:	What shareholder approvals are required for Banner?

A.	Proposal 1 requires the affirmative vote of holders of at least a majority of our outstanding common stock as of the record date of the special meeting. As of the record date, there were [ ] shares of Banner common stock outstanding and therefore [ ] votes are required for proposal 1 to be approved by Banner shareholders. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Proposal 2 requires the affirmative vote of a majority of those shares voting on the proposal. Any shareholder represented in person or by proxy at the meeting and entitled to vote on the subject matter may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the proposal and, therefore, will have no effect on the outcome of the vote on the proposal. Provided there is a quorum of shareholders present in person or by proxy, shareholders not attending the meeting, in person or by proxy, will also have no effect on the outcome of this proposal.

Proposal 3 requires the affirmative vote of a majority of those shares voting on the proposal to authorize the Banner board of directors to adjourn, postpone or continue the special meeting. Any shareholder represented in person or by proxy at the meeting and entitled to vote on the subject matter may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the proposal and, therefore, will have no effect on the outcome of the vote on the proposal. Provided there is a quorum of shareholders present in person or by proxy, shareholders not attending the meeting, in person or by proxy, will also have no effect on the outcome of this proposal.

Q:	Why did I receive more than one proxy card?

A.	You will receive multiple proxy cards if you hold your shares in multiple accounts or in different ways (e.g., custodial accounts, trusts, joint tenancy). If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will need to return your proxy card or cards to your broker.

Q:	What constitutes a quorum?

A.	In order to conduct business at the special meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast at the special meeting, present in person or represented by proxy, constitute a quorum under Banner’s bylaws. Banner will treat shares of Banner’s common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the Banner special meeting for the purposes of determining the existence of a quorum.

Q:	What if a quorum is not present at the meeting?

A.	If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more. An adjournment will have no effect on the business that may be conducted at the meeting.

Q:	How are votes counted?

A.	For all proposals, you may vote “for,” “against” or “abstain.” If you “abstain,” it has the same effect as a vote “against” proposal 1. Abstentions will have no effect on proposal 2 or proposal 3 but will reduce the number of votes required to approve such proposals. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Banner board of directors or, if no recommendation is given, in their own discretion.

Q:	What are the Board’s recommendations on how I should vote my shares?

A.	The Banner board of directors recommends that you vote your shares “FOR” each of the proposals.

While each of the proposals is being voted upon separately, each of proposals 1 and 2 relate to the merger and related matters and each of proposals 1 and 2 must be approved in order for the merger to be consummated. The amendment to the articles of incorporation will go into effect if approved at the special meeting even if the merger is not consummated.

Q:	When and where is the special meeting?

A.	The special meeting of shareholders will be held on [ ] at [ ] local time at [ ].

Q:	What is the difference between a “shareholder of record” and a “street name” holder?

A.	These terms describe how shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

Q:	What do I need to do now and how do I vote?

A.	We encourage you to read this proxy statement carefully, including its annexes, and then vote your proxy for the relevant proposals.

If you are a “shareholder of record,” you have several choices. You can vote your proxy:

•	by mailing the enclosed proxy card using the enclosed envelope;

•	over the telephone; or

•	via the Internet.

Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” your broker/bank/trust/nominee will provide you with materials and instructions for voting your shares. Please follow those instructions carefully.

Q:	Can I vote my shares in person at the special meeting?

A.	If you are a “shareholder of record,” you may vote your shares in person at the special meeting. If you hold your shares in “street name,” you must obtain a legal proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the special meeting.

Q:	May I change my vote after I have submitted my proxy?

A.	Yes. You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of Banner that is received by Banner prior to the special meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the special meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the special meeting and voting your shares in person.

Q:	Are there risks associated with the merger that shareholders of Banner should be aware of?

A.	In deciding how to vote your shares of common stock on the matters described in this proxy statement, you should carefully consider the risks related to the merger. These risks include, among other things, risks related to the uncertainty that Banner will be able to realize the anticipated benefits and cost savings of the merger and integrate successfully its existing business with Starbuck. For a discussion of these risks and other risks, see “Risk Factors” beginning on page [ ] of this proxy statement.

Q:	Who is paying for this proxy solicitation?

A.	Banner pays the costs of soliciting proxies. We have retained [ ] to assist in the solicitation of proxies. We will pay [ ] $[ ] plus out-of-pocket expenses for its assistance. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Q:	Is this proxy statement the only way that proxies are being solicited?

A.	In addition to mailing these proxy materials, certain directors, officers or employees of Banner may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Q:	Who can help answer my questions?

A.	If you would like to receive additional copies of this proxy statement, without charge, or if you have questions about the special meeting, including the procedures for voting your shares, you should contact our proxy solicitor [ ] at:

[     ] (U.S. and Canada)

[     ] (International).

You may also obtain additional information about Banner from the documents we file with the Securities and Exchange Commission, which we refer to as the SEC, or by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [     ].

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this proxy statement, including the annexes, for a more complete understanding of the merger and the proposals described in this summary. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page [    ].

The Parties to the Merger (Page [    ])

Banner Corporation

10 S. First Avenue

Walla Walla, Washington 99362

(509) 527-3636

Banner is a bank holding company incorporated in the State of Washington. It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly-owned subsidiaries, Banner Bank and Islanders Bank. Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of September 30, 2014, its 90 branch offices included 60 offices located in Washington, 21 offices located in Oregon and nine offices located in Idaho. Islanders Bank is also a Washington-chartered commercial bank that conducts business from three locations in San Juan County, Washington. Banner is subject to regulation by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board.

Banner Bank is a regional bank which offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Islanders Bank is a community bank which offers similar banking services to individuals, businesses and public entities located primarily in the San Juan Islands. The Banks’ primary business is that of traditional banking institutions, accepting deposits and originating loans in locations surrounding their offices in portions of Washington, Oregon and Idaho. Banner Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans. Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one- to four-family residential loans and consumer loans. A portion of Banner Bank’s construction and mortgage lending activities are conducted through its subsidiary, Community Financial Corporation (CFC), which is located in the Lake Oswego area of Portland, Oregon.

Elements Merger Sub, LLC

10 S. First Avenue

Walla Walla, Washington 99362

(509) 527-3636

Merger sub, a Washington limited liability company and a wholly owned subsidiary of Banner, was formed solely for the purpose of facilitating the merger. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Starbuck will be merged with and into merger sub, with merger sub surviving the merger as a wholly owned subsidiary of Banner.

SKBHC Holdings LLC

1201 Third Ave., Ste. 1580

Seattle, WA 98101

(509) 467-6993

Holdings is a bank holding company organized as a limited liability company under the laws of the state of Delaware. It is engaged in the planning, directing and coordinating the business activities of its wholly-owned subsidiaries, Starbuck and AmericanWest Bank. Holdings is subject to regulation by the Federal Reserve Board.

Starbuck Bancshares, Inc.

1201 Third Ave., Ste. 1580

Seattle, WA 98101

(509) 467-6993

Starbuck is a bank holding company incorporated in the State of Minnesota. It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly-owned subsidiary, AmericanWest Bank. Based in Spokane, Washington, AmericanWest Bank is a regional business-focused community bank offering commercial and business banking, mortgage lending, treasury management products and a full line of consumer products and services. The bank currently operates 94 branches in California, Washington, Idaho, Oregon and Utah.

The Merger and the Agreement and Plan of Merger (pages [    ] and [    ])

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement as Annex B. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

On November 5, 2014, we entered into the merger agreement with Holdings and Starbuck, whereby Starbuck will merge with and into merger sub, with merger sub surviving. Immediately following the merger, Starbuck’s wholly owned subsidiary bank, AmericanWest Bank, a Washington state-chartered commercial bank, will merge with and into Banner Corporation’s wholly owned subsidiary bank, Banner Bank, a Washington state-chartered commercial bank, with Banner Bank surviving, in the bank merger.

In connection with Banner’s acquisition of all of the outstanding shares of common stock of Starbuck, pursuant to the merger agreement, Banner will:

•	pay $130 million in cash; and

•	issue an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock.

At the effective time of the merger and subject to the closing conditions of the merger being satisfied, we will deliver the merger consideration to Holdings, who will distribute the merger consideration to the Starbuck holders in accordance with the terms of Holdings organizational documents. The stock consideration will represent an ownership in Banner of approximately 38.77% of the shares outstanding of Banner common stock and Banner non-voting common stock, based on the number of shares of Banner common stock outstanding as of January 12, 2015 and after giving effect to the merger and including the Banner common stock to be issued upon the completion of Banner’s pending acquisition of Siuslaw. As of November 4, 2014, based on the closing price of Banner common stock of $43.20, the transaction was valued at approximately $702 million, and based on the closing price of the Banner common stock as of January 12, 2015, the transaction is valued at approximately $676 million.

Investor Letter Agreements (page [    ])

On November 5, 2014, concurrent with the execution of the merger agreement, Banner entered into the investor letter agreements with the Starbuck investors (Oaktree, Friedman Fleischer & Lowe and GS Capital). Pursuant to the investor letter agreements, Banner has agreed to provide the Starbuck investors with certain registration rights and the right of each Starbuck investor to appoint one independent director to the Banner board of directors and the Banner Bank board of directors, and the Starbuck investors have agreed to certain transfer restrictions on the stock consideration received pursuant to the merger and certain commitments related to the regulatory approvals required for the merger and the bank merger.

Proposals to be Considered and Voted Upon by Holders of Banner Stock at the Special Meeting (page [    ])

In order to complete the merger, at the special meeting to be held on [     ], holders of Banner common stock must vote to approve the amendment to the articles of incorporation to create a new class of Banner non-voting common stock and to approve the issuance of an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock in accordance with the merger agreement.

Proposal 1: Approval of an Amendment to Banner’s Articles of Incorporation to Create a New Class of Banner Non-Voting Common Stock (page [     ])

The merger agreement requires that Banner issue no more than 3,000,000 shares of Banner non-voting common stock as part of the merger consideration, which number will be determined shortly before the consummation of the merger. In order to create a class of Banner non-voting common stock, it is necessary to amend our articles of incorporation. The Banner board of directors has unanimously adopted resolutions approving and declaring advisable, and recommending that our shareholders approve, the adoption of the amendment to the articles of incorporation, which will authorize the creation of five million shares of Banner non-voting common stock. Holders of shares of Banner non-voting common stock will have no voting rights, unless otherwise required by the WBCA, but will otherwise have all the rights of holders of Banner common stock. The Banner non-voting common stock will automatically convert to Banner common stock upon transfer of such stock, subject to certain exceptions. Accordingly, if this proposal is not approved by shareholders at the special meeting, a condition to the closing of the merger will not be satisfied and the merger will not be consummated. The amendment to the articles of incorporation will go into effect if approved at the special meeting even if the merger is not consummated.

Proposal 2: Approval of the Issuance of an Aggregate of 13,230,000 shares of Banner Common Stock and Banner Non-Voting Common Stock (page [    ])

We are seeking the approval of holders of common stock for the issuance of an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock in accordance with the merger agreement. These shares, if all Banner non-voting common stock to be issued in the merger were converted into Banner common stock, represent approximately 38.77% of the shares of Banner common stock outstanding as of January 12, 2015 and after giving effect to the merger and including the Banner common stock to be issued upon the completion of Banner’s pending acquisition of Siuslaw. The issuance of the Banner common stock and Banner non-voting common stock in connection with the merger requires the approval of holders of Banner common stock under NASDAQ Stock Market rules because the aggregate number of shares of Banner common stock and Banner non-voting common stock is in excess of 20% of the number of shares of Banner common stock currently outstanding. Accordingly, if this proposal is not approved by shareholders at the special meeting, a condition to the closing of the merger will not be satisfied and the merger will not be consummated.

Proposal 3: Approval of Adjournments or Postponements of the Special Meeting (page [    ])

Banner is asking holders of common stock to approve adjournments or postponements of the special meeting if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing proposals.

Approval of proposal 3 is not a condition to the completion of the merger.

Recommendation of the Banner Board of Directors (page [    ])

The Banner board of directors unanimously recommends a vote “FOR” each of the proposal described above. While each of the proposals is being voted upon separately, each of proposals 1 and 2 must be approved in order for the merger to be consummated.

Reasons for the Merger (page [    ])

In reaching its decision to approve the merger agreement, the Banner board of directors consulted with Banner management, our legal and financial advisors, and considered a number of factors, including among others and not necessarily in order of relative importance, the following factors:

•	its knowledge of Starbuck’s business, operations, financial condition, earnings and prospects, taking into account the results of Banner’s due diligence review of Starbuck, including Banner’s assessments of Starbuck’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk and litigation;

•	the fact that Starbuck would enable Banner to meaningfully expand its strategic presence in Oregon, Washington and Idaho, as well as expand into Utah and California;

•	the reports of Banner’s management and the financial presentation of Banner’s financial advisor concerning the business, operations, financial condition and earnings of Starbuck on an historical and prospective basis and the pro forma financial impact of the merger;

•	Banner management’s belief that the merger will be accretive to Banner’s earnings per share under generally accepted accounting principles in the United States, consistently applied, which we refer to as GAAP, in periods subsequent to the period in which Banner will incur certain non-recurring acquisition, conversion and integration costs;

•	the likelihood of a successful integration of Starbuck’s business, operations and workforce with those of Banner; and

•	the fact that the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position.

The Banner board of directors also considered in its deliberations a number of uncertainties and risks and other potentially negative factors concerning the merger agreement, including those listed in “The Merger—Reasons for the Merger; Recommendation of the Banner Board of Directors” beginning on page [    ]. The Banner board of directors determined that these uncertainties, risks and other potentially negative factors were outweighed by the benefits that the Banner board of directors expects to achieve for its shareholders as a result of the merger.

Opinion of Banner’s Financial Advisor (page [    ])

At the November 5, 2014 meeting of the Banner board of directors, Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, delivered to the Banner board of directors its oral opinion, which was subsequently confirmed in writing, that as of November 5, 2014, the merger consideration was fair to Banner from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex E to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Banner common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Banner board of directors and is directed only to the fairness of the merger consideration to Banner from a financial point of view. It does not address the underlying business decision of Banner to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Banner common stock as to how such holder of Banner common stock should vote at Banner’s special meeting with respect to the amendment to the articles of incorporation and the issuance of the stock consideration or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by Banner’s or Starbuck’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of Banner

For further information, please see the section entitled “The Merger— Opinion of Banner’s Financial Advisor” beginning on page [     ].

Expected Timing of the Merger (page [    ])

We anticipate that the closing of the merger will occur in the second quarter of 2015, assuming the requisite shareholder approvals at the special meeting are received and all regulatory approvals are received and assuming the other conditions to closing of the merger are satisfied or waived. The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Washington and the Secretary of State of the State of Minnesota on the closing date of the merger.

Conditions to the Merger (page [    ])

Completion of the merger is subject to various conditions, including, among others:

•	approval by Banner shareholders of the amendment to the articles of incorporation and the issuance of the stock consideration;

•	the representations and warranties of each party must be true and correct at and as of November 5, 2014 and at and as of the closing date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), subject to the materiality standards provided in the merger agreement;

•	all of the permits, consents, approvals and authorizations applicable to the merger agreement and the transactions contemplated thereby from the regulatory agencies and governmental entities will have been obtained and remain in full force and effect and all waiting periods will have expired;

•	the shares of Banner common stock to be issued in the merger (including upon conversion of the shares of Banner non-voting common stock issued in the merger) will have been authorized for listing on NASDAQ, subject to official notice of issuance; and

•	Each party must have performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.

Banner cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page [    ])

The merger agreement may be terminated at any time before the effective time of the merger, in any of the following circumstances:

•	by mutual written consent of Banner and Starbuck;

•	by either Banner or Starbuck, should any of the following occur:

•	the approval of the issuance of the Banner common stock and Banner non-voting common stock in accordance with the merger agreement and the approval of the amendment to the articles of incorporation are not obtained at the special meeting or any adjournment or postponement of such meeting;

•	any regulatory agency or governmental authority that must grant an approval of the merger, the bank merger or the transactions contemplated by the merger agreement as described in the section entitled “The Merger—Regulatory Approvals” beginning on page [ ] have issued a nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	the merger shall have not been consummated on or before November 5, 2015, which we refer to as the termination date; or

•	there has been a breach or an aggregate of breaches of any representations and warranties, covenants or agreements to be performed by either Banner and merger sub (in the case of Starbuck) or Holdings and Starbuck (in the case of Banner) in a manner such that the closing conditions described in “—Conditions to Each Party’s Obligations” and “—Conditions to Obligations of Banner” or “—Conditions to Obligations of Starbuck” would not be satisfied, provided that such breaches of representations or warranties, covenants and agreements have not been cured by the earlier of the termination date or within 10 business days following receipt by the breaching party of written notice of such breach or breaches;

provided that such right to terminate the merger agreement shall not be available to either Banner or Starbuck, as the case may be, if it is in material breach of any of its representations, warranties, covenants or agreements under the merger agreement and that such material breach of any of its representations, warranties, covenants or agreements under the merger agreement shall be the cause of the failure of the closing to occur.

Regulatory Approvals (page [    ])

Under applicable law, the merger must be approved by the Federal Reserve Board, and the bank merger must be approved by the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the Washington State Director of the Department of Financial Institutions, which we refer to as the Washington DFI. The U.S. Department of Justice may also review the impact of the merger and the bank merger on competition. We filed the necessary applications with the Federal Reserve Board and the FDIC on December 23, 2014. We also filed the necessary application with the Washington DFI on December 29, 2014.

There can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page [     ].

No Appraisal Rights (page [    ])

Under Washington law and Banner’s articles of incorporation, Banner shareholders will not have appraisal rights pursuant to the merger and the other transactions contemplated by the merger agreement.

Risk Factors (page [    ])

You should consider all the information contained in or incorporated by reference into this proxy statement in deciding how to vote for the proposals presented in the proxy statement. In particular, you should consider the factors described under “Risk Factors” beginning on page [    ].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Banner, Starbuck and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “believe,” “will,” “will likely result,” “may,” “shall,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “forecast,” “initiative,” “objective,” “goal,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” or the negative of any of those words or phrases or similar expressions are intended to identify “forward-looking statements” within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements. Statements about the expected timing, completion and effects of the proposed transactions and all other statements in this proxy statement other than historical facts constitute forward-looking statements.

Some of the factors that may cause actual results or earnings to differ materially from those contemplated by forward-looking statements include, but are not limited to, those discussed under “Risk Factors” beginning on page [     ] and those discussed in the filings of Banner that are incorporated into this proxy statement by reference, as well as the following:

(1)	expected revenues, cost savings, synergies and other benefits from the proposed business combination of Banner and Starbuck might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

(2)	the requisite shareholder and regulatory approvals for the transactions might not be obtained;

(3)	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans originated and loans acquired from other financial institutions;

(4)	changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, net interest margin and funding sources;

(5)	risks related to acquiring assets in or entering markets in which Banner has not previously operated and may not be familiar;

(6)	results of examinations by bank regulators or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases to the allowance for loan losses, the write-down of assets or a change in regulatory capital position of our banks, or affect the ability of our banks to borrow funds or maintain or increase deposits, which could adversely affect liquidity and earnings;

(7)	increased competitive pressures among financial services companies;

(8)	changes in consumer spending, borrowing and savings habits;

(9)	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

(10)	Banner’s ability to pay dividends on its common stock;

(11)	increases in premiums for deposit insurance;

(12)	the use of estimates in determining fair value of certain assets, which estimates may prove to be incorrect and result in significant declines in valuation;

(13)	difficulties in reducing risk associated with the loans on our balance sheet;

(14)	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the workforce and potential associated changes;

(15)	failure or security breach of computer systems on which we depend;

(16)	our ability to retain key members of the senior management team;

(17)	interest rate movements and their impact on customer behavior and net interest margin;

(18)	the impact of repricing and competitors’ pricing initiatives on loan and deposit products;

(19)	fluctuations in the demand for loans, the number of unsold homes and other properties and real estate values;

(20)	the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place;

(21)	the ability to access cost-effective funding;

(22)	adverse changes in the securities markets;

(23)	changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular;

(24)	the costs, effects and outcomes of litigation, including settlements and judgments;

(25)	Banner’s ability to implement its business strategies;

(26)	new legislation or regulatory changes, including but not limited to the Dodd-Frank Act and regulations adopted thereunder, changes in capital requirements pursuant to the Dodd-Frank Act and the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities;

(27)	changes in accounting principles, policies practices or guidelines, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

(28)	future acquisitions by Banner or Starbuck of other depository institutions or lines of business;

(29)	inability of key third-party providers to perform their obligations to us;

(30)	Banner’s pending acquisition of Siuslaw Financial Group, Inc. or Starbuck’s pending acquisition of Greater Sacramento Bancorp, which we refer to as GSB, may fail to be consummated;

(31)	future goodwill impairment due to changes in Banner’s business, changes in market conditions, or other factors;

(32)	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and

(33)	other risks detailed from time to time in Banner’s filings with the SEC.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to Banner or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Banner does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made except where expressly required by law.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” on page [    ] and the discussion under “Risk Factors” in Banner’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, you should carefully consider the following risk factors in deciding how to vote your shares. You should also consider the other documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page [    ].

Banner may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Banner’s ability to realize anticipated cost savings and to combine the businesses of Banner and Starbuck in a manner that does not materially disrupt the existing customer relationships of the companies or result in decreased revenues from their customers. If Banner is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, if at all, or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Banner’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. Any such distraction on the part of management, if significant, could affect Banner’s ability to service existing business and develop new business and adversely affect the business and earnings of each of Banner and Starbuck during the transition period and on the combined company following completion of the merger.

The value of Banner common stock after the merger may be affected by factors different from those currently affecting the values of Banner common stock.

The number of shares of Banner common stock and Banner non-voting common stock to be issued in the merger to the Starbuck holders is not adjustable based on the market price of Banner common stock, so the merger consideration at the closing may have a greater or lesser implied value than at the time the merger agreement was signed.

The parties to the merger agreement have determined the number of shares of Banner common stock and Banner non-voting common stock to be issued to the Starbuck holders, and this number is not adjustable based on changes in the market price of Banner common stock. Any changes in the market price of Banner common stock will not affect the number of shares that the Starbuck holders will be entitled to receive pursuant to the merger. Therefore, if the market price of Banner common stock declines from the market price on the date of the merger agreement prior to the consummation of the merger, the Starbuck holders could receive merger consideration with considerably less implied value. Similarly, if the market price of Banner common stock increases from the market price on the date of the merger agreement prior to the consummation of the merger, the Starbuck holders could receive merger consideration with considerably more implied value than their Starbuck shareholdings, and Banner shareholders immediately prior to the merger will not be compensated for the increased market value of Banner common stock. Because the number of shares of Banner common stock and Banner non-voting common stock to be issued in the merger to the Starbuck holders does not adjust as a result of changes in the value of Banner common stock, for any amount that the market value of Banner common stock rises or declines, there is a corresponding rise or decline, respectively, in the value of the total merger consideration issued to the Starbuck holders.

Holders of Banner common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Banner common stock currently possess all voting rights with respect to the election of the Banner board of directors and on other matters affecting Banner. Upon the completion of the merger, the former shareholders of Holdings as a group will receive shares in the merger constituting approximately 38.77% of the outstanding shares of Banner common stock immediately after the merger. As a result, current shareholders of Banner as a group will own approximately 57.36% of the outstanding shares of Banner common stock immediately after the merger. In addition, the Starbuck investors will have certain rights to appoint directors to the Banner board of directors. As a result, current Banner shareholders may have less influence on the management and policies of Banner than they now have on the management and policies of the company.

The unaudited pro forma combined condensed consolidated financial statements, which we refer to as the pro forma financial statements, are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Banner and Starbuck, and include the proposed acquisitions of Siuslaw and GSB by Banner and Starbuck respectively, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger and the bank merger by which each entity would become a part of the combined company. The information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy.

Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger and the bank merger. For example, the impact of any incremental costs incurred in integrating the companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger and the bank merger may differ significantly from these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger and the bank merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the sections entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on pages [    ] and [    ].

If the Starbuck holders, or other holders of Banner common stock, immediately sell Banner common stock or Banner non-voting common stock received in the merger, they could depress Banner’s stock price.

If the Starbuck holders who receive Banner common stock or Banner non-voting common stock in the merger, or other holders of Banner common stock, sell significant amounts of Banner common stock following the merger (in the case of the Starbuck investors, after the shares are released from lockups, and in the case of certain Starbuck holders, other transfer restrictions specified in the registration rights agreements as described in the section entitled “Investor Letter Agreements—Registration Rights” beginning on page [    ]), the market price of Banner common stock could decrease. These sales may also make it more difficult for Banner to sell equity securities or equity-related securities in the future at a time and at a price that we otherwise would deem appropriate.

The market price of Banner common stock after the merger may be affected by factors different from those affecting Banner currently.

The results of operations of the combined company and the market price of Banner common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Banner and Starbuck. For a discussion of the businesses of Banner and Starbuck and of some important factors to consider in connection with those businesses, please read this proxy statement carefully and see the documents incorporated by reference in this proxy statement and referred to under “Where You Can Find More Information” on page [    ].

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger and the bank merger may be completed, Banner must obtain approvals from the Federal Reserve Board, the FDIC and the Washington DFI. The U.S. Department of Justice may also review the impact of the merger and the bank merger on competition. Other approvals, waivers or consents from regulators may also be required. An adverse development in either Banner’s or Starbuck’s regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See the section entitled “The Merger—Regulatory Approvals” beginning on page [    ].

The fairness opinion obtained by Banner from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sandler O’Neill, Banner’s financial advisor in connection with the merger, has delivered to the Banner board of directors its opinion dated as of November 5, 2014, that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of Starbuck common stock pursuant to the merger agreement was fair from a financial point of view to Banner. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Banner or Starbuck, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Banner and Starbuck. The fairness opinion will not be updated as of the date of the mailing of the proxy statement.

Starbuck will be subject to business uncertainties and contractual restrictions while the merger is pending.

Banner and Starbuck have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Starbuck and consequently on Banner. These uncertainties may impair Starbuck’s ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Starbuck to seek to change existing business relationships with Starbuck. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Banner. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Banner, Banner’s business following the merger could be harmed. In addition, the merger agreement restricts Starbuck from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Banner. These restrictions may prevent Starbuck from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Agreement and Plan of Merger—Conduct of Business of Starbuck Pending the Merger” beginning on page [    ] for a description of the restrictive covenants to which Starbuck is subject.

The merger is subject to closing conditions, including the approval of the amendment to the articles of incorporation and the issuance of the stock consideration by the Banner shareholders at the special meeting or an adjournment or postponement thereof, that, if not satisfied or waived, will result in the merger not being completed, which may result in material adverse consequences to Banner’s business and operations.

The merger is subject to closing conditions, including the approval of the amendment to the articles of incorporation and the issuance of the stock consideration by the Banner shareholders at the special meeting or an adjournment or postponement thereof, that, if not satisfied, will prevent the merger from being completed. To Banner’s knowledge, all of the directors and executive officers of Banner who are entitled to vote at the special meeting intend to vote their shares of Banner common stock in favor of each of the proposals, although such persons have not entered into agreements obligating them to do so If the merger is not completed, Banner’s business and operations could be adversely affected by the loss of employees and customers, the costs incurred in pursuing the transaction, and potential reputational harm. In addition to the required approvals and consents from regulatory agencies and governmental entities and the approval of Banner shareholders, the merger is subject to other conditions beyond Banner’s control that may prevent, delay or otherwise materially adversely affect its completion. Banner cannot predict whether and when these other conditions will be satisfied. See “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page [    ].

If the merger is not completed, Banner will have incurred substantial expenses without realizing the expected benefits of the merger.

Banner has incurred and will incur substantial expenses in connection with the due diligence, negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement and all filing fees paid to the SEC in connection with the merger. If the merger is not completed, Banner would have to recognize these expenses without realizing the expected benefits of the merger.

Our expansion into new market areas in California and Utah may present increased risk.

Starbuck’s lending operations are concentrated in the states of California, Utah, Oregon and Washington. The merger with Starbuck will result in Banner’s initial entry into the states of California and Utah where Banner has little or no operating experience. Although Banner will retain a number of Starbuck’s lending and business development officers with experience in these markets, Banner is new to these market areas and has conducted only limited banking business in California and Utah. Our entry into these markets will present us with different competitive conditions, customer preferences and banking products than we have experienced in the Pacific Northwest markets we know. As a result, it is possible that our operations in these states may be less successful than our operations in the Pacific Northwest. In addition, the financial condition and results of operations of the combined company will be subject to general economic conditions and the conditions in the real estate markets prevailing in California and Utah as well as the Pacific Northwest markets we know. If economic conditions in any one of these states worsens or if the real estate market declines, the combined company may suffer decreased net income or losses associated with higher default rates and decreased collateral values on its existing portfolio, and may not be able to originate loans at acceptable risk levels and upon acceptable terms, to maintain Banner’s risk profile and asset quality.

We may be subject to additional regulatory scrutiny if and when Banner Bank’s total assets exceed $10.0 billion.

Banner Bank’s total assets were $4.759 billion at September 30, 2014 and AmericanWest Bank had $4.095 billion in total assets at that date. Following the closing of the merger with AmericanWest Bank, Banner Bank’s assets will be approaching $10 billion. If and when Banner Bank’s total assets exceed $10.0 billion, it will be considered a “very large” institution by bank regulators under The Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act. As a result, there may be higher expectations from regulators, and there will be formal capital stress testing requirements and direct examination by the Consumer Financial Protection Bureau or CFPB. The CFPB has near exclusive supervision authority, including examination authority, over “very large” institutions and their affiliates to assess compliance with federal consumer financial laws, to obtain information about the institutions’ activities and compliance systems and procedures, and to detect and assess risks to consumers and markets.

Under the Dodd-Frank Act, the minimum ratio of net worth to insured deposits of the Deposit Insurance Fund was increased from 1.15% to 1.35% and the FDIC is required, in setting deposit insurance assessments, to offset the effect of the increase on institutions with assets of less than $10 billion, which results in institutions with assets greater than $10 billion paying higher assessments. In addition, if Banner Bank exceeds $10 billion in assets, its assessment base for federal deposit insurance would change from the amount of insured deposits to consolidated average assets less tangible capital to a scorecard method. The scorecard method uses a performance score and a loss severity score, which are combined and converted into an initial base assessment rate. The performance score is based on measures of the bank’s ability to withstand asset-related stress and funding-related stress and weighted CAMELS ratings. The loss severity score is a measure of potential losses to the FDIC in the event of the bank’s failure. Under a formula, the performance score and loss severity score are combined and converted to a total score that determines the bank’s initial base assessment rate. The FDIC has the discretion to alter the total score based on factors not captured by the scorecard. The resulting initial base assessment rate is also subject to adjustments downward based on long term unsecured debt issued by the bank, to adjustment upward based on long term unsecured debt held by the bank that is issued by other FDIC-insured institutions, and to further adjustment upward if the bank’s brokered deposits exceed 10% of its domestic deposits.

Further, Banner Bank may be impacted by the Durbin Amendment to the Dodd-Frank Act regarding limits on debit card interchange fees. The Durbin Amendment gave the Federal Reserve Board the authority to establish rules regarding interchange fees charged for electronic debit transactions by a payment card issuer that, together with its affiliates, has assets of $10 billion or more and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer. The Federal Reserve Board has adopted rules under this provision that limit the swipe fees that a debit card issuer can charge a merchant for a transaction to the sum of 21 cents and five basis points times the value of the transaction, plus up to one cent for fraud prevention costs.

The Dodd-Frank Act also requires publicly traded bank holding companies with assets of $10 billion or more to establish a risk committee responsible for enterprise-wide risk management practices, comprised of independent directors, including one risk management expert.

As a result of the above, if and when Banner Bank’s total assets exceed $10 billion, deposit insurance assessments are likely to increase, as well as expenses related to regulatory compliance, which may be significant. In addition, compliance with the Durbin Amendment would reduce our non-interest income significantly. We currently believe the impact of the Durbin Amendment on combined debit card revenues for Banner Bank and AmericanWest Bank could be a reduction of approximately $8.0 million annually.

Risk Factors Relating to Banner and Banner’s Business.

Banner is, and will continue to be, subject to the risks described in the section entitled “Risk Factors” beginning on page [    ] and in Banner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page [    ].

PRICE RANGE OF BANNER COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Our common stock trades on NASDAQ under the symbol “BANR.” Starbuck common stock is not publicly traded. The following are the high and low sale prices for our common stock during the periods indicated as reported by the NASDAQ Stock Market, and the quarterly cash dividends per share declared. The high and low sales prices are based on intraday sales for the periods reported.

	High	Low	Dividends
Quarterly for 2014:
First Quarter	$45.08	$35.51	$0.18
Second Quarter	42.29	37.03	0.18
Third Quarter	40.78	37.50	0.18
Fourth Quarter	44.05	37.52	0.18

Quarterly for 2013:
First Quarter	32.03	29.14	0.12
Second Quarter	34.30	29.33	0.12
Third Quarter	38.44	33.78	0.15
Fourth Quarter	45.15	35.62	0.15

Quarterly for 2012:
First Quarter	22.97	17.13	0.01
Second Quarter	22.80	18.05	0.01
Third Quarter	27.41	20.04	0.01
Fourth Quarter	31.32	26.49	0.01

We had approximately [    ] holders of record of our common stock on [        ], and we estimate that we have more than [     ] beneficial owners of our common stock.

On November 4, 2014 the day immediately prior to the public announcement of the merger agreement, the high and low sales prices of shares of Banner common stock as reported on NASDAQ were $43.38 and $42.41, respectively. On January 15, 2015, the last trading day before the date of this proxy statement, the high and low sales prices of shares of Banner common stock as reported on NASDAQ were $40.15 and $39.19, respectively.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF BANNER

The following selected consolidated financial information is intended to help you in understanding certain financial aspects of the merger. The tables on the following pages present selected consolidated historical financial data for Banner. The annual consolidated historical information for Banner is derived from its audited consolidated financial statements as of and for each of the years ended 2009 through 2013. The information is only a summary and should be read with Banner’s historical consolidated financial statements and related notes. Banner’s audited consolidated financial statements as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 are contained in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. The unaudited consolidated financial information as of and for the nine months ended September 30, 2014 and 2013 is derived from Banner’s unaudited consolidated financial statements which are included in Banner’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which is incorporated by reference into this proxy statement, and which, in Banner’s opinion, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair statement of Banner’s financial position and results of operations for such periods. The results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the entire fiscal year ending 2014. You should not assume the results of operations for any past periods indicate results for any future period. See the section entitled “Where You Can Find More Information” beginning on page [    ].

Selected Financial Data:	(unaudited) September 30, 2014
		December 31,
(In thousands)		2013	2012	2011	2010	2009
Total assets	$4,759,389	$4,388,166	$4,265,564	$4,257,312	$4,406,082	$4,722,221
Cash and securities (1)	769,615	772,614	811,902	754,396	729,345	640,657
Loans receivable, net	3,732,364	3,343,455	3,158,223	3,213,426	3,305,716	3,694,852
Deposits	3,991,181	3,617,926	3,557,804	3,475,654	3,591,198	3,865,550
Borrowings	145,479	184,234	160,000	212,649	267,761	414,315
Common shareholders’ equity	574,058	538,972	506,919	411,748	392,472	287,721
Total stockholders’ equity	574,058	538,972	506,919	532,450	511,472	405,128
Shares outstanding	19,572	19,544	19,455	17,553	16,165	3,077
Shares outstanding excluding unearned, restricted shares held in the Banner Employee Stock Ownership Plan (ESOP)	19,572	19,509	19,421	17,519	16,130	3,042

Operating Data:	(unaudited)
	Nine Months Ended September 30,		For the Years Ended December 31,
(In thousands)	2014	2013	2013	2012	2011	2010	2009
Interest income	$141,410	135,116	$179,712	$187,162	$197,563	$218,082	$237,370
Interest expense	8,199	10,007	12,996	19,514	32,992	60,312	92,797

Net interest income before provision for loan losses	133,211	125,109	166,716	167,648	164,571	157,770	144,573
Provision for loan losses	—	—	—	13,000	35,000	70,000	109,000

Net interest income	133,211	125,109	166,716	154,648	129,571	87,770	35,573
Deposit fees and other service charges	22,237	19,911	26,581	25,266	22,962	22,009	21,394
Mortgage banking operations revenue	7,282	9,002	11,170	13,812	6,146	6,370	8,893
Other-than-temporary impairment recoveries (losses)	—	409	409	(409)	3,000	(4,231)	(1,511)
Net change in valuation of financial instruments carried at fair value	1,662	(1,954)	(2,278)	(16,515)	(624)	1,747	12,529
All other operating income	11,161	3,395	7,460	4,748	2,506	3,253	2,385

Total other operating income	42,342	30,763	43,342	26,902	33,990	29,148	43,690
REO operations expense (recoveries), net	(260)	(1,047)	(689)	3,354	22,262	26,025	7,147
All other operating expenses	112,772	105,093	141,664	138,099	135,842	134,776	134,933

Total other operating expense	112,512	104,046	140,975	141,453	158,104	160,801	142,080

Income (loss) before provision for income tax expense (benefit)	63,041	51,826	69,083	40,097	5,457	(43,883)	(62,817)
Provision for income tax expense (benefit)	20,620	16,825	22,528	(24,785)	—	18,013	(27,053)

Net income (loss)	$42,421	35,001	$46,555	$64,882	$5,457	$(61,896)	$(35,764)

Per Common Share Data:	(unaudited)
	Nine Months Ended September 30,		At or For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Net income (loss):
Basic	$2.19	$1.81	$2.40	$3.17	$(0.15)	$(7.21)	$(16.31)
Diluted	2.19	1.80	2.40	3.16	(0.15)	(7.21)	(16.31)
Common stockholders’ equity per share (2)(9)	29.33	27.17	27.63	26.10	23.50	24.33	94.58
Cash dividends	0.54	0.39	0.54	0.04	0.10	0.28	0.28
Dividend payout ratio (basic)	24.66%	21.55%	22.50%	1.26%	(66.67)%	(3.88)%	(1.72)%
Dividend payout ratio (diluted)	24.66%	21.67%	22.50%	1.27%	(66.67)%	(3.88)%	(1.72)%

Other Data: (unaudited)	September 30, 2014	December 31,
		2013	2012	2011	2010	2009
Full time equivalent employees	1,106	1,104	1,074	1,078	1,060	1,060
Number of branches	93	88	88	89	89	89

Key Financial Ratios: (unaudited)	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,

	2014	2013	2013	2012	2011	2010	2009
Performance Ratios:
Return on average assets (3)(9)	1.24%	1.10%	1.09%	1.54%	0.13%	(1.36)%	(0.78)%
Return on average common equity (4)(9)	10.17	8.97	8.85	14.03	1.37	(17.19)	(11.69)%
Average common equity to average assets	12.17	12.31	12.36	10.96	9.31	7.90	6.71
Interest rate spread (5)(9)	4.05	4.12	4.08	4.13	3.99	3.61	3.23
Net interest margin (6)(9)	4.07	4.15	4.11	4.17	4.05	3.67	3.33
Non-interest income to average assets (9)	1.23	0.97	1.02	0.64	0.79	0.64	0.96
Non-interest expense to average assets (9)	3.28	3.28	3.31	3.35	3.69	3.53	3.12
Efficiency ratio (7)	64.09	66.75	67.11	72.71	79.62	86.03	75.47
Average interest-earning assets to interest-bearing liabilities	108.72	108.10	108.28	109.11	106.90	104.32	104.55
Selected Financial Ratios:
Allowance for loan losses as a percent of total loans at end of period	1.95	2.32	2.19	2.39	2.52	2.86	2.51
Net charge-offs as a percent of average outstanding loans during the period	—	0.03	0.30	0.57	1.50	1.88	2.28
Non-performing assets as a percent of total assets	0.50	0.70	0.66	1.18	2.79	5.77	6.27
Allowance for loan losses as a percent of non-performing loans (8)	375.81	305.39	302.77	225.33	110.09	64.30	44.55
Consolidated Capital Ratios:
Total capital to risk-weighted assets	16.59	17.41	16.99	16.96	18.07	16.92	12.73
Tier 1 capital to risk-weighted assets	15.33	16.15	15.73	15.70	16.80	15.65	11.47
Tier 1 leverage capital to average assets	13.14	13.63	13.64	12.74	13.44	12.24	9.62

(1)	Includes securities available-for-sale and held-to-maturity and held for trading.
(2)	Calculated using shares outstanding excluding unearned restricted shares held in ESOP and adjusted for 1-for-7 reverse stock split.
(3)	Net income divided by average assets.
(4)	Net income divided by average common equity.
(5)	Difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest income before provision for loan losses as a percent of average interest-earning assets.
(7)	Other operating expenses divided by the total of net interest income before loan losses and other operating income (non-interest income).
(8)	Non-performing loans consist of nonaccrual and 90 days past due loans.
(9)	Results for nine month periods annualized.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF STARBUCK

The following tables set forth selected historical consolidated financial and other data of Holdings, the holding company of Starbuck for the periods and at the dates indicated. Audited financial information for Starbuck alone is not available; however, as noted in the pro forma financial statements on pages [    ] and [    ] of this document, Starbuck comprises more than 99.9% of the consolidated assets of Holdings as of September 30, 2014 and more than 105.0% of Holdings’ net income for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013. The information in the tables is derived in part from the audited financial statements of Holdings for the years ended December 31, 2010 to 2013 and should be read in conjunction with Holdings annual audited financial statements and unaudited interim financial statements which have been filed with the SEC in Banner’s Current Report on Form 8-K filed on December 4, 2014, which is incorporated by reference into this proxy statement. The selected financial data tables below reflect only four years as Holdings was organized in 2009 and it did not begin acquiring any substantial subsidiaries through Starbuck until 2010. In 2010 and subsequent years additional acquisitions continued to add to the size of the consolidated company and contributed to the year-over-year growth trends noted below. See “Where You Can Find More Information” beginning on page [    ]. The selected financial and other data as of and for the nine months ended September 30, 2014 and 2013 are derived from the unaudited financial statements of Holdings which are also contained in Banner’s Current Report on Form 8-K filed on December 4, 2014, and which, in Holdings’ opinion, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair statement of Holdings’ financial position and results of operations for such periods. The results of operations for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the results of operations to be expected for any subsequent period or for the entire year.

Selected Financial Data:	(unaudited) September 30,	December 31,
(In thousands)	2014	2013	2012	2011	2010
Total assets	$4,094,783	$3,943,195	$2,763,445	$2,299,081	$1,664,456
Cash and securities	1,144,057	1,217,242	723,685	725,269	524,191
Loans receivable, net	2,543,034	2,283,548	1,717,631	1,350,073	965,896
Deposits	3,228,776	3,274,081	2,196,530	1,901,990	1,418,393
Borrowings	251,473	73,095	88,179	1,104	10,600
Total members’ equity	561,312	534,131	444,036	368,408	202,924

Operating Data:	(unaudited) Nine Months Ended September 30,		Years Ended December 31,
(In thousands)	2014	2013	2013	2012	2011	2010
Interest income	$115,028	$110,499	$149,298	$113,111	$86,102	$2,738
Interest expense	4,976	3,998	5,739	4,594	4,149	159

Net interest income before provision for loan losses	110,052	106,501	143,559	108,517	81,953	2,579
Provision for loan losses	997	4,148	4,211	3,807	366	203

Net interest income	109,055	102,353	139,348	104,710	81,587	2,376
Deposit fees and other service charges	11,312	10,445	13,999	10,306	8,702	311
Mortgage banking operations revenue	2,851	5,766	6,846	7,202	2,408	131
All other non-interest income	19,726	15,164	22,210	13,153	9,388	334

Total non-interest income	33,889	31,375	43,055	30,661	20,498	776
REO operations expense	4,638	6,585	8,560	7,929	5,753	273
All other non-interest expenses	108,716	129,000	166,243	120,665	90,138	20,658

Total non-interest expense	113,354	135,585	174,803	128,594	95,891	20,931
Income (loss) before provision for income tax expense (benefit)	29,590	(1,857)	7,600	6,777	6,194	(17,779)
Provision for income tax expense (benefit)	12,604	(294)	579	(63,307)	(56)	—

Net income (loss)	$16,986	$(1,563)	$7,021	$70,084	$6,250	$(17,779)

Condensed Quarterly Results of Operations for the each of the Quarters for the Periods/Years Ended 2014, 2013, 2012:

	2014 Quarter Ended
(In thousands)	September 30,	June 30,	March 31,
Interest income	$36,995	$37,400	$40,633
Interest expense	1,870	1,585	1,521

Net interest income	35,125	35,815	39,112
Provision for loan losses	(77)	295	779
Non-interest income	10,530	9,838	13,521
Non-interest expenses	36,177	36,831	40,346

Income before income taxes	9,555	8,527	11,508
Income tax provision	3,916	3,261	5,427

Net income	$5,639	$5,266	$6,081

	2013 Quarter Ended
(In thousands)	December 31,	September 30,	June 30,	March 31,
Interest income	$38,799	$40,075	$41,509	$28,915
Interest expense	1,741	1,429	1,365	1,204

Net interest income	37,058	38,646	40,144	27,711
Provision for loan losses	63	1,110	1,604	1,434
Non-interest income	11,612	10,836	10,585	10,022
Non-interest expenses	39,150	53,202	49,867	32,584

Income before income taxes	9,457	(4,830)	(742)	3,715
Income tax provision	873	(1,924)	197	1,433

Net income	$8,584	$(2,906)	$(939)	$2,282

	2012 Quarter Ended
(In thousands)	December 31,	September 30,	June 30,	March 31,
Interest income	$30,095	$29,923	$25,968	$27,125
Interest expense	1,279	1,265	953	1,097

Net interest income	28,816	28,658	25,015	26,028
Provision for loan losses	1,458	1,234	1,110	5
Non-interest income	8,603	9,156	7,449	5,453
Non-interest expenses	35,801	34,085	29,023	29,685

Income before income taxes	160	2,495	2,331	1,791
Income tax provision	(4,658)	(58,652)	—	3

Net income	$4,818	$61,147	$2,331	$1,788

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected preliminary unaudited pro forma condensed combined financial data give effect to the merger based on the assumption that the merger occurred as of September 30, 2014 for the preliminary unaudited selected financial and other data, as of January 1, 2013 for the preliminary unaudited results of operations for the year ended December 31, 2013 and as of January 1, 2013 for the nine months ended September 30, 2014.

The selected preliminary unaudited pro forma condensed combined financial data is presented for illustrative purposes only and should not be read for any other purpose. Banner and Starbuck may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Banner will experience after the merger. The selected preliminary unaudited pro forma condensed combined financial data (i) has been derived from and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements of Banner” and the related notes beginning on page [    ] of this proxy statement/prospectus and (ii) should be read in conjunction with the historical consolidated financial statements of Banner and Starbuck incorporated by reference into this proxy statement.

Selected Financial Data:	(unaudited)
(In thousands)	At September 30, 2014
Total assets	$9,676,709
Cash and securities (1)	2,041,175
Loans receivable, net	6,786,911
Deposits	7,977,548
Borrowings	428,750
Common stockholders’ equity	1,159,557
Total stockholders’ equity	1,159,557
Shares outstanding	34,122

OPERATING DATA:	(unaudited)	(unaudited)
(in thousands except shares and per share data)	Nine months ended September 30, 2014	Twelve months ended December 31, 2013
Interest income	$281,711	$361,849
Interest expense	15,026	21,298

Net interest income before provision for loan losses	266,685	340,351
Provision for loan losses	1,314	4,761

Net interest income	265,371	335,790
Deposit fees and other service charges	34,294	41,850
Mortgage banking operations revenue	11,609	20,830
Other-than-temporary impairment recoveries (losses)	—	409
Net change in valuation of financial instruments carried at fair value	1,452	(2,278)
All other operating income	34,170	34,073

Total other operating income	81,525	94,884
Real estate operations	—	(689)
All other operating expenses	249,279	349,537

Total other operating expense	249,279	348,848

Income before provision for income taxes	97,617	81,826
Provision for income tax expense (benefit)	33,955	23,774

Net income (loss)	$63,622	$58,052

COMPARATIVE UNAUDITED PRO FORMA PER SHARE DATA

The table below sets forth the book value per common share, cash dividends per common share, and basic and diluted earnings per common share data for each of Banner and Starbuck on a historical basis and for Banner on a pro forma combined basis. The pro forma combined information give effect to the merger of Banner with Siuslaw and of Banner with Starbuck, assuming Starbuck had completed the acquisition of GSB as if each merger had been effective on the dates presented in the case of the book value per common share data, and as each merger had been effective as of January 1 of the applicable pro forma period, in the case of the cash dividends paid per common share and earnings per common share data. The pro forma combined amounts are calculated by combining the Banner historical share amounts with pro forma amounts from Siuslaw, assuming an exchange ratio of 0.32231, and pro forma amounts from Starbuck, assuming 13,230,000 shares of Banner are issued to the Starbuck holders, along with a cash payment by Banner of $130,000,000 to the Starbuck holders. The pro forma combined amounts for Banner reflect certain acquisition accounting adjustments, which are based on estimates that are subject to change depending on fair values as of each merger completion date. These adjustments are described in the notes to unaudited pro forma combined condensed consolidated financial information contained elsewhere in this document under the heading “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” of Banner beginning on page [     ]. The pro forma data combine the historical results of Siuslaw, GSB and Starbuck into Banner’s consolidated statement of income and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other merger-related activity, they are not indicative of what could have occurred had the merger taken place on January 1 of the applicable pro forma period.

The pro forma financial information in the table below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had Banner, Siuslaw, GSB and Starbuck been combined as of the dates and for the periods shown.

	Banner	Starbuck	Pro Forma Combined Amounts (4)
Book value per common share: (1)
September 30, 2014	$29.33	n/a	$33.98

Cash dividends paid per common share: (2)
Year ended December 31, 2013	$0.54	n/a	$0.54
Nine months ended September 30, 2014	$0.54	n/a	$0.54

Basic and diluted earnings per common share: (3)
Year ended December 31, 2013
Basic	$2.40	n/a	$1.71
Diluted	$2.40	n/a	$1.71
Nine months ended September 30, 2014
Basic	$2.19	n/a	$1.88
Diluted	$2.19	n/a	$1.87

(1)	Calculated by dividing the total equity by total common shares outstanding
(2)	Represents the historical cash dividends per share paid by Banner for the period.
(3)	Pro forma earnings per common share are based on pro forma combined net income and pro forma combined weighted average shares outstanding during the period.
(4)	Pro forma adjustments include new Banner common equity issued to former Siuslaw shareholders (1,319,995 shares times $40.50) and former Starbuck equity holders (13,230,000 shares times $40.50) and the impact of the pro forma adjustments for the acquisitions as noted in the pro forma financial statements for the periods indicated.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

The following is the unaudited pro forma combined condensed consolidated financial information for Banner, Siuslaw, GSB and Starbuck, giving effect to the mergers. The unaudited pro forma combined condensed consolidated balance sheet as of September 30, 2014 gives effect to the merger of Banner with Siuslaw, Starbuck with GSB, and Banner with Starbuck, as if the mergers had occurred on that date. The unaudited pro forma combined condensed consolidated statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 give effect to the merger of Banner with Siuslaw, Starbuck with GSB, and Banner with Starbuck, as if the mergers had occurred on January 1, 2013.

The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. Banner will be the acquirer for accounting purposes in its acquisitions, and Starbuck will be the acquirer in its acquisition of GSB. Certain reclassifications have been made to the historical financial statements of Siuslaw, GSB and Starbuck to conform to the presentation in Banner’s financial statements. These reclassifications had no impact on net income.

A final determination of the fair values of Siuslaw’s, GSB’s and Starbuck’s assets and liabilities, which cannot be made prior to the completion of each merger, will be based on the actual net tangible and intangible assets of Siuslaw, GSB and Starbuck that exist as of the dates of completion of the transactions. Consequently, fair value adjustments and amounts preliminarily attributed to goodwill and identifiable intangibles could change significantly from those adjustments used in the unaudited pro forma combined condensed consolidated financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final purchase price of the mergers will be based on the closing price of Banner common stock on the closing dates of the merger of Banner with Siuslaw and Banner with Starbuck. For purposes of the accompanying pro forma financial information, the closing price of Banner common stock on December 1, 2014 was used for purposes of presenting the pro forma combined consolidated balance sheet at September 30, 2014.

In connection with the plan to integrate the operations of Banner, Siuslaw, GSB and Starbuck following the completion of the merger of Banner with Siuslaw and Banner with Starbuck, Banner anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. Banner is not able to determine the timing, nature and amount of these charges as of the date of this document. However, these charges will affect the results of operations of Banner, Siuslaw, GSB and Starbuck, as well as those of the combined company following the completion of the mergers, in the periods in which they are recorded. The unaudited pro forma combined condensed consolidated statements of operations do not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the mergers, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. However, the unaudited pro forma combined condensed consolidated balance sheet includes a pro forma adjustment to reduce cash and equity to reflect the payment of certain anticipated merger costs and the write off, as of the date of closing, of certain assets with little to no utility or value.

The actual amounts recorded as of the completion of the mergers may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

•	changes in the trading price for Banner’s common stock;

•	capital used or generated in Siuslaw’s, GSB’s and Starbuck’s operations before completion of their respective mergers;

•	changes in the fair values of Siuslaw’s, GSB’s and Starbuck’s assets and liabilities;

•	other changes in Siuslaw’s, GSB’s and Starbuck’s net assets that occur prior to the completion of their respective mergers, which could cause material changes in the information presented below; and

•	the actual financial results of the combined company.

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. These financial statements reflect the merger of Siuslaw into Banner, the segregation of Starbuck from its parent holding company Holdings, the merger of GSB into Starbuck, and the merger of Starbuck into Banner, with all appropriate adjustments for each combination. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of Banner incorporated into this document by reference from its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and its Annual Report on Form 10-K for the year ended December 31, 2013, and the historical consolidated financial statements and related notes of Holdings incorporated into this document by reference to Banner’s Current Report on Form 8-K filed on December 4, 2014. Audited financial information for Starbuck alone is not available; however, Starbuck comprises more than 99.9% of the consolidated assets and equity of Holdings as of September 30, 2014, and more than 105.0% of Holdings’ consolidated net income for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013. See the section entitled “Where You Can Find More Information” beginning on page [    ].

Pro Forma Consolidated Statements of Financial Condition

September 30, 2014

(in thousands)

	Banner	Siuslaw	Pro Forma Adjustments	Notes	Banner & Siuslaw Combined Pro Forma
ASSETS
Cash and equivalents	$151,725	$114,851	$(7,691)	A	$258,885
Investment securities	646,996	13,178	—		660,174

Total cash and securities	798,721	128,029	(7,691)		919,059
Loans receivable	3,806,695	250,111	(5,000)	B	4,051,806
Allowance for loan losses	(74,331)	(4,070)	4,070	C	(74,331)

Net loans	3,732,364	246,041	(930)		3,977,475
OREO	3,928	3,172	—		7,100
Premises and equipment	91,291	5,769	2,000	D	99,060
Intangibles/CDI	3,362	—	5,600	E	8,962
Goodwill	—	—	13,808	F	13,808
Deferred taxes	21,830	3,617	(1,520)	G	23,927
Other assets	107,893	12,852	—		120,745

Total Assets	$4,759,389	$399,480	$11,267		$5,170,136

LIABILITIES
Non-interest bearing	$1,304,720	$101,706	$—		$1,406,426
Interest bearing deposits	2,686,398	245,606	—		2,932,004

Total deposits	3,991,118	347,312	—		4,338,430
Borrowings	67,855	—	—		67,855
Junior subordinated debentures	77,624	8,248	(2,327)	H	83,545
Other liabilities	48,734	4,438	—		53,172

Total liabilities	4,185,331	359,998	(2,327)		4,543,002

EQUITY
Equity (Banner)	574,058	—	53,076	I	627,134
Equity (Siuslaw)	—	39,482	(39,482)	J	—

Total Equity	574,058	39,482	13,594		627,134

Total Liabilities and Equity	$4,759,389	$399,480	$11,267		$5,170,136

Pro Forma Consolidated Statements of Financial Condition

September 30, 2014

(in thousands)

	Holdings	Eliminations	Notes	Starbuck	GSB	Pro Forma Adjustments	Notes	Starbuck Combined Pro Forma
ASSETS
Cash and equivalents	$85,230	$—		$85,230	$25,690	$(60,319)	A	$50,601
Investment securities	1,058,827	—		1,058,827	160,896	1,504	B	1,221,227

Total cash and securities	1,144,057	—		1,144,057	186,586	(58,815)		1,271,828
Loans receivable	2,558,193	—		2,558,193	273,279	(5,938)	C	2,825,534
Allowance for loan losses	(15,159)	—		(15,159)	(3,717)	3,717	D	(15,159)

Net loans	2,543,034	—		2,543,034	269,562	(2,221)		2,810,375
OREO	16,335	—		16,335	2,462	(1,619)	E	17,178
Premises and equipment	72,487	—		72,487	172	(31)	F	72,628
Intangibles/CDI	24,713	—		24,713	—	423	G	25,136
Goodwill	57,219	—		57,219	—	21,615	H	78,834
Deferred taxes	128,124	—		128,124	4,836	76	I	133,036
Other assets	108,813	(2)	A	108,811	17,256	(74)	J	125,993

Total Assets	$4,094,782	$(2)		$4,094,780	$480,874	$(40,646)		$4,535,008

LIABILITIES
Non-interest bearing	$809,248	$519	B	$809,767	$135,002	$—		$944,769
Interest bearing deposits	2,419,527	—		2,419,527	274,749	73	K	2,694,349

Total deposits	3,228,775	519		3,229,294	409,751	73		3,639,118
Borrowings	251,473	—		251,473	20,039	—		271,512
Junior subordinated debentures	—	—		—	8,248	(2,410)	L	5,838
Other liabilities	53,222	(67)	C	53,155	3,991	536	M	57,682

Total liabilities	3,533,470	452		3,533,922	442,029	(1,801)		3,974,150

EQUITY
Equity (Starbuck)	561,312	(454)	D	560,858	—	—		560,858
Equity (GSB)	—	—		—	38,845	(38,845)	N	—

Total Equity	561,312	(454)		560,858	38,845	(38,845)		560,858

Total Liabilities and Equity	$4,094,782	$(2)		$4,094,780	$480,874	$(40,646)		$4,535,008

Pro Forma Consolidated Statements of Financial Condition

September 30, 2014

(in thousands)

	Banner & Siuslaw Combined Pro Forma	Starbuck Combined Pro Forma	Pro Forma Adjustments	Notes	Pro Forma Totals
ASSETS
Cash and equivalents	$258,885	$50,601	$(149,712)	A	$159,774
Investment securities	660,174	1,221,227	—		1,881,401

Total cash and securities	919,059	1,271,828	(149,712)		2,041,175
Loans receivable	4,051,806	2,825,534	(16,098)	B	6,861,242
Allowance for loan losses	(74,331)	(15,159)	15,159	C	(74,331)

Net loans	3,977,475	2,810,375	(939)		6,786,911
OREO	7,100	17,178	—		24,278
Premises and equipment	99,060	72,628	(8,000)	D	163,688
Intangibles/CDI	8,962	25,136	17,971	E	52,069
Goodwill	13,808	78,834	115,406	F	208,048
Deferred taxes	23,927	133,036	(3,161)	G	153,802
Other assets	120,745	125,993	—		246,738

Total Assets	$5,170,136	$4,535,008	$(28,435)		$9,676,709

LIABILITIES
Non-interest bearing	$1,406,426	$944,769	$—		$2,351,195
Interest bearing deposits	2,932,004	2,694,349	—		5,626,353

Total deposits	4,338,430	3,639,118	—		7,977,548
Borrowings	67,855	271,512	—		339,367
Junior subordinated debentures	83,545	5,838	—		89,383
Other liabilities	53,172	57,682	—		110,854

Total liabilities	4,543,002	3,974,150	—		8,517,152

EQUITY
Equity (Banner)	627,134	—	532,423	H	1,159,557
Equity (Starbuck)	—	560,858	(560,858)	I	—

Total Equity	627,134	560,858	(28,435)		1,159,557

Total Liabilities and Equity	$5,170,136	$4,535,008	$(28,435)		$9,676,709

Pro Forma Consolidated Statement of Operations

Nine Months Ended September 30, 2014

(in thousands)

	Banner	Siuslaw	Pro Forma Adjustments	Notes	Banner & Siuslaw Combined Pro Forma
Interest income:
Interest and fees on loans	$131,439	$9,377	$—		$140,816
Interest on cash and securities	9,971	540	(93)	K	10,418

Total interest income	141,410	9,917	(93)		151,234
Interest expense:
Interest on deposits	5,776	301	—		6,077
Interest on borrowings	2,423	184	54	L	2,661

Total interest expense	8,199	485	54		8,738

Net interest income before provision	133,211	9,432	(147)		142,496
Loan loss provision expense	—	—	—		—

Net interest income after provision for loan losses	133,211	9,432	(147)		142,496
Other operating income:
Deposit fees and charges	22,237	493	—		22,730
Mortgage banking operations	7,282	1,476	—		8,758
Other	12,823	2,397	—		15,220

Total other operating income	42,342	4,366	—		46,708
Other operating expense:
Compensation	57,777	5,558	—		63,335
Occupancy and equipment	17,055	684	150	M	17,889
Amortization of core deposit intangibles	1,460	—	630	N	2,090
Other	36,220	4,196	—		40,416

Total other operating expense	112,512	10,438	780		123,730

Pre-tax income	63,041	3,360	(927)		65,474
Provision for income taxes	20,620	277	(324)	O	20,573

Net income	$42,421	$3,083	$(603)		$44,901

Pro Forma Consolidated Statement of Operations

Nine Months Ended September 30, 2014

(in thousands)

	Holdings	Eliminations	Notes	Starbuck	GSB	Pro Forma Adjustments	Notes	Starbuck Combined Pro Forma
Interest income:
Interest and fees on loans	$96,110	$—		$96,110	$9,524	$437	O	$106,071
Interest on cash and securities	18,918	—		18,918	2,915	204	P	22,037

Total interest income	115,028	—		115,028	12,439	641		128,108
Interest expense:
Interest on deposits	4,430	—		4,430	917	21	Q	5,368
Interest on borrowings	546	—		546	312	62	R	920

Total interest expense	4,976	—		4,976	1,229	83		6,288

Net interest income before provision	110,052	—		110,052	11,210	558		121,820

Loan loss provision expense	1,714	—		1,714	(400)	—		1,314

Net interest income after provision for loan losses	108,338	—		108,338	11,610	558		120,506
Other operating income:
Deposit fees and charges	11,312	—		11,312	252	—		11,564
Mortgage banking operations	2,851	—		2,851	—	—		2,851
Other	19,727	387	E	20,114	288	—		20,402

Total other operating income	33,890	387		34,277	540	—		34,817
Other operating expense:
Compensation	60,725	(1,054)	F	59,671	5,383	—		65,054
Occupancy and equipment	17,362	—		17,362	1,100	—		18,462
Amortization of core deposit intangibles	2,598	—		2,598	—	48	S	2,646
Other	31,953	134	H	32,087	2,451	—		34,538

Total other operating expense	112,638	(920)		111,718	8,934	48		120,700

Pre-tax income	29,590	1,307		30,897	3,216	510		34,623
Provision for income taxes	12,604	457	I	13,061	1,010	179	T	14,250

Net income	$16,986	$850		$17,836	$2,206	$331		$20,373

Pro Forma Consolidated Statement of Operations

Nine Months Ended September 30, 2014

(in thousands)

	Banner & Siuslaw Combined Pro Forma	Starbuck Combined Pro Forma	Pro Forma Adjustments	Notes	Pro Forma Totals
Interest income:
Interest and fees on loans	$140,816	$106,071	$1,785	J	$248,672
Interest on cash and securities	10,418	22,037	584	K	33,039

Total interest income	151,234	128,108	2,369		281,711
Interest expense:
Interest on deposits	6,077	5,368	—		11,445
Interest on borrowings	2,661	920	—		3,581

Total interest expense	8,738	6,288	—		15,026

Net interest income before provision	142,496	121,820	2,369		266,685
Loan loss provision expense	—	1,314	—		1,314

Net interest income after provision for loan losses	142,496	120,506	2,369		265,371
Other operating income:
Deposit fees and charges	22,730	11,564	—		34,294
Mortgage banking operations	8,758	2,851	—		11,609
Other	15,220	20,402	—		35,622

Total other operating income	46,708	34,817	—		81,525
Other operating expense:
Compensation	63,335	65,054	—		128,389
Occupancy and equipment	17,889	18,462	—		36,351
Amortization of core deposit intangibles	2,090	2,646	4,849	L	9,585
Other	40,416	34,538	—		74,954

Total other operating expense	123,730	120,700	4,849		249,279

Pre-tax income	65,474	34,623	(2,480)		97,617
Provision for income taxes	20,573	14,250	(868)	M	33,955

Net income	$44,901	$20,373	$(1,612)		$63,622

Pro Forma Consolidated Statement of Operations

Twelve Months Ended December 31, 2013

(in thousands)

	Banner	Siuslaw	Pro Forma Adjustments	Notes	Banner & Siuslaw Combined Pro Forma
Interest income:
Interest and fees on loans	$167,204	$11,923	$—		$179,127
Interest on cash and securities	12,508	675	(121)	K	13,062

Total interest income	179,712	12,598	(121)		192,189
Interest expense:
Interest on deposits	9,737	506	—		10,243
Interest on borrowings	3,259	249	68	L	3,576

Total interest expense	12,996	755	68		13,819

Net interest income before Provision	166,716	11,843	(189)		178,370
Loan loss provision expense	—	550	—		550

Net interest income after provision for loan losses	166,716	11,293	(189)		177,820
Other operating income:
Deposit fees and charges	26,581	586	—		27,167
Mortgage banking operations	11,170	2,814	—		13,984
Other	5,591	3,352	—		8,943

Total other operating income	43,342	6,752	—		50,094
Other operating expense:
Compensation	73,161	8,088	—		81,249
Occupancy and equipment	21,423	861	200	M	22,484
Amortization of core deposit intangibles	1,941	—	896	N	2,837
Other	44,450	5,540	—		49,990

Total other operating expense	140,975	14,489	1,096		156,560

Pre-tax income	69,083	3,556	(1,285)		71,354
Provision for income taxes	22,528	466	(450)	O	22,544

Net income	$46,555	$3,090	$(835)		$48,810

Pro Forma Consolidated Statement of Operations

Twelve Months Ended December 31, 2013

(in thousands)

	Holdings	Eliminations	Notes	Starbuck	GSB	Pro Forma Adjustments	Notes	Starbuck Combined Pro Forma
Interest income:
Interest and fees on loans	$133,195	$—		$133,195	$12,779	$582	O	$146,556
Interest on cash and securities	16,103	—		16,103	3,458	268	P	19,829

Total interest income	149,298	—		149,298	16,237	850		166,385
Interest expense:
Interest on deposits	5,273	—		5,273	1,313	28	Q	6,614
Interest on borrowings	466	—		466	320	79	R	865

Total interest expense	5,739	—		5,739	1,633	107		7,479

Net interest income before Provision	143,559	—		143,559	14,604	743		158,906

Loan loss provision expense	4,211	—		4,211	—	—		4,211

Net interest income after provision for loan losses	139,348	—		139,348	14,604	743		154,695
Other operating income:
Deposit fees and charges	13,999	—		13,999	684	—		14,683
Mortgage banking operations	6,846	—		6,846	—	—		6,846
Other	22,210	426	E	22,636	625	—		23,261

Total other operating income	43,055	426		43,481	1,309	—		44,790
Other operating expense:
Compensation	87,759	(1,389)	F	86,370	6,805	—		93,175
Occupancy and equipment	37,274	(6)	G	37,268	1,480	—		38,748
Amortization of core deposit intangibles	3,376	—		3,376	—	67	S	3,443
Other	46,394	(26)	H	46,368	3,656	—		50,024

Total other operating expense	174,803	(1,421)		173,382	11,941	67		185,390

Pre-tax income	7,600	1,847		9,447	3,972	676		14,095
Provision for income taxes	579	646	I	1,225	1,036	237	T	2,498

Net income	$7,021	$1,201		$8,222	$2,936	$439		$11,597

Pro Forma Consolidated Statement of Operations

Twelve Months Ended December 31, 2013

(in thousands)

	Banner & Siuslaw Combined Pro Forma	Starbuck Combined Pro Forma	Pro Forma Adjustments	Notes	Pro Forma Totals
Interest income:
Interest and fees on loans	$179,127	$146,556	$2,512	J	$328,195
Interest on cash and securities	13,062	19,829	763	K	33,654

Total interest income	192,189	166,385	3,275		361,849
Interest expense:
Interest on deposits	10,243	6,614	—		16,857
Interest on borrowings	3,576	865	—		4,441

Total interest expense	13,819	7,479	—		21,298

Net interest income before provision	178,370	158,906	3,275		340,351
Loan loss provision expense	550	4,211	—		4,761

Net interest income after provision for loan losses	177,820	154,695	3,275		335,790
Other operating income:
Deposit fees and charges	27,167	14,683	—		41,850
Mortgage banking operations	13,984	6,846	—		20,830
Other	8,943	23,261	—		32,204

Total other operating income	50,094	44,790	—		94,884
Other operating expense:
Compensation	81,249	93,175	—		174,424
Occupancy and equipment	22,484	38,748	—		61,232
Amortization of core deposit intangibles	2,837	3,443	6,898	L	13,178
Other	49,990	50,024	—		100,014

Total other operating expense	156,560	185,390	6,898		348,848

Pre-tax income	71,354	14,095	(3,623)		81,826
Provision for income taxes	22,544	2,498	(1,268)	M	23,774

Net income	$48,810	$11,597	$(2,355)		$58,052

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information

Note 1—Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma combined condensed consolidated statements of operations for the year ended December 31, 2013 and nine months ended September 30, 2014, are presented as if the acquisitions occurred on January 1, 2013. The unaudited pro forma combined condensed consolidated statements of financial condition as of September 30, 2014 are presented as if the acquisitions occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

Under the acquisition method of accounting, the assets and liabilities and any identifiable intangible assets of entities being acquired, Siuslaw Bank, GSB and Starbuck, will be recorded at the respective fair values on the merger date. The fair values on the merger date are to represent management’s best estimates based on available information and facts and circumstances in existence on the merger date. The pro forma adjustments reflected in the unaudited pro forma combined condensed consolidated financial information are subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) the acquired entity’s balance sheets through the effective time of the mergers; (ii) the aggregate value of merger consideration paid if the price of Banner’s stock varies from the assumed prices per share; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Certain historical data of the entities being acquired has been reclassified on a pro forma basis to conform to Banner’s classifications.

Note 2—Purchase Price

Siuslaw Acquisition: Each share of Siuslaw common stock will be converted into the right to receive, promptly following completion of the merger, (1) 0.32231 shares of Banner common stock and (2) $1.41622 in cash. Banner will issue approximately 1,319,995 shares of common stock in the merger, resulting in approximately 20,891,500 shares of common stock outstanding after the merger, and pay aggregate cash consideration in the merger of approximately $5.8 million, representing an aggregate consideration mix of approximately 90% Banner stock and 10% cash. All preferred stock of Siuslaw will be converted to common stock of Siuslaw immediately prior to the merger and preferred shareholders will receive the same merger consideration as the other Siuslaw common shareholders.

Any changes in the price of Banner common stock would change the purchase price and goodwill. The following table presents the sensitivity of purchase price and resulting goodwill to changes in the price of Banner’s common stock using a price of $40.50 as of December 1, 2014 as the baseline.

Price Sensitivity	Banner Stock Price	Siuslaw Purchase Price (in thousands)	Estimated Goodwill (in thousands)
Up 20%	$48.600	$69,952	$24,500
Up 10%	$44.550	$64,606	$19,154
Baseline presented in pro forma	$40.500	$59,260	$13,808
Down 10%	$36.450	$53,914	$8,462
Down 20%	$32.400	$48,568	$3,116

GSB Acquisition: Each share of GSB common stock will be converted into the right to receive, promptly following completion of the merger with Starbuck, $22.05 in cash.

Starbuck Acquisition: The aggregate consideration to be received by Starbuck holders will consist of a fixed amount of 13.23 million shares of Banner common stock and $130.0 million in cash. Upon completion of the transaction, such shares will represent an approximately 38.77% pro forma ownership interest in Banner assuming completion of merger with Siuslaw. Based on the closing price of Banner common stock on January 12, 2015, the aggregate value of the transaction is approximately $676 million.

Note 3—Allocation of Purchase Price

Siuslaw Acquisition: At the merger date, Siuslaw’s assets and liabilities are required to be adjusted to their estimated fair values. The purchase price is then allocated to the identifiable assets and liabilities based on the fair values. The excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill.

The pro forma purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as summarized in the following table:

	September 30, 2014
	(in thousands)
Pro forma purchase price of Siuslaw Bank
Fair value of Banner common stock at $40.50 per share		$53,460
Cash to be paid		5,800

Total consideration paid		59,260
Fair value of assets acquired:
Cash	$113,344
Investment securities	13,178
Loans, net	245,111
OREO	3,172
Premises and equipment	7,769
Intangible assets	5,600
Other assets	14,949

Total assets acquired	403,123
Fair value of liabilities assumed:
Deposits	347,312
Junior subordinated debentures	5,921
Accrued expenses and other liabilities	4,438

Total liabilities assumed	357,671

Fair value of net assets acquired		45,452

Excess of consideration paid over the net assets acquired (Goodwill)		$13,808

GSB Acquisition. At the merger date, GSB’s assets and liabilities are required to be adjusted to their estimated fair values. The purchase price is then allocated to the identifiable assets and liabilities based on the fair values. The excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill.

The pro forma purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as summarized in the following table:

	September 30, 2014
	(in thousands)
Pro forma purchase price of GSB
Cash to be paid		$59,633

Total pro forma purchase price		59,633
Fair value of assets acquired:
Cash	$25,004
Investment securities	162,400
Loans, net	267,341
OREO	843
Premises and equipment	141
Intangible assets	423
Other assets	22,094

Total assets acquired	478,246
Fair value of liabilities assumed:
Deposits	409,824
Borrowings	20,039
Junior subordinated debentures	5,838
Accrued expenses and other liabilities	4,527

Total liabilities assumed	440,228

Fair value of net assets acquired		38,018

Excess of consideration paid over the net assets acquired (Goodwill)		$21,615

Starbuck Acquisition. At the merger date, Starbuck’s assets and liabilities are required to be adjusted to their estimated fair values. The purchase price is then allocated to the identifiable assets and liabilities based on the fair values. The excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill.

The pro forma purchase price was preliminarily allocated to the assets acquired and liabilities assumed based on their estimated fair values as summarized in the following table:

	September 30, 2014
	(in thousands)
Pro forma purchase price of Starbuck
Fair value of Banner common stock at $40.50 per share		$535,815
Cash to be paid		130,000

Total pro forma purchase price		665,815
Fair value of assets acquired:
Cash	$34,281
Investment securities	1,221,227
Loans	2,809,436
OREO	17,178
Premises and equipment	64,628
Intangible assets	43,107
Other assets	255,868

Total assets acquired	4,445,725
Fair value of liabilities assumed:
Deposits	3,639,118
Borrowings	271,512
Junior subordinated debentures	5,838
Accrued expenses and other liabilities	57,682

Total liabilities assumed	3,974,150

Fair value of net assets acquired		471,575

Excess of consideration paid over the net assets acquired (Goodwill)		$194,240

Note 4—Pro Forma Combined Condensed Consolidated Financial Information Adjustments

The following pro forma adjustments have been included in the unaudited pro forma condensed combined financial information. Estimated fair value adjustments are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the transactions and to adjust Siuslaw’s, GSB’s and Starbuck’s assets and liabilities to their estimated fair values at September 30, 2014.

Notes to Pro Forma Adjustments for Siuslaw Merging Into Banner

Statement of Financial Condition

As of September 30, 2014

(in thousands)

A	Adjustments to Cash and cash equivalents		$(7,691)
	To reflect cash used to purchase Siuslaw Financial Group shares (4,095,421 common shares outstanding at September 30, 2014 at $1.41622 cash consideration per share).	$(5,800)
	Payment of after-tax merger costs	$(1,891)

B	Adjustments to Loans receivable, excluding allowance for loan losses		$(5,000)
	A total discount of 2% was estimated to reflect the fair value of loans at merger date. This discount represents the expected credit losses. The net interest rate adjustments and resulting accretable yield are estimated to be immaterial.

C	Adjustments to Allowance for loan losses		$4,070
	To remove the Siuslaw allowance for loan losses at period end as the credit risk is accounted for in the fair value adjustment for the loans receivable.

D	Adjustments to Premises and equipment		$2,000
	To reflect the estimated fair value of premises and equipment.

E	Adjustments to Intangibles/CDI		$5,600
	To record the estimated fair value of the core deposit intangible (CDI).

F	Adjustment to Goodwill		$13,808
	To record the difference between the consideration paid and the estimated fair value of assets acquired and liabilities assumed in the merger.

G	Adjustments to Deferred taxes		$(1,520)
	To reflect the deferred taxes related to the net fair value adjustments of $4.3 million at Banner’s estimated statutory rate of 35%.

H	Adjustments to Junior subordinated debentures		$(2,327)
	To reflect the fair value of Siuslaw’s junior subordinated debentures.

I	Adjustments to Equity-Banner		$53,076
	To record the issuance of Banner common stock as purchase price consideration (1,319,995 shares at $40.50 per share).	$53,460
	Payment of after-tax merger costs by Banner	$(384)

J	Adjustments to Equity-Siuslaw		$(39,482)

Notes to Pro Forma Adjustments for Siuslaw Merging Into Banner

Statement of Operations

(in thousands)

		For the Nine Months Ended Sep. 30, 2014	For the Twelve Months Ended Dec. 31, 2013
K	Adjustments to Interest on cash and securities	$(93)	$(121)
	AFS securities’ mark-to market balance sheet adjustments are reclassified on the balance sheet as a net premium and are being amortized against income over the weighted average life of 5.1 years.

L	Adjustments to Interest expense on borrowings	$54	$68
	To reflect the amortization of the discount resulting from the pro forma junior subordinated debenture fair value adjustment using the effective yield method over the remaining 20 year life of the debentures.

M	Adjustments to Occupancy and equipment expense	$150	$200
	To reflect the increase of the estimated depreciation expense on the premises and equipment resulting from the pro forma fair value adjustment using straight line method over the estimated weighted average life of 10 years.

N	Adjustments to Amortization of core deposit intangibles	$630	$896
	To reflect the amortization of the core deposit intangible asset based on an amortization period of eight years and using an accelerated amortization method.

O	Adjustments to Provision for income taxes	$(324)	$(450)
	To reflect the income tax effect of the pro forma adjustments above at the statutory rate of 35%.

Notes to Pro Forma Adjustments to Segregate Starbuck from Holdings

Statement of Financial Condition

As of September 30, 2014

(in thousands)

A	Other assets	$(2)
	To eliminate parent company other assets.

B	Non-interest bearing deposits	$519
	To recognize parent company deposits at AmericanWest Bank.

C	Other liabilities	$(67)
	To eliminate parent company other liabilities.

D	Equity	$(454)
	To eliminate parent company impact on equity.

Statement of Operations

(in thousands)

		For the Nine Months Ended Sep. 30, 2014	For the Twelve Months Ended Dec. 31, 2013
E	Other operating income	$387	$426
	To eliminate management fee income recorded at Starbuck
	for services provided to and paid for by the Holdings stand-alone entity.

F	Compensation expense	$(1,054)	$(1,389)
	To eliminate management unit compensation expense recorded by the Holdings stand-alone entity as required by the LLC operating agreement.

G	Occupancy and equipment expense	$—	$(6)
	To eliminate occupancy and equipment expense attributed to the Holdings stand-alone entity.

H	Other operating expense	$134	$(26)
	To eliminate other operating expense attributed to the Holdings stand-alone entity.

I	Adjustments to Provision for income taxes	$457	$646
	To reflect the income tax effect of the pro forma adjustments above at the statutory rate of 35%.

Notes to Pro Forma Adjustments for Greater Sacramento Bancorp Merging Into Starbuck

Statement of Financial Condition

As of September 30, 2014

(in thousands)

A	Adjustments to Cash and cash equivalents		$(60,319)
	To reflect cash used to purchase GSB shares and payout options ($57.7 million for 2,617,347 shares outstanding, plus $1.9 million for 179,024 options outstanding).	$(59,633)
	Payment of after-tax merger costs	$(686)

B	Adjustments to Investment securities		$1,504
	To reflect the estimated fair value of acquired held to maturity securities.

C	Adjustments to Loans receivable		$(5,938)
	A total discount of 2.2% was estimated to adjust loans to fair value at merger date, including 2.4% for credit losses and (0.2%) for accretable yield.

D	Adjustments to Allowance for loan losses		$3,717
	To eliminate the allowance for loan losses at period end as the credit risk is accounted for in the fair value adjustment for the loans receivable.

E	Adjustments to OREO		$(1,619)
	To reflect the estimated fair value of other real estate owned.

F	Adjustments to Premises and equipment		$(31)
	To reflect the estimated fair value of premises and equipment.

G	Adjustments to Intangibles/CDI		$423
	To record the estimated fair value of the CDI.

H	Adjustments to Goodwill		$21,615
	To record the difference between the consideration paid and the estimated fair value of assets acquired and liabilities assumed in the merger.

I	Adjustments to Deferred taxes		$76
	To reflect the deferred taxes related to the net fair value adjustments of ($217,000) at Banner’s estimated statutory rate 35%

J	Adjustments to Other assets		$(74)
	Write-off CD placement costs and debt issuance costs.

K	Adjustments to Interest bearing deposits		$73
	To record time deposit premium of 0.06% based on estimated fair value

L	Adjustments to Junior subordinated debentures		$(2,410)
	To reflect the fair value of junior subordinated debentures.

M	Adjustments to Other liabilities		$536
	To mark to fair value certain employee benefit liabilities, write off deferred rent, and record leasehold intangible liability.

N	Adjustments to Equity		$(38,845)
	To eliminate the equity of GSB.

Notes to Pro Forma Adjustments for Greater Sacramento Bancorp Merging Into Starbuck

Statement of Operations

(in thousands)

		For the Nine Months Ended Sep. 30, 2014	For the Twelve Months Ended Dec. 31, 2013
O	Adjustments to Interest and fee income on loans	$437	$582
	To reflect accretion of interest income for acquired impaired and non-impaired loans, using the effective interest method of amortization over the estimated lives of the acquired loan portfolio of approximately five years, as adjusted for expected prepayments.

P	Adjustments to Interest on cash and securities
	To reflect the amortization of the estimated fair value adjustment of held-to-maturity securities using the effective interest method of amortization over the estimated lives of the portfolio of approximately eight years.	$(131)	$(167)

	Accumulated other comprehensive income on GSB’s books at acquisition is considered the mark to fair value and no additional balance sheet adjustment is needed. The AOCI of $2.8 million is amortized against interest income over the weighted average life of 6.0 years.	$335	$435

Q	Adjustments to Interest expense on deposits	$21	$28
	To reflect the amortization of deposit premium resulting from time deposit fair value adjustments based on a weighted average life of time deposits of approximately one year using contractual time deposit maturities.

R	Adjustments to Interest expense on borrowings	$62	$79
	To reflect the amortization of the discount resulting from the pro forma junior subordinated debenture fair value adjustment using the effective yield method over the remaining 20 year life of the debentures.

S	Adjustments to Other operating expense	$48	$67
	To reflect the amortization of the core deposit intangible asset based on an amortization period of eight years and using an accelerated amortization method.

T	Adjustments to Provision for income taxes	$179	$237
	To reflect the income tax effect of the pro forma adjustments above at the statutory rate of 35%.

Notes to Pro Forma Adjustments for Starbuck Merging Into Banner

Statement of Financial Condition

As of September 30, 2014

(in thousands)

A	Adjustments to Cash and cash equivalents		$(149,712)
	To reflect cash used to purchase Starbuck.	$(130,000)
	Payment of after-tax merger costs	$(19,712)

B	Adjustments to Loans receivable, excluding allowance for loan losses		$(16,098)
	To eliminate Starbuck prior loan discount.	$55,938
	A total discount of 2.5% was estimated to reflect the fair value of loans at merger date, including 2.0% for credit losses and 0.5% for accretable yield.	$(72,036)

C	Adjustments to Allowance for loans		$15,159
	To eliminate the allowance for loan losses at period end as the credit risk is accounted for in the fair value adjustment for the loans receivable.

D	Adjustments to Premises and equipment		$(8,000)
	To reflect the estimated fair value of premises and equipment.

E	Adjustments to Intangibles/CDI		$17,971
	To eliminate Starbuck prior CDI.	$(25,136)
	To record the estimated fair value of the CDI.	$43,107

F	Adjustment to Goodwill		$115,406
	To eliminate Starbuck prior goodwill.	$(78,834)
	To record the difference between the consideration paid and the estimated fair value of assets acquired and liabilities assumed in the merger.	$194,240

G	Adjustments to Deferred taxes		$(3,161)
	To reflect the deferred taxes related to the net fair value adjustments of $9.0 million at Banner’s estimated statutory rate of 35%.

H	Adjustments to Equity-Banner		$532,423
	To record the issuance of Banner common stock as purchase price consideration (13,230,000 shares at $40.50 per share).	$535,815
	Payment of after-tax merger costs by Banner	$(3,392)

I	Adjustments to Equity- Starbuck		$(560,858)
	To eliminate the equity of Starbuck.

Notes to Pro Forma Adjustments for Starbuck Merging Into Banner

Statement of Operations

(in thousands)

		For the Nine Months Ended Sep. 30, 2014	For the Twelve Months Ended Dec. 31, 2013
J	Adjustments to Interest and fees on loans	$1,785	$2,512
	To reflect accretion of interest income for acquired impaired and non-impaired loans, using the effective interest method of amortization over the estimated lives of the acquired loan portfolio of approximately nine years, as adjusted for expected prepayments.

K	Adjustments to interest on cash and securities	$584	$763
	AFS securities’ mark-to-market balance sheet adjustments are reclassified on the balance sheet as a net discount and are being accreted into income over the weighted average life of 4.9 years.

L	Adjustments to Noninterest expense	$4,849	$6,898
	To reflect the amortization of the core deposit intangible asset based on an amortization period of eight years and using an accelerated amortization method.

M	Adjustments to income tax expense (benefit)	$(868)	$1,268
	To reflect the income tax effect of the pro forma adjustments above at the statutory rate of 35%.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Banner is furnishing this proxy statement to you in order to provide you with important information regarding the matters to be considered at the special meeting and at any adjournment or postponement of the special meeting. Banner first mailed this proxy statement and the accompanying form of proxy to its shareholders on or about [    ].

Special Meeting Date, Time and Place

A special meeting of shareholders will be held on [            ], at [            ] local time at [            ].

Agenda

At the special meeting, shareholders of Banner will be asked to consider and vote upon the following proposals:

•	Proposal 1: To approve an amendment to Banner’s articles of incorporation creating a new class of Banner non-voting common stock of 5,000,000 authorized shares;

•	Proposal 2: To approve the issuance of an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock in accordance with the merger agreement; and

•	Proposal 3: To approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing proposals.

These proposals are being voted upon separately, and the approval of both proposal 1 and proposal 2 is a condition to completion of the merger. The amendment to the articles of incorporation will go into effect if approved at the special meeting even if the merger is not consummated.

Record Date; Shareholders Entitled to Vote

Only shareholders of record at the close of business on [            ] are entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the special meeting.

As of the record date, directors and executive officers of Banner and their affiliates as a group beneficially owned and were entitled to vote approximately [            ] shares of Banner common stock, representing approximately [    ]% of the votes entitled to be cast at the special meeting. To Banner’s knowledge, all of the directors and executive officers of Banner who are entitled to vote at the special meeting intend to vote their shares of Banner common stock in favor of each of the proposals, although such persons have not entered into agreements obligating them to do so.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the Banner board of directors for use at the special meeting.

General. Assuming a quorum is present, shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR each of the proposals.

Abstentions. Banner will count a properly executed proxy marked “abstain” with respect to a particular proposal as present for purposes of determining whether a quorum is present. If you “abstain” from voting with respect to proposal 1 it will have the same effect as if you voted “against” such proposal.

Broker Non-Votes. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called “broker non-votes”) are considered “shares present” for purposes of determining whether a quorum exists. Broker non-votes with respect to each of the proposals are not deemed to be “present.”

Voting Shares in Person that are Held Through Brokers. If you are a “shareholder of record,” you may vote your shares in person at the special meeting. If you hold your shares in “street name,” you must obtain a legal proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the special meeting.

Submitting a Proxy by Telephone or Through the Internet. You may vote your shares by telephone or electronically through the Internet, instead of submitting proxies by mail on the enclosed proxy card. Thus, shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions by telephone or electronically through the Internet. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Banner’s stock records in your name or in the name of a broker/bank/trust/nominee. If you hold your shares through a broker/bank/trust/nominee, your broker/bank/trust/nominee will provide you with materials and instructions for voting your shares.

Revocation of Proxies. You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of Banner that is received by Banner prior to the special meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the special meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the special meeting and voting your shares in person.

Required Shareholder Vote

In order to conduct business at the special meeting, a quorum must be present. The holders of a majority of the votes entitled to be cast at the special meeting, present in person or represented by proxy, constitute a quorum under Banner’s bylaws. Banner will treat shares of Banner common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the Banner special meeting for the purposes of determining the existence of a quorum.

With respect to any matter submitted to a vote of Banner shareholders, each holder of Banner common stock will be entitled to one vote, in person or by proxy, for each share of Banner common stock held in his, her or its name on the books of Banner on the record date.

Proposal 1 requires the affirmative vote of holders of at least a majority of our outstanding common stock as of the record date of the special meeting. As of the record date, there were [            ] shares of Banner common stock outstanding and therefore [            ] votes are required for proposal 1 to be approved by Banner shareholders. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

Proposal 2 requires the affirmative vote of a majority of those shares voting on the proposal. Any shareholder represented in person or by proxy at the meeting and entitled to vote on the subject matter may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the proposal and, therefore, will have no effect on the outcome of the vote on the proposal. Provided there is a quorum of shareholders present in person or by proxy, shareholders not attending the meeting, in person or by proxy, will also have no effect on the outcome of this proposal.

Proposal 3 requires the affirmative vote of a majority of those shares voting on the proposal to authorize the Banner board of directors to adjourn, postpone or continue the special meeting. Any shareholder represented in person or by proxy at the meeting and entitled to vote on the subject matter may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the proposal and, therefore, will have no effect on the outcome of the vote on the proposal. Provided there is a quorum of shareholders present in person or by proxy, shareholders not attending the meeting, in person or by proxy, will also have no effect on the outcome of this proposal.

All other actions considered at the meeting may be taken upon the affirmative vote of a majority of those shares present in person or represented by proxy and voting thereon at the special meeting.

As of the record date, directors and executive officers of Banner and their affiliates as a group beneficially owned and were entitled to vote approximately [            ] shares of Banner common stock, representing approximately [    ]% of the votes entitled to be cast at the special meeting. To Banner’s knowledge, all of the directors and executive officers of Banner who are entitled to vote at the special meeting intend to vote their shares of Banner common stock in favor of each of the proposals, although such persons have not entered into agreements obligating them to do so.

Recommendations by the Banner Board of Directors

The Banner board of directors unanimously recommends that Banner shareholders vote FOR each of the proposals.

The matters to be considered at the special meeting are of great importance to the shareholders of Banner. Accordingly, you are encouraged to read and carefully consider the information presented in this proxy statement, and to submit your proxy by telephone or mail in the enclosed postage-paid envelope.

Proxy Solicitation

Banner will pay the costs of soliciting proxies. Pursuant to the terms of the merger agreement, the fees and expenses associated with the filing, printing and mailing of this proxy statement will be borne by Banner. We have retained [        ] to assist in the solicitation of proxies. We will pay [        ] $[        ] plus out-of-pocket expenses for its assistance. Certain directors, officers or employees of Banner may solicit proxies by telephone, facsimile, email or personal contact. They will not be specifically compensated for doing so. The extent to which any proxy soliciting efforts will be necessary depends upon how promptly proxies are received. You should send in your proxy by mail without delay or vote by telephone. Banner also reimburses brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. A more complete description of how to send your proxy is included on the proxy accompanying this proxy statement.

Other Business

Banner is not currently aware of any business other than the named proposals to be acted upon at the special meeting. If, however, any other matters are properly brought before the meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote or act on those matters in accordance with their best judgment.

No Appraisal Rights

Under the WBCA and our articles of incorporation, holders of Banner common stock are not entitled to appraisal rights with respect to the matters to be considered at the special meeting.

Other Information

Representatives of Moss Adams LLP, our principal accounting firm and also the principal accountants of Starbuck, are not expected to be present at the special meeting, will not have an opportunity to make a statement, and are not expected to be available to respond to questions from shareholders.

PROPOSALS TO BE CONSIDERED AND VOTED UPON BY HOLDERS OF BANNER STOCK AT

THE SPECIAL MEETING

Proposal One

Approval of an Amendment to Banner’s Articles of Incorporation

to Create a New Class of Banner Non-Voting Common Stock

The merger agreement requires that Banner issue up to a maximum of 3,000,000 shares of Banner non-voting common stock, par value $0.01, as part of the merger consideration. In order to issue the Banner non-voting common stock, it is necessary to amend our articles of incorporation. The Banner board of directors has unanimously adopted resolutions approving and declaring advisable, and recommending that our shareholders approve, the adoption of the amendment to the articles of incorporation, which will authorize the creation of five million shares of Banner non-voting common stock. Holders of shares of Banner non-voting common stock will have no voting rights, unless otherwise required by the WBCA, but will otherwise have all the rights of holders of Banner common stock. The Banner non-voting common stock will automatically convert to Banner common stock upon transfer of such stock, subject to certain exceptions.

The amendment to the articles of incorporation is required under the terms of the merger agreement and is necessary to enable Banner to have enough shares of Banner non-voting common stock to issue shares of Banner non-voting common stock in connection with the merger. Accordingly, if this proposal is not approved by shareholders at the special meeting, a condition to the closing of the merger will not be satisfied and the merger will not be consummated. The amendment to the articles of incorporation will go into effect if approved at the special meeting even if the merger is not consummated. If this proposal is approved by shareholders, Banner will have the ability to issue the remaining unissued shares of Banner non-voting common stock in the future.

Summary of the Terms of the Banner Non-Voting Common Stock

The following is a summary of the material provisions of the amendment to the articles of incorporation of Banner, which is included as Annex A, and is incorporated by reference into this proxy statement. This summary describes the material provisions of the Banner non-voting common stock. We encourage you to read the amendment to the articles of incorporation.

Rights and Privileges; Ranking; Dividends and Other Matters. Except as set forth in the amendment to the articles of incorporation with respect to voting, Banner common stock and Banner non-voting common stock shall have the same rights, preferences and privileges, share ratably in all assets of Banner upon its liquidation, dissolution or winding-up, be entitled to receive dividends in the same amount per share and at the same time when, as and if declared by the Banner board of directors, and be equal and identical in all other respects as to all other matters.

Voting Rights. The holders of Banner non-voting common stock will have no voting rights except as required by the WBCA. Without limiting the generality of the preceding sentence, the application of separate voting group rights under sections 23B.10.040(1)(a), (e) or (f), or 23B.11.035 of the Revised Code of Washington (or any related section concerning voting group rights as to mergers or share exchanges), is explicitly denied in the amendment to the articles of incorporation. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Banner non-voting common stock, voting separately as a class, will be required to amend Banner’s articles of incorporation, as amended, to alter or change the designation, preferences, limitations or relative rights of all or part of the shares of Banner non-voting common stock. Where shares of Banner non-voting common stock are entitled to vote, each holder of Banner non-voting common stock will have one vote in respect of each share of Banner non-voting common stock held of record solely on the matters as to which such shares are entitled to vote and subject to the rights and limitations specified by the WBCA.

Stock Splits; Combinations; Reclassifications of Shares. In the event of any stock split, combination or other reclassification of shares of either the Banner common stock or the Banner non-voting common stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of Banner common stock will receive only shares of Banner common stock in respect of their shares of Banner common stock and holders of Banner non-voting common stock will receive only shares of Banner non-voting common stock in respect of their shares of Banner non-voting common stock.

Transfer Restrictions; Automatic Conversion to Banner Common Stock. No transfer of shares of Banner non-voting common stock by the initial holder thereof (or by any affiliate of the initial holder to which such shares are transferred pursuant to clause (ii) of this sentence) will be permitted, except (i) in certain permitted transfers or (ii) to an affiliate of the initial holder of the Banner non-voting common stock. Any transfer in violation of the foregoing sentence shall be null and void and Banner shall not have any obligation to recognize such transfer. Each share of Banner non-voting common stock will be converted automatically into one share of Banner common stock upon a permitted transfer of such share of Banner non-voting common stock, and shall be registered as one share of Banner common stock on the books and records of Banner. Banner shall cooperate with the timely conversion of Banner non-voting common stock subject to compliance with applicable law and regulations.

Reservation of Banner Common Stock. Banner shall at all times reserve and keep available out of its authorized but unissued shares of Banner common stock, such number of its shares of Banner common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Banner non-voting common stock into Banner common stock.

Fundamental Transactions. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Banner common stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Banner non-voting common stock will at the same time be similarly exchanged or changed into an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that such share of Banner non-voting common stock would be entitled to receive if it was converted into a share of Banner common stock immediately prior to such transaction. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Banner common stock, Banner shall provide the holders of Banner non-voting common stock the right to participate based upon the number of shares of Banner common stock such holders would be entitled to receive if such shares were converted into shares of Banner common stock immediately prior to such offering.

If this proposal is not approved by shareholders at the special meeting, a condition to the closing of the merger will not be satisfied and the merger will not be consummated.

Effects of the Authorization of Banner Non-Voting Common Stock

The additional shares of Banner non-voting common stock authorized by the amendment to the articles of incorporation but not issued in the merger will have the same rights as the shares issued in the merger as described above. Although the authorization of additional shares will not, in itself, have any effect on the rights of any holder of Banner common stock, the future issuance of additional shares of Banner non-voting common stock (other than by way of a stock split or dividend) could, as with any other issuances of common stock, have the effect of diluting earnings per share and book value per share of existing shareholders.

At present, the Banner board of directors has no plans to issue the additional shares of Banner non-voting common stock authorized by the amendment to the articles of incorporation. However, it is possible that some of these additional shares could be used in the future for various other purposes without further shareholder approval, except as such approval may be required in particular cases by Banner’s articles of incorporation or bylaws, applicable law or the rules of any stock exchange or other quotation system on which our securities may then be listed. These purposes may include raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding our business or product lines through the acquisition of other businesses or products.

Proposal Two

Approval of the Issuance of an Aggregate of 13,230,000 Shares

of Banner Common Stock and Banner Non-Voting Common Stock

Banner is seeking the approval of holders of Banner common stock for the issuance of an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock in accordance with the merger agreement.

These shares, if all Banner non-voting common stock to be issued in the merger were converted into Banner common stock, represent approximately 38.77% of the number of shares of Banner common stock outstanding as of January 12, 2015. The issuance of the Banner common stock and Banner non-voting common stock in connection with the merger requires the approval of holders of Banner common stock under NASDAQ Stock Market rules because the number of shares of Banner common stock and Banner non-voting common stock to be issued in the merger is in excess of 20% of the number of shares of Banner common stock currently outstanding. Accordingly, if this proposal is not approved by shareholders at the special meeting, a condition to the closing of the merger will not be satisfied and the merger will not be consummated.

Proposal Three

Approval of Adjournments or Postponements of the Special Meeting

Banner is asking holders of Banner common stock to approve adjournments or postponements of the special meeting if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing proposals. Approval of this proposal is not a condition to the completion of the merger.

THE PARTIES TO THE MERGER

Banner Corporation

10 S. First Avenue

Walla Walla, Washington 99362

(509) 527-3636

Banner is a bank holding company incorporated in the State of Washington. It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly-owned subsidiaries, Banner Bank and Islanders Bank. Banner Bank is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of September 30, 2014, its 90 branch offices included 60 offices located in Washington, 21 offices located in Oregon and nine offices located in Idaho. Islanders Bank is also a Washington-chartered commercial bank that conducts business from three locations in San Juan County, Washington. Banner is subject to regulation by the Federal Reserve Board.

Banner Bank is a regional bank which offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Islanders Bank is a community bank which offers similar banking services to individuals, businesses and public entities located primarily in the San Juan Islands. The Banks’ primary business is that of traditional banking institutions, accepting deposits and originating loans in locations surrounding their offices in portions of Washington, Oregon and Idaho. Banner Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family residential loans. Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one- to four-family residential loans and consumer loans. A portion of Banner Bank’s construction and mortgage lending activities are conducted through its subsidiary, Community Financial Corporation (CFC), which is located in the Lake Oswego area of Portland, Oregon.

Elements Merger Sub, LLC

10 S. First Avenue

Walla Walla, Washington 99362

(509) 527-3636

Merger sub, a Washington limited liability company and a wholly owned subsidiary of Banner, was formed solely for the purpose of facilitating the merger. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Starbuck will be merged with and into merger sub, with merger sub surviving the merger as a wholly owned subsidiary of Banner.

SKBHC Holdings LLC

1201 Third Ave., Ste. 1580

Seattle, WA 98101

(509) 467-6993

Holdings is a bank holding company organized as a limited liability company under the laws of the state of Delaware. It is engaged in the planning, directing and coordinating the business activities of its wholly-owned subsidiaries, Starbuck and AmericanWest Bank. Holdings is subject to regulation by the Federal Reserve Board.

Starbuck Bancshares, Inc.

1201 Third Ave., Ste. 1580

Seattle, WA 98101

(509) 467-6993

Starbuck is a bank holding company incorporated in the State of Minnesota. It is primarily engaged in the business of planning, directing and coordinating the business activities of its wholly-owned subsidiary, AmericanWest Bank. Based in Spokane, Washington, AmericanWest Bank is a regional business-focused community bank offering commercial and business banking, mortgage lending, treasury management products and a full line of consumer products and services. The bank currently operates 94 branches in California, Washington, Idaho, Oregon and Utah.

THE MERGER

Background of the Merger

The Banner board of directors has periodically participated with senior management in reviews of the business and strategic direction of Banner and has considered ways to enhance the company’s performance and prospects in light of competitive and other relevant developments. These reviews have focused on, among other things, the business environment facing financial institutions generally, as well as conditions and ongoing consolidation in the financial services industry. These reviews have also included periodic discussions with respect to potential transactions that would further the company’s strategic objectives, and the potential benefits and risks of those transactions, and from time to time have focused on the possibility of a merger with another major regional banking organization in the Western region of the United States.

Over the past several years at industry conferences and in other settings, members of senior management of Banner and Starbuck have had informal discussions about their respective companies and trends in the banking industry. On March 11, 2014, members of senior management of Banner met with representatives of Sandler O’Neill, Banner’s financial advisor in the merger, and discussed generally the possibility of a potential combination with Starbuck. Following that meeting, at the request of senior management of Banner, Sandler O’Neill contacted senior management of Starbuck on a very preliminary basis to inquire about Starbuck’s interest in considering a merger of the two companies. Following this initial contact, informal discussions continued between senior management of the two companies and representatives of Sandler O’Neill during March and April. In addition, during this period Banner senior management briefed the Banner board of directors and the board’s executive committee about the course of discussions, and were authorized to continue to explore a possible transaction with Starbuck.

On April 21, 2014, Mark Grescovich, Banner’s President and Chief Executive Officer, and Scott Kisting, Starbuck’s Chairman and Chief Executive Officer had a meeting. During the meeting, Messrs. Grescovich and Kisting discussed the companies’ respective corporate cultures and a range of possible valuations in the event of a merger.

On April 22, 2014 at its regularly scheduled meeting, Banner senior management briefed the Banner board of directors about the discussions with Starbuck, including the potential financial, operational, governance and other terms and conditions of a combination with Starbuck. At this meeting, the Banner board of directors authorized senior management to further evaluate a possible transaction with Starbuck.

Over the course of late April through June 2014, after entering into a mutual nondisclosure agreement, in order to conduct due diligence of each company for a potential merger, Banner senior management and representatives of Sandler O’Neill had several meetings and conversations with Starbuck senior management and Starbuck’s financial advisor, Jefferies LLC, which we refer to as Jefferies. In addition, Banner and Starbuck senior management each provided diligence materials in response to diligence requests of the other party.

At a regularly scheduled meeting on June 24, 2014, the Banner board of directors was briefed on the status of discussions with Starbuck senior management. During and after a presentation by Sander O’Neill with respect to certain financial analyses related to the potential merger, the Banner board of directors discussed various aspects of the proposed combination of Banner and Starbuck. The board of directors instructed Banner senior management, with the assistance of Sandler O’Neill, to continue exploring the merger with its Starbuck counterparts.

On July 15, 2014, Banner senior management reviewed materials prepared by Sandler O’Neill regarding the potential transaction structure with the executive committee, after which the executive committee authorized senior management to proceed with the due diligence process to facilitate a potential business combination.

At a regularly scheduled meeting on July 22, 2014, the Banner board of directors was further briefed on the status of Banner senior management’s discussions with Starbuck senior management. The board of directors instructed management to continue exploring the potential business combination with its Starbuck counterparts, and authorized management to propose non-binding terms for a potential transaction structure to Starbuck and to request exclusivity for negotiations with Starbuck.

Over the course of July and August, the two companies, with the assistance of their financial advisors, engaged in a series of discussions and negotiations around the merger consideration, transaction structure and certain other terms of a potential combination.

On August 26, 2014, Starbuck and Banner entered into a non-binding letter of intent that outlined certain terms of a proposed merger between Banner and Starbuck, including, among other things, that the consideration to be delivered to Starbuck holders in the merger would be 13,230,000 shares of Banner stock and $130 million in cash, equal to 137% of Starbuck’s tangible book value as of June 30, 2014, that the combined company’s headquarters would be located in Walla Walla, Washington and that Banner’s Chief Executive Officer would be the Chief Executive Officer of the combined company, that the Banner board of directors would be increased by up to five directors, two of which would be independent directors of Starbuck’s current board of directors, and one director would be appointed by each of the Starbuck investors. In addition, as a condition for proceeding with the negotiations, Banner required that Starbuck enter into an exclusivity agreement, which committed the parties to negotiate on an exclusive basis for 45 days during which each party would complete its due diligence review of the other and endeavor to negotiate a definitive merger agreement and related transaction documents.

Also at this time, counsel for the parties, Cleary Gottlieb Steen & Hamilton LLP, which we refer to as Cleary Gottlieb, as counsel to Banner and Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell Lipton, as counsel to Starbuck, began drafting the transaction documents to reflect the terms and conditions outlined in the non-binding letter of intent. On September 17, 2014, Cleary Gottlieb, on behalf of Banner, distributed an initial draft of the merger agreement to Starbuck and Wachtell Lipton. Mutual due diligence reviews also continued over the course of the next several weeks, as the parties and their counsel continued to negotiate the terms of the definitive merger agreement and other related agreements.

At a meeting of the Banner board of directors on September 22 and 23, 2014, Banner’s senior management and advisors updated the Banner board of directors on the status of their due diligence review of Starbuck and the related negotiations and discussions with Starbuck on the terms of the merger agreement and related transaction documents.

On September 24, 2014, at a meeting of the Holdings board of directors, Holdings’ senior management and advisors updated the board on the status of their due diligence review of Banner and the status of the negotiations with Banner. In addition, at the invitation of the Holdings board, Mr. Grescovich attended the Holdings board meeting to review and discuss with the Starbuck board among other things, the strategic value to Starbuck holders of a merger of Banner and Starbuck and financial information and other analyses related to Banner and Starbuck.

On October 3, 2014, Banner’s senior management and advisors updated the Banner board of directors on the status of the negotiations and discussions with Starbuck. At this meeting, the Banner board of directors authorized senior management to negotiate an extension of the exclusivity period of the negotiations between Banner and Starbuck for another 30-day period.

Following the meeting, on October 7, 2014, Banner and Starbuck executed a revised letter of intent that extended the exclusivity of Banner and Starbuck’s negotiations, due to expire on October 10, 2014, for another 30-day period ending on November 10, 2014.

In late October, 2014, Cleary Gottlieb sent drafts of the investor letter agreements to counsel for the Starbuck investors, who thereafter negotiated the terms of such agreements, including terms related to transfer restrictions on shares of Banner common stock received as part of the merger consideration, the right of each such investor to designate a member of the Banner board of directors and the registration rights with respect to such shares.

On November 3, 2014, at a meeting of the Holdings board of directors, at the invitation of the Starbuck board, Mr. Grescovich reviewed with the Starbuck board an overview of a communication strategy for announcing the merger, a potential integration plan for the combined company, and a plan for mitigating risks related to the merger, including, among others, employee and customer retention risks, and operational and system conversion risks.

On November 4, 2014, at a special meeting of the Banner board of directors, Banner’s senior management and advisors updated the Banner board of directors on the status of the negotiations and discussions with Starbuck. Also, at that meeting, management reviewed for the Banner board of directors the progress of its negotiations with Starbuck and reported on the status of its due diligence investigation of Starbuck. Sandler O’Neill reviewed with the Banner board of directors the structure and other terms of the proposed transaction and financial information regarding Starbuck, Banner and the transaction, information regarding peer companies and comparable transactions and other relevant analyses.

Also at the November 4 meeting, representatives of Cleary Gottlieb reviewed with the Banner board of directors (i) the legal standards applicable to its decisions and actions with respect to its consideration of the proposed merger, (ii) the legal terms of the proposed merger agreement and related transaction agreements, including the proposed terms of the investor letter agreements with the Starbuck investors granting, among other things, registration rights and board representation, as described in the section entitled “Investor Letter Agreements” beginning on page [     ], (iii) the composition of the Banner board and senior management subsequent to the closing of the proposed merger, and (iv) the proposed employment agreements with Peter Conner and James Claffee and consulting agreement with Mr. Kisting that would become effective upon completion of the merger.

On November 5, 2014, the Banner board of directors held another special meeting with its outside financial and legal advisors. At that meeting, representatives of Cleary Gottlieb reviewed with the board changes to the terms of the merger agreement and investor letter agreements that had changed since the November 4 meeting and Sandler O’Neill delivered to the Banner board of directors its oral opinion, which was subsequently confirmed in writing, as described in the section entitled “—Opinion of Banner’s Financial Advisor” beginning on page [     ], that as of November 5, 2014, the merger consideration was fair to Banner from a financial point of view. After review and discussion among members of the Banner board of directors, including consideration of the factors described under “—Reasons for the Merger; Recommendation of the Banner Board of Directors,” the Banner board of directors determined that the transactions contemplated by the merger agreement and the related transactions and agreements were advisable and in the best interests of Banner and its shareholders and the directors voted unanimously to approve the merger with Starbuck, to approve and adopt the merger agreement and the related transactions and agreements, including the investor letter agreements, and to recommend that the Banner shareholders approve the amendment to the articles of association and the issuance of the stock consideration in accordance with the merger agreement.

Following completion of the meeting of the Banner board of directors on November 5, 2014, the merger agreement and related agreements were placed in final form and were executed and delivered. The transaction was announced after the market closed on November 5, 2014 in a joint press release issued by Banner and Starbuck.

Reasons for the Merger; Recommendation of the Banner Board of Directors

After careful consideration, at a meeting held on November 5, 2014, the Banner board of directors determined that the merger is in the best interests of Banner and its shareholders and unanimously recommended its shareholders approve the amendment to the articles of incorporation and the issuance of an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock.

In reaching its decision to recommend, the Banner board of directors consulted with Banner management, our legal and financial advisors, and considered a number of factors, including the following material factors:

•	its knowledge of Starbuck’s business, operations, financial condition, earnings and prospects, taking into account the results of Banner’s due diligence review of Starbuck, including Banner’s assessments of Starbuck’s credit policies, asset quality, adequacy of loan loss reserves, interest rate risk and litigation;

•	the fact that Starbuck would enable Banner to meaningfully expand its strategic presence in Oregon, Washington and Idaho, as well as expand into Utah and California;

•	that the merger will establish the combined company as the twelfth largest publicly-owned bank headquartered in the Western United States, will improve provide entry into attractive markets with compelling demographic trends, and will combine complementary lending strategies;

•	that the merger will lower the combined company’s loan / deposit ratio, given AmericanWest Bank’s low-cost core deposit base and will provide Banner with additional net interest margin protection;

•	the reports of Banner’s management and the financial presentation of Banner’s financial advisor concerning the business, operations, financial condition and earnings of Starbuck on an historical and prospective basis and the pro forma financial impact of the merger;

•	the fact that the Starbuck holders would own approximately 38.77% of the shares outstanding of Banner common stock and Banner non-voting common stock, based on the number of shares of Banner common stock outstanding as of January 12, 2015 and after giving effect to the merger and including the Banner common stock to be issued upon the completion of Banner’s pending acquisition of Siuslaw;

•	the fact that Starbuck’s and Banner’s management teams share a common business vision and commitment to their respective customers, shareholders, employees and other constituencies;

•	Banner management’s belief that the merger will be accretive to Banner’s GAAP earnings per share in periods subsequent to the period in which Banner will incur certain non-recurring acquisition, conversion and integration costs;

•	the belief that the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position;

•	the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•	the likelihood of a successful integration of Starbuck’s business, operations and workforce with those of Banner;

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without adverse conditions;

•	the financial and other terms of the merger agreement, including the fixed exchange ratio for the stock portion of the merger consideration and the fixed per share amount for the cash portion of the merger consideration and tax treatment, which the Banner board of directors reviewed with its outside financial and legal advisors; and

•	the presentation of Sandler O’Neill to the Banner board of directors on November 5, 2014 and the written opinion of Sandler O’Neill, dated as of November 5, 2014, delivered to the Banner board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration payable to holders of Starbuck stock was fair, from a financial point of view, to Banner.

The Banner board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of Banner’s business towards the completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Starbuck’s business, operations and workforce with those of Banner;

•	the merger-related costs;

•	the fact that the merger will likely mean that Banner Bank’s total assets will be approaching $10 billion, and that if and when Banner Bank’s total assets exceed $10.0 billion, it would be subject to additional regulatory requirements under the Dodd-Frank Act; and

•	the other risks described in the section entitled “Risk Factors” beginning on page [ ].

The foregoing discussion of the factors considered by the Banner board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Banner board of directors. In reaching its decision to approve the merger agreement, the Banner board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Banner board of directors considered all these factors as a whole, including discussions with, and questioning of, Banner management and Banner’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The actual benefits from the merger, costs of integration and ability to achieve expected synergies could differ materially from the estimates and expectations discussed above. Accordingly, the potential benefits described above or the potential benefits described in this proxy statement may not be realized.

Opinion of Banner’s Financial Advisor

By letter dated April 29, 2014, the Banner board of directors retained Sandler O’Neill to act its financial advisor in connection with a possible business combination transaction with Starbuck. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Banner board of directors selected Sandler O’Neill to act as its financial advisor in connection with a possible business combination based on its qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions.

At the November 5, 2014 meeting of the Banner board of directors, Sandler O’Neill delivered to the Banner board of directors its oral opinion, which was subsequently confirmed in writing, that as of November 5, 2014, the merger consideration was fair to Banner from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex E to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Banner common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Banner board of directors and is directed only to the fairness of the merger consideration to Banner from a financial point of view. It does not address the underlying business decision of Banner to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Banner common stock as to how such holder of Banner common stock should vote at Banner’s special meeting with respect to the amendment to the articles of incorporation and the issuance of the stock consideration or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by Banner’s or Starbuck’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of Banner.

In connection with rendering its opinion on November 5, 2014, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Banner that Sandler O’Neill deemed relevant;

•	certain historical financial information of Starbuck that Sandler O’Neill deemed relevant;

•	publicly available earnings estimates for Banner for the quarter ending December 31, 2014 and for the years ending December 31, 2015 and December 31, 2016, and an estimated long-term earnings growth rate for the years thereafter as provided by the senior management of Banner;

•	earnings estimates for Starbuck for the years ending December 31, 2014 through December 31, 2016 as provided by the senior management of Starbuck and adjusted by the senior management of Banner and an estimated long-term earnings growth rate for the years thereafter as provided by the senior management of Banner;

•	the pro forma financial impact of the merger on Banner based on assumptions relating to transaction expenses, certain accounting adjustments, cost savings and other synergies as prepared by and discussed with the senior management of Banner;

•	the publicly reported historical stock price and trading activity for Banner common stock, including a comparison of certain financial and stock market information for Banner with similar publicly available information for certain other banking institutions, the securities of which are publicly traded;

•	a comparison of certain financial information for Banner and Starbuck with similar institutions for which publicly available information is available;

•	to the extent publicly available, the terms and structures of other recent mergers and acquisition transactions in the banking sector;

•	the current market environment generally and in the banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Banner the business, financial condition, results of operations and prospects of Banner and held similar discussions with certain members of the senior management of Starbuck regarding the business, financial condition, results of operations and prospects of Starbuck.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to it by Banner and Starbuck or that was otherwise reviewed by Sandler O’Neill and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill has further relied on the assurances of the senior management of Banner that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Banner or Starbuck. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Banner or Starbuck or the combined entity after the merger and Sandler O’Neill has not reviewed any individual credit files relating to Banner or Starbuck. Sandler O’Neill has assumed, with Banner’s consent, that the respective allowances for loan losses for Banner and Starbuck are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available earnings estimates for Banner and long-term earnings growth rates for Banner provided by senior management of Banner, as discussed with senior management of Banner and internal projections for Starbuck provided by senior management of Starbuck and adjusted by senior management of Banner and long-term earnings growth rates for Starbuck provided by senior management of Banner. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with senior management of Banner. With respect to those projections, estimates and judgments, the respective managements of Banner and Starbuck confirmed to Sandler O’Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of the respective managements of the future financial performance of Banner and Starbuck, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Banner or Starbuck since the date of the most recent financial data made available to Sandler O’Neill. Sandler O’Neill also assumed in all respects material to its analysis that Banner and Starbuck would remain as going concerns for all periods relevant to its analyses. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith. Finally, Sandler O’Neill expresses no opinion as to the legal, accounting and tax advice Banner has received from its advisors relating to the merger and the other transactions contemplated by the merger agreement.

In rendering its November 5, 2014 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but it is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Banner or Starbuck and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Banner and Starbuck and the companies to which they are being compared.

Transaction Multiples

Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, Starbuck equityholders will receive an aggregate of 13.23 million shares of Banner common stock and Banner non-voting common stock and $130 million in cash. Based upon the closing price for Banner common stock of $43.20 as of November 4, 2014, the last trading date before the merger was announced, Sandler O’Neill calculated an implied aggregate merger consideration of approximately $701.5 million. Based upon financial information as of the period ended September 30, 2014, Sandler O’Neill calculated the following transaction ratios:

Pricing Multiples	Value
Price/Book Value as of September 30, 2014	125%
Price/Tangible Book Value as of September 30, 2014	146%
Price/Last 12 Months Earnings as of September 30, 2014	25.6	x
Price/2014 Estimated Earnings	29.7	x
Price/2015 Estimated Earnings	25.1	x
Tangible Book Premium/Core Deposits (1)	7.4%

(1)	Tangible Book Premium to Core Deposits = (Deal Value – Tangible Common Equity) / Core Deposits

Starbuck—Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Starbuck and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of Western commercial banks with total assets between $2 billion and $10 billion that are traded on the NYSE or the NASDAQ Stock Market.

The following financial institutions were selected for the comparison:

•	First Interstate BancSystem, Inc.

•	Glacier Bancorp, Inc.

•	Columbia Banking System, Inc.

•	CVB Financial Corp.

•	BBCN Bancorp, Inc.

•	Westamerica Bancorporation

•	Central Pacific Financial Corp.

•	Opus Bank

•	Banc of California, Inc.

•	Wilshire Bancorp, Inc.

•	Heritage Financial Corporation

•	Hanmi Financial Corporation

•	TriCo Bancshares

•	Cascade Bancorp

•	Pacific Premier Bancorp, Inc.

The analysis compared financial information for Starbuck and the mean and median publicly available financial information and market trading data for the peer group as of or for the twelve month period ended as of the most recently reported period with pricing data as of November 4, 2014. The results of these analyses are summarized in the following table.

		Comparable Company
	Starbuck	Mean		Median
Total Assets ($ in millions)	$4,095	$4,756		$4,630
Market Value ($ in millions)	—	$908		$717
Price/Book Value	—	148%		137%
Price/Tangible Book Value	—	179%		164%
Price/ Last 12 Months Earnings Per Share	—	18.3	x	16.6	x
Price/Estimated 2014 Earnings Per Share	—	17.2	x	17.3	x
Price/Estimated 2015 Earnings Per Share	—	14.7	x	13.7	x
Last 12 Months Net Interest Margin	4.23%	4.06%		4.11%
Last 12 Months Efficiency Ratio	75%	61%		61%
Last 12 Months Return on Average Assets	0.69%	1.03%		1.06%
Last 12 Months Return on Average Equity	5.0%	8.4%		9.6%
Tangible Common Equity/Tangible Assets	11.9%	10.1%		10.3%
Tier 1 Leverage Ratio	9.6%	10.8%		10.7%
Total Risk Based Capital Ratio	14.2%	15.7%		15.0%
Non-Performing Assets/Total Assets	0.85%	1.35%		1.31%

Analysis of Selected Merger Transactions

Comparable Nationwide Transactions

Sandler O’Neill also reviewed all nationwide bank and thrift transactions since January 1, 2013 with announced deal value between $250 million and $1 billion. The group was composed of the following transactions:

Buyer/ Target

WesBanco, Inc./ ESB Financial Corporation

IBERIABANK Corporation/ Old Florida Bancshares, Inc.

Ford Financial Fund II, L.P./ Mechanics Bank

BB&T Corporation/ Bank of Kentucky Financial Corporation

TowneBank/ Franklin Financial Corporation

First Citizens BancShares, Inc./ First Citizens Bancorporation, Inc.

Valley National Bancorp/ 1st United Bancorp, Inc.

Southside Bancshares, Inc./ OmniAmerican Bancorp, Inc.

Yadkin Financial Corporation/ VantageSouth Bancshares, Inc.

ViewPoint Financial Group, Inc./ LegacyTexas Group, Inc.

Rockville Financial, Inc./ United Financial Bancorp, Inc.

Heritage Financial Corporation/ Washington Banking Company

Cascade Bancorp/ Home Federal Bancorp, Inc.

East West Bancorp, Inc./ MetroCorp Bancshares, Inc.

MB Financial, Inc./ Taylor Capital Group, Inc.

Prosperity Bancshares, Inc./ FVNB Corp.

Home BancShares, Inc./ Liberty Bancshares, Inc.

Union First Market Bankshares Corporation/ StellarOne Corporation

Banco de Credito e Inversiones SA/ CM Florida Holdings, Inc.

Provident New York Bancorp/ Sterling Bancorp

SCBT Financial Corporation/ First Financial Holdings, Inc.

United Bankshares, Inc./ Virginia Commerce Bancorp, Inc.

Sandler O’Neill then reviewed the following multiples for each of the transactions: transaction price to last twelve months earnings per share; transaction price to current year estimated earnings per share; transaction price to book value; transaction price to tangible book value and core deposit premium. The results of this analysis are summarized in the following table.

	Nationwide M&A Transactions
	Banner / Starbuck		Mean		Median
Price/Last 12 Months Earnings Per Share	25.6	x	23.2	x	18.1	x
Price/Current Year Estimated Earnings Per Share	29.7	x	19.7	x	18.4	x
Price/Book Value	125%		147%		149%
Price/Tangible Book Value	146%		169%		166%
Core Deposit Premium	7.4%		10.3%		11.4%

Comparable Western Transactions

Sandler O’Neill reviewed all Western region bank and thrift transactions announced since January 1, 2012 with announced deal value between $250 million and $1 billion. The group was composed of the following transactions:

Buyer/ Target

Ford Financial Fund II, L.P./ Mechanics Bank

Heritage Financial Corporation/ Washington Banking Company

Cascade Bancorp/ Home Federal Bancorp, Inc.

Columbia Banking System, Inc./ West Coast Bancorp

Sandler O’Neill then reviewed the following multiples for each of the transactions: transaction price to last twelve months earnings per share; transaction price to current year estimated earnings per share; transaction price to book value; transaction price to tangible book value and core deposit premium. The results of this analysis are summarized in the following table.

	Western M&A Transactions
	Banner / Starbuck		Mean		Median
Price / Last 12 Months Earnings Per Share	25.6	x	19.0	x	15.6	x
Price/Current Year Estimated Earnings Per Share	29.7	x	19.2	x	19.2	x
Price/Book Value	125%		151%		148%
Price / Tangible Book Value	146%		153%		151%
Core Deposit Premium	7.4%		9.7%		9.4%

Starbuck—Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the aggregate net present value of holding Starbuck common stock through December 31, 2018. The analysis assumed that Starbuck performed in accordance with earnings estimates for Starbuck for the years ending December 31, 2014 through December 31, 2016 as provided by the senior management of Starbuck and adjusted by the senior management of Banner and an estimated long-term earnings growth rate for the years thereafter as provided by the senior management of Banner, which we refer to as the Starbuck projections.

To approximate the terminal value of Starbuck common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 100% to 225%, as determined by Sandler O’Neill in its professional judgment and experience. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, chosen to reflect different assumptions regarding required rates of returns for buyers of Starbuck stock.

As illustrated in the following tables, the analysis indicates an imputed range of aggregate values for Starbuck common stock of $258.1 million to $551.6 million when applying multiples of earnings to the applicable amounts indicated in the Starbuck projections and $359.2 million to $941.9 million when applying multiples of tangible book value to the applicable amounts indicated in the Starbuck projections. Sandler O’Neill compared those ranges to the implied transaction value of approximately $701.5 million as of November 5, 2014.

Discount Rate	Earnings Multiples
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.00%	$300.9	$351.0	$401.1	$451.3	$501.4	$551.6
10.00%	$289.4	$337.6	$385.9	$434.1	$482.3	$530.6
11.00%	$278.5	$324.9	$371.3	$417.7	$464.1	$510.6
12.00%	$268.1	$312.7	$357.4	$402.1	$446.8	$491.5
13.00%	$258.1	$301.2	$344.2	$387.2	$430.2	$473.2

Discount Rate	Tangible Book Value Multiples
	100%	125%	150%	175%	200%	225%
9.00%	$418.6	$523.3	$627.9	$732.6	$837.2	$941.9
10.00%	$402.7	$503.4	$604.0	$704.7	$805.4	$906.0
11.00%	$387.5	$484.4	$581.2	$678.1	$775.0	$871.9
12.00%	$373.0	$466.2	$559.5	$652.7	$746.0	$839.2
13.00%	$359.2	$449.0	$538.8	$628.5	$718.3	$808.1

Sandler O’Neill also considered and discussed with the Banner board of directors how the earnings multiple analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Starbuck’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of aggregate values for Starbuck common stock, using the same price to earnings multiples of 12.0x to 22.0x and a discount rate of 10.98%.

Annual Budget Variance	Earnings Multiples
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
-20.0%	$223.0	$260.1	$297.3	$334.4	$371.6	$408.8
-10.0%	$250.8	$292.6	$334.4	$376.2	$418.0	$459.8
0.0%	$278.7	$325.1	$371.6	$418.0	$464.5	$510.9
10.0%	$306.6	$357.7	$408.8	$459.8	$510.9	$562.0
20.0%	$334.4	$390.2	$445.9	$501.7	$557.4	$613.1

Sandler O’Neill noted to the Banner board of directors that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Net Present Value Analysis with Cost Savings

Sandler O’Neill also considered and discussed with the Banner board of directors how the net present value analysis for Starbuck common stock would be affected when adjusting for the expected cost savings from the transaction. The assumptions for the expected cost savings were that $14.1 million pre-tax would be realized in the second half of 2015 and $37.5 million would be realized when fully phased-in for 2016, with a 5% growth in expected expense savings after 2016.

To approximate the terminal value of Starbuck common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 100% to 225%, as determined by Sandler O’Neill in its professional judgment and experience. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, chosen to reflect different assumptions regarding required rates of returns for buyers of Starbuck stock.

As illustrated in the following tables, the analysis indicates an imputed range of aggregate values for Starbuck common stock of $437.5 million to $934.8 million when applying multiples of earnings to the applicable amounts indicated in the Starbuck projections incorporating cost savings and $406.8 million to $1,066.7 million when applying multiples of tangible book value to the applicable amounts indicated in the Starbuck projections incorporating cost savings. Sandler O’Neill compared those ranges to the implied transaction value of approximately $701.5 million as of November 5, 2014.

Discount Rate	Earnings Multiples
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.00%	$509.9	$594.9	$679.8	$764.8	$849.8	$934.8
10.00%	$490.5	$572.2	$654.0	$735.7	$817.5	$899.2
11.00%	$472.0	$550.6	$629.3	$708.0	$786.6	$865.3
12.00%	$454.3	$530.0	$605.8	$681.5	$757.2	$832.9
13.00%	$437.5	$510.4	$583.3	$656.2	$729.1	$802.0

Discount Rate	Tangible Book Value Multiples
	100%	125%	150%	175%	200%	225%
9.00%	$474.1	$592.6	$711.2	$829.7	$948.2	$1,066.7
10.00%	$456.1	$570.1	$684.1	$798.1	$912.1	$1,026.1
11.00%	$438.8	$548.6	$658.3	$768.0	$877.7	$987.4
12.00%	$422.4	$528.0	$633.6	$739.3	$844.9	$950.5
13.00%	$406.8	$508.5	$610.2	$711.9	$813.5	$915.2

Sandler O’Neill also considered and discussed with the Banner board of directors how the earnings multiple analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Starbuck’s net income varied from 20% above projections to 20% below the projections incorporating cost savings. This analysis resulted in the following range of aggregate values for Starbuck common stock, using the same price to earnings multiples of 12.0x to 22.0x and a discount rate of 10.98%.

Annual Budget Variance	Earnings Multiples
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
-20.0%	$377.9	$440.8	$503.8	$566.8	$629.8	$692.8
-10.0%	$425.1	$495.9	$566.8	$637.6	$708.5	$779.3
0.0%	$472.3	$551.1	$629.8	$708.5	$787.2	$865.9
10.0%	$519.6	$606.2	$692.8	$779.3	$865.9	$952.5
20.0%	$566.8	$661.3	$755.7	$850.2	$944.7	$1,039.1

Sandler O’Neill noted to the Banner board of directors that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Banner—Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Banner and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of Western commercial banks with total assets between $2 billion and $10 billion that are traded on the NYSE or the NASDAQ Stock Market.

The following financial institutions were selected for the comparison:

•	First Interstate BancSystem, Inc.

•	Glacier Bancorp, Inc.

•	Columbia Banking System, Inc.

•	CVB Financial Corp.

•	BBCN Bancorp, Inc.

•	Westamerica Bancorporation

•	Central Pacific Financial Corp.

•	Opus Bank

•	Banc of California, Inc.

•	Wilshire Bancorp, Inc.

•	Heritage Financial Corporation

•	Hanmi Financial Corporation

•	TriCo Bancshares

•	Cascade Bancorp

•	Pacific Premier Bancorp, Inc.

The analysis compared publicly available financial information and market trading data for Banner and the mean and median publicly available financial information and market trading data for the peer group as of or for the period ended as of the most recently reported period with pricing data as of November 4, 2014. The results of these analyses are summarized in the following table.

			Comparable Company
	Banner		Mean		Median
Total Assets ($ in millions)	$4,759		$4,756		$4,630
Market Value ($ in millions)	$845		$908		$717
Price/Book Value	147%		148%		137%
Price/Tangible Book Value	148%		179%		164%
Price/ Last 12 Months Earnings Per Share	15.5	x	18.3	x	16.6	x
Price/Estimated 2014 Earnings Per Share	15.7	x	17.2	x	17.3	x
Price/Estimated 2015 Earnings Per Share	16.1	x	14.7	x	13.7	x
Last 12 Months Net Interest Margin	4.05%		4.06%		4.11%
Last 12 Months Efficiency Ratio	67%		61%		61%
Last 12 Months Return on Average Assets	1.20%		1.03%		1.06%
Last 12 Months Return on Average Equity	9.8%		8.4%		9.6%
Tangible Common Equity/Tangible Assets	12.0%		10.1%		10.3%
Tier 1 Leverage Ratio	13.1%		10.8%		10.7%
Total Risk Based Capital Ratio	16.6%		15.7%		15.0%
Non-Performing Assets/Total Assets	1.05%		1.35%		1.31%

Banner—Net Present Value Analysis

Sandler O’Neill also performed an analysis that estimated the net present value per share of holding Banner common stock through December 31, 2018. The analysis did not give effect to the merger and assumed that Banner performed in accordance with publicly available earnings estimates for Banner for the quarter ending December 31, 2014 and for the years ending December 31, 2015 and December 31, 2016, and an estimated long-term earnings growth rate for the years thereafter as provided by the senior management of Banner.

To approximate the terminal value of Banner’s common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 100% to 225%, as determined by Sandler O’Neill in its professional judgment and experience. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 11.0%, chosen to reflect different assumptions regarding required rates of returns for buyers of Banner stock.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Banner common stock of $27.52 to $55.78 when applying multiples of earnings to the applicable amounts indicated in the Banner projections and $27.09 to $66.53 when applying multiples of tangible book value to the applicable amounts indicated in the Banner projections.

Discount Rate	Earnings Per Share Multiples
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
7.00%	$31.96	$36.72	$41.49	$46.25	$51.01	$55.78
8.00%	$30.77	$35.35	$39.93	$44.51	$49.09	$53.66
9.00%	$29.64	$34.04	$38.44	$42.85	$47.25	$51.65
10.00%	$28.56	$32.79	$37.03	$41.26	$45.50	$49.73
11.00%	$27.52	$31.60	$35.68	$39.75	$43.83	$47.90

Discount Rate	Tangible Book Value Multiples
	100%	125%	150%	175%	200%	225%
7.00%	$31.45	$38.46	$45.48	$52.50	$59.51	$66.53
8.00%	$30.28	$37.02	$43.77	$50.51	$57.26	$64.00
9.00%	$29.16	$35.65	$42.13	$48.62	$55.11	$61.59
10.00%	$28.10	$34.34	$40.58	$46.82	$53.06	$59.29
11.00%	$27.09	$33.09	$39.09	$45.10	$51.10	$57.10

Sandler O’Neill also considered and discussed with the Banner board of directors how the earnings multiple analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Banner’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Banner common stock, using the same price to earnings multiples of 12.0x to 22.0x and a discount rate of 9.44%.

Annual Budget Variance	Earnings Per Share Multiples
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
-20.0%	$24.03	$27.50	$30.97	$34.45	$37.92	$41.39
-10.0%	$26.63	$30.54	$34.45	$38.35	$42.26	$46.17
0.0%	$29.24	$33.58	$37.92	$42.26	$46.60	$50.94
10.0%	$31.84	$36.62	$41.39	$46.17	$50.94	$55.72
20.0%	$34.45	$39.65	$44.86	$50.07	$55.28	$60.49

Sandler O’Neill noted in its presentation to the Banner board of directors that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Results

Sandler O’Neill analyzed certain potential pro forma effects of the merger, using the following assumptions provided by Banner: (i) a transaction closing date of June 30, 2015; (ii) a loan credit mark of negative $61.8 million; (iii) a loan interest rate mark of negative $13.7 million, amortized using the sum-of-the-years-digits method over 9.5 years; (iv) a securities mark of negative $3.7 million, amortized using the straight-line method over 3.3 years; (v) a trust preferred mark of negative $2.5 million, amortized using the straight-line method over 20 years; (vi) core deposit intangible of $42.8 million, amortized using accelerated amortization over eight years; (vii) $14.1 million in pre-tax cost savings in the second half of 2015; (viii) $37.5 million in pre-tax cost savings in 2016; (ix) transaction expenses of $50.0 million; (x) a pre-tax opportunity cost of cash of 1.75%; and (xi) a $275 million reduction in the securities portfolio at closing. The analyses indicated that for the years ending December 31, 2015 and December 31, 2016, the merger (without giving effect to transaction expenses) would be accretive to Banner’s projected earnings per share and, as of June 30, 2015, the merger would be dilutive to Banner’s tangible book value per share. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

Other Information Reviewed By Sandler O’Neill

Stock Price Performance

Sandler O’Neill also reviewed for informational purposes the publicly reported trading prices of Banner’s common stock for the three-year period ended November 4, 2014. Sandler O’Neill then compared the relationship between the movements in the price of Banner’s common stock against the movements in the prices of a peer group that consisted of Western commercial banks with total assets between $2 billion and $10 billion that are traded on NYSE or the NASDAQ Stock Market, which we refer to as Banner Peers, the S&P 500 and the NASDAQ Bank Index.

Three-Year Comparative Stock Performance
	Beginning Value	Ending Value
Banner	100%	250%
Banner Peers	100%	165%
S&P 500	100%	161%
NASDAQ Bank Index	100%	166%

Miscellaneous

Sandler O’Neill acted as financial advisor to the Banner board of directors in connection with the merger and received a fee associated with the delivery of its fairness opinion from Banner in the amount of $500,000. This amount shall be credited towards a fee of 0.70% of the aggregate transaction value, not to be more than $4.5 million, that Sandler O’Neill will be entitled to receive if the merger is consummated. Banner has also agreed that, if in connection with the termination or abandonment of a proposed business combination during the term of Sandler O’Neill’s engagement or within twelve (12) months thereafter, Banner receives any “termination,” “break-up,” “topping” or similar fee or payment or any profit arising from any shares (or option to acquire shares or assets) of a party acquired in connection with the business combination, Banner will pay Sandler O’Neill a termination fee equal to 5.0% of all such fees or profits less the amount of the fairness opinion fee paid, payable in cash promptly upon receipt of any such compensation by Banner, but in no event to exceed the aggregate fees that would have become due and payable under its engagement letter if the business combination had closed.

Banner also has agreed to reimburse Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement, not to exceed $50,000 without the prior consent of the company, and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the securities laws. Except as described here, Banner has paid Sandler O’Neill no other fees or commissions for other services during the last two years.

In the ordinary course of its respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to Banner and Starbuck and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Banner or Starbuck or their respective affiliates for their own accounts and for the accounts of their customers and, accordingly may at any time hold a long or short position in such securities.

Certain Starbuck Unaudited Prospective Financial Information

In connection with its consideration of strategic alternatives and discussions with Banner, on a confidential basis as part of its due diligence process, Starbuck prepared and provided certain prospective financial information to the Banner board of directors and Sandler O’Neill. In addition, Banner management made certain adjustments to the Starbuck projections, which had the effect of modestly reducing net interest income and noninterest income and increasing noninterest expense, and also estimated a long-term growth rate of 5% for years following 2016, which adjustments were provided to Sandler for certain of its financial analyses as discussed in the section entitled “—Opinion of Banner’s Financial Advisor” beginning on page [    ]. The prospective financial information for the years 2014 through 2016, as adjusted by Banner management and provided to the Banner board of directors and Sandler before the execution of the merger agreement, is referred to in this proxy statement as the Starbuck projections. The Starbuck projections are set forth below.

The following summary of this information is included solely to give Banner shareholders access to the information that Starbuck made available to Banner’s board of directors and financial advisor and is not included in this proxy statement in order to influence any shareholder to make any investment decision with respect to the proposals.

The prospective financial information was based solely upon information available to Starbuck’s management at the time of its preparation. The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither Starbuck’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on this information or its achievability.

The prospective financial information necessarily reflects numerous estimates and assumptions made by Starbuck with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Starbuck’s business, including future initiatives, all of which are difficult to predict and many of which are beyond Starbuck’s control. The prospective financial information also reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective information also reflects assumptions as to certain business decisions that are subject to change. In particular, in preparing the unaudited prospective financial information, Starbuck’s primary assumptions included, but were not limited to, assumptions regarding interest rates, certain projections related to employee compensation and retention, loan production forecasts, deposit balance growth projections, certain planned strategic initiatives, and the acquisition of GSB.

As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Starbuck’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various business risks faced by Starbuck. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. For more information regarding the risks and uncertainties inherent in forward-looking information, see “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [    ].

The prospective financial information covers multiple years and by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by Starbuck’s ability to achieve strategic goals, objectives and targets over the applicable periods. The prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Starbuck, Holdings, Banner, merger sub, any of their respective financial advisors or any of their affiliates or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of Starbuck, Holdings, Banner, merger sub or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of Starbuck, Holdings, Banner, merger sub or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if it is or becomes, or the underlying assumptions are or become, inaccurate (even in the short term).

The prospective financial information does not reflect Starbuck’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate in that context. None of Starbuck, Holdings, Banner or merger sub undertakes any obligation to update the prospective financial information.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by Starbuck, Holdings, Banner or merger sub that it is viewed by Starbuck, Holdings, Banner or merger sub as material information of Starbuck, and in fact, none of Starbuck, Holdings, Banner and merger sub view the prospective financial information as material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Starbuck contained in this proxy statement. In light of the foregoing factors and the uncertainties inherent in the prospective information, and considering that the special meeting will be held several months after the prospective financial information was prepared, shareholders are cautioned not to place undue, if any, reliance on the prospective information included in this proxy statement.

The following table presents selected Starbuck unaudited prospective financial data for the years ending December 31, 2014 through 2016, as adjusted by Banner management.

($ in millions, except per share amounts)	Year Ending December 31,
	2014		2015		2016
Earnings per share	$	NA	$	NA	$	NA
Net interest income		147		158		165
Noninterest income		42		39		41
Noninterest expense		145		146		146
Net income		24		28		33
Total assets		4,272		4,736		4,994

The Banner Board of Directors Following the Merger

As required by the merger agreement and the investor letter agreements, upon consummation of the merger, Banner will expand the size of the Banner board of directors to 17 from 12. Three of such vacancies will be reserved for one representative of each of the Starbuck investors, as described in the section entitled “Investor Letter Agreements—Representation on Banner Board of Directors” beginning on page [    ]. The remaining two vacancies will be reserved for independent directors who are currently members of the Holdings board of directors, or such other persons as Holdings may identify, the identity of such persons to be mutually agreed by the Holdings board of directors and the Banner board of directors.

At or prior to the effective time of the merger, to the extent consistent with applicable regulatory commitments and conditions, the Banner board of directors will cause the Corporate Governance / Nominating Committee of the Banner board of directors, which we refer to as the corporate governance committee, to consist of not less than three directors, which committee will include members who were independent directors on each of the Banner and Holdings board of directors on November 5, 2014, and that the number of such members from the Banner board of directors will be one greater than the number of such members from the Holdings board of directors. Additionally, at or prior to the effective time of the merger, to the extent consistent with applicable regulatory commitments and conditions, the Banner board of directors will cause the Executive Committee of the Banner board of directors to include two directors appointed by Holdings to the Banner board of directors that are independent directors, such two directors to be designated by a majority of the corporate governance committee formed in accordance with the preceding sentence.

Management of Banner After the Merger

Upon completion of the merger, the executive management team of the combined company will be the current executive management team from Banner. In addition, Peter Conner, the current AmericanWest Bank

Chief Financial Officer, is expected to join Banner Bank as Chief Financial Officer and James Claffee, the current AmericanWest Bank Chief Operating Officer, is expected to join Banner as Chief Integration Officer. Scott Kisting, AmericanWest Bank’s Chairman and Chief Executive Officer, is expected to serve as a consultant to the combined company for six months after closing.

Regulatory Approvals

Under applicable law, the merger must be approved by the Federal Reserve Board, and the bank merger must be approved by the FDIC and the Washington DFI. The U.S. Department of Justice may also review the impact of the merger and the bank merger on competition. We filed the necessary applications with the Federal Reserve Board and the FDIC on December 23, 2014. We also filed the necessary application with the Washington DFI on December 29, 2014.

There can be no assurance of when or whether the regulatory approvals will be received or whether they will contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page [    ].

Anticipated Accounting Treatment

Banner intends to account for the merger as a purchase of Starbuck in accordance with GAAP. Starbuck will be treated as the acquired entity for such purposes. Accordingly, the aggregate fair value of the consideration paid by Banner in connection with the merger will be allocated to Starbuck’s assets based on their fair values as of the completion of the merger. The difference between the fair value of Starbuck’s assets and liabilities (including identifiable intangibles) and the aggregate fair value of the consideration paid by Banner will be recorded as goodwill. The results of operations of Starbuck will be included in Banner’s consolidated results of operations only for periods subsequent to the completion of the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Banner

The parties intend for the merger to qualify as a reorganization for United States federal income tax purposes. Accordingly, Banner’s acquisition by merger of all of the capital stock of Starbuck will not result in the recognition of gain or loss for U.S. federal income tax purposes by Banner or by holders of Banner common stock.

The obligation of Banner to complete the merger is conditioned on, among other things, the receipt by Banner of an opinion from Cleary Gottlieb dated the closing date of the merger, that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The condition that Banner receive an opinion from Cleary Gottlieb may be waived by Banner. Banner does not currently intend to waive the condition related to the receipt of the opinion. The opinion provided by Cleary Gottlieb will be based upon representation letters provided by Starbuck and Banner and upon customary factual assumptions, and is not binding on either the Internal Revenue Service, which we refer to as the IRS, or the courts. Neither Banner nor Starbuck has sought, and neither of them will seek, any ruling from the IRS regarding any matters relating to the merger, and there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the one described above.

No Appraisal Rights

Under Washington law and Banner’s articles of incorporation, Banner shareholders will not have appraisal rights pursuant to the merger and the other transactions contemplated by the merger agreement.

THE AGREEMENT AND PLAN OF MERGER

The following summary describes the material provisions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement and the joinder agreement, which are included in Annexes B and C to this proxy statement, which are incorporated by reference into this proxy statement. We urge you to read the entire merger agreement, joinder agreement and the other annexes to this proxy statement carefully and in their entirety. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. This section is not intended to provide you with any factual information about Banner, merger sub, Holdings or Starbuck. Such information can be found elsewhere in this proxy statement and in the public filings Banner makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page [    ] of this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risk, among the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated among the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure schedules that Banner and Starbuck each delivered in connection with the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement. None of Banner, merger sub, Holdings or Starbuck undertakes any obligation to publicly release any revisions to the representations and warranties, except as required under U.S. federal or other applicable securities laws.

Structure of the Merger

On November 5, 2014, we entered into the merger agreement with Holdings and Starbuck, whereby Starbuck will merge with and into a subsidiary of Banner, with the subsidiary of Banner surviving. Subsequent to signing the merger agreement, on December 17, 2014, merger sub, Banner, Holdings and Starbuck entered into the joinder agreement, pursuant to which merger sub agreed to be bound by the merger agreement and will be the Banner subsidiary into which Starbuck will merge at the effective time of the merger. Immediately following the merger, Starbuck’s wholly owned subsidiary bank, AmericanWest Bank will merge with and into Banner’s wholly owned subsidiary bank, Banner Bank in the bank merger.

Cancellation of Stock of Starbuck. Each share of Starbuck’s common stock issued and outstanding immediately prior to the effective time of the merger and held by the shareholders of Starbuck, other than the cancelled shares described below, and all rights in respect thereof shall, by virtue of the merger and without any action on the part of the shareholder, forthwith cease to exist and be converted into and represent the right to receive a pro rata share of the merger consideration, which is described in the section entitled “The Agreement and Plan of Merger—Merger Consideration” beginning on page [    ].

Also at the effective time, each share of Starbuck’s common stock issued and outstanding immediately prior to the effective time that is owned directly or indirectly by Starbuck, which shares we refer to as the cancelled shares, will no longer by outstanding and will cease to exist. No consideration will be delivered in exchange for any cancelled shares.

Elements Merger Sub Interests and Effect of the Merger; Banner Board of Directors. At and after the effective time of the merger, each share of merger sub’s limited liability company interest issued and outstanding immediately prior to the effective time of the merger shall remain an issued and outstanding limited liability company interest of merger sub as the surviving company in the merger and shall not be affected by the merger.

At the effective time of the merger, the limited liability company agreement of merger sub, as in effect immediately prior to such effective time, will be the limited liability company agreement of the surviving entity of the merger. The officers and directors of merger sub prior to the effective time of the merger will continue to be the officers and directors of the surviving entity of the merger.

At or prior to the effective time of the merger, the Banner board of directors will be modified as described in the section entitled “The Merger—The Banner Board of Directors Following the Merger” beginning on page [    ].

Bank Merger. On the day of the effective time of the merger, and immediately following the merger, AmericanWest Bank will merge with and into Banner Bank in the bank merger, provided that if the parties agree that operational issues relating to the bank merger would preclude the ability of the parties to consummate the bank merger immediately following the merger, then Banner and Starbuck shall mutually determine whether to proceed with the merger prior to the bank merger. Banner Bank will be the surviving entity in the bank merger, and the separate corporate existence of AmericanWest Bank shall cease. In order to obtain the necessary state and federal regulatory approvals for the bank merger, which is described in the section entitled “The Merger—Regulatory Approvals” beginning on page [    ], the bank merger shall be implemented pursuant to an agreement and plan of merger, which we refer to as the bank merger agreement, which shall be approved, adopted and executed by each of Banner Bank and AmericanWest Bank. After the bank merger, the directors of Banner Bank will be the directors of the Banner board of directors at such time, and Banner Bank will, prior to the effective time of the merger, amend clauses (iv) and (v) of Article III, Section 4 of its bylaws to provide that the restrictions set forth therein shall only apply to banks (and holding companies thereof) that conduct business that is competitive with that of Banner Bank in the geographic areas in which Banner Bank operates.

Merger Consideration

Merger Consideration. Upon completion of the merger, all of the shares of Starbuck common stock that are issued and outstanding immediately prior to the effective time of the merger (other than cancelled shares) will be converted into the right to receive, in the aggregate, the merger consideration, which will be an amount of cash equal to $130,000,000 and an aggregate number of shares of Banner common stock and Banner non-voting common stock determined as set forth below, less any amounts Banner is required to deduct with respect to the payment of any applicable federal, state, local or foreign tax. The number of shares of Banner common stock to be included in the merger consideration will be 13,230,000 shares minus the number of shares of Banner non-voting common stock to be included in the merger consideration. The number of shares of Banner non-voting common stock to be included in the merger consideration will be the number of shares (which will not exceed 3 million shares) necessary for Holdings to have available to distribute to certain Starbuck holders so that such holders and their affiliates would collectively own no more than 4.9% of the outstanding Banner common stock following the distribution. Holdings will specify such number of Banner non-voting common shares to be issued not less than three business days prior to the expected closing of the merger. At or immediately following the effective time of the merger, Holdings will distribute the merger consideration to the holders of the outstanding equity interests of Holdings in accordance with the terms of the Holdings limited liability company agreement.

Closing

Unless the parties agree otherwise, the completion of the merger will occur on a date to be specified by Banner and Starbuck that will be no later than 3 business days immediately following the day on which the last of the closing conditions (other than any conditions that by their nature are to be satisfied at the closing) is satisfied or waived. See “—Conditions to the Merger” beginning on page [    ].

Expected Timing of the Merger

We anticipate that the closing of the merger will occur in the second quarter of 2015, assuming the requisite shareholder approvals at the special meeting are received and all regulatory approvals are received and assuming the other conditions to closing of the merger are satisfied or waived. The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Washington and the Secretary of State of the State of Minnesota on the closing date of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by Holdings and Starbuck to Banner relating to a number of matters, including the following:

•	due organization and good standing;

•	capitalization;

•	due organization, good standing and capitalization of the subsidiaries of Starbuck;

•	corporate authorization to execute, deliver and perform the merger agreement and the transactions contemplated thereby, and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable law or other obligations as a result of the execution, delivery and consummation of the transactions contemplated by the merger agreement;

•	timely filing of documents required to be filed with applicable state, federal or foreign regulatory authorities, payment of all related fees and assessments and absence of certain agreements or orders, violations, inquiries or disputes with such regulatory authorities;

•	accuracy of selected financial statements, compliance of such statements with applicable accounting requirements and establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting in accordance with applicable laws;

•	absence of certain undisclosed liabilities;

•	broker’s and finder’s fees;

•	absence of any material adverse effect;

•	absence of certain changes in the business;

•	litigation;

•	certain details pertaining to tax returns, filings and other tax matters;

•	certain details with respect employee benefit plans;

•	certain details with respect to employee relations, labor matters and compliance with workplace safety and workers’ compensation laws;

•	compliance with applicable laws;

•	material contracts;

•	derivative and similar risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	owned and leased real properties;

•	intellectual property matters;

•	related party transactions;

•	actions with respect to state takeover statutes;

•	the accuracy and completion of the information supplied for inclusion in relevant documents required to be filed with certain regulatory authorities in connection with the merger and this proxy statement;

•	certain loan and related matters;

•	loan portfolio, allowance for loan losses and mortgage loan buy-backs;

•	privacy of customer information;

•	insurance;

•	absence of actions that would prevent the merger from qualifying as a “reorganization” under relevant tax laws;

•	investment advisor status of Starbuck and its subsidiaries;

•	accuracy of minute books and records;

•	indemnification matters; and

•	absence of liabilities related to certain interests in Holdings.

The merger agreement also contains representations and warranties made by Banner to Holdings and Starbuck relating to a number of matters, including the following:

•	due organization and good standing;

•	capitalization;

•	corporate authorization to execute, deliver and perform the merger agreement and the transactions contemplated thereby, and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable law or other obligations as a result of the execution, delivery and consummation of the transactions contemplated by the merger agreement;

•	timely filing of documents required to be filed with applicable state, federal or foreign regulatory authorities, payment of all related fees and assessments and absence of certain agreements or orders, violations, inquiries or disputes with such regulatory authorities;

•	accuracy of selected financial statements, compliance of such statements with applicable accounting requirements and establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting in accordance with applicable laws;

•	absence of certain undisclosed liabilities;

•	broker’s and finder’s fees;

•	absence of any material adverse effect;

•	absence of certain changes in the business;

•	litigation;

•	compliance with laws;

•	availability of funds to deliver the cash consideration at the effective time of the merger;

•	absence of actions that would prevent the merger from qualifying as a “reorganization” under relevant tax laws;

•	accuracy of information to be provided by Banner for inclusion in relevant documents required to be filed with certain regulatory authorities in connection with the merger; and

•	the receipt by the Banner board of directors of the opinion from Sandler O’Neill as to the fairness from a financial point of view of the merger consideration to Banner.

The representations and warranties contained in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this proxy statement as Annex B, are included solely to provide shareholders with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement. See “Where You Can Find More Information” beginning on page [    ].

Certain of these representations and warranties are qualified by a “materiality” standard or a “material adverse effect” standard. For purposes of the merger agreement, a “material adverse effect” with respect to Starbuck or Banner, as the case may be, means any fact, change, event, occurrence, condition or development which:

(i)	has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that, with respect to this clause (i), material adverse effect shall not be deemed to include the impact of:

(A)	changes after November 5, 2014 in GAAP,

(B)	changes after November 5, 2014 in laws of general applicability to companies in the industries in which such party and its subsidiaries operate,

(C)	changes after November 5, 2014 in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting other companies in the industries in which such party and its subsidiaries operate (including changes in interest rates),

(D)	the announcement of the merger agreement, including the impact thereof on relationships with customers, employees and counterparts,

(E)	volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters,

(F)	actions or omissions of Banner or Starbuck taken at the written request of the other party, or

(G)	a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof;

except, with respect to clauses (A), (B), (C) or (E), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate); or

(ii)	prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement.

If the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, except as described below under “—Effect of Termination” beginning on page [    ].

Covenants and Agreements

Conduct of Business of Starbuck Pending the Merger. Starbuck has agreed that, except as set forth in the merger agreement, during the period commencing on November 5, 2014 and ending at the effective time of the merger, Starbuck will, and will cause each of its subsidiaries to, carry on its business in the ordinary course and to use reasonable best efforts to preserve intact its present business organization, assets, employees and relationships with regulators, customers, suppliers, employees, licensors and licensees and other third parties.

Additionally, Starbuck has agreed that, subject to certain exceptions as have been agreed or as may be approved in writing by Banner (such approval, in certain specified cases not to be unreasonably withheld or delayed), as required by applicable law or as expressly permitted or required by the merger agreement, prior to the completion of the merger, Starbuck will, and will cause each of its subsidiaries to, refrain from the following:

•	other than in the ordinary course of business consistent with past practice, incurring, assuming, guaranteeing, endorsing or otherwise becoming responsible for obligations of any person other than Starbuck or its subsidiaries;

•	adjust, split, combine or reclassify any capital stock or other equity interests;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its capital stock, other equity interests, or any securities or obligations convertible into its capital stock or other equity interests except any dividends paid by any of the subsidiaries of Starbuck to Starbuck or any of its wholly owned subsidiaries;

•	issue, grant, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional capital stock or other equity interests or securities convertible or exchangeable into, or exercisable for, any capital stock or other equity interests or any equity-based awards or interests or other rights of any kind to acquire any capital stock or other equity interests, or enter into any contract, understanding or arrangement with respect to the sale or voting of its capital stock, other equity interests or other securities;

•	sell, transfer, pledge, lease, grant, license, mortgage, assign, encumber or otherwise dispose of (including by merger) any of its material properties or assets to any person other than a wholly owned subsidiary, in each case except in the ordinary course of business consistent with past practice (including non-exclusive licenses to end-users or customers), or for certain permitted encumbrances, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person;

•	acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any other person, other than a wholly owned subsidiary of Starbuck, or make any material investment in (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person or property or assets of any other person, in each case other than a wholly-owned subsidiary of Starbuck;

•	subject to certain exceptions, terminate any material contract or amend, waive, or fail to use reasonable best efforts to enforce any material provision of, any material contract, in each case except in the ordinary course of business consistent with past practice, or enter into any contract that would constitute a material contract if it were in effect on November 5, 2014 or renew any material contract other than entering into or renewing any contract which is terminable by Starbuck or its subsidiaries on sixty days or less notice without any required material payment or other material conditions;

•

except as required by any Starbuck employee benefit plan as in effect on November 5, 2014 or as required by applicable law or the merger agreement, (i) become a party to, enter into, adopt, amend or terminate (or commit to become a party to, enter into, adopt, amend or terminate) any Starbuck employee benefit plan, other than (A) offer letters or employment agreements terminable with no more than 30 days’ notice without penalty or severance obligation or (B) amendments to any Starbuck employee benefit plan that do not materially increase the cost to Starbuck of maintaining such Starbuck employee benefit plan, (ii) increase in any manner the compensation or benefits payable to any current or former employee, officer, director or other service provider of Starbuck or any of its subsidiaries or pay any amounts to any such individual not otherwise due, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than the determination and payment of annual bonuses in respect of Starbuck’s 2014 fiscal year in the ordinary course consistent with past practice and the terms of the applicable bonus programs with the aggregate amount of such bonuses not to exceed an annualized amount calculated based on the amounts accrued for such bonuses in the Starbuck audited financial statements, (iv) grant or accelerate the vesting of any compensation or benefits for the benefit of any current or former employee, officer, director or other service provider of Starbuck or any of its subsidiaries, (v) enter into any collective bargaining agreement or similar labor agreement, (vi) provide any funding for any rabbi trust or similar arrangement, or take any action to fund or in any other way secure the payment of any compensation or benefits, or (vii) hire or terminate (other than for cause) the employment of any individual with annual target cash compensation in excess of $300,000;

•	commence, settle or compromise any proceeding, except for (i) any settlement (A) involving only monetary remedies with a value not in excess of $250,000, with respect to any individual proceeding or $1,000,000, in the aggregate (in excess of, in each case, any settlement payments that are actually recovered from trusts or other third parties or reserves in respect thereof to the extent reflected in the Starbuck unaudited financial statements), subject to prior consultation with Banner and (B) that is not otherwise reasonably likely to be material to Starbuck and its subsidiaries (or following the closing of the merger, Banner and its subsidiaries) and (ii) the commencement of any proceeding in the ordinary course of business consistent with past practice;

•	except for certain exceptions, waive or release any rights or claims material to Starbuck and its subsidiaries or agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its business or operations in any material respect;

•	amend its organizational documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely involving its wholly owned subsidiaries);

•	except as contemplated by the forecast made available to Banner prior to November 5, 2014, restructure or make any material change to its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in a manner that is not consistent with Starbuck’s existing investment policy made available to Banner prior to November 5, 2014;

•	implement or adopt any change in its accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP or regulatory accounting principles;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except, in each case, as required by applicable law or as requested by any regulatory agency or other governmental entity;

•	make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, except, in each case, as required by applicable law or as requested by any regulatory agency or other governmental entity;

•

without prior consultation with Banner, make or acquire any individual loan or issue a commitment (or renew or extend an existing commitment) for any individual loan if under Starbuck’s credit policies made available to Banner prior to November 5, 2014 such loan or commitment would require the approval of the Starbuck board of directors; or without prior consultation with Banner, enter into agreements relating to, or consummate purchases or sales of, whole individual loans if under Starbuck’s credit policies made available to Banner prior to November 5, 2014 such action would require the approval of the Starbuck board of directors;

•	make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

•	make any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate;

•	materially reduce the amount of insurance coverage or fail to renew or replace any material existing insurance policies;

•	terminate or allow to lapse any material license or permit or amend a material license or permit in a manner that materially adversely impacts the ability to conduct its business;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a “reorganization” under relevant tax laws; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing actions.

Conduct of Business of Holdings Pending the Merger. During the period commencing on November 5, 2014 and ending at the completion of the merger, Holdings has agreed not to engage in any activity other than holding the Starbuck common stock and will not acquire, or agree to acquire, any assets or rights used in the business of Starbuck and its subsidiaries. Additionally, during the period commencing on November 5, 2014 and ending at the completion of the merger, Holdings has agreed, except as required by applicable law or as expressly permitted or required by the merger agreement, without the prior written consent of Banner not to:

•	amend its organizational documents in a manner that would adversely affect in any material respect Banner or the transactions contemplated by the merger agreement;

•	sell, transfer, pledge, grant or otherwise dispose of or grant or suffer to exist any lien with respect to the shares of Starbuck common stock;

•	implement or adopt any change in its accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP or regulatory accounting principles;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a “reorganization” under relevant tax laws; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing actions.

Conduct of Business of Banner Pending the Merger. During the period commencing on November 5, 2014 and ending at the completion of the merger, Banner has agreed, except as required by applicable law or as expressly permitted or required by the merger agreement, without the prior written consent of Starbuck not to:

•	amend its organizational documents in a manner that would adversely affect in any material respect Holdings, Starbuck, the Starbuck holders or the transactions contemplated by the merger agreement;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a “reorganization” under relevant tax laws; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing actions.

No Solicitation. From November 5, 2014 and until the earlier of the completion of the merger or the termination of the merger agreement, Holdings has agreed not to engage in any discussions or negotiations with, or provide any information to, any person or entity (other than Banner and its affiliates and representatives), concerning any potential sale of equity interests of (including through an initial public offering), or merger, consolidation, combination, sale of assets, reorganization or other similar transaction involving Starbuck or any of its subsidiaries. Additionally, Holdings will and will cause its affiliates and representatives to immediately terminate any existing discussions or negotiations with any person (other than Banner) conducted with respect to any potential transactions described in the preceding sentence, and promptly following November 5, 2014, will use reasonable best efforts to cause all persons other than Banner who have been furnished confidential information regarding Starbuck in connection with such potential transactions within the twelve months prior to November 5, 2014 to promptly to return or destroy such information. Starbuck has agreed not to, and to cause its affiliates and representatives not to, release any third party from the confidentiality, standstill, employee non-solicit or other provisions of any agreement with respect to potential transactions as described above and will immediately take all steps necessary to terminate any approval that may have been given under any such provisions authorizing any person to engage in any such transaction.

Access to Information. The merger agreement provides mutual rights to each of Starbuck and Banner to access the properties, books and records of the other party, and obligates each party to provide information regarding its business and properties to the other party to the extent permitted by law. Each of Banner and Starbuck and their respective subsidiaries agree to permit the other party and its representatives to have reasonable access during normal business hours and on reasonable written advance notice, to its premises and to its properties, books and records and will cause its officers, employees counsel, accountants, consultants and other representatives to furnish the other party with such financial and operating data and other information with respect to its business and properties as such other party shall request from time to time. Such investigation and assistance shall be limited so as to not cause the loss of attorney/client privilege or violate any applicable law or contract, and any information provided pursuant to such investigation by either Banner or Starbuck or their respective subsidiaries shall be subject to the terms of the mutual confidentiality agreement between Starbuck and Banner. Additionally, Holdings and Starbuck will use their reasonable best efforts to assist Banner in the preparation of certain financial statements of Starbuck, to obtain an unqualified audit opinion from an accounting firm with respect to such financial statements, and to assist in the preparation of pro forma financial statements or other financial information or documents that may be required to be filed by Banner under applicable SEC rules and regulations.

Advice of Changes. Starbuck and Holdings on the one hand, and Banner on the other hand, each agree to provide prompt notice to the other party of (i) of any fact, change, event or circumstance that has had or is reasonably likely to have a material adverse effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the merger agreement or (iii) any communication from a governmental entity or third party whose consent or approval is required in connection with the transactions contemplated by the merger agreement that causes such party to believe there is a reasonable likelihood that such consent or approval will not be obtained or materially delayed. Starbuck agrees to notify Banner promptly of any notice or other communication from any party to any material contract that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with Starbuck or any of its subsidiaries as a result of the transactions contemplated by the merger agreement.

Affiliate Agreements. Starbuck agrees to, and to cause its subsidiaries to, terminate at or prior to the completion of the merger, without payment or penalty, the contracts between Starbuck or its subsidiaries on the one hand and Holdings, the Starbuck holders or their affiliates on the other, other than certain contracts set forth on Starbuck’s disclosure letter to the merger agreement, contracts between Starbuck and its subsidiaries, and Starbuck benefit plans or similar employment agreements entered into between Starbuck or ones of its subsidiaries and any current or former officer, director or employee of Starbuck or one of its subsidiaries.

Compensation and Benefits. Following the completion of the merger, Banner will provide compensation and benefits to the employees of Starbuck and its subsidiaries, while employed by Banner or its subsidiaries, that are substantially comparable in the aggregate to the compensation and benefits provided to similarly situated employees of Banner and its subsidiaries. Any employee of Starbuck or its subsidiaries whose employment is terminated within the one-year period following the effective time of the merger under circumstances that would entitle such employee to severance benefits under the severance plan of Starbuck and its subsidiaries, shall be entitled to severance benefits under such severance plan.

Banner will cause any Banner compensation or benefit plan in which the continuing employees of Starbuck participate following the completion the merger, to treat, for purposes of vesting and eligibility, service rendered to Starbuck and its subsidiaries as service to Banner and its or its subsidiaries, subject to certain exceptions. Banner will cause its medical, dental and other welfare plans in which the continuing employees of Starbuck or their dependents commence to participate after the completion of the merger, to the extent allowed by the provider of such plans, to waive certain preexisting condition limitations and take into account certain deductible and out-of-pocket expenses incurred by the continuing employees of Starbuck and their dependents under similar plans of Starbuck or any of its subsidiaries. If Banner requests, the board of directors of Starbuck is required to adopt resolutions generally terminating, effective no later than the day prior to the completion of the merger, any 401(k) plan sponsored or contributed to by Starbuck, and Banner will take all actions necessary to permit the continuing employees of Starbuck to make rollover contributions from the Starbuck 401(k) plan to Banner’s applicable 401(k) plan, and to provide that continuing employees of Starbuck are eligible for the Banner 401(k) plan as soon as practicable after following the termination of the Starbuck 401(k) plan.

Starbuck’s 280G Vote. Starbuck agrees, between November 5, 2014 and the effective time of the merger, to (i) use reasonable best efforts to obtain any necessary waivers from any individuals who are subject to the rules regarding the U.S. federal excise tax on excess “parachute” payments to waive any payment contingent upon the merger to the extent such payment would be subject to such excise tax in the absence of a Starbuck shareholder vote, and (ii) submit to a vote of the shareholders of Starbuck or any applicable affiliate, in a form reasonably satisfactory to Banner, for their determination that all payments or benefits that are waived by any individuals as contemplated by clause (i) and that in the absence of such a vote could reasonably be viewed as “parachute” payments.

Indemnification of Directors and Officers. Banner agrees that, from the effective time of the merger, it shall cause merger sub and its subsidiaries to indemnify and hold harmless each of Starbuck’s and each of its subsidiaries’ respective present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any proceedings, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, to the fullest extent that Starbucks or such subsidiary would have been permitted to indemnify and hold harmless under its respective organizational documents in effect as of November 5, 2014, including the advancing of expenses, provided that the person to whom such expenses are advanced undertakes to repay such advances if it is determined that such person is not entitled to indemnification. Banner also agrees to purchase tail insurance covering each person currently covered by the Starbuck or its subsidiaries’ directors’ and officers’ liability insurance policies, with respect to matters or circumstances occurring at or prior to the completion of the merger, on coverage terms that are not materially less favorable than the coverage terms of such current insurance policies in effect for Starbuck and its subsidiaries on November 5, 2014.

Banner Organizational Documents. Prior to the effective time of the merger and assuming the receipt of the Banner shareholder approval, Banner shall file with the Secretary of State of the State of Washington the amendment to its articles of incorporation.

Banner Stock Consideration. Banner shall use its reasonable best efforts to cause the Banner common stock to be issued in the merger, and upon the conversion of the Banner non-voting common stock to Banner common stock, to be approved for listing on NASDAQ. Banner shall also use reasonable best efforts to remain current with its reporting obligations under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Finally, Banner agrees to offer to enter into an agreement with each Starbuck holder (other than the Starbuck investors) that receive stock consideration in the merger to permit such holder to participate in the registration rights provided to the Starbuck investors as more fully described in the section entitled “Investor Letter Agreements—Registration Rights” beginning on page [    ].

Certain Other Covenants. The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement, cooperation and consultation regarding filings and proceedings with governmental and other agencies and organizations and obtaining required consents, and cooperation and consultation regarding public statements with respect to transactions contemplated by the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of Banner, merger sub, Holdings and Starbuck, to effect the merger are conditioned upon the satisfaction or waiver by Banner and Starbuck of the following conditions:

•	Banner shall have obtained the approval of the issuance of the stock consideration in accordance with the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Banner common stock cast at the special meeting and the approval of the amendment to the articles of incorporation by the affirmative vote of the holders of a majority of the outstanding shares of Banner common stock entitled to vote at the special meeting;

•	Banner shall have filed the amendment to the articles of incorporation with the Secretary of State of the State of Washington, and Banner Bank shall have amended certain clauses its bylaws to provide that the restrictions set forth therein shall only apply to banks (and holding companies thereof) that conduct business that is competitive with that of Banner Bank in the geographic areas in which Banner Bank operates;

•	the shares of Banner common stock to be issued in the merger (including upon conversion of the shares of Banner non-voting common stock issued in the merger) will have been authorized for listing on NASDAQ, subject to official notice of issuance;

•	all of the permits, consents, approvals and authorizations applicable to the merger agreement and the transactions contemplated thereby from the regulatory agencies and governmental entities will have been obtained and remain in full force and effect and all waiting periods will have expired; and

•	no provision of any applicable law, decree, order or injunction making illegal or otherwise prohibiting the consummation of the merger or the bank merger or delaying such consummation shall be in effect.

Conditions to Obligations of Banner. The obligations of Banner and merger sub to effect the merger are conditioned upon the satisfaction or waiver by Banner of the following conditions:

•	the representations and warranties of Starbuck and Holdings must be true and correct at and as of November 5, 2014 and at and as of the closing date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), subject to the materiality standards provided in the merger agreement;

•	Starbuck and Holdings must have performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, and Banner shall have received a certificate signed on behalf of Starbuck by an executive officer of Starbuck to such effect;

•	the receipt by Banner of a copy of the executed consent of Holdings in the form of such consent attached to the merger agreement; and

•	the receipt by Banner of the opinion of Cleary Gottlieb, dated as of the closing date, that based on the facts, representations and assumptions set forth in such opinion, the merger shall qualify as a “reorganization” within the meaning of the U.S. tax code.

Conditions to Obligations of Starbuck and Holdings. The obligations of Starbuck and Holdings to effect the merger are conditioned upon the satisfaction or waiver by Holdings and Starbuck of the following conditions:

•	the representations and warranties of Banner must be true and correct at and as of November 5, 2014 and at and as of the closing date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), subject to the materiality standards provided in the merger agreement;

•	Banner must have performed in all material respects all of the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, and Starbuck shall have received a certificate signed on behalf of Banner by an executive officer of Banner to such effect; and

•	the receipt by Starbuck of the opinion of Wachtell Lipton, dated as of the closing date, that based on the facts, representations and assumptions set forth in such opinion, the merger shall qualify as a “reorganization” within the meaning of the U.S. tax code.

Indemnification

The indemnification obligations of Banner under the merger agreement are described in the section entitled “The Agreement and Plan of Merger—Covenants and Agreements—Indemnification of Directors and Officers” beginning on page [    ].

Termination

The merger agreement may be terminated at any time before the effective time of the merger, in any of the following circumstances:

•	by mutual written consent of Banner and Starbuck;

•	by either Banner or Starbuck, provided that the right to terminate the merger agreement shall not be available to either Banner or Starbuck, as the case may be, if it is in material breach of any of its representations, warranties, covenants or agreements under the merger agreement and that the material breach of any of its representations, warranties, covenants or agreements under the merger agreement shall be the cause of the failure of the closing to occur, should any of the following occur:

•	if the approval of the issuance of the Banner common stock and Banner non-voting common stock in accordance with the merger agreement and the approval of the amendment to the articles of incorporation are not obtained at the special meeting or any adjournment or postponement of such meeting;

•	if any regulatory agency or governmental authority that must grant an approval of the merger, the bank merger or the transactions contemplated by the merger agreement as described in the section entitled “The Merger—Regulatory Approvals” beginning on page [ ] have issued a nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	if the merger shall have not been consummated on or before November 5, 2015, which we refer to as the termination date; or

•	if there has been a breach or an aggregate of breaches of any representations and warranties, covenants or agreements to be performed by either Banner and merger sub (in the case of

Starbuck) or Holdings and Starbuck (in the case of Banner) in a manner such that the closing conditions described in “—Conditions to Each Party’s Obligations” and “—Conditions to Obligations of Banner” or “—Conditions to Obligations of Starbuck” would not be satisfied, provided that such breaches of representations or warranties, covenants and agreements have not been cured by the earlier of the termination date or within 30 days following receipt by the breaching party of written notice of such breach or breaches.

Effect of Termination

If the merger agreement is terminated in accordance with its terms, the merger agreement shall be terminated without any liability (other than liability for any willful and material breach) on the part of Banner, Holdings or Starbuck, or any of their respective subsidiaries, officers or directors; provided, that the provisions of the merger agreement relating to effects of termination, expenses, governing law, jurisdiction, waiver of jury trial, assignment and third party beneficiaries will survive any termination thereof.

Specific Performance

Each of Banner and Starbuck are entitled to an injunction or injunctions to prevent actual breaches of the merger agreement by the other party and to enforce specifically the terms and provisions of the merger agreement.

Amendments

The merger agreement may not be changed, and any of the terms, covenants, representations, warranties and conditions cannot be waived, except, (i) prior to the effective time to the merger, pursuant to an instrument in writing signed by Banner, Holdings and Starbuck, (ii) following the effective time of the merger, pursuant to an instrument in writing signed by Banner and the parties to the merger agreement, or (iii) in the case of a waiver, by the party waiving compliance.

INVESTOR LETTER AGREEMENTS

The following is a summary of the material provisions of the investor letter agreements that were entered into by and among Banner and the Starbuck investors (Oaktree, Friedman Fleischer & Lowe and GS Capital) in connection with the execution of the merger agreement. The Starbuck investors in the aggregate own a majority of the outstanding equity interests of Holdings, and the shares to be issued to the Starbuck investors at the effective time of the merger will each represent approximately 7.79% of the shares outstanding of Banner common stock and Banner non-voting common stock, based on the number of shares of Banner common stock outstanding as of January 12, 2015 and after giving effect to the merger and including the Banner common stock to be issued upon the completion of Banner’s pending acquisition of Siuslaw. The investor letter agreements are included as Annex D to this proxy statement and are incorporated by reference into this proxy statement. We encourage you to read the investor letter agreements carefully.

Commitment to Comply with Requirements of Regulatory Agencies and Governmental Entities

The Starbuck investors will, if required by the staff of the Federal Reserve Board in connection with obtaining the regulatory approvals as described in the section entitled “The Merger—Regulatory Approvals” beginning on page [    ], promptly deliver certain passivity and anti-association commitments substantially in a form agreed upon by the parties to the investor letter agreement, and, to use commercially reasonable efforts to provide directly to the Federal Reserve Board or the FDIC such information as is reasonable and customary in connection with obtaining such regulatory approvals. Other than as set forth above, the Starbuck investors will not be required to file any applications, notices or similar filings with any regulatory agency or governmental entity in connection with the transactions contemplated by the merger agreement or bank merger.

Transfer of Equity Securities

Transfer Restrictions. Each Starbuck investor party to the respective investor letter agreements has agreed to the following transfer restrictions:

•	the Starbuck investor will not transfer any common interests or management units in Holdings between November 5, 2014 and the effective date of the merger, other than transfers to certain affiliates that agree to be bound by the investor letter agreement, which we refer to as a permitted transferee;

•	the Starbuck investor and its permitted transferees will not transfer any of the stock consideration received in the merger prior to the date that is thirty days after the effective time of the merger, which we refer to as the lockup termination date;

•	following November 5, 2014 and prior to the lockup termination date, if any permitted transferee ceases to be controlled by the applicable Starbuck investor, then any prior transfer of securities to such permitted transferee will be null and void, and title and ownership of such securities will revert to the Starbuck investor; and

•	from and after the lockup termination date, the Starbuck investor will not transfer any shares of Banner common stock received as part of the merger consideration to any person or group who, to the knowledge of the Starbuck investor, would beneficially own eight percent or more of the outstanding shares of Banner common stock following such transfer, other than certain transfers permitted under the registration rights agreement, described in the section entitled “Investor Letter Agreements—Registration Rights” beginning on page [ ], or a transfer to a person not affiliated with the Starbuck investor who is acquiring majority control of Banner in a merger or similar business combination or a tender offer approved by the Banner board of directors.

In addition, each Starbuck investor will not, directly or indirectly, without Banner’s prior written consent:

•	acquire beneficial ownership of any shares of Banner common stock if, after such acquisition, the Starbuck investor would beneficially own a number of shares of Banner common stock and Banner non-voting common stock equal to 10% or more of the number of shares outstanding of Banner common stock;

•	make or in any way participate in any solicitation of proxies to vote or seek to advise or influence any person with respect to the voting of any voting securities of Banner;

•	form, join or participate in a “group” (as such term is defined under section 13(d)(3) of the Exchange Act) with respect to any Banner voting securities, other than with respect to an affiliate of the Starbuck investor; or

•	publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with the three preceding bullet points;

provided, that such restrictions shall not limit the activities of any Banner director taken in good faith solely in his or her capacity as a director of Banner or the right of the Starbuck investor to vote any voting securities of Banner with respect to any matter, and provided further that the Starbuck investor does not make any public announcement or communication with respect to the manner that the Starbuck investor intends to vote such securities, or publicly requests Banner to amend or waive any of the obligations of this sentence.

The transfer restrictions described in this section will terminate with respect to the Starbuck investor and its permitted transferees on the earlier of the date the Starbuck investor and its permitted transferees beneficially own less than five percent of the outstanding shares of Banner common stock and Banner non-voting common stock (excluding the dilutive effect of any primary issuances of Banner common stock or Banner non-voting common stock) and the date of a material breach by Banner of any of its obligations in the investor letter agreement.

Registration Rights

Shelf Registration Statement. Banner shall file a shelf registration statement under the Securities Act as promptly as practicable on or after the lockup termination date, and in any event within 15 business days after the lockup termination date, covering all of the shares of Banner common stock issuable upon conversion of the Banner non-voting common stock and shares of Banner common stock acquired pursuant to the merger agreement then held by a Starbuck holder party to (i) an investor letter agreement or (ii) to an agreement with Banner as described in the section entitled “The Agreement and Plan of Merger—Covenants and Agreements—Banner Stock Consideration” beginning on page [    ], which we refer to as the registrable securities, on Form S-3 to enable the resale of such registrable securities after the lockup termination date on a delayed or continuous basis.

Upon request by a Starbuck investor, in the case of an unmarketed underwritten offering, or by a majority of the registrable securities in the case of a marketed underwritten offering, Banner will cooperate with the holders of registrable securities to effect an underwritten offering as promptly as practical. However, Banner shall not be obligated to effect more than eight underwritten offerings, of which no more than three may be marketed underwritten offerings, subject to certain timing and offering size limitations.

Demand Registration. At any time after the date, if any, that Banner is not permitted to file or maintain a Form S-3 in connection with the shelf registration, the holders of registrable securities representing at least a majority of the outstanding registrable securities shall have the right to request Banner to effect a registration statement under the Securities Act of registrable securities held by such shareholders to register the resale of such securities in an underwritten offering, subject to certain timing and offering size limitations, and to keep such registration statement current and effective for not less than 90 days.

Incidental Registration. If, at any time after the lockup termination date, Banner proposes to register any of its securities under the Securities Act for sale to the public or to consummate an underwritten offering for the account of Banner or a holder of Banner common stock other than a holder of registrable securities, any holder of registrable securities shall have the right at each such time to include registrable securities held by it, subject to any underwriters’ customary cut back.

Distribution Black-Out Period. Subject to certain exceptions and limitations, if the registration and distribution of registrable securities would require the inclusion of certain financial statements related to certain business combinations, and such financial statements are not available to Banner for reasons beyond Banner’s control, or if the Banner board of directors in good faith determines that the registration and distribution of registrable securities would require disclosure of (i) non-public material information, the disclosure of which would reasonably be expected to materially detrimental to Banner, or (ii) a contemplated bona fide material financing, acquisition, corporate reorganization or other similar material transaction or other material event or circumstance affecting Banner, the premature disclosure of which at such time would be materially detrimental to Banner or the holders of Banner common stock, Banner shall be entitled to postpone the filing or effectiveness or suspend the effectiveness of a registration statement and/or the use of any prospectus for a period of time not to exceed 60 days in succession, or 120 days in the aggregate in any one-year period, or three times in any one-year period. Banner shall promptly give the holders of registrable securities written notice of such postponement or suspension (which notice need not specify the nature of the event giving rise to such suspension).

Registration Expenses. Banner will pay all registration expenses incurred by Banner in connection with each registration of securities pursuant to the above registration rights, including fees and disbursements of one counsel for the holders of registrable securities whose shares are included in a registration statement or underwritten offering, except for any underwriting discounts, fees and commissions of underwriters and transfer taxes and any expenses required by applicable law to be paid by a selling shareholder.

Limitations on Subsequent Registration Rights. After November 5, 2014, Banner will not, without the written consent of a majority of the holders of registrable securities, enter into any agreement with any holder of Banner common stock or other equity interests in Banner that is inconsistent with the terms of the registration rights agreed with the Starbuck holders.

Termination. The registration rights described above shall terminate with respect to each Starbuck holder on the first date that such holder no longer holds registrable securities.

Representation on Banner Board of Directors

At any time from and after the effective time of the merger, at the written request of any of the three Starbuck investors, Banner will cause a representative designated by such Starbuck investor to be appointed or elected to the Banner board of directors, which representative is reasonably acceptable to the Banner board of directors, not an officer or employee of Holdings or its subsidiaries as of November 5, 2014, complies with Banner’s director qualifications and policies and is eligible to serve on the Banner board of directors pursuant to certain regulatory requirements. Such representative will also, at the Starbuck investor’s election, be appointed to the Banner Bank board of directors. From and after election and appointment of such representative, each time the applicable class of directors comes ups for re-election the Banner board of directors shall nominate such representative for election and recommend that the shareholders of Banner elect such representative to the Banner board of directors.

Banner’s obligations as described in this section will terminate at the earlier of the time the Starbuck investor and its permitted transferees beneficially own less than five percent of the outstanding shares of Banner common stock and Banner non-voting common stock (excluding the dilutive effect of any primary issuances of Banner common stock or Banner non-voting common stock) and the date of a material breach by such Starbuck investor of any of its obligations in the investor letter agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS—SKBHC HOLDINGS LLC AND SUBSIDIARIES

Nature of Business and Summary of Significant Accounting Policies. Holdings is a Delaware limited liability company which was organized in 2009 and is headquartered in Seattle, Washington. Holdings’ wholly-owned subsidiary is Starbuck which has its own wholly-owned subsidiaries First National Bank of Starbuck which we refer to as FNBS and AmericanWest Bank from which all significant operating activities are conducted. Unless otherwise indicated, reference to Holdings shall include the consolidated information of Holdings and its wholly-owned subsidiaries Starbuck, FNBS, and AmericanWest Bank, and the unconsolidated information will be referred to as Holdings, Starbuck, FNBS or AmericanWest Bank, respectively. FNBS was sold in April 2014 and is not included in consolidated information after that date.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in Holdings’ financial statements and accompanying disclosures. Holdings’ management believes that the judgments, estimates and assumptions used in preparation of the financial statements are appropriate given the factual circumstances as of September 30, 2014. All dollar amounts contained in the financial statements and disclosures are stated in thousands.

Various elements of Holdings’ accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Critical accounting policies are those that involve the most complex and subjective decisions and assessments and have the greatest potential impact on results of operation. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of expected cash flows of acquired impaired loans, the allowance for loan losses, the valuation of foreclosed real estate and other foreclosed assets as well as goodwill and other intangibles, the accounting for derivative instruments and post-retirement benefit obligations, and the assessment of the requirement for a valuation allowance against deferred tax assets. Holdings’ management has identified the accounting policies related to the following three areas as critical to an understanding of Holdings’ financial statements due to judgments, estimates and assumptions inherent in these policies, and the sensitivity of the financial statements to those judgments, estimates and assumptions.

Allowance for Loan Losses

The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb probable losses inherent in the portfolio at the date of the financial statements. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to results of operations. Loan losses are charged against the allowance when management believes the collection of a loan balance will not occur. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and the estimate is based upon management’s periodic review of the collectability of the loans that considers historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components as well as a component for purchased credit impaired loans. The specific component of the allowance relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component relates to loans that are not considered impaired and are not purchased credit impaired. The general component is based on historical default and loss experience as well qualitative factors that management believes can impact the risk in the overall loan portfolio, such as certain macroeconomic factors and management’s expectations of future events. The purchased credit impaired loan component relates to loans that were determined to have deteriorated credit quality at the time of acquisition. Purchased credit impaired loans are aggregated into pools based on individually evaluated common risk characteristics, and aggregate expected cash flows are estimated for each pool. Default rates, loss severity, recovery lags, estimated extensions, and prepayment speed assumptions are periodically reassessed to update expectations of future cash flows. Any subsequent decrease in expected cash flows over those previously projected that is attributed to credit deterioration is recognized as impairment of the pool balance by recording a provision for loan losses and a related increase to the allowance.

Securities

All securities are classified as either available-for-sale or held-to-maturity. Securities classified as available-for-sale are carried at fair value. Securities classified as held-to-maturity are carried at amortized cost.

Securities are classified as available-for-sale if the instrument may be sold in response to such factors as: (1) changes in market interest rates and related changes in prepayment risk, (2) needs for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) changes in funding sources and terms. Gains or losses on the sale of available-for-sale securities are determined using the specific-identification method. Unrealized holding gains or losses, net of tax, are carried as accumulated other comprehensive income or loss within members’ equity until realized. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity or call date, whichever is sooner.

Debt securities are classified as held-to-maturity if Holdings has both the intent and ability to hold those debt securities to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium or accretion of discount computed using the effective interest method. Premiums and discounts related to held-to-maturity securities are also recognized in interest income using the effective interest method over the period to maturity or call date, whichever is sooner.

Income Taxes

Holdings is not a tax paying entity for federal income tax purposes. Holdings’ income or losses are reflected in the members’ individual, partnership, or corporate income tax returns in accordance with their ownership percentages. Starbuck and its subsidiaries account for income taxes using the asset-liability method, which requires that deferred tax assets and liabilities be determined based on the temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities and tax attributes using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. Starbuck and its subsidiaries allocate the provision for income taxes, current receivable or payable, and deferred tax assets and liabilities between the subsidiaries and Starbuck as if they were stand-alone tax reporting entities. Any estimated accrued interest and/or penalties associated with unrecognized tax assets or liabilities are recognized in tax expense. Deferred tax assets and liabilities are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.

As of and for the Year Ended December 31, 2013 Compared to the Years Ended December, 31, 2012 and 2011 (all tabular dollar information is presented in thousands)

Summary of Performance

Holdings recognized net income of $7.0 million in 2013, compared to $70.1 million in 2012 and $6.3 million in 2011.

The decrease in net income in 2013 as compared to 2012 is due to a $63.3 million tax benefit recorded in 2012 resulting from the reversal of the deferred tax valuation allowance. During this same period, net interest income increased $35.0 million or 32.3% as a result of whole bank acquisitions closed in 2012 and 2013, and non-interest income increased $12.4 million or 40.4% as a result of income derived from the sale of impaired and multi-family loans. Non-interest expense increased $46.2 million or 35.9% from 2012 to 2013 primarily due to increased personnel, occupancy, and other costs associated with merger and acquisition and branch sales and consolidation activity.

The increase in net income in 2012 as compared to 2011 is due primarily to the reversal of the deferred tax valuation allowance in 2012 as well as an increase in net interest income of $26.6 million, or 32.4%, which largely resulted from higher interest and fees on loans. In 2012 as compared to 2011, an increase in net fees on mortgage sales of $4.8 million or 199.1% was offset by merger and acquisition activity which resulted in higher non-interest expense of $32.7 million in 2012.

As of December 31, 2013, Holdings had total assets of $3.94 billion. This compares to total assets at the end of 2012 and 2011 of $2.76 billion and $2.30 billion, respectively. Holdings had significant growth in outstanding loans from the end of 2012 to December 31, 2013, as well as from the end of 2011 to December 31, 2012. The annual net loan growth, not including loans held-for-sale, for 2013 and 2012 was $539.8 million or 32.8% and $314.2 million or 23.6%, respectively. Merger and acquisition activity, branch consolidations and sales, and the purchase of specific loan pools contributed to increases in each of the three years. Security balances increased $508.4 million or 87.9% from 2012 to 2013 primarily due to acquired balances through merger activity.

Total deposits grew by $1.08 billion, or 49.1%, in 2013 and by $294.5 million, or 15.5%, in 2012. Merger and acquisition activity as well as branch consolidations and sales contributed to these increases.

Results of Operations

Net Interest Income and Net Interest Margin. Net interest income was $143.6 million in 2013, compared to $108.5 million in 2012 and $82.0 million in 2011. Holdings’ level of net interest income depends on several factors in combination, including growth in earning assets, the mix of earning assets by loan type and by security type, the cost of interest bearing liabilities and the mix of non-interest bearing deposits to total deposits. Average loan balances increased $478.3 million from December 31, 2011 to 2012 and $633.8 million from 2012 to 2013, however, in both years the increase in interest income from loan growth was offset by declining loan yields as interest rates decreased and accretion on acquired loans declined. In 2013 the loan yield declined by 66 basis points, and in 2012 it declined by 102 basis points. Average balances of interest bearing liabilities increased $699.7 million from 2012 to 2013, and $330.4 million from 2011 to 2012. Interest expense increased for these same periods in the amount of $1.1 million and $445,000, respectively. The net interest margin decreased from 5.09% in 2012 to 4.65% in 2013 primarily due to reduced yields on loans. The decrease in net interest margin from 5.29% in 2011 to 5.09% in 2012 was a result of declining rates on both loans and securities.

The following table shows, for each of the past three years, the annual average balance for each principal balance sheet category, and the amount of interest income or expense associated with that category. This table also shows the yields earned on each major component of Holdings’ investment and loan portfolio, the average rates paid on each key segment of Holdings’ interest bearing liabilities, and the net interest margin.

	Years Ended December 31,
	2013			2012			2011
	Average Balance	Interest/ Income Expense	Average Rate/ Yield	Average Balance	Interest/ Income Expense	Average Rate/ Yield	Average Balance	Interest/ Income Expense	Average Rate/ Yield
Assets
Loans (1)	$2,104,368	$133,196	6.33%	$1,470,550	$102,771	6.99%	$992,236	$79,462	8.01%
Taxable securities	826,015	15,580	1.89%	532,434	9,887	1.86%	225,773	5,470	2.42%
Non-taxable securities	1,223	35	2.85%	1,111	20	1.87%	7,321	270	3.69%
FHLB Stock	14,966	118	0.79%	13,357	33	0.25%	10,914	1	0.01%
Overnight deposits with other banks and other	118,785	369	0.31%	116,846	400	0.34%	315,287	899	0.28%

Total interest earning assets	3,065,357	149,298	4.87%	2,134,298	113,111	5.30%	1,551,531	86,102	5.55%

Non-interest earning assets	517,768			317,017			275,315

Total assets	$3,583,125			$2,451,315			$1,826,846

Liabilities
Interest bearing demand deposits	$380,012	$380	0.10%	$237,139	$278	0.12%	$155,530	$258	0.17%
Savings and MMDA deposits	991,968	2,333	0.24%	660,440	1,641	0.25%	409,268	1,563	0.38%
Time deposits	637,201	2,560	0.40%	474,125	2,467	0.52%	512,833	2,256	0.44%

Total interest bearing deposits	2,009,181	5,273	0.26%	1,371,704	4,386	0.32%	1,077,631	4,077	0.38%

Overnight borrowings	1,564	116	7.39%	1,004	59	5.84%	—	—	0.00%
Other borrowings	99,662	350	0.35%	38,005	149	0.39%	2,671	72	2.70%

Total interest bearing liabilities	2,110,407	5,739	0.27%	1,410,713	4,594	0.33%	1,080,302	4,149	0.38%

Non-interest bearing demand deposits	919,514			614,414			387,908
Other non-interest bearing liabilities	47,301			30,352			27,020

Total liabilities	3,077,222			2,055,479			1,495,230

Members’ Equity	505,903			395,836			331,616

Total liabilities and members’ equity	$3,583,125			$2,451,315			$1,826,846

Net interest income and spread		$143,559	4.60%		$108,517	4.97%		$81,953	5.17%

Net interest margin			4.68%			5.08%			5.28%

(1)	Includes loans held for sale and non-accrual loans in average loans. Interest income includes loan fee income.

The Volume and Rate Variances table below sets forth the dollar difference in interest earned and paid for each major category of interest earning assets and interest bearing liabilities for the noted periods, and the amount of such change attributable to changes in average balances (volume) or changes in average interest rates (rate). Volume variances are equal to the increase or decrease in average balance multiplied by prior period rates, and rate variances are equal to the increase or decrease in rate times prior period average balances. Variances attributable to both rate and volume changes are calculated by multiplying the change in rate by the change in average balance, and are allocated to the rate variance.

	Years Ended December 31,
	2013 vs. 2012			2012 vs. 2011
	Increase (decrease) in interest income/expense due to changes in:			Increase (decrease) in interest income/expense due to changes in:
	Volume	Rate	Total	Volume	Rate	Total
Interest earning assets
Loans (1)	$44,295	$(13,870)	$30,425	$38,304	$(14,995)	$23,309
Securities	5,453	255	5,708	7,201	(3,034)	4,167
Overnight deposits with other banks, and other and FHLB stock	11	43	54	(567)	100	(467)

Total net change in interest income on interest earning assets	$49,759	$(13,572)	$36,187	$44,938	$(17,929)	$27,009

Interest bearing liabilities
Interest bearing demand deposits	$167	$(65)	$102	$135	$(115)	$20
Savings and MMDA deposits	824	(132)	692	959	(881)	78
Time deposits	849	(756)	93	(170)	381	211

Total interest bearing deposits	1,840	(953)	887	924	(615)	309
Overnight borrowings	33	24	57	—	59	59
Other borrowings	242	(41)	201	884	(807)	77

Total net change in interest expense on interest bearing liabilities	2,115	(970)	1,145	1,808	(1,363)	445

Net change in net interest income	$47,644	$(12,602)	$35,042	$43,130	$(16,566)	$26,564

(1)	Includes loans held for sale and non-accrual loans in average loans. Interest income includes loan fee income.

Interest income increased by $36.2 million and by $27.0 million in 2013 and 2012, respectively, principally as a result of increases in average earning assets. Declining yields on loans for each period partially offset growth in average balances. The decline in loan yields resulted from a decline in the rate of impaired loan accretion on acquired loans, combined with the declining average rates on new and renewed loans. Yields on investment securities declined as well from 2011 to 2012 as a result of the build out and diversification of the securities portfolio.

Provision for Loan Losses. The provision for loan losses was $4.2 million in 2013, $3.8 million in 2012 and $366,000 in 2011. The growth in Holdings’ allowance for loan losses in 2013 and 2012 was primarily due to loan growth. The allowance for loan losses as a percent of outstanding loans increased from 0.36% at December 31, 2011 to 0.42% at the end of 2012 and to 0.57% at the end of 2013. These successive increases were the result of the incremental inclusion of purchased performing loans in the allowance for loan loss calculation. Holdings’ loan loss provisions have been sufficient to maintain an allowance for loan losses at a level that, in management’s judgment, is sufficient to absorb probable losses related to specifically identified impaired loans, as well as the probable incurred losses on the remaining loan portfolio.

Non-interest Income. The following table sets forth the various components of Holdings’ non-interest income for the periods indicated:

	Years Ended December 31,
	2013		2012		2011
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Fees and service charges on deposits	$13,999	32.5%	$10,306	33.6%	$8,702	42.5%
Loan sales Income	11,545	26.8%	2,755	9.0%	2,591	12.6%
Fees on mortgage loan sales, net	6,846	15.9%	7,202	23.5%	2,408	11.7%
Net gains on sales of foreclosed assets and rental income	6,875	16.0%	3,189	10.4%	3,157	15.4%
Bank-owned life insurance	1,663	3.9%	1,410	4.6%	1,035	5.0%
Net (losses) gains on sales of securities	(3,758)	-8.7%	2,575	8.4%	1,166	5.7%
Other	5,885	13.6%	3,224	10.5%	1,439	7.1%

Total non-interest income	$43,055	100.0%	$30,661	100.0%	$20,498	100.0%
As a percentage of average assets	1.20%		1.25%		1.12%

In 2013, non-interest income increased by $12.4 million, or 40.4%, as loan sales income grew by $8.8 million, of which $3.2 million related to sales of multi-family loans and $4.9 million related to sales of purchased impaired loans. Fees and service charges on deposits and net gains on sales of foreclosed assets and rental income each grew by $3.7 million. Partially offsetting these increases was a decrease in net (losses) gain on sales of securities by $6.3 million as a result of repositioning the securities portfolio for better performance in 2013. In 2012, non-interest income increased by $10.2 million or 49.6%, primarily due to a $4.8 million increase in fees on mortgage loans sales, a $1.4 million increase in gain on sales of securities and a $1.7 million increase in other income.

Non-interest Expense. The following table sets forth Holdings’ non-interest expenses for the periods indicated:

	Years Ended December 31,
	2013		2012		2011
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Salaries and employee benefits	$87,759	50.2%	$66,887	52.0%	$45,076	47.0%
Occupancy expense, net	22,580	12.9%	12,000	9.3%	8,387	8.7%
Equipment expense	14,694	8.4%	11,462	8.9%	8,062	8.4%
Foreclosed real estate and other foreclosed assets expense	8,560	4.9%	7,929	6.2%	5,753	6.0%
Amortization of intangible assets	3,376	1.9%	3,489	2.7%	4,475	4.7%
Acquisition-related expenses	3,164	1.8%	2,156	1.7%	573	0.6%
Travel	2,904	1.7%	2,065	1.6%	1,130	1.2%
FDIC assessment	2,885	1.7%	1,952	1.5%	2,057	2.1%
Other professional fees	2,785	1.6%	2,048	1.6%	2,046	2.1%
Advertising and marketing	3,357	1.9%	2,350	1.8%	1,763	1.8%
Insurance	2,574	1.5%	1,484	1.2%	2,065	2.2%
Postage and supplies	2,345	1.3%	1,779	1.4%	1,340	1.4%
Bankcard and debit cards	2,315	1.3%	1,466	1.1%	1,388	1.4%
Legal expense	1,866	1.1%	3,494	2.7%	3,095	3.3%
Telephone	1,704	1.0%	1,106	0.9%	792	0.8%
Other	11,935	6.8%	6,927	5.4%	7,889	8.3%

Total non-interest expense	$174,803	100.0%	$128,594	100.0%	$95,891	100.0%
As a percentage of average assets	4.88%		5.25%		5.25%
Efficiency ratio	91.86%		89.89%		89.23%

Non-interest expense grew by $46.2 million or 35.9% in 2013 compared to 2012. The largest component of non-interest expense is salaries and employee benefits, which increased by $20.9 million or 31.2% in 2013. In 2012, non-interest expense grew by $32.7 million or 34.1%. Salaries and employee benefits increased by $21.8 million, or 48.4%, in 2012. The primary reason for this increase was due to the mergers and acquisition activities conducted by Holdings and resulting growth in locations and staffing.

Provision for Income Taxes. Income tax expense was $579,000 for the year ending December 31, 2013, an increase of $63.9 million over the tax provision for 2012 due to the reversal of a deferred tax valuation allowance in 2012. In 2012, an income tax benefit of $63.3 million was recognized, which was an increase over the benefit of $56,000 recognized in 2011. For 2013, 2012, and 2011, the effective tax rate was 7.7%, -934.0%, and -0.9%, respectively.

Financial Condition

Summary. Assets grew by $1.18 billion, or 42.7%, for the year ending December 31, 2013, to $3.94 billion as of December 31, 2013. Assets totaled $2.76 billion as of December 31, 2012, reflecting growth of $464.4 million, or 20.2%, from the end of 2011. The increase in assets over the last two years is primarily due to loan and securities growth. Loan growth, net of allowance for loan losses, was $539.8 million, or 32.8%, and $314.2 million, or 23.6%, respectively in 2013 and 2012. Securities growth for 2013 was $508.4 million, or 87.9%, and $175.7 million, or 43.6%, from 2011 to 2012. The increase in both portfolios was primarily due to multiple acquisitions which occurred from 2011 to 2013. In 2012, interest-bearing cash at other banks, including balances held at the Federal Reserve Bank, Federal Home Loan Bank of Seattle, and other correspondent banks, decreased substantially by $187.7 million, decreasing further to $45.6 million by December 31, 2013. The decrease primarily relates to cash paid for acquisitions as well as cash used for purchases of investment securities and loan fundings. Total liabilities grew by $1.09 billion, or 47.0%, in 2013 and by $388.7 million, or 20.1%, in 2012. In 2013, deposits grew by $1.08 billion, or 49.1%, of which $195.6 million was non-interest bearing demand accounts. In 2012, deposits grew by $294.5 million, or 15.5%, of which $219.6 million was non-interest bearing demand accounts. Borrowings and advances from the Federal Home Loan Bank decreased from $88.2 million at the end of 2012 to $73.1 million at December 31, 2013. In 2012, borrowings grew by $87.1 million from the year ended December 31, 2011. Holdings’ members’ equity grew by $90.1 million in 2013 principally as a result of capital contributed by investors to facilitate multiple acquisitions. Member’s equity increased by $75.6 million in 2012 due to capital calls related to acquisition activity as well as the release of a deferred tax asset allowance.

Loan Portfolio. Holdings’ loan portfolio, net of allowance for loan losses and deferred fees, increased $539.8 million or 32.8% from 2012 to 2013. Similarly, the portfolio increased $314.2 million, or 23.6%, from 2011 to 2012.

As a result of acquisition activity, Holdings has purchased credit impaired loans and purchased performing loans which are accounted for under ASC 310-30 Loans and Debt Securities Acquired with Deteriorated Credit Quality and ASC 310-20 Nonrefundable Fees and Other Costs, respectively. The balances of these loans are included in the tables, below. Discussions regarding the accounting treatment and balances by type are included in Banner’s Current Report on Form 8-K filed on December 4, 2014 and are incorporated here by reference.

The following tables set forth the composition of Holdings’ loan portfolio as of the dates indicated:

	Amount Outstanding as of December 31,
	2013		2012		2011		2010
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Commercial real estate	$1,303,317	59.3%	$1,012,802	61.2%	$741,908	55.5%	$542,322	56.7%
Residential real estate	332,753	15.1%	197,850	12.0%	202,358	15.1%	121,478	12.7%
Construction, land development, and other land	78,376	3.6%	67,278	4.1%	78,213	5.9%	71,991	7.5%
Agricultural	126,862	5.8%	119,426	7.2%	111,365	8.3%	125,471	13.1%
Commercial and industrial	313,748	14.3%	234,231	14.2%	180,735	13.5%	82,751	8.6%
Installment and other	43,514	1.9%	22,044	1.3%	21,499	1.7%	13,019	1.4%

Total loans	2,198,570	100.0%	1,653,631	100.0%	1,336,078	100.0%	957,032	100.0%

Allowance for loan losses	(12,514)		(6,875)		(4,775)		(763)
Deferred loan fees, net of deferred costs	(958)		(1,452)		(186)		(91)

Net loans	$2,185,098		$1,645,304		$1,331,117		$956,178

Loan Maturities. The following table shows the maturity distribution for total loans outstanding as of December 31, 2013. The principal balance of loans due after one year is indicated by both fixed and floating rate categories.

	Amount Outstanding as of December 31, 2013
	One Year or Less	After One But Within Three Years	After Three but Within Five	After Five but Within Ten	After Ten Years	Total	Floating Rate: Due After One Year	Fixed Rate: Due After One Year
Commercial Real Estate	$92,988	$192,693	$265,962	$564,971	$186,703	$1,303,317	$886,341	$323,988
Residential Real Estate	22,128	25,902	17,619	28,001	239,103	332,753	176,576	134,049
Construction, Land Development and other land	31,779	24,071	16,518	1,304	4,704	78,376	20,872	25,725
Agricultural	46,929	11,233	29,048	34,745	4,907	126,862	47,538	32,395
Commercial and Industrial	122,820	66,423	67,013	51,836	5,656	313,748	100,546	90,382
Installment and Other	9,548	11,462	7,163	13,805	1,536	43,514	3,131	30,835

Total	$326,192	$331,784	$403,323	$694,662	$442,609	$2,198,570	$1,235,004	$637,374

Off-Balance Sheet Arrangements. In the normal course of business, Holdings makes commitments to extend credit to its customers as long as there are no violations of any conditions established in contractual arrangements. These commitments are obligations that represent a potential credit risk to Holdings, and a $1.1 million reserve for unfunded commitments is reflected as a liability in Holdings’ balance sheet at December 31, 2013. Total unused commitments to extend credit were $414.7 million at December 31, 2013, as compared to $285.3 million at December 31, 2012. Unused commitments represented 18.9% and 17.3% of gross loans outstanding at December 31, 2013 and 2012, respectively. Holdings also had $11.2 million in standby letters of credit and commercial letters of credit at December 31, 2013 and $4.5 million in standby letters and commercial letters of credit at December 31, 2012.

Contractual Obligations. At the end of 2013, Holdings had minimum annual rental commitments on operating leases, exclusive of taxes and other charges, by period due as follows:

Operating Leases
2014	$7,925
2015	6,494
2016	6,582
2017	5,764
2018	4,441
Thereafter	21,794

Total minimum amounts due	$53,000

Non-performing Assets. Non-performing assets are comprised of loans on non-accrual status, loans 90 days or more past due and still accruing interest, and other real estate owned, which we refer to as OREO. A loan is placed on non-accrual status if there is concern that principal and interest may not be fully collected or if the loan has been past due for a period of 90 days or more, unless the obligation is both well secured and in process of legal collection. When loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans are returned to accrual status when they are brought current with respect to principal and interest payments and future payments are reasonably assured. Loans in which the borrower is encountering financial difficulties and Holdings has modified the terms of the original loan are evaluated for impairment and classified as troubled debt restructured loans, which we refer to as TDRs.

The following table presents information concerning Holdings’ non-performing and restructured loans and other non-performing assets as of the dates indicated:

	December 31,
	2013	2012	2011	2010
Non-accrual loans:
Non-accrual Commercial Real Estate	$8,918	$3,355	$110	$112
Non-accrual Residential Real Estate	446	241	2	—
Non-accrual Construction, Land Development, and Other Land	477	902	1,274	105
Non-accrual Agricultural	83	156	747	—
Non-accrual Commercial and Industrial	1,178	2,702	724	—
Non-accrual Installment and Other	109	—	—	—

	11,211	7,356	2,857	217

Loans more than 90 days and delinquent, still on accrual:
Commercial and industrial	—	105	992	—
Installment and other	20	—	8	—

	20	105	1,000	—

Total Non-performing loans	11,231	7,461	3,857	217

Foreclosed Real Estate and Other Foreclosed Assets	22,097	25,067	32,256	35,437

Total Non-performing Assets	$33,328	$32,528	$36,113	$35,654

Performing TDRs	$745	$—	$—	$—

Non-performing loans as a % of gross loans	0.51%	0.45%	0.29%	0.02%
Non-performing loans and performing TDRs as a % of gross loans	0.54%	0.45%	0.29%	0.02%
Non-performing loans to total assets	0.28%	0.27%	0.17%	0.01%
Non-performing assets to total assets	0.85%	1.18%	1.57%	2.14%

Allowance for Loan Losses. The allowance for loan losses is maintained at a level management believes is adequate to provide for probable loan losses as of the date of the statement of financial condition. The allowance for loan losses is based upon an ongoing review of the originated and acquired non-impaired loan portfolio, which includes consideration of actual loss experience, changes in the size and character of the portfolio, identification of individual problem loan situations which may affect a borrower’s ability to repay, and evaluation of the prevailing and anticipated economic conditions. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. While management uses available information to recognize losses on loans, changes in economic conditions may necessitate review of the estimate in future periods.

Loans acquired as part of a bank acquisition are recorded at fair value on the acquisition date. The fair value includes a credit mark representing an estimate of expected credit losses at the date of acquisition. As a result no allowance for loan losses is recorded at the acquisition date. For purchased performing loans, an allowance is built over time as the fair value discounts are fully amortized or as credit quality changes. Losses recognized on purchased performing loans are offset by any remaining fair value discount and any remaining loss is recognized through the allowance for loan losses. The credit mark related to purchased credit impaired loans is re-evaluated periodically for adequacy. Increases in the required credit mark result in a charge to the provision for loan losses and an increase in the allowance for loan losses. Losses recognized on purchased credit impaired loans are taken against the credit mark included in the fair value discount rather than being charged against the allowance for loan losses. Acquired loan fair value discounts are included in total loans balances and are not reflected in the allowance for loan losses. The balances of acquired loans are included in the average total loans outstanding in the table below.

Holdings’ allowance for loan losses was $12.5 million, $6.9 million and $4.8 million as of December 31, 2013, 2012 and 2011, respectively. The allowance for loan losses as a percent of outstanding loans increased from 0.36% at December 31, 2011 to 0.42% at the end of 2012 and to 0.57% at the end of 2013. A loan is considered impaired when, based on current information and events, it is probable that Holdings will be unable to collect all amounts due (principal and interest) according to the original contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments. Measurement of impairment is based on the present value of expected future cash flows of the impaired loan, which are discounted at the loan’s effective interest rate. For collateral-dependent loans, Holdings uses the fair value of the collateral for the impaired loan to measure impairment. The impairment is either recognized as a specific component provided for in the allowance for loan losses or through charging-off the impaired portion of the loan. Impaired loans, including performing TDRs, totaled $12.0 million as of December 31, 2013, compared to $7.4 million at the end of 2012. Impaired loans increased by $4.5 million, or 155.6%, from the end of 2011 to the end of 2012. The increase in impaired loans from the end of 2011 to the end of 2012 was primarily the result of purchased performing loan downgrades. The growth in the allowance in 2013 was primarily the result of the growth in total outstanding loans, which approximated $545.0 million, impairment recognition of $1.5 million related to purchased credit impaired loans, and the incremental inclusion of purchased performing loans in the allowance for loan loss calculation. The allowance for loan losses is maintained at a level that management believes is adequate to provide for loan losses based on currently available information.

The following table summarizes the activity in the allowance for loan losses for the periods indicated:

	As of and for the Years Ended December 31,
	2013	2012	2011	2010
Balances:
Average total loans outstanding during period	$2,031,415	$1,437,365	$989,055	$1,141,747
Total loans outstanding at end of period	2,198,570	1,653,631	1,336,078	957,032
Allowance for Loan Losses:
Balance at beginning of period	$6,875	$4,775	$763	$—
Charge Offs:
Commercial Real Estate	330	70	—	—
Residential Real Estate	795	387	102	—
Construction, Land Development, and Other Land	26	362	—	—
Agricultural	—	38	—	—
Commercial and Industrial	1,343	2,510	50	—
Installment and Other	290	147	181	—
Total Charge Offs:	2,784	3,514	333	—
Recoveries:
Commercial Real Estate	(92)	(652)	(145)	—
Residential Real Estate	(214)	(108)	(949)	(203)
Construction, Land Development, and Other Land	(2,580)	(212)	(709)	—
Agricultural	(139)	(53)	(71)	(2)
Commercial and Industrial	(908)	(572)	(2,033)	(353)
Installment and Other	(279)	(210)	(72)	(2)
Total Recoveries:	(4,212)	(1,807)	(3,979)	(560)
Net loan charge-offs (recoveries)	(1,428)	1,707	(3,646)	(560)
Provision for loan losses	4,211	3,807	366	203
Balance at end of period	$12,514	$6,875	$4,775	$763
Ratios:
Net loan charge-offs to average total loans	-0.07%	0.12%	-0.37%	-0.05%
Provision for loan losses to average total loans	0.21%	0.26%	0.04%	0.02%
Allowance for loan losses to gross loans at end of period	0.57%	0.42%	0.36%	0.08%
Allowance for loan losses to total nonperforming loans (1)	111.62%	93.46%	165.91%	351.61%
Net loan charge-offs to allowance for loan losses at end of period	-11.41%	24.83%	-76.36%	-73.39%
Net loan charge-offs to provision for loan losses	-33.91%	44.84%	-996.17%	-275.86%

(1)	Performing TDRs are not included in nonperforming loans and are, therefore, not included in the denominator used to calculate this ratio.

Allocation of Allowance for Loan Losses. Provided below is a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocation presented should not be viewed as an indication that charges to the allowance will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories.

	As of and for the Years Ended December 31,
	2013		2012		2011		2010
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
Balances at End of Period
Applicable to:
Allocated loss allowances
Commercial Real Estate	$4,415	59.3%	$2,751	61.2%	$1,165	55.5%	$108	56.7%
Residential Real Estate	2,247	15.1%	1,178	12.0%	873	15.1%	207	12.7%
Construction, Land Development, and Other Land	1,176	3.6%	352	4.1%	85	5.9%	19	7.5%
Agricultural	500	5.8%	156	7.2%	363	8.3%	79	13.1%
Commercial and Industrial	3,634	14.3%	2,115	14.2%	756	13.5%	230	8.6%
Installment and Other	255	1.9%	319	1.3%	208	1.7%	19	1.4%

Total Allocated	12,227		6,871		3,450		662

Unallocated	287	n/a	4	n/a	1,325	n/a	101	n/a

Total allowance for loan loss	$12,514	100.0%	$6,875	100.0%	$4,775	100.0%	$763	100.0%

Investment Portfolio. Holdings uses two classifications for its investment portfolio: available-for-sale (AFS) and held-to-maturity (HTM). Securities that Holdings has the intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost. Securities not classified as held-to-maturity securities are classified as “securities available-for- sale” and reported at fair value. At December 31, 2013, 2012, and 2011 Holdings’ held-to-maturity investments totaled $36.4 million, $0, and $0, respectively. Available-for sale securities had a total fair value of $1.05 billion, $578.6 million, and $403.0 million at the end of 2013, 2012, and 2011, respectively. Holdings’ investments provide a substantial source of liquidity as they can be pledged to support borrowed funds or can be liquidated to generate cash proceeds. The investment portfolio is also a significant resource to Holdings in managing interest rate risk, as the maturity and interest rate characteristics of this asset class can be readily changed to match changes in the loan and deposit portfolios.

The following Investment Portfolio table reflects the amortized cost and fair market values for the total portfolio for each category of investments for the past three years:

	December 31,
	2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:
Obligations of federal government agencies	$31,969	$31,613	$15,118	$15,364	$2,758	$2,787
Obligations of states, municipalities, and political subdivisions	123,083	117,743	56,320	59,609	44,962	47,955
Residential mortgage-backed securities	817,409	806,282	441,184	447,332	345,242	346,554
Commercial mortgage-backed securities	57,450	55,929	45,022	45,612	—	—
Corporate securities	7,092	7,285	7,154	7,407	2,520	2,518
Other securities	32,213	31,788	3,168	3,317	3,072	3,162
Total	$1,069,216	$1,050,640	$567,966	$578,641	$398,554	$402,976
Securities held-to-maturity:
Residential mortgage-backed securities	$36,444	$35,711	$—	$—	$—	$—
Total	$36,444	$35,711	$—	$—	$—	$—

The investment maturities table below summarizes contractual maturities for Holdings’ investment securities and their weighted average yields at December 31, 2013. The actual timing of principal payments may differ from remaining contractual maturities, because obligors may have the right to repay certain obligations with or without penalties.

	One Year or Less		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
December 31, 2013	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities available-for-sale:
Obligations of federal government agencies	$760	4.93%	$11,155	0.73%	$10,825	2.54%	$9,229	0.80%	$31,969	1.46%
Obligations of states, municipalities, and political subdivisions	—	0.00%	3,513	1.71%	94,493	2.65%	25,077	3.44%	123,083	2.78%
Residential mortgage-backed securities	1	4.15%	2,968	2.32%	117,770	1.84%	696,670	2.28%	817,409	2.22%
Commercial mortgage-backed securities	—	0.00%	15,745	1.65%	31,707	2.05%	9,998	2.16%	57,450	1.96%
Corporate securities	—	0.00%	7,092	2.53%	—	0.00%	—	0.00%	7,092	2.53%
Other securities	—	0.00%	—	0.00%	13,366	0.60%	13,601	1.49%	26,967	1.05%
Other non-maturity securities									5,246	1.75%
Total	$761	4.93%	$40,473	1.60%	$268,161	2.12%	$754,575	2.29%	$1,069,216	2.22%

Securities held-to-maturity:
Residential mortgage-backed securities	—	0.00%	—	0.00%	—	0.00%	36,444	2.72%	36,444	2.72%

Total	$—	0.00%	$—	0.00%	$—	0.00%	$36,444	2.72%	$36,444	2.72%

Deposits. Holdings’ primary source of funds is customer deposits. Holdings’ strategy is focused on growing low cost core deposits and reducing reliance on higher cost certificates of deposit. This strategy improves our cost of funds and increases the opportunity for deposit fee revenues, while stabilizing our funding base.

The following table provides a comparative distribution of Holdings’ deposits by outstanding balance as well as by percentage of total deposits at the dates indicated:

	December 31,
	2013		2012		2011
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Non-interest bearing demand	$955,310	29.2%	$759,741	34.6%	$540,107	28.4%
Money market accounts, savings, and NOW	1,596,023	48.7%	1,018,363	46.4%	816,797	42.9%
Time deposits $100,000 and over	285,245	8.7%	163,458	7.4%	205,943	10.8%
Other time deposits	437,503	13.4%	254,968	11.6%	339,143	17.9%

Total Deposits	$3,274,081	100.0%	$2,196,530	100.0%	$1,901,990	100.0%

The scheduled maturity distribution of Holdings’ time deposits of $100,000 and over at the end of 2013 was as follows:

Time Certificates of Deposit
Three months or less	$57,842
Over three months through six months	44,137
Over six months through twelve months	88,756
Over twelve months	94,510

Total	$285,245

Liquidity and Market Risk Management

Liquidity. Liquidity is the ability to raise cash when needed at a reasonable cost with minimal loss of principal. Liquidity risk is the risk that Holdings’ financial condition or overall safety may be adversely affected by either a real or a perceived inability to meet its obligations. Increased liquidity risk may occur from funding mismatches, from market constraints on the ability to convert assets into cash or access sources of funds, or from contingent liquidity events. It is the objective of Holdings to maintain a low liquidity risk profile. Holdings maintains significant on-balance sheet and off- balance-sheet liquidity sources, including a relatively large marketable securities portfolio and borrowing capacity through various secured and unsecured sources. At December 31, 2013 and 2012, Holdings had borrowing capacity from the Federal Home Loan Banks, which we refer to as FHLB, of $669.8 million and $420.8 million, respectively, subject to the availability of collateral. In addition to the FHLB secured borrowing capacity, Holdings has the ability to borrow from the Federal Reserve Bank of San Francisco. At December 31, 2013 and 2012, the available borrowings from this source were $144.8 million and $102.8 million, respectively, although no balance was outstanding in either 2013 or 2012. As of December 31, 2013, Holdings’ primary liquidity ratio was 23.7% and its overall liquidity ratio was 35.7%.

Interest Rate Risk Management. Market risk can arise from changes in interest rates, exchange rates, commodity prices, or equity prices. Interest rate risk arises from the maturity and re-pricing characteristics of earning assets and interest bearing liabilities. Holdings manages its interest rate risk through established policies and procedures; it is the goal of Holdings to manage interest rate risk in order to ensure stable net interest income. Holdings attempts to take a limited, measured and controlled exposure to interest rate risk.

Holdings measures its interest rate sensitivity through the use of a simulation model. The model incorporates the contractual cash flows and re-pricing characteristics from each financial instrument, as well as certain management assumptions. The model captures the estimated impact of interest rate risk, including repricing risk, option risk, yield curve risk and basis risk.

Net interest income simulation is a model of the net interest income from assets and liabilities using various interest rate scenarios and balance sheet structures. This measures the impact of changing rates on earnings and captures the short-term risk from rate changes. The simulation, which is performed quarterly, uses a two-year horizon with rates changed over the first year and resulting changes in income measured for each year.

The following reflects Holdings’ estimated net interest income sensitivity as of December, 31, 2013:

	Immediate Change in Rate
	-200 b.p.	-100 b.p.	+100 b.p.	+200 b.p.	+300 b.p.	+400 b.p.
Change in net interest income	N/A	N/A	$4,852	$8,846	$12,967	$16,381
Percentage (%) change	N/A	N/A	3.9%	7.0%	10.3%	13.0%

Market value of equity, which we refer to as MVE, is a valuation analysis used for discerning levels of risk present in the statement of financial condition that might not be taken into account in the net interest income simulation. This analysis, run quarterly, measures the impact of changing rates on capital, and captures the long-term risk from rate changes. It is calculated as the net of the discounted present value of asset cash flows minus the discounted present value of liability cash flows.

The following reflects Holdings’ estimated changes in MVE as of December 31, 2013:

	Immediate Change in Rate
	-200 b.p.	-100 b.p.	+100 b.p.	+200 b.p.	+300 b.p.	+400 b.p.
Change in MVE	N/A	N/A	$14,554	$21,496	$22,284	$22,949
Percentage (%) change	N/A	N/A	2.0%	3.0%	3.1%	3.2%

Capital Resources. As of December 31, 2013 Holdings had total members’ equity of $534.1 million, compared to $444.0 million at the end of 2012.

Holdings uses a variety of measures to evaluate capital adequacy. Management reviews various capital measurements on a quarterly basis and takes appropriate action to ensure that such measurements are within established internal and external guidelines. The external guidelines, which are issued by the FDIC, establish a risk-adjusted ratio relating capital to different categories of assets and off balance sheet exposures. There are two categories of capital under the FDIC guidelines: Tier 1 and Tier 2 Capital. Tier 1 Capital includes members’ equity less goodwill, disallowed deferred tax assets, and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on securities available-for-sale, which are carried at fair market value.

Holdings’ current capital position exceeds all current guidelines established by the FDIC. At December 31, 2013, Holdings had a Tier 1 risk based capital ratio of 12.36%, a total capital to risk-weighted assets ratio of 12.87%, and a leverage ratio of 8.69%. At December 31, 2012, Holdings had a Tier 1 risk based capital ratio of 14.57%, a total capital to risk-weighted assets ratio of 14.97%, and a leverage ratio of 11.08%.

For the Three and Nine Months Ended September 30, 2014 Compared to the Three and Nine Months Ended September 30, 2013; and as of September 30, 2014 Compared to December 31, 2013 and September 30, 2013 (all tabular dollar information is presented in thousands)

Summary of Performance—Results of Operations

Third Quarter 2014 compared to Third Quarter 2013. Holdings recognized net income of $5.6 million for the quarter ended September 30, 2014, compared to a loss of $2.9 million for the quarter ended September 30, 2013. The loss in the third quarter of 2013 was a result of higher non-interest expense related to an organizational restructuring as part of a strategic realignment of Holdings’ commercial and community banking lines of business. Among actions implemented were the sale and consolidation of 18 branches, contract terminations on redundant or acquired contracts, and final merger expenses on acquisitions closed that year. Offsetting the higher non-interest expense in the third quarter of 2013 was an income tax benefit of $1.9 million.

First Three Quarters of 2014 as compared to First Three Quarters of 2013. Net income for the first nine months of 2014 was $17.0 million as compared to a net loss of $1.6 million for the period ended September 30, 2013. The increase in net income of $18.5 million from 2013 to 2014 is primarily due to non-interest expense recognized in 2013 related to the organizational restructuring and the acquisition of PremierWest Bank. Compared to September 30, 2013, non-interest expense for the nine months ended September 30, 2014 decreased $22.2 million or 16.4%. Also contributing to the higher net income for the first nine months of 2014 was lower loan loss provision of $997,000, as compared to a provision of $4.1 million for the same period in 2013, a decrease of $3.2 million or 76.0%. The lower provision in 2014 was due to the reversal of $0.7 million of purchased credit impaired loan impairment in 2014 compared to the recognition of $1.5 million of purchased credit impaired loan impairment in 2013 as well as the lower increase in outstanding loans of $321.1 million in 2014 compared to $545 million in 2013. Offsetting these positive variances in 2014 was higher income tax expense of $12.6 million as compared to an income tax benefit of $294,000 for the same period in 2013.

Summary of Performance—Financial Condition

September 30, 2014 relative to December 31, 2013. Total assets were $4.09 billion as of September 30, 2014, an increase of $151.6 million, or 3.8%, as compared to $3.94 billion at December 31, 2013. Net loans, excluding held-for-sale, increased $319.1 million in the first nine months of 2014, offset by decreases in loans held for sale of $59.6 million, cash and cash equivalents of $44.9 million, and decreased investment securities balances of $28.3 million.

Total deposits were $3.23 billion as of September 30, 2014, a decrease of $45.3 million, or 1.4%, from $3.27 billion at December 31, 2013 due to the run off of high cost promotional deposits acquired with the PacTrust branch purchase. As a result of flat deposit growth and increased operating leverage, borrowings balances increased to $251.5 million for the nine months ended September 30, 2014. This was an increase of $178.4 million, or 244.0%, over the December 31, 2013 balance of $73.1 million.

As compared to December 31, 2013, total members’ equity increased by $27.2 million, or 5.1%, as a result of net income earned in the first nine months of 2014.

Results of Operations

Net Interest Income and Net Interest Margin. Net interest income decreased from $38.6 million for the third quarter of 2013 to $35.1 million for the third quarter of 2014. Net interest income increased from $106.5 million in the first nine months of 2013 to $110.1 million in the first nine months of 2014. The 9.1% or $3.5 million decrease in the third quarter of 2014, compared to the prior year was the result of lower yield on the loan portfolio. This was due primarily to a reduction in the rate of pre-payments and related interest income from impaired loans carried at a discount which were acquired from previous whole bank acquisitions. This resulted in a lower net interest margin of 3.89%, which was 85 basis points below the same quarter in 2013. For the first nine months of 2014, average loan balances increased by $249.3 million as compared to the first nine months of 2013. However, lower loan yields resulted in a decrease of $16.0 million in interest income earned. For the same nine month period, the yield on total interest earning assets dropped 62 basis points from 5.04% for the nine months ending September 30, 2013, to 4.42% for the nine months ending September 30, 2014. As a result, net interest margin decreased from 4.81% in 2013 to 4.23% in 2014.

The following tables show, for the quarters ended September 30, 2014 and 2013 and for the nine months ended September 30, 2014 and 2013, the annual average balance for each principal balance sheet category, and the amount of interest income or expense associated with that category.

	Three months ended September 30,
	2014			2013
Assets	Average Balance	Interest Income/ Expense	Average Rate/ Yield	Average Balance	Interest Income/ Expense	Average Rate/ Yield
Loans (1)	$2,456,282	$31,028	5.01%	$2,264,287	$36,412	6.38%
Taxable securities	1,085,803	5,911	2.16%	833,091	3,540	1.69%
Non-taxable securities	2,277	17	2.96%	1,203	9	2.94%
FHLB Stock	13,300	23	0.69%	15,058	34	0.89%
Overnight deposits with other banks and other	26,968	16	0.23%	103,497	80	0.31%

Total interest earning assets	3,584,630	36,995	4.09%	3,217,136	40,075	4.94%

Non-interest earning assets	464,804			537,198
Total assets	$4,049,434			$3,754,334

Liabilities
Interest bearing demand deposits	$538,541	$108	0.08%	$397,161	$90	0.09%
Savings and MMDA deposits	1,143,867	554	0.19%	994,304	542	0.22%
Time deposits	681,491	885	0.52%	668,351	647	0.38%

Total interest bearing deposits	2,363,899	1,547	0.26%	2,059,816	1,279	0.25%

Overnight borrowings	20,490	43	0.84%	130	28	85.45%
Other borrowings	205,176	280	0.54%	153,117	122	0.32%

Total interest bearing liabilities	2,589,565	1,870	0.29%	2,213,063	1,429	0.26%

Non-interest bearing demand deposits	848,341			980,835
Other non-interest bearing liabilities	50,550			52,533

Total liabilities	3,488,456			3,246,431

Members’ Equity	560,978			507,903

Total liabilities and members’ equity	$4,049,434			$3,754,334

Net interest income and spread		$35,125	3.80%		$38,646	4.68%

Net interest margin			3.89%			4.77%

(1)	Includes loans held for sale and non-accrual loans in average loans. Interest income includes loan fee income.

	Nine months ended September 30,
	2014			2013
	Average Balance	Interest Income/ Expense	Average Rate/ Yield	Average Balance	Interest Income/ Expense	Average Rate/ Yield
Assets
Loans (1)	$2,312,361	$96,110	5.56%	$2,063,065	$100,032	6.48%
Taxable securities	1,106,441	18,676	2.26%	762,845	10,150	1.78%
Non-taxable securities	2,260	49	2.90%	1,022	21	2.75%
FHLB Stock	13,747	88	0.85%	15,087	80	0.71%
Overnight deposits with other banks and other	43,183	105	0.33%	86,420	216	0.33%

Total interest earning assets	3,477,992	115,028	4.42%	2,928,439	110,499	5.04%

Non-interest earning assets	479,415			511,083

Total assets	$3,957,407			$3,439,522

Liabilities
Interest bearing demand deposits	$469,430	$295	0.08%	$362,756	$259	0.10%
Savings and MMDA deposits	1,148,947	1,656	0.19%	926,799	1,571	0.23%
Time deposits	687,406	2,479	0.48%	596,569	1,776	0.40%

Total interest bearing deposits	2,305,783	4,430	0.26%	1,886,124	3,606	0.26%

Overnight borrowings	12,022	109	1.22%	1,333	87	8.72%
Other borrowings	125,538	437	0.47%	116,887	305	0.35%

Total interest bearing liabilities	2,443,343	4,976	0.27%	2,004,344	3,998	0.27%

Non-interest bearing demand deposits	909,186			893,912
Other non-interest bearing liabilities	52,783			45,030

Total liabilities	3,405,312			2,943,286

Members’ Equity	552,095			496,236

Total liabilities and members’ equity	$3,957,407			$3,439,522

Net interest income and spread		$110,052	4.15%		$106,501	4.77%

Net interest margin			4.23%			4.86%

(1)	Includes loans held for sale and non-accrual loans in average loans. Interest income includes loan fee income.

The Volume and Rate Variances table below sets forth the dollar difference in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities for the noted periods, and the amount of such change attributable to changes in average balances (volume) or changes in average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by prior period rates, and rate variances are equal to the increase or decrease in rate times prior period average balances. Variances attributable to both rate and volume changes are calculated by multiplying the change in rate by the change in average balance, and are allocated to the rate variance.

	Three months ended September 30, 2014 compared to 2013			Nine months ended September 30, 2014 compared to 2013
	Increase (decrease) in interest income/expense due to changes in:			Increase (decrease) in interest income/expense due to changes in:
	Volume	Rate	Total	Volume	Rate	Total
Interest earning assets
Loans (1)	$3,054	$(8,438)	$(5,384)	$12,083	$(16,005)	$(3,922)
Securities	1,080	1,299	2,379	4,592	3,962	8,554
Overnight deposits with other banks, and other and FHLB stock	(75)	—	(75)	(130)	27	(103)

Total net change in interest income on interest earning assets	$4,059	$(7,139)	$(3,080)	$16,545	$(12,016)	$4,529

Interest bearing liabilities
Interest bearing demand deposits	$32	$(14)	$18	$80	$(44)	$36
Savings and MMDA deposits	82	(70)	12	382	(297)	85
Time deposits	12	226	238	272	431	703

Total interest bearing deposits	126	142	268	734	90	824
Overnight borrowings	16	(1)	15	697	(675)	22
Other borrowings	51	107	158	23	109	132

Total net change in interest expense on interest bearing liabilities	193	248	441	1,454	(476)	978

Net change in net interest income	$3,866	$(7,387)	$(3,521)	$15,091	$(11,540)	$3,551

(1)	Includes loans held for sale and non-accrual loans in average loans. Interest income includes loan fee income.

Interest income decreased $3.1 million in the third quarter of 2014 but increased $4.5 million in the first nine months of 2014, as compared to the same periods in 2013. Interest expense increased $441,000 for the third quarter of 2014 and $978,000 in the first nine months of 2014, as compared to the same periods in 2013. Decreasing yields on the loan portfolio primarily due to a decline in acquired impaired loan accretion affected the margins for both the third quarter and nine month comparisons.

Provision for Loan Losses. There was a benefit for loan losses of $77,000 for the three months ended September 30, 2014 as compared to a provision of $1.1 million for the same period of 2013. For the nine months ended September 30, 2014, the provision for loan losses was $997,000 compared to $4.1 million in 2013. The benefit for loan losses included net loan recoveries of $1.3 million in the third quarter of 2014 and the provision for loan losses included net recoveries of $1.6 million for the entire nine month period ending September 30, 2014. This compares to the prior year which had net loan recoveries of $682,000 and a loan loss provision of $1.1 million in the third quarter of 2013 and net loan recoveries of $644,000 and a loan loss provision of $4.1 million for the first nine months of 2013. The provision for the period ending September 30, 2013 was due to growth in outstanding loans during that period of approximately $534.0 million and impairment of $1.5 million recognized during that period for purchased credit impaired loans.

Non- Interest Income. The following table sets forth the various components of our non-interest income for the periods indicated:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Fees and service charges on deposits	$4,190	39.8%	$3,948	36.4%	$11,312	33.4%	$10,445	33.3%
Loan sales income	2,768	26.3%	6,030	55.6%	10,983	32.4%	8,474	27.0%
Net gains on sales of foreclosed assets and rental income	776	7.4%	2,103	19.4%	3,135	9.3%	3,883	12.4%
Fees on mortgage loan sales, net	954	9.1%	1,535	14.2%	2,851	8.4%	5,766	18.4%
Bank-owned life insurance	452	4.3%	509	4.7%	1,563	4.6%	1,205	3.8%
Net (losses) gains on sales of securities	9	0.1%	(3,250)	-30.0%	455	1.3%	(2,729)	-8.7%
Other	1,381	13.1%	(39)	-0.4%	3,590	10.6%	4,331	13.8%
Total non-interest income	$10,530	100.0%	$10,836	100.0%	$33,889	100.0%	$31,375	100.0%
As a percentage of average assets	1.03%		1.15%		1.15%		1.22%

Non-interest income decreased by $306,000 or 2.8% in the third quarter of 2014, compared to the same quarter in 2013. For the nine months ending September 30, 2014, non-interest income grew by $2.5 million or 8.0% in comparison to the prior year period.

Net losses on the sales of securities of $3.3 million were recognized in the three months ended September 30, 2013 as a result of steps taken to reposition the investment portfolio while a small gain of $9,000 was recognized in the most recent three months. Offsetting this was a decrease in loan sale income from $6.0 million for the three months ended September 30, 2013 to $2.8 million during the same quarter of 2014. For the three months ended September 30, 2013, income from the sale of multi-family loans was $2.3 million, and income from the sale of purchased impaired loans was $3.6 million.

For the nine months ended September 30, 2014, non-interest income was $33.9 million as compared to $31.4 million for the same period in 2013. Net fees on the sale of mortgage loans for the first nine months of 2014 decreased by $2.9 million as compared to the same timeframe in 2013 due to an initiative to portfolio a higher proportion of monthly production in 2014. Net losses on the sale of securities of $2.7 million were recognized in 2013 as a result of repositioning the investment portfolio compared to net gains of $455,000 for the nine months ended September 30, 2014.

Non-Interest expense. The following table sets forth our non-interest expenses for the periods indicated:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Salaries and employee benefits	$20,248	56.0%	$23,100	43.4%	$60,725	53.6%	$67,871	50.1%
Equipment expense	3,404	9.4%	4,135	7.8%	10,498	9.3%	9,491	7.0%
Occupancy expense, net	3,585	9.9%	11,659	21.9%	9,683	8.5%	18,950	14.0%
Foreclosed real estate and other foreclosed assets expense	1,421	3.9%	2,786	5.2%	4,638	4.1%	6,585	4.9%
Amortization of intangible assets	902	2.5%	896	1.7%	2,598	2.3%	2,646	2.0%
Other professional fees	570	1.6%	753	1.4%	1,907	1.7%	2,332	1.7%
Travel	552	1.5%	692	1.3%	1,833	1.6%	2,072	1.5%
FDIC assessment	594	1.6%	709	1.3%	1,823	1.6%	2,063	1.5%
Postage and supplies	491	1.4%	729	1.4%	1,748	1.5%	1,893	1.4%
Bankcard and debit cards	442	1.2%	652	1.2%	1,553	1.4%	1,599	1.2%
Insurance	442	1.2%	381	0.7%	1,279	1.1%	2,202	1.6%
Advertising and marketing	477	1.3%	554	1.0%	1,234	1.1%	1,676	1.2%
Telephone	285	0.8%	489	0.9%	1,031	0.9%	1,225	0.9%
Acquisition-related expenses	194	0.5%	779	1.5%	246	0.2%	2,945	2.2%
Legal expense	(1,782)	-4.9%	482	0.9%	(1,894)	-1.7%	1,634	1.2%
Other	4,352	12.0%	4,406	8.3%	14,452	12.7%	10,401	7.7%

Total non-interest expense	$36,177	100.0%	$53,202	100.0%	$113,354	100.0%	$135,585	100.0%
As a percentage of average earning assets	0.89%		1.42%		2.86%		3.94%
Efficiency ratio	77.26%		105.71%		76.95%		96.42%

For the three months ended September 30, 2014, non-interest expense was $36.2 million as compared to $53.2 million for the same period in 2013, a decrease of 32.0%. For the first nine months of 2014 as compared to the same period in 2013, non-interest expense decreased $22.2 million or 16.4%.

Occupancy expense for the three months ended September 30, 2014 decreased $8.1 million from the balance of $11.7 million recorded in the same quarter of 2013. Lease termination costs associated with branch sales and consolidations accounted for the majority of the higher balances in 2013. Also resulting from the organizational restructuring personnel costs decreased by $2.9 million from 2013 as compared to 2014.

For the nine months ended September 30, 2014, non-interest expense was $113.4 million as compared to $135.6 million for the same period in 2013. This was a decrease of $22.2 million or 16.4%. The largest decreases were personnel costs of $7.1 million, or 10.5%, and occupancy expenses of $9.3 million, or 48.9%, as explained above.

Provision for Income Taxes. Income tax expense was $3.9 million in the third quarter of 2014, which represented a $5.8 million, or 304%, increase over the same period in 2013. This increase was due to a loss taken in the third quarter of 2013. Income tax expense was $12.6 million in the first nine months of 2014, an increase of $12.9 million over the prior period due to losses recorded in the third quarter of 2013. Holdings’ effective tax rate decreased from 55% for the third quarter of 2013 and 53% for the first nine months of 2013 to 41% for the third quarter of 2014 and 43% for the first nine months of 2014. The decrease in rate is primarily due to the loss recognized in the third quarter and nine months ended 2013.

Financial Condition

Summary

Loan Portfolio. Outstanding loan balances grew by $321.1 million, or 14.6%, from December 31, 2013 to September 30, 2014 and by $331.9 million, or 15.2%, from September 30, 2013 to September 30, 2014. The largest percentage of the loan portfolio is represented by commercial real estate loans as this category reflects 55.6% of the outstanding loans as of September 30, 2014. A substantial percentage of the commercial real estate loans are considered owner-occupied loans. The second largest category of loans is residential real estate loans that comprise about 22.8% of total loans.

As a result of acquisition activity, Holdings has purchased credit impaired loans and purchased performing loans which are accounted for under ASC 310-30—Loans and Debt Securities Acquired with Deteriorated Credit Quality and ASC 310-20—Nonrefundable Fees and Other Costs, respectively. The balances of these loans are included in the tables, below. Discussions regarding the accounting treatment and balances by type are included in Banner’s Current Report on Form 8-K filed on December 4, 2014 and are incorporated here by reference.

The following table sets forth the composition of Holdings’ loan portfolio as of the dates indicated:

	Amount Outstanding as of:
	September 30, 2014		December 31, 2013		September 30, 2013
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Commercial real estate	$1,400,194	55.6%	$1,303,317	59.3%	$1,317,885	60.2%
Residential real estate	574,305	22.8%	332,753	15.1%	295,051	13.5%
Construction, land development, and other land	56,429	2.2%	78,376	3.6%	84,662	3.9%
Agricultural	129,181	5.1%	126,862	5.8%	126,362	5.8%
Commercial and industrial	323,646	12.8%	313,748	14.3%	315,688	14.4%
Installment and other	35,894	1.5%	43,514	1.9%	48,055	2.2%

Total loans	2,519,649	100.0%	2,198,570	100.0%	2,187,703	100.0%

Allowance for loan losses	(15,159)		(12,514)		(11,667)
Deferred loan fees, net of deferred costs	(329)		(958)		(895)

Net loans	$2,504,161		$2,185,098		$2,175,141

Loan Maturities. The following table shows the maturity distribution for total loans outstanding as of September 30, 2014. The principal balance of loans due after one year is indicated by both fixed and floating rate categories.

	Amount Outstanding as of September 30, 2014
	One Year or Less	After One But Within Three Years	After Three but Within Five	After Five but Within Ten	After Ten Years	Total	Floating Rate: Due After One Year	Fixed Rate: Due After One Year
Commercial Real Estate	$76,969	$205,162	$189,891	$572,166	$356,006	$1,400,194	$1,009,386	$313,839
Residential Real Estate	23,768	24,353	11,465	25,107	489,612	574,305	350,611	199,926
Construction, Land Development and other land	26,768	17,900	3,551	4,510	3,700	56,429	13,176	16,485
Agricultural	44,674	9,348	29,016	41,965	4,178	129,181	52,495	32,012
Commercial and Industrial	133,673	64,305	68,105	51,149	6,414	323,646	92,857	97,116
Installment and Other	4,881	4,602	5,131	19,601	1,679	35,894	6,525	24,488

Total	$310,733	$325,670	$307,159	$714,498	$861,589	$2,519,649	$1,525,050	$683,866

Off-Balance Sheet Arrangements. In the normal course of business, Holdings makes commitments to extend credit to its customers as long as there are no violations of any conditions established in contractual arrangements. These commitments are obligations that represent a potential credit risk to Holdings, and a $1.8 million reserve for unfunded commitments is reflected as a liability in Holdings’ balance sheet at September 30, 2014. Total unused commitments to extend credit were $485.5 million at September 30, 2014 compared to $414.7 million at December 31, 2013. Unused commitments represented 19.3% and 18.9% of gross loans outstanding at September 30, 2014 and December 31, 2013, respectively. Holdings also had $12.5 million and $11.2 million in standby letters of credit and commercial letters of credit at September 30, 2014 and December 31, 2013, respectively.

Non-performing Assets. Non-performing assets are comprised of loans on non-accrual status, loans 90 days or more past due and still accruing interest, and other real estate owned, which we refer to as OREO. A loan is placed in non-accrual status if there is concern that principal and interest may not be fully collected or if the loan has been past due for a period of 90 days or more, unless the obligation is both well secured and in process of legal collection. When loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans are returned to accrual status when they are brought current with respect to principal and interest payments and future payments are reasonably assured. Loans in which the borrower is encountering financial difficulties and Holdings has modified the terms of the original loan are evaluated for impairment and classified as troubled debt restructured loans.

The following table presents information concerning Holdings’ non-performing and restructured loans and other non-performing assets as of the dates indicated:

	September 30, 2014	December 31, 2013	September 30, 2013
Non-accrual loans:
Non-accrual Commercial Real Estate	$8,439	$8,918	$7,953
Non-accrual Residential Real Estate	525	446	603
Non-accrual Construction, Land Development, and Other Land	—	477	512
Non-accrual Agricultural	—	83	239
Non-accrual Commercial and Industrial	1,935	1,178	1,615
Non-accrual Installment and Other	58	109	111

	10,957	11,211	11,033

Loans more than 90 days and delinquent, still on accrual:
Commercial Real Estate	—	—	100
Residential Real Estate	1	—	—
Installment and other	—	20	—

	1	20	100

Total Non-performing loans	10,958	11,231	11,133

Foreclosed Real Estate and Other Foreclosed Assets	17,469	22,097	32,620

Total Non-performing Assets	$28,427	$33,328	$43,753

Performing TDRs	$730	$745	$751

Non-performing loans as a % of gross loans	0.43%	0.51%	0.51%
Non-performing loans and performing TDRs as a % of gross loans	0.46%	0.54%	0.54%
Non-performing loans to total assets	0.27%	0.28%	0.30%
Non-performing assets to total assets	0.69%	0.85%	1.18%

Allowance for Loan Losses. Holdings establishes an allowance for loan losses through a provision for loan losses, for both specific losses on impaired loans and the inherent risk of probable loss for non-impaired loans based on loan grades, loan characteristics, and economic trends. The allowance consists of specific, general, and qualitative components. The allowance for loan losses is evaluated on a regular basis by management and the estimate is based upon management’s periodic review of the collectability of the loans that considers historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The specific component relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Loans acquired as part of a bank acquisition are recorded at fair value on the acquisition date. The fair value includes a credit mark representing an estimate of expected credit losses at the date of acquisition. As a result no allowance for loan losses is recorded at the acquisition date. For purchased performing loans, an allowance is built over time as the fair value discounts are fully amortized or as credit quality changes. Losses recognized on purchased performing loans are offset by any remaining fair value discount and any remaining loss is recognized through the allowance for loan losses. The credit mark related to purchased credit impaired loans is re-evaluated periodically for adequacy. Increases in the required credit mark result in a charge to the provision for loan losses and an increase in the allowance for loan losses. Losses recognized on purchased credit impaired loans are taken against the credit mark included in the fair value discount rather than being charged against the allowance for loan losses. Acquired loan fair value discounts are included in total loans balances and are not reflected in the allowance for loan losses. The balances of acquired loans are included in the average total loans outstanding in the table below.

Holdings’ allowance for loan loss was $15.2 million as of September 30, 2014, compared to $12.5 million as of December 31, 2013. The $2.7 million increase in the allowance from December 31, 2013 to September 30, 2014 was the result of the growth in total loans evaluated for allowance of approximately $482 million. A loan is considered impaired when, based on current information and events, it is probable that Holdings will be unable to collect all amounts due (principal and interest) according to the original contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments. Measurement of impairment is based on the present value of expected future cash flows of the impaired loan, which are discounted at the loan’s effective interest rate. For collateral-dependent loans, Holdings uses the fair value of the collateral for the impaired loan to measure impairment. The impairment is either recognized as a specific component provided for in the allowance for loan losses or through charging-off the impaired portion of the loan. Impaired loans, including performing TDRs, totaled $11.7 million at September 30, 2014, compared to $12 million as of December 31, 2013. The allowance for loan loss is maintained at a level that management believes is adequate to provide for loan losses based on currently available information.

The following table summarizes the activity in the allowance for loan losses for the periods indicated:

	As of and for the Three Months Ended September 30,		As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2014	2013	2014	2013	2013
Balances:
Average total loans outstanding during period	$2,420,196	$2,180,033	$2,261,434	$2,192,143	$2,031,415
Total loans outstanding at end of period	2,519,649	2,187,703	2,519,649	2,187,703	2,198,570
Allowance for Loan Losses:
Balance at beginning of period	$13,982	$9,875	$12,514	$6,875	$6,875
Charge Offs:
Commercial Real Estate	12	70	912	232	330
Residential Real Estate	(8)	264	437	471	795
Construction, Land Development, and Other Land	5	—	656	26	26
Agricultural	—	—	—	—	—
Commercial and Industrial	184	430	663	1,002	1,343
Installment and Other	18	87	79	167	290

Total Charge Offs:	211	851	2,747	1,898	2,784

Recoveries
Commercial Real Estate	(33)	(41)	(1,363)	(65)	(92)
Residential Real Estate	(117)	(63)	(368)	(150)	(214)
Construction, Land Development, and Other Land	(760)	(1,009)	(1,797)	(1,358)	(2,580)
Agricultural	(2)	(1)	(19)	(111)	(139)
Commercial and Industrial	(494)	(316)	(695)	(623)	(908)
Installment and Other	(59)	(103)	(153)	(235)	(279)

Total Recoveries:	(1,465)	(1,533)	(4,395)	(2,542)	(4,212)

Net loan charge-offs (recoveries)	(1,254)	(682)	(1,648)	(644)	(1,428)

Provision for loan losses	(77)	1,110	997	4,148	4,211

Balance at end of period	$15,159	$11,667	$15,159	$11,667	$12,514

Ratios:
Net loan charge-offs to average total loans	-0.05%	-0.03%	-0.07%	-0.03%	-0.07%
Provision for loan losses to average total loans	0.00%	0.05%	0.04%	0.19%	0.21%
Allowance for loan losses to gross loans at end of period	0.60%	0.53%	0.60%	0.53%	0.57%
Allowance for loan losses to total nonperforming loans (1)	138.35%	105.75%	138.35%	105.75%	111.62%
Net loan charge-offs to allowance for loan losses at end of period	-8.27%	-5.85%	-10.87%	-5.52%	-11.41%
Net loan charge-offs to provision for loan losses	1,628.57%	-61.44%	-165.30%	-15.53%	-33.91%

(1)	Performing TDRs are not included in nonperforming loans and are, therefore, not included in the numerators used to calculate this ratio.

Allocation of Allowance for Loan Losses. Provided below is a summary of the allocation of the allowance for loan and lease losses for specific loan categories at the dates indicated. The allocation presented should not be viewed as an indication that charges to the allowance will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories.

	September 30, 2014		December 31, 2013		September 30, 2013
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
Balances at End of Period
Applicable to:
Allocated loss allowances
Commercial Real Estate	$5,822	55.6%	$4,415	59.3%	$4,019	60.2%
Residential Real Estate	3,481	22.8%	2,247	15.1%	1,898	13.5%
Construction, Land Development, and Other Land	677	2.2%	1,176	3.6%	1,336	3.9%
Agricultural	472	5.1%	500	5.8%	426	5.8%
Commercial and Industrial	4,085	12.8%	3,634	14.3%	3,521	14.4%
Installment and Other	300	1.5%	255	1.9%	228	2.2%

Total Allocated	14,837		12,227		11,428

Unallocated	322	n/a	287	n/a	239	n/a

Total allowance for loan loss	$15,159	100.0%	$12,514	100.0%	$11,667	100.0%

Investment Portfolio. Holdings uses two classifications for its investment portfolio: available-for-sale, which we refer to as AFS, and held-to-maturity, which we refer to as HTM. Securities that Holdings has the intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost. Securities not classified as held-to-maturity securities are classified as “securities available-for- sale” and reported at fair value. At September 30, 2014, Holdings’ held-to-maturity investments totaled $86.1 million, which compares to $36.4 million, at December 31, 2013 and none at September 30, 2013. Available-for sale securities had a total fair value of $972.7 million as of September 30, 2014. Available-for sale securities have declined over the last nine months as the portfolio has been repositioned to match strategic plans. Available-for sale securities decreased by $78.0 million, or 7%, for the nine month periods ended September 30, 2014, but increased as compared to twelve months ago by $116.3 million, or 14%. Holdings’ investments provide a substantial source of liquidity as they can be pledged to support borrowed funds or can be liquidated to generate cash proceeds. The investment portfolio is also a significant resource to Holdings in managing interest rate risk, as the maturity and interest rate characteristics of this asset class can be readily changed to match changes in the loan and deposit portfolios.

The following Investment Portfolio table reflects the amortized cost and fair market values for the total portfolio for each of the categories of investments for the following periods:

	September 30, 2014		December 31, 2013		September 30, 2013
December 31, 2013	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:
Obligations of federal government agencies	$19,644	$19,589	$31,969	$31,613	$32,221	$32,032
Obligations of states, municipalities, and political subdivisions	92,281	92,424	123,083	117,743	136,817	131,319
Residential mortgage-backed securities	783,218	781,080	817,409	806,282	600,300	596,149
Commercial mortgage-backed securities	53,895	53,127	57,450	55,929	58,688	57,078
Corporate securities	7,046	7,176	7,092	7,285	7,107	7,307
Other securities	19,514	19,291	32,213	31,788	32,747	32,512

Total	$975,598	$972,687	$1,069,216	$1,050,640	$867,880	$856,397

Securities held-to-maturity:
Obligations of states, municipalities, and political subdivisions	$27,773	$28,388	$—	$—	$—	$—
Residential mortgage-backed securities	56,287	56,363	36,444	35,711	—	—
Corporate securities		—	—	—	—	—
Other securities	2,080	2,080	—	—	—	—

Total	$86,140	$86,831	$36,444	$35,711	$—	$—

The investment maturities table below summarizes contractual maturities for Holdings’ investment securities and their weighted average yields at September 30, 2014. The actual timing of principal payments may differ from remaining contractual maturities, because obligors may have the right to repay certain obligations with or without penalties.

	One Year or Less		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
September 30, 2014	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Securities available-for-sale:
Obligations of federal government agencies	$240	5.07%	$5,382	3.10%	$5,236	2.03%	$8,786	0.78%	$19,644	1.80%
Obligations of states, municipalities, and political subdivisions	—	0.00%	9,063	1.96%	77,542	2.68%	5,676	3.31%	92,281	2.64%
Residential mortgage-backed securities	—	0.00%	3,434	2.42%	111,365	1.78%	668,419	2.26%	783,218	2.19%
Commercial mortgage-backed securities	—	0.00%	15,666	1.65%	28,619	2.20%	9,610	2.18%	53,895	2.03%
Corporate securities	2,515	3.06%	4,531	2.23%	—	0.00%	—	0.00%	7,046	2.53%
Other securities	—	0.00%	—	0.00%	3,834	0.82%	10,349	1.25%	14,183	1.14%
Other non-maturity securities	—	0.00%	—	0.00%	—	0.00%	—	0.00%	5,331	2.05%
Total	$2,755	3.24%	$38,076	2.07%	$226,596	2.13%	$702,840	2.23%	$975,598	2.20%
Securities held-to-maturity:
Obligations of states, municipalities, and political subdivisions	$—	0.00%	$—	0.00%	$19,325	3.64%	$8,448	4.11%	$27,773	3.78%
Residential mortgage-backed securities	—	0.00%	—	0.00%	—	0.00%	56,287	2.72%	56,287	2.72%
Other securities	—	0.00%	—	0.00%	—	0.00%	2,080	2.93%	2,080	2.93%
Total	$—	0.00%	$—	0.00%	$19,325	3.64%	$66,815	2.91%	$86,140	3.07%

Deposits. Holdings’ deposits are generated through core customer relationships. During the first nine months of 2014, non-interest bearing demand deposits decreased by $146.1 million, or 15.3%. This same category grew by $170.5 million, or 17%, from September 30, 2013 to September 30, 2014. Money market accounts, savings and NOW grew by $143.7 million, or 9.0%, from the year ended 2013 and $367.8 million, or 29%, over the last twelve months.

The following table provides a comparative distribution of Holdings’ deposits by outstanding balance as well as by percentage of total deposits at the dates indicated:

	September 30, 2014		December 31, 2013		September 30, 2013
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Non-interest bearing demand	$809,249	25.1%	$955,310	29.2%	$979,784	32.8%
Money market accounts, savings, and NOW	1,739,747	53.9%	1,596,023	48.7%	1,371,964	45.8%
Time deposits $100,000 and over	239,193	7.3%	285,245	8.7%	244,402	8.2%
Time deposits under $100,000	440,587	13.6%	437,503	13.4%	393,590	13.2%

Total Deposits	$3,228,776	100.0%	$3,274,081	100.0%	$2,989,740	100.0%

Liquidity and Market Risk Management

Liquidity. Holdings’ primary source of funding is deposits from its core banking relationships. Holdings manages its liquidity in a manner that enables it to meet expected and unexpected liquidity needs under both normal and adverse conditions. Holdings maintains significant on-balance sheet and off-balance liquidity sources, including a relatively large marketable securities portfolio and borrowing capacity through various secured and unsecured sources. The board reviews Holdings’ liquidity position and key liquidity measurements on a monthly basis. As of September 30, 2014, Holdings’ primary liquidity ratio was 15.4% and its overall liquidity ratio was 30.5%.

Interest Rate Risk Management. Market risk can arise from changes in interest rates, exchange rates, commodity prices, or equity prices. Interest rate risk arises from the maturity and re-pricing characteristics of its earning assets and interest bearing liabilities. Holdings manages its interest rate risk through established policies and procedures; it is the goal of Holdings to manage interest rate risk in order to ensure stable net interest income. Holdings attempts to take a limited, measured and controlled exposure to interest rate risk.

Holdings measures its interest rate sensitivity through the use of a simulation model. The model incorporates the contractual cash flows and re-pricing characteristics from each financial instrument, as well as certain management assumptions. The model captures the estimated impact of interest rate risk, including repricing risk, option risk, yield curve risk and basis risk.

Net interest income simulation is a model of the net interest income from assets and liabilities using various interest rate scenarios and balance sheet structures. This measures the impact of changing rates on earnings and captures the short-term risk from rate changes. The simulation, which is performed quarterly, uses a 2-year horizon with rates changed over the first year and resulting changes in income measured for each year.

The following reflects Holdings’ estimated net interest income sensitivity as of September 30, 2014:

	Immediate Change in Rate
	-200 b.p.	-100 b.p.	+100 b.p.	+200 b.p.	+300 b.p.	+400 b.p.
Change in net interest income	N/A	N/A	$3,653	$2,403	$(2,896)	$(5,485)
Percentage (%) change	N/A	N/A	2.8%	1.8%	-2.2%	-4.2%

Market value of equity (MVE) is a valuation analysis used for discerning levels of risk present in the statement of financial condition that might not be taken into account in the net interest income simulation. This analysis, run quarterly, measures the impact of changing rates on capital, and captures the long-term risk from rate changes. It is calculated as the net of the discounted present value of asset cash flows minus the discounted present value of liability cash flows.

The following reflects Holdings’ estimated changes in MVE as of September 30, 2014:

	Immediate Change in Rate
	-200 b.p.	-100 b.p.	+100 b.p.	+200 b.p.	+300 b.p.	+400 b.p.
Change in MVE	N/A	N/A	$19,116	$10,501	$(21,542)	$(38,015)
Percentage (%) change	N/A	N/A	2.70%	1.48%	-3.04%	-5.37%

Capital Resources. As of September 30, 2014, Holdings had total members’ equity of $561.3 million, compared to $529.5 million at September 30, 2013.

Holdings uses a variety of measures to evaluate capital adequacy. Management reviews various capital measurements on a quarterly basis and takes appropriate action to ensure that such measurements are within established internal and external guidelines. The external guidelines, which are issued by the FDIC, establish a risk-adjusted ratio relating capital to different categories of assets and off balance sheet exposures. There are two categories of capital under the FDIC guidelines: Tier 1 and Tier 2 Capital. Tier 1 Capital includes members’ equity less goodwill, disallowed deferred tax assets, and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on securities available-for-sale, which are carried at fair market value. Tier 2 Capital includes the allowance for loan losses, subject to certain limitations. Our current capital position exceeds all current guidelines established by the FDIC. By the current regulatory definitions, we were “well capitalized,” the highest rating of the five capital categories defined under FDIC regulations, at September 30, 2014. At September 30, 2014, we had a Tier 1 risk based capital ratio of 13.44%, a total capital to risk-weighted assets ratio of 14.05%, and a leverage ratio of 9.73%.

Quantitative And Qualitative Disclosures About Market Risk

Market Risk and Asset/Liability Management. Holdings’ financial condition and operations are influenced by general economic conditions, and as such are subject to market risk. Market risk can arise from changes in interest rates, exchange rates, commodity prices, or equity prices.

Interest rate risk is the risk that changes in interest rates will adversely affect Holdings’ earnings and economic value. This risk arises from the maturity and re-pricing characteristics of earning assets and interest bearing liabilities. It is measured by changes in earnings and economic value resulting from interest rate changes. Holdings manages its interest rate risk through established policies and procedures in order to ensure stable net interest income. Holdings takes a limited, measured and controlled exposure to interest rate risk.

In the normal course of providing competitive and profitable products, Holdings becomes exposed to interest rate risk due to: asset and liability maturity and repricing mismatches, loan interest rate ceilings and floors, loan customer prepayment options, deposit withdrawal options, and the varying sensitivity of pricing indices to changes in market interest rates. Holdings develops strategies to mitigate any undue adverse impact on earnings and capital arising from changes in interest rates and other market variables.

The Asset/Liability Management Committee of Holdings, composed of members of senior management, strives to ensure that there is an effective process to identify, measure, monitor, and manage market risk. The Asset/Liability Management Committee provides the broad and strategic guidance of market risk management by defining the risk/return direction for Holdings; by reviewing and recommending changes to the Holdings’ Asset/Liability Management Policy for the Holdings’ board approval; by managing market risk; and by approving specific risk management programs including those related to interest rate hedging, investment securities, wholesale funding, and pricing of loans and deposits.

Sensitivity Analysis. Holdings measures its interest rate sensitivity through the use of a simulation model. The model incorporates the contractual cash flows and re-pricing characteristics from each financial instrument, as well as certain management assumptions.

Net interest income simulation is a model of the net interest income from assets and liabilities using various interest rate scenarios and balance sheet structures. This measures the impact of changing rates on earnings and captures the short-term risk from rate changes. The simulation, which is performed quarterly, uses a 2-year horizon with rates changed over the first year and resulting changes in income measured for each year. The model captures the estimated impacts of interest rate risk, including repricing risk, option risk, yield curve risk and basis risk.

Repricing risk is the potential change in net interest income as rate sensitive assets and liabilities reprice. Option risk is the risk to net interest income from customers exercising options to prepay loans when rates fall and to make early withdrawals of time deposits as rates increase. Yield curve risk is the risk to net interest income as the yield curve changes shape and rates change in non-parallel fashion. Basis risk is the risk to net interest income as underlying key index rates change at different speeds.

Repricing risk and option risk are measured by shocking or ramping rates in a parallel fashion over a 12-month period and measuring the change in net interest income. Yield curve risk is measured by ramping rates in non-parallel fashion over a 12-month period. In the non-parallel scenarios, rates may be ramped up or down by 150 - 200 basis points at the short end or the long end of the curve. Basis risk is measured by running one non-parallel rate scenario with changes in the relationship between underlying key rates.

Economic Value of Equity, which we refer to as EVE, is a valuation analysis used for discerning levels of risk present in the balance sheet that might not be taken into account in the net interest income simulation. This analysis, run quarterly, measures the impact of changing rates on capital, and captures the long-term risk from rate changes. It is calculated as the net of the discounted present value of asset cash flows minus the discounted present value of liability cash flows.

Holdings may enter into interest rate swap, floor and cap contracts or sell existing contracts in order to protect against the interest rate risk associated with particular pre-identified assets or liabilities. Currently Holdings has no bank-level hedge positions. Holdings may offer interest rate hedges to customers, but only in conjunction with existing or anticipated financing.

A third measure of interest rate risk is gap analysis. This matches the repricing characteristics of assets and liabilities and measures the repricing gap between them for a given period of time. When, for a period of time, the amount of interest-sensitive assets exceeds the amount of interest-sensitive liabilities, the gap is said to be positive. When interest-sensitive liabilities exceed the interest-sensitive assets, the gap is negative. As interest rates rise, a positive gap is expected to increase interest income. Gap analysis is less commonly used to measure interest rate risk, as net interest income simulation and EVE both are more effective at capturing all components of interest rate risk.

The following table presents Holdings’ interest sensitivity gap between interest-earning assets and interest-bearing liabilities at September 30, 2014 (all tabular dollar information is presented in thousands). The table sets forth the amounts of interest-earnings assets and interest-bearing liabilities which are anticipated by Holdings, based upon certain assumptions, to reprice or mature in each of the future periods shown. Holdings’ management is aware of the sources of interest rate risk and in its opinion actively monitors and manages it to the extent possible. Holdings’ management considers that their current level of interest rate risk is reasonable.

	1 - 3 Months	4 - 12 Months	2 - 5 Years	Over 5 Years	Total
Interest-earning assets (1)
Fixed-rate loans	$91,513	$165,255	$403,707	$101,380	761,855
Adjustable-rate loans	815,849	199,819	727,769	79,406	1,822,843
Fixed-rate investment securities	49,709	132,188	460,637	379,484	1,022,018
Adjustable-rate securities	913	2,552	10,115	11,700	25,280
Interest-earning deposits with other banks	20,952	—	—	—	20,952

Total rate sensitive assets	$978,936	$499,814	$1,602,228	$571,970	$3,652,948

Interest-bearing liabilities
Interest-bearing demand deposits	$585,688	$—	$—	$—	$585,688
Savings and MMDA deposits	1,154,059	—	—	—	1,154,059
Time deposits	200,848	250,548	227,180	6	678,582
FHLB advances	75,000	75,000	95,000	—	245,000
Other borrowings and capital lease obligations	—	—	6,473	—	6,473

Total rate sensitive liabilities	$2,015,595	$325,548	$328,653	$6	$2,669,802

Excess (deficiency) of interest-sensitive assets over interest-sensitive liabilities	(1,036,659)	174,266	1,273,575	571,964	983,146
Cumulative excess (deficiency) of interest-sensitive assets over interest-sensitive liabilities	(1,036,659)	(862,393)	411,182	983,146	983,146
Cumulative ratio of interest-earning assets to interest-bearing liabilities	-48.57%	-63.16%	115.40%	136.82%	136.82%
Interest sensitivity gap to total assets	-25.32%	4.26%	31.10%	13.97%	24.01%
Ratio of cumulative gap to total assets	-25.32%	-21.06%	10.04%	24.01%	24.01%

(1)	Adjustable-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due to mature, and fixed-rate assets are included in the period in which they are scheduled to be repaid based upon scheduled amortization, in each case adjusted to take into account estimated prepayments. Loans are not reduced for allowances for loan losses. Loans are not adjusted for deferred fees and unamortized acquisition premiums and discounts. Nonaccrual loans are not included in this schedule.

The following table presents Holdings’ interest sensitivity gap between interest-earning assets and interest-bearing liabilities at December 31, 2013 (all tabular dollar information is presented in thousands). The table sets forth the amounts of interest-earnings assets and interest-bearing liabilities which are anticipated by Holdings, based upon certain assumptions, to reprice or mature in each of the future periods shown. Holdings’ management is aware of the sources of interest rate risk and in its opinion actively monitors and manages it to the extent possible. Holdings’ management considers that their current level of interest rate risk is reasonable.

	1 - 3 Months	4 - 12 Months	2 - 5 Years	Over 5 Years	Total
Interest-earning assets (1)
Fixed-rate loans	$105,469	$177,915	$358,625	$174,105	816,114
Adjustable-rate loans	804,310	222,905	485,201	11,228	1,523,644
Fixed-rate investment securities	47,974	126,532	459,574	424,465	1,058,545
Adjustable-rate securities	1,037	2,905	11,502	13,908	29,352
Interest-earning deposits with other banks	45,577	—	—	—	45,577

Total rate sensitive assets	$1,004,367	$530,257	$1,314,902	$623,706	$3,473,232

Interest-bearing liabilities
Interest-bearing demand deposits	$423,696	$—	$—	$—	$423,696
Savings and MMDA deposits	1,172,326	—	—	—	1,172,326
Time deposits	216,432	318,159	185,700	66	720,357
FHLB advances	40,000	—	25,000	—	65,000
Other borrowings and capital lease obligations	—	—	8,095	—	8,095

Total rate sensitive liabilities	$1,852,454	$318,159	$218,795	$66	$2,389,474

Excess (deficiency) of interest-sensitive assets over interest-sensitive liabilities	(848,087)	212,098	1,096,107	623,640	1,083,758
Cumulative excess (deficiency) of interest-sensitive assets over interest-sensitive liabilities	(848,087)	(635,989)	460,118	1,083,758	1,083,758
Cumulative ratio of interest-earning assets to interest-bearing liabilities	-54.22%	-70.70%	119.26%	145.36%	145.36%
Interest sensitivity gap to total assets	-21.51%	5.38%	27.80%	15.82%	27.48%
Ratio of cumulative gap to total assets	-21.51%	-16.13%	11.67%	27.48%	27.48%

(1)	Adjustable-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due to mature, and fixed-rate assets are included in the period in which they are scheduled to be repaid based upon scheduled amortization, in each case adjusted to take into account estimated prepayments. Loans are not reduced for allowances for loan losses. Loans are not adjusted for deferred fees and unamortized acquisition premiums and discounts. Nonaccrual loans are not included in this schedule.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Banner common stock as of January 12, 2015 by (i) those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Banner’s common stock other than directors and executive officers, (ii) each director of Banner, (iii) Banner’s executive officers, and (iii) all directors and executive officers of Banner as a group. Unless otherwise specified, the address of each listed shareholder is c/o Banner Corporation, 10 S. First Avenue, Walla Walla, Washington 99362.

Persons and groups who beneficially own in excess of five percent of Banner’s common stock are required to file with the SEC, and provide a copy to us, reports disclosing their ownership under the Exchange Act. To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Banner’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, to Banner’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The percentage of beneficial ownership is calculated in relation to the 19,571,548 shares of Banner common stock that were issued and outstanding as of January 12, 2015. Of these shares, 19,511,198 had voting rights and 60,350 were non-voting shares. The non-voting shares consist of shares of restricted stock subject to performance-based vesting conditions that were issued to the named executive officers in 2013 and 2014. The non-voting shares are not included in the totals below.

Name	Amount of Beneficial Ownership (1)		Percentage of Outstanding Shares of Common Stock Beneficially Owned (2)
Beneficial Owners of More than 5%
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	1,762,259	(3)	9.00%

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,154,672	(4)	5.90%

FMR LLC 245 Summer Street Boston, Massachusetts 02110	1,774,760	(5)	9.07%

APG Asset Management US Inc. 666 Third Avenue 2nd Floor New York, New York 10017	1,014,077	(6)	5.20%

Directors
Robert D. Adams	20,247	(7)	*
Gordon E. Budke	2,632	(8)	*
Connie R. Collingsworth	961		*
Jesse G. Foster	10,666	(9)	*
D. Michael Jones	23,387	(10)	*

Name	Amount of Beneficial Ownership (1)		Percentage of Outstanding Shares of Common Stock Beneficially Owned (2)
David A. Klaue	85,611		*
Constance H. Kravas	14,801	(11)	*
John R. Layman	21,398	(12)	*
Brent A. Orrico	78,837	(13)	*
Gary Sirmon	37,409	(14)	*
Michael M. Smith	23,813	(15)	*

Named Executive Officers
Mark J. Grescovich**	61,251		*
Lloyd W. Baker	16,634	(16)	*
Richard B. Barton	6,779		*
Cynthia D. Purcell	4,689		*
Douglas M. Bennett	5,376	(17)	*

All Executive Officers and Directors as a Group (22 persons)	450,575		2.30%

*	Does not exceed 1% of the class
**	Also a director of Banner.
(1)	Shares of restricted stock granted under the 2012 Restricted Stock and Incentive Bonus Plan and the 2014 Omnibus Incentive Plan, as to which the holders have voting power but not investment power, are included as follows: Mr. Adams, 765 shares; Mr. Budke, 1,020 shares; Mr. Collingsworth, 861 shares; Mr. Foster, 765 shares; Mr. Jones, 765 shares; Mr. Klaue, 765 shares; Dr. Kravas, 765 shares; Mr. Layman, 765 shares; Mr. Orrico, 765 shares; Mr. Sirmon, 1,224 shares; Mr. Smith, 892 shares; Mr. Grescovich, 19,363 shares; Mr. Baker, 3,269 shares; Mr. Barton, 3,305 shares; Mr. Bennett, 3,113 shares; Ms. Purcell, 2,587 shares; and all executive officers and directors as a group, 56,071 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to Banner’s stock option plans: Dr. Kravas, 2,592; Mr. Klaue, 2,500; Mr. Layman, 2,500; and all executive officers and directors as a group, 7,592.
(2)	Based on 19,571,548 shares of Banner common stock that were issued and outstanding as of January 12, 2015.
(3)	Based on a Schedule 13G/A dated January 15, 2015, which reports sole voting power over 1,715,528 shares and sole dispositive power over 1,762,259 shares.
(4)	Based on a Schedule 13G/A dated February 6, 2014, which reports sole voting power over 27,778 shares, sole dispositive power over 1,027,652 shares and shared dispositive power over 26,578 shares.
(5)	Based on a Schedule 13G dated February 13, 2014, which reports sole voting power over 1,362 shares and sole dispositive power over 1,774,760 shares.
(6)	Based on a Schedule 13G dated January 5, 2015, which reports sole voting power over 1,014,077 shares and sole dispositive power over 1,014,077 shares.
(7)	Includes 1,895 shares owned by a trust directed by Mr. Adams.
(8)	Includes 1,612 shares owned by a trust directed by Mr. Budke and his wife.
(9)	Includes 7,404 shares owned solely by his wife.
(10)	Includes 142 shares held as custodian for minors.
(11)	Includes 666 shares held jointly with her husband.
(12)	Includes 10,714 shares which have been pledged.
(13)	Includes 44,706 shares owned by companies controlled by Mr. Orrico and 18,827 shares owned by trusts directed by Mr. Orrico.
(14)	Includes 12,684 shares held jointly with his wife and 12,900 shares owned by companies controlled by Mr. Sirmon.

(15)	Includes 1,457 shares held jointly with his wife, 2,285 shares owned solely by his wife and 7,142 shares owned by a company controlled by Mr. Smith.
(16)	Includes 121 shares owned solely by his wife and 8,489 shares held jointly with his wife.
(17)	Includes three shares held as custodian to a minor.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our annual meeting to be held in 2015 must have been received by us no later than November 22, 2014 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

In addition, our articles of incorporation provide that in order for business to be brought before the annual meeting, a shareholder must deliver notice to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders. The notice must state the shareholder’s name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Our articles of incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to our Secretary not less than 30 days nor more than 60 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 31 days’ notice of the annual meeting is given to shareholders, such written notice must be delivered to our Secretary not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders. The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with these requirements, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read any document we file with the SEC, including the proxy statement, on the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference facilities.

The SEC allows us to “incorporate by reference” into this proxy statement the information contained in certain documents we filed with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this proxy statement, and later information that we file with the SEC will update and supersede that information. This proxy statement incorporates by reference the documents set forth below that Banner has previously filed with the SEC and all documents filed by Banner with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the date of the special meeting of our shareholders (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

Banner Filings (SEC file number 000-26584)

•	Annual Report on Form 10-K for the year ended December 31, 2013, including the portions of Banner’s definitive proxy statement on Schedule 14A filed on March 24, 2014 and incorporated into that Form 10-K by reference.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

•	Current Reports on Form 8-K filed on April 23, 2014, April 25, 2014, June 30, 2014, August 8, 2014, November 7, 2014, November 11, 2014 and December 4, 2014.

•	The description of Banner’s common stock, $0.01 par value per share, contained in Banner’s Registration Statement on Form 8-A (No. 0-26584) filed on August 8, 1995, and all amendments or reports filed for the purpose of updating such description.

You can obtain any of the documents incorporated by reference from the SEC. The documents incorporated by reference also are available from Banner without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this proxy statement. You can obtain documents incorporated by reference into this proxy statement by writing at Banner at 10 S. First Avenue, Walla Walla, Washington 99362, Attention: Investor Relations or telephoning us at (509) 527-3636.

You should rely only on the information contained in this proxy statement to vote on the proposals in connection with the merger. Banner has supplied all information contained or incorporated by reference into this proxy statement relating to Banner and merger sub, and Starbuck has supplied all such information relating to Starbuck, AmericanWest Bank and Holdings. No person has been authorized to give any information or to make any representations not contained in this proxy statement and, if given or made, such information and representations must not be relied upon as having been authorized by us. This proxy statements is dated [                    ], and you should not assume that the information contained in this proxy statement is accurate as of any date other than such date. Neither the delivery of this proxy statement nor the issuance of shares of Banner common stock or Banner non-voting common stock in connection with the merger shall under any circumstances create any implication that there has been no change in the affairs of Banner since the date hereof.

ANNEX A

FORM OF ARTICLES OF AMENDMENT

OF

BANNER CORPORATION

Banner Corporation, a corporation organized and existing under the laws of the State of Washington (the “corporation”), in accordance with the provisions of Chapters 23B.10 and 23B.06 of the Revised Code of Washington (“RCW”), does hereby certify and submit for filing these Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Banner Corporation.

SECOND: The Articles of Amendment revised Article IV of the corporation’s Amended and Restated Articles of Incorporation to read as follows:

ARTICLE IV Capital Stock. The total number of shares of all classes of capital stock which the corporation has authority to issue is 55,500,000, of which 50,000,000 shall be common stock of par value of $0.01 per share (“Common Stock”), 5,000,000 shall be nonvoting common stock of par value of $0.01 per share (“Nonvoting Common Stock”) and 500,000 shall be serial preferred stock of par value $0.01 per share. The shares may be issued from time to time as authorized by the board of directors without further approval of the shareholders, except to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the stated par value per share. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. Upon authorization by its board of directors, the corporation may issue its own shares in exchange for or in conversion of its outstanding shares or distribute its own shares, pro rata to its shareholders or the shareholders of one or more classes or series, to effectuate stock dividends or splits, and any such transaction shall not require consideration.

Except as expressly provided by applicable law, these Articles of Incorporation or by any resolution of the board of directors designating and establishing the terms of any series of preferred stock, no holders of any class or series of capital stock shall have any right to vote as a separate class or series or to vote more than one vote per share. The shareholders of the corporation shall not be entitled to cumulative voting in any election of directors.

A description of the different classes and series (if any) of the corporation’s capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class and series (if any) of capital stock are as follows:

A. Common Stock. On matters on which holders of common stock are entitled to vote, each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors.

In the event of any liquidation, dissolution or winding up of the corporation, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the corporation available for distribution remaining after: (i) payment or provision for payment of the corporation’s debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution or winding up of the corporation. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

B. Nonvoting Common Stock.

Except as set forth in this subsection B with respect to voting, the Common Stock and the Nonvoting Common Stock shall have the same rights, preferences and privileges, share ratably in all assets of the corporation upon its liquidation, dissolution or winding-up, be entitled to receive dividends (other than certain stock dividends, which shall be governed by clause (b) below) in the same amount per share and at the same time when, as and if declared by the corporation’s board of directors, and be equal and identical in all other respects as to all other matters.

(a) The holders of Nonvoting Common Stock shall have no voting rights except as required by the WBCA. Without limiting the generality of the preceding sentence, and notwithstanding Article VI of these Articles of Incorporation, the application of separate voting group rights under RCW 23B.10.040(1)(a), (e) or (f), or 23B.11.035 (or any related section concerning voting group rights as to mergers or share exchanges), is hereby explicitly denied. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Nonvoting Common Stock, voting separately as a class, shall be required to amend the corporation’s Articles of Incorporation, as amended, to alter or change the designation, preferences, limitations or relative rights of all or part of the shares of Nonvoting Common Stock. Where shares of Nonvoting Common Stock are entitled to vote, each holder of Nonvoting Common Stock shall have one vote in respect of each share of Nonvoting Common Stock held of record solely on the matters as to which such shares are entitled to vote and subject to the rights and limitations specified by the WBCA.

(b) In the event of any stock dividend having the effect of a stock split, stock split, combination or other reclassification of shares of either the Common Stock or the Nonvoting Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of Common Stock shall receive only shares of Common Stock in respect of their shares of Common Stock and holders of Nonvoting Common Stock shall receive only shares of Nonvoting Common Stock in respect of their shares of Nonvoting Common Stock.

(c) No Transfer of shares of Nonvoting Common Stock by the initial holder thereof (or by any Affiliate of the initial holder to which such shares are transferred pursuant to clause (ii) of this sentence) shall be permitted, except (i) in a Permitted Transfer or (ii) to an Affiliate of the initial holder of the Nonvoting Common Stock. Any Transfer in violation of the foregoing sentence shall be null and void and the corporation shall not have any obligation to recognize such Transfer. Each share of Nonvoting Common Stock shall be converted automatically into one share of Common Stock upon a Permitted Transfer of such share of Nonvoting Common Stock, and shall be registered as one share of Common Stock on the books and records of the corporation. The issuance of certificates, if any, for shares of Common Stock upon conversion of Nonvoting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance. The corporation shall cooperate with the timely conversion of Nonvoting Common Stock subject to compliance with applicable law and regulations. For these purposes:

(i) “Affiliate” means, with respect to any person, any person directly or indirectly, controlling, controlled by or under common control with, such other person.

(ii) A “Permitted Transfer” means a Transfer, after taking into account that the Nonvoting Common Stock to be Transferred shall be automatically converted into Common Stock upon such Transfer, (1) that is part of a widely distributed public offering of Common Stock; (2) that is part of a private placement of Common Stock in which no party acquires the right to purchase in excess of 2% of the Common Stock then outstanding; (3) to an underwriter for the purpose of conducting a widely distributed public offering; (4) in reliance on Rule 144 under the Securities Act of 1933, as amended, in which no one party acquires in excess of 2% of the Common Stock then outstanding; (5) to the corporation (or a subsidiary thereof) or (6) to a person that would control more than 50% of the “voting securities” of the corporation, as that term is defined by the Board of Governors of the Federal Reserve System or its successor, without giving effect to such transfer.

(iii) “Transfer” means any sale, transfer, assignment, pledge, encumbrance, hypothecation or other similar disposition.

(d) The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock for the corporation, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Nonvoting Common Stock into Common Stock.

(e) In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Nonvoting Common Stock will at the same time be similarly exchanged or changed into an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that such share of Nonvoting Common Stock would be entitled to receive if it was converted into a share of Common Stock immediately prior to such transaction. In the event of any offer to repurchase shares, pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the corporation shall provide the holders of the Nonvoting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering. Shares of Nonvoting Common Stock that are repurchased or otherwise acquired by the corporation or that are converted shall constitute authorized but unissued shares of Nonvoting Common Stock.

C. Serial Preferred Stock. The board of directors of the corporation is authorized by resolution or resolutions from time to time adopted to provide for the issuance of preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to each series of preferred stock shall include, but not be limited to, the determination or fixing of the following:

(a) The distinctive serial designation and the number of shares constituting such series;

(b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c) The voting powers, full or limited, if any, of shares of such series;

(d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

(e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(f) Whether the shares or such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

(g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, and, if so convertible or exchangeable, the conversion price(s), or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h) The price or other consideration for which the shares of such series shall be issued; and

(i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of preferred stock shall have the same relative rights as and be identical in all respects with all other shares of the same series.

THIRD: These Articles of Amendment to the Articles of Incorporation do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH: The date of adoption of these Articles of Amendment to the Articles of Incorporation is [—].

FIFTH: The Articles of Amendment to the Articles of Incorporation were duly approved by the corporation’s board of directors on November 5, 2014.

SIXTH: The Articles of Amendment were duly approved by the shareholders of the corporation in accordance with the provisions of Sections 23B.10.030 and 23B.10.040 of the Revised Code of Washington.

SEVENTH: These Articles of Amendment are effective at [—:— a.m./p.m.], [—].

ANNEX B

AGREEMENT AND PLAN OF MERGER

by and among

SKBHC HOLDINGS LLC

STARBUCK BANCSHARES, INC.

and

BANNER CORPORATION

DATED AS OF NOVEMBER 5, 2014

ARTICLE I

THE MERGER

1.1	The Merger	B-1
1.2	Effective Time	B-2
1.3	Effects of the Merger	B-2
1.4	Conversion of Silicon Common Stock	B-2
1.5	Merger Sub Interests	B-3
1.6	Limited Liability Company Agreement of Merger Sub	B-3
1.7	Directors and Officers	B-3
1.8	Bank Merger	B-4
1.9	Tax Consequences	B-4
1.10	Headquarters of Boron; Name	B-4

ARTICLE II

CONSIDERATION

2.1	Delivery of Merger Consideration to Holdings.	B-4
2.2	Distribution of Merger Consideration to Silicon Holders	B-5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND SILICON

3.1	Corporate Organization	B-5
3.2	Capitalization	B-6
3.3	Authority; No Violation	B-7
3.4	Consents and Approvals	B-8
3.5	Reports	B-8
3.6	Financial Statements	B-8
3.7	Broker’s Fees	B-10
3.8	Absence of Certain Changes or Events	B-10
3.9	Legal Proceedings	B-10
3.10	Taxes and Tax Returns	B-10
3.11	Employee Benefit Matters	B-11
3.12	Compliance with Applicable Law.	B-13
3.13	Certain Contracts	B-14
3.14	Agreements with Regulatory Agencies	B-16
3.15	Risk Management Instruments	B-16
3.16	Environmental Liability	B-16
3.17	Investment Securities and Commodities	B-17
3.18	Property	B-17
3.19	Intellectual Property	B-18
3.20	Related Party Transactions	B-18
3.21	State Takeover Laws	B-18
3.22	Silicon Information	B-19
3.23	Loan Matters	B-19

B-i

3.24	Loan Portfolio	B-20
3.25	Privacy of Customer Information	B-21
3.26	Insurance	B-21
3.27	Reorganization	B-21
3.28	[Reserved]	B-21
3.29	Investment Advisors	B-21
3.30	Books and Records	B-21
3.31	Indemnification	B-21
3.32	Management Unit Agreements	B-22

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BORON

4.1	Corporate Organization	B-22
4.2	Capitalization	B-22
4.3	Authority; No Violation	B-23
4.4	Consents and Approvals	B-23
4.5	Reports	B-24
4.6	Financial Statements	B-24
4.7	Broker’s Fees	B-25
4.8	Absence of Certain Changes or Events	B-25
4.9	Legal Proceedings	B-25
4.10	Compliance with Applicable Law	B-25
4.11	Agreements with Regulatory Agencies	B-26
4.12	Available Funds	B-27
4.13	Reorganization	B-27
4.14	Opinion of Financial Advisor	B-27
4.15	Boron Information	B-27

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	B-27
5.2	Silicon Forbearances	B-27
5.3	Holdings Forbearances	B-30
5.4	Boron Forbearances	B-30

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters; Third Party Consents	B-31
6.2	Access to Information	B-32
6.3	Boron Shareholder Approval; Proxy Statement.	B-32
6.4	Employee Benefit Plans	B-33
6.5	Indemnification; Directors’ and Officers’ Insurance	B-34
6.6	Additional Agreements	B-35
6.7	Advice of Changes	B-36
6.8	Public Announcements	B-36
6.9	Takeover Statutes	B-36

B-ii

6.10	No Solicitation of Alternative Transactions	B-36
6.11	NASDAQ Listing	B-37
6.12	Termination of Affiliate Arrangements	B-37
6.13	Rule 144	B-37
6.14	Resignations	B-37
6.15	Registration Rights	B-37
6.16	280G Vote	B-37

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	B-38
7.2	Conditions to Obligations of Boron	B-38
7.3	Conditions to Obligations of Holdings and Silicon	B-39

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	B-40
8.2	Effect of Termination	B-41
8.3	Amendment	B-41
8.4	Extension; Waiver	B-41

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	B-41
9.2	Nonsurvival of Representations, Warranties and Agreements	B-41
9.3	Expenses	B-41
9.4	Notices	B-41
9.5	Interpretation; Definitions	B-42
9.6	Disclosure Schedule	B-51
9.7	Counterparts	B-51
9.8	Entire Agreement	B-51
9.9	Governing Law; Jurisdiction.	B-51
9.10	Waiver of Jury Trial	B-52
9.11	Assignment; Third Party Beneficiaries	B-52
9.12	Specific Performance	B-52
9.13	Delivery by Facsimile or Electronic Transmission	B-52

B-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2014 (this “Agreement”), by and among SKBHC Holdings LLC, a Delaware limited liability company (“Holdings”), Starbuck Bancshares, Inc., a Minnesota corporation (“Silicon”), and Banner Corporation, a Washington corporation (“Boron”).

W I T N E S S E T H:

WHEREAS, promptly following the execution of this Agreement, Boron shall form a new wholly owned subsidiary (“Merger Sub”) as a Washington limited liability company, and Boron shall cause Merger Sub to, and Merger Sub shall, sign a joinder agreement to this Agreement and be bound hereunder;

WHEREAS, the Boards of Directors of Holdings, Silicon, Boron and Merger Sub have each (or in the case of Merger Sub, will have) determined that it is in the best interests of their respective companies and their shareholders and members, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Silicon will, subject to the terms and conditions set forth herein, merge with and into Merger Sub (the “Merger”), with Merger Sub as the Surviving Company (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger;

WHEREAS, the Board of Directors of Holdings has determined that it is in the best interest of Holdings and its members to effect, at or immediately following the Effective Time, the Distribution;

WHEREAS, as a condition and inducement to Boron’s willingness to enter into this Agreement, Holdings, as the sole stockholder of Silicon, will be requested to execute and deliver to Silicon, following the approval and adoption of this Agreement by the Board of Directors of Silicon and immediately following the execution and delivery of this Agreement, a written consent irrevocably approving the Merger and the transactions contemplated hereby (such consent of Holdings in the form of Exhibit A, the “Holdings Consent”);

WHEREAS, concurrently with the execution of this Agreement, Boron, Silicon and each of the Major Silicon Members have executed an Investor Letter Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Boron’s willingness to enter into this Agreement, Boron has entered into a consulting agreement with Mr. Scott Kisting; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the Minnesota Business Corporation Act (the “MBCA”) and the Washington Limited Liability Company Act (the “WLLCA”), at the

Effective Time, Silicon shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger, and shall continue its existence as a limited liability company under the Laws of the State of Washington. Upon consummation of the Merger, the separate corporate existence of Silicon shall terminate.

(b) Subject to the consent of Silicon, which consent shall not be unreasonably withheld or delayed, Boron may at any time change the method of effecting the combination of Silicon and Boron if and to the extent that Boron deems such change to be desirable; provided that no such change shall (i) alter or change the amount, kind or allocation of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the holders of Holdings Common Interests or Holdings Management Units (each, a “Silicon Holder” and collectively, the “Silicon Holders”) as a result of receiving their portion of the Merger Consideration or the Tax treatment of any of the parties pursuant to this Agreement, (iii) materially impede or delay the receipt of any consents or approvals of or complete any filings or registrations with any Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Minnesota (the “Minnesota Secretary”) and the Secretary of State of the State of Washington (the “Washington Secretary”) on the Closing Date (collectively, the “Articles of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective as designated in the Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and the WLLCA.

1.4 Conversion of Silicon Common Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Silicon, Boron, Merger Sub or the holder of any of the following securities:

(a) All of the shares of Silicon Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall be converted into the right to receive, in the aggregate, (i) an amount of cash equal to the Cash Consideration Amount and (ii) a number of shares of Boron Common Stock and Boron Non-Voting Common Stock determined as set forth below in this Section 1.4(a) (the consideration referred to in clauses (i) and (ii) being collectively referred to as the “Merger Consideration”). The number of shares of Boron Common Stock to be included in the Merger Consideration will be 13.23 million shares minus the number of shares of Boron Common Stock issuable on full conversion of the Boron Non-Voting Common Stock to be included in the Merger Consideration. The number of shares of Boron Non-Voting Common Stock to be included in the Merger Consideration will be the number of shares (which shall in no event exceed 3,000,000 shares) necessary for Holdings to have available to distribute in the Distribution (in lieu of an equal number of shares of Boron Common Stock) to the Silicon Holders specified in Section 1.4(a) of the Silicon Disclosure Schedule so that, immediately following the Distribution, such Silicon Holders and their Affiliates (disregarding for this purpose the proviso in the definition of “Affiliates”) would collectively own, in the aggregate, no more than 4.9% of the outstanding Boron Common Stock (calculated in accordance with the applicable regulations, interpretations and guidance of the Federal Reserve Board). Holdings shall specify such number of shares of Boron Non-Voting Common Stock in a notice delivered to Boron not less than three (3) Business Days prior to the expected Closing.

(b) At the Effective Time, all shares of Silicon Common Stock that are owned, directly or indirectly, by Silicon or any of its wholly owned Subsidiaries (the “Cancelled Shares”) shall be cancelled and shall cease to exist and no Boron Common Stock or other consideration shall be delivered in exchange therefor.

(c) All of the shares of Silicon Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and shall thereafter represent only the right to receive, in the aggregate, the Merger Consideration which the Silicon Common Stock have been converted into the right to receive pursuant to this Section 1.4, without any interest thereon.

(d) At or prior to the Effective Time, Silicon, the Board of Directors of Silicon and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to ensure that, notwithstanding anything to the contrary, following the Effective Time, no service provider of Silicon and its Subsidiaries shall have any right to acquire any securities of Silicon, Boron or any Subsidiary thereof or to receive any payment, right or benefit (other than any payment by Holdings of a portion of the Merger Consideration) with respect to any award previously granted in respect of securities of Silicon.

1.5 Merger Sub Interests. At and after the Effective Time, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding limited liability company interest of Merger Sub as the surviving company in the Merger and shall not be affected by the Merger.

1.6 Limited Liability Company Agreement of Merger Sub. The limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of Merger Sub as the surviving company of the Merger until amended in accordance with applicable Law.

1.7 Directors and Officers.

(a) At and immediately after the Effective Time, the directors and officers of Merger Sub shall consist of the officers of Merger Sub in office immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) At or prior to the Effective Time, Boron’s Board of Directors shall take all appropriate action to increase the number of directors by five (5), it being understood that (i) three (3) of such vacancies shall be reserved for one (1) representative of each of the Major Silicon Members, in each case appointed in accordance with the terms and conditions of such Major Silicon Member’s Investor Letter Agreement, and (ii) two (2) of such vacancies shall be reserved for independent directors who are currently members of Holdings’ Board of Directors or such other persons as the Board of Directors of Holdings may identify, the identity of such persons to be mutually agreed by the Board of Directors of Holdings and the Board of Directors of Boron. Each of the foregoing directors shall serve commencing as of the Effective Time and thereafter until his or her successor has been duly elected or appointed and qualified, or his or her earlier death, resignation or removal.

(c) At or prior to the Effective Time, to the extent consistent with applicable regulatory commitments and conditions, Boron’s Board of Directors shall take all appropriate action to cause the Corporate Governance / Nominating Committee of Boron (the “Corporate Governance Committee”) to consist of not less than three (3) members of Boron’s Board of Directors, it being understood that the Corporate Governance Committee shall include members who are independent directors on each of Boron’s Board of Directors and Holdings’ Board of Directors, in each case as of the date hereof, and that the number of such members from Boron’s Board of Directors shall exceed by one (1) the number of such members from Holding’s Board of Directors.

(d) At or prior to the Effective Time, to the extent consistent with applicable regulatory commitments and conditions, Boron’s Board of Directors shall take all appropriate action to cause the Executive Committee of Boron’s Board of Directors (the “Executive Committee”) to include two (2) of the directors appointed by Holdings to Boron’s Board of Directors pursuant to Section 1.7(b) that are independent directors, such two (2) individuals to be designated by a majority of the members of the Corporate Governance Committee formed pursuant to Section 1.7(c).

1.8 Bank Merger.

(a) On the Closing Date and immediately following the Merger, AmericanWest Bank, a Washington state-chartered bank and a wholly owned Subsidiary of Silicon (“Silicon Bank”), will merge (the “Bank Merger”) with and into Banner Bank, a Washington state-chartered bank and a wholly owned Subsidiary of Boron (“Boron Bank”); provided that without limiting any of the obligations of Boron or Silicon set forth herein with respect to the Bank Merger or any of the conditions set forth in Section 7.1, 7.2 or 7.3 relating to the Bank Merger, if the parties agree that operational issues relating to the Bank Merger would preclude the ability of the parties to consummate the Bank Merger simultaneously with the Merger, Boron and Silicon shall act reasonably and in good faith to mutually determine whether to proceed with the Merger prior to the Bank Merger. Boron Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and shall continue its corporate existence under the name Boron Bank and, following the Bank Merger, the separate corporate existence of Silicon Bank shall cease.

(b) The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Boron and reasonably acceptable to Holdings and Silicon (the “Bank Merger Agreement”). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications with any Governmental Entity for regulatory approval of the Bank Merger: (i) Silicon shall cause Silicon Bank to adopt the Bank Merger Agreement, Silicon, as the sole shareholder of Silicon Bank, shall approve the Bank Merger Agreement, and Silicon shall cause the Bank Merger Agreement to be duly executed by Silicon Bank and delivered to Boron Bank and (ii) Boron shall cause Boron Bank to adopt the Bank Merger Agreement, Boron, as the sole shareholder of Boron Bank, shall approve the Bank Merger Agreement and Boron shall cause the Bank Merger Agreement to be duly executed by Boron Bank and delivered to Silicon Bank. Silicon shall cause Silicon Bank, and Boron shall cause Boron Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the appropriate time as determined pursuant to the first sentence of Section 1.8. The time that the Bank Merger occurs becomes effective pursuant to the foregoing sentence shall be the “Bank Merger Effective Time”).

(c) The directors of the Surviving Bank shall, from and after the Bank Merger Effective Time consist of the members of the Boron Board of Directors at such time, in each case, until their successors shall have been duly elected or appointed and qualified, or their earlier death, resignation or removal. The Surviving Bank shall, prior to the Effective Time, amend clauses (iv) and (v) of Article III, Section 4 of its bylaws to provide that the restrictions set forth therein shall only apply to banks (and holding companies thereof) that conduct business that is competitive with that of Boron Bank in the geographic areas in which Boron Bank operates.

1.9 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.10 Headquarters of Boron; Name. From and after the Effective Time until changed by action of the Board of Directors of Boron, (i) the name of Boron shall be “Banner Corporation”, (ii) the location of the headquarters of Boron shall be Walla Walla, Washington and (iii) the location of the principal executive offices of Boron shall be Bellevue, Washington. From and after the Bank Merger Effective Time until changed by action of the Board of Directors of the Surviving Bank, (i) the name of the Surviving Bank shall be “Banner Bank” and (ii) the headquarters of the Surviving Bank shall be Walla Walla, Washington.

ARTICLE II

CONSIDERATION

2.1 Delivery of Merger Consideration to Holdings.

(a) At the Closing, Boron shall deliver, or shall cause to be delivered, to, or as directed by, Holdings, as the sole stockholder of Silicon, (i) the shares of Boron Common Stock and Boron Non-Voting Common Stock

included in the Merger Consideration and (ii) an amount of cash equal to the Cash Consideration Amount by wire transfer of immediately available funds to an account of Holdings designated in writing by Holdings to Boron at least five (5) Business Days in advance of the Closing.

(b) Boron shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to Holdings such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Boron and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to Holdings.

(c) After the Effective Time, there shall be no transfers on the books of Silicon of Silicon Common Stock that was issued and outstanding immediately prior to the Effective Time.

2.2 Distribution of Merger Consideration to Silicon Holders.

(a) Holdings shall take all appropriate action to distribute the Merger Consideration (net of any necessary deductions) to the Silicon Holders at or immediately following the Effective Time in accordance with the terms of the Holdings LLC Agreement (such distribution, the “Distribution”).

(b) All shares of Boron Common Stock and Boron Non-Voting Common Stock received by Holdings or any Silicon Holder as a result of the Merger, the Distribution or the other transactions contemplated hereby shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on transfer of such shares of Boron Common Stock or Boron Non-Voting Common Stock under the Securities Act which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”

(c) Notwithstanding Section 2.2(b), the holder of any Certificate(s) for such shares of Boron Common Stock or Boron Non-Voting Common Stock shall be entitled to receive from Boron new Certificates for a like number of shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable, and (ii) if required by Boron, delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to Boron, to the effect that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act (or any applicable state securities law).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND SILICON

Except as Previously Disclosed by Silicon, Holdings and Silicon hereby represent and warrant to Boron as follows:

3.1 Corporate Organization.

(a) Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is a bank holding company duly registered under the BHC Act. Holdings has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Holdings is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings. True and complete copies of the Organizational Documents of Holdings, as amended through the date hereof have previously been Made Available by Holdings to Boron. The Organizational Documents of Holdings are in full force and effect and Holdings is not in violation of any of their provisions.

(b) Silicon is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota, and is a bank holding company duly registered under the BHC Act. Silicon has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Silicon is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Silicon. True and complete copies of the Organizational Documents of Silicon, as amended through the date hereof have previously been Made Available by Silicon to Boron. The Organizational Documents of Silicon are in full force and effect and Silicon is not in violation of any of their provisions.

(c) Each Silicon Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Silicon and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Silicon Subsidiary to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Silicon that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(c) of the Silicon Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Silicon and any joint ventures, partnerships or similar arrangements in which Silicon or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). True and complete copies of the Organizational Documents of each Silicon Subsidiary, as amended through the date hereof, have previously been Made Available by Silicon to Boron. All such Organizational Documents are in full force and effect and Silicon and its Subsidiaries are not in violation of any of their provisions.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized equity interests of Silicon consist of Silicon Common Stock. As of immediately prior to the Effective Time, the authorized equity interests of Silicon issued and outstanding will consist only of Silicon Common Stock. As of the date of this Agreement, Silicon has no equity interests issued and outstanding, other than 100 shares of Silicon Common Stock. All of the issued and outstanding shares of Silicon Common Stock have been duly authorized and validly issued and are fully paid (to the extent required under the Silicon Organizational Documents), nonassessable (except as such nonassessability may be affected by the Silicon Organizational Documents) and free of preemptive rights, with no personal Liability attaching to the ownership thereof. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares of Silicon Common Stock or other securities of Silicon, or otherwise obligating Silicon to issue, transfer, sell, purchase, redeem or otherwise acquire, any such shares of Silicon Common Stock or other securities. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which holders of shares of Silicon Common Stock may vote and there are no contractual obligations of Silicon or its Subsidiaries pursuant to which Silicon or its Subsidiaries is or could be required to register any of the equity interests or other equity ownership interests of Silicon or its Subsidiaries or any other securities under the Securities Act. Holdings owns all of the issued and outstanding shares of Silicon Common Stock, free and clear of any Liens. Holdings does not engage in any activities other than holding all of the issued and outstanding shares of Silicon Common Stock. Holdings does not own any assets or rights used in the business of Silicon and its Subsidiaries.

(b) Silicon owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof. No Silicon Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Section 3.2(c)(i) of the Silicon Disclosure Schedule lists the name and mailing address of each Silicon Holder. Holdings has received completed and executed accredited investor questionnaires in the form set forth on Section 3.2(c)(ii) of the Silicon Disclosure Schedules from each Silicon Holder and has furnished to Boron true and complete copies thereof.

(d) Immediately following the Distribution, the shares of Boron Common Stock and Boron Non-Voting Common Stock included in the Merger Consideration will be held by each Silicon Holder as set forth in Section 3.2(d) of the Silicon Disclosure Schedule.

3.3 Authority; No Violation.

(a) Each of Holdings and Silicon has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Bank Merger Agreement by the Board of Directors of Silicon Bank. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Distribution, have been duly and validly approved by the Board of Directors of Holdings and Silicon, as applicable, subject, in the case of the Merger, to the delivery of the Holdings Consent. No approval of the Silicon Holders is required under Holdings’ Organizational Documents or the DLLCA in order for Holdings to duly and validly approve this Agreement and the transactions contemplated by this Agreement, including the Merger and the Distribution,. Holdings, as the sole stockholder of Silicon, will have approved this Agreement and the transactions contemplated by this Agreement upon delivery of the Holdings Consent. Except for the Holdings Consent, no other corporate or limited liability company proceedings on the part of Holdings or Silicon, as applicable, are necessary to approve this Agreement or to consummate the transactions contemplated hereby (including the Merger and the Distribution). This Agreement has been duly and validly executed and delivered by each of Holdings and Silicon and (assuming due authorization, execution and delivery by Boron) constitutes a valid and binding obligation of each of Holdings and Silicon, enforceable against each of Holdings and Silicon in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Holdings or Silicon nor the consummation by Holdings or Silicon of the transactions contemplated hereby, nor compliance by Holdings or Silicon with any of the terms or provisions hereof, will (i) violate any provision of Holdings’ Organizational Documents or Silicon’s Organizational Documents, as applicable or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Law applicable to Holdings or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Holdings or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Holdings or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches or defaults which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Holdings. Without limitation of the foregoing, the Distribution will comply all respects with applicable Law, Holdings’ Organizational Documents and any Contracts with any Silicon Holder.

3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with NASDAQ, (ii) the filing of any required applications, filings and notices, as applicable, with (1) the Federal Reserve Board under the BHC Act and (2) the FDIC under the Bank Merger Act, and approval of the foregoing applications, filings and notices, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WLLCA, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota pursuant to the MBCA, (v) the filing of the Bank Merger Certificates, (vi) the approval by the Director of the WDFI, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Boron Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Holdings and Silicon of this Agreement or (B) the consummation by Holdings, Silicon and Silicon Bank of the Merger, the Distribution, the Bank Merger and the other transactions contemplated hereby.

3.5 Reports. Silicon and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 20, 2010 with any state or federal or foreign regulatory authority with jurisdiction over Silicon or its Subsidiaries, including (i) the WDFI, (ii) the MDC, (iii) any other state regulatory authority, (iv) the FDIC, (v) the SEC, (vi) the Federal Reserve Board, (vii) the CFPB, and (viii) any SRO (collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Silicon and its Subsidiaries, no Regulatory Agency has initiated or has pending any Proceeding or, to the Knowledge of Silicon, investigation into the business or operations of Holdings or any of its Subsidiaries since December 20, 2010. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Silicon or any of its Subsidiaries and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Silicon or any of its Subsidiaries since December 20, 2010.

3.6 Financial Statements.

(a) Holdings has previously Made Available to Boron accurate and complete copies of (a) (i) Holdings’ audited consolidated balance sheet as of December 31, 2013, 2012, and 2011 and (ii) the related audited consolidated statements of income, equity and cash flows for the fiscal years ended December 31, 2013, 2012 and 2011 ((i) and (ii), the “Silicon Audited Financial Statements”) and (b) (i) Holdings’ unaudited consolidated balance sheet as of September 30, 2014 and the related (ii) unaudited consolidated statements of income, equity and cash flows for the nine (9) months ended September 30, 2014 ((i) and (ii), the “Silicon Unaudited Financial Statements” and collectively with the Silicon Audited Financial Statements, the “Silicon Financial Statements”). The Silicon Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Holdings and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Holdings and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The Silicon Unaudited Financial Statements have been prepared in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Silicon Audited Financial Statements for the year ended December 31, 2013 or as of December 31, 2013, as applicable. The books and records of Holdings and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Moss Adams LLP has not resigned (or informed Holdings that it intends to resign) or been dismissed as independent public accountants of Holdings as a result of or in connection with any disagreements with Holdings on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Holdings nor any of its Subsidiaries have any material Liability except for Liabilities (i) to the extent reflected or reserved against on the consolidated balance sheet of Holdings as of September 30, 2014 (including any notes thereto) included in the Silicon Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2014, (iii) incurred in connection with this Agreement and the transactions contemplated hereby or (iv) incurred pursuant to obligations arising under Silicon Contracts, other than arising out of or resulting from a breach or default under such Silicon Contracts. None of Holdings or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c) The records, systems, controls, data and information of Holdings and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Holdings or its Subsidiaries or accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Holdings’ system of internal controls over financial reporting. Holdings (x) has implemented and maintains disclosure controls and procedures (in accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”)) to ensure that material information relating to Holdings, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Holdings by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Holdings’ outside auditors and the audit committee of Holdings’ Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (in accordance with FDICIA) which are reasonably likely to adversely affect Holdings’ ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Holdings’ internal controls over financial reporting. These disclosures were made in writing by management to Holdings’ auditors and audit committee and a copy has previously been Made Available to Boron.

(d) Since December 20, 2010, (i) neither Holdings nor any of its Subsidiaries, nor, to the Knowledge of Silicon, any director, officer, auditor, accountant or representative of Holdings or any of its Subsidiaries, have received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Holdings or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Holdings or any of its Subsidiaries has engaged in questionable accounting or auditing practices, procedures, or methodologies (including with respect to loan loss and other reserves, write-downs, charge-offs and accruals), and (ii) to the Knowledge of Silicon, no attorney representing Holdings or any of its Subsidiaries, whether or not employed by Holdings or any of its Subsidiaries, has reported evidence of a material violation of applicable securities Laws, breach of fiduciary duty or similar violation by Holdings or any of its officers, directors, employees or agents to the Board of Directors of Holdings, Silicon or Silicon Bank or any committee thereof or to any director or officer of Holdings, Silicon or Silicon Bank.

3.7 Broker’s Fees. With the exception of the engagement of Jefferies LLC, neither Holdings nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated by this Agreement. Holdings has Made Available to Boron a true, correct and complete copy of any engagement letter or other Contract between Holdings and Jefferies LLC relating to the Merger and the other transactions contemplated by this Agreement.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2013, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Silicon.

(b) Since December 31, 2013 through the date hereof, (i) Silicon and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice, and (ii) neither Silicon nor its Subsidiaries has taken any action that would if taken after the date of this Agreement require Boron’s consent pursuant to Section 5.2.

3.9 Legal Proceedings.

(a) Neither Silicon nor any of its Subsidiaries is a party to any, and there are no pending or, to Silicon’s Knowledge, threatened, material Proceedings against Silicon or any of its Subsidiaries or any of their current or former directors or executive officers relating to their service as such (whether or not such Proceedings are currently being tolled).

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Silicon, any of its Subsidiaries or the assets of Silicon or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to Boron or any of its Subsidiaries).

3.10 Taxes and Tax Returns.

(a) Each of Silicon and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Silicon nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Silicon and its Subsidiaries (whether or not shown as due on any Tax Returns) have been fully and timely paid. Each of Silicon and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The federal income Tax Returns of Silicon and its Subsidiaries for all years to and including 2010 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither Silicon nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Silicon and its Subsidiaries or the assets of Silicon and its Subsidiaries. Silicon has Made Available to Boron true and complete copies of any private letter ruling requests, opinions, closing agreements or gain recognition agreements with respect to Taxes requested or executed since December 20, 2010. Neither Silicon nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Silicon and its Subsidiaries, or any such agreement entered into in the ordinary course of business and that does not relate primarily to Taxes). Neither Silicon nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Silicon) or (B) has any material Liability for the Taxes of any Person (other than Silicon or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Neither Silicon nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Silicon nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has Silicon been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Holdings is, and since the date of its formation has been, treated as either a partnership or an entity disregarded as separate from its owner, in each case pursuant to Treasury Regulations Section 301.7701-3 (and any similar provision of state or local Law).

3.11 Employee Benefit Matters.

(a) Section 3.11(a) of the Silicon Disclosure Schedule lists all material Silicon Benefit Plans. For purposes of this Agreement, “Silicon Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, equity option, equity purchase, restricted equity, incentive, deferred compensation, welfare, retiree welfare, retirement supplemental retirement, termination, severance, retention, change-in-control, employment or other benefit plans, programs, contracts, agreements or arrangements to or with respect to which Silicon or any Subsidiary or any trade or business of Silicon or any of its Subsidiaries, whether or not incorporated, all of which together with Silicon would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Silicon ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Silicon or any of its Subsidiaries or any of their respective Silicon ERISA Affiliates, in each case for the benefit of any current or former employee, officer, director or independent contractor of Silicon or any of its Subsidiaries or any of their respective Silicon ERISA Affiliates, but excluding any Multiemployer Plan.

(b) Silicon has heretofore Made Available to Boron true and complete copies, as applicable, of (i) each material Silicon Benefit Plan or, in the case of any material unwritten Silicon Benefit Plan, a description of the material terms thereof, (ii) any trust agreements, insurance contracts or documents of any other funding arrangements related to any such Silicon Benefit Plan, and such copies are true, correct and complete as of the date hereof, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules for the each of the last two plan years for any such Silicon Benefit Plan, (iv) the current summary plan description and any modifications thereto for any such Silicon Benefit Plan, (v) the annual financial and/or actuarial reports for each of the last two years for any such Silicon Benefit Plan, (vi) the most recent determination letter from the IRS with respect to any such Silicon Benefit Plan, and (vii) all material correspondences with a Governmental Entity with respect to any such Silicon Benefit Plan.

(c) Each Silicon Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No Proceedings with respect to any Silicon Benefit Plan is pending or, to the Knowledge of Silicon, threatened, other than routine claims for benefits incurred in the ordinary course of business, and, to the Knowledge of Silicon, no set of circumstances exists that may give rise to any such Proceedings against the Silicon Benefit Plans, any fiduciaries thereof with respect to their duties to the Silicon Benefit Plans or the assets of any of the trusts under any of the Silicon Benefit Plans. Neither Silicon nor any of its Subsidiaries has taken any corrective action or made any filings under any voluntary correction program of the IRS, Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Silicon Benefit Plan, and, to the Knowledge of Silicon, no circumstances exist that would qualify for such corrective action. None of the Silicon Benefit Plans is under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

(d) Section 3.11(d) of the Silicon Disclosure Schedule identifies each Silicon Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Silicon Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Silicon Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Silicon, there are no existing circumstances and, no events have occurred that could adversely affect the qualified status of any Silicon Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Silicon Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Silicon Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) None of Silicon and its Subsidiaries nor any of their respective Silicon ERISA Affiliates has ever maintained, sponsored, contributed to or been obligated to contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code , (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iii) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (iv) any plan that provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Section 4980B of the Code). None of Silicon and its Subsidiaries nor any of their respective Silicon ERISA Affiliates has incurred, nor do any circumstances exist that could result in, any liability (A) under Title IV or Section 302 of ERISA, (B) under Sections 412, 430 or 4971 of the Code, (C) as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (E) under corresponding or similar provisions of foreign laws.

(g) All material contributions required to be made to any Silicon Benefit Plan under applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Silicon Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Silicon in accordance with GAAP.

(h) None of Silicon and its Subsidiaries nor any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any of the Silicon Benefit Plans or their related trusts, Silicon, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that Silicon or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of Silicon or any of its Subsidiaries, or result in any limitation on the right of Silicon or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Silicon Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Silicon or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Silicon nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Silicon or any of its affiliates to establish or make any contribution to a rabbi trust, tax equalization or similar funding vehicle. No Silicon Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j) Since December 20, 2010, there has been no pending or, to the Knowledge of Silicon, threatened material labor grievances or material unfair labor practice claims or charges against Silicon or any of its Subsidiaries, or any strikes or other material labor disputes against Silicon or any of its Subsidiaries. As of the date hereof, neither Silicon nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Silicon or any of its Subsidiaries and, to the Knowledge of Silicon, there are no organizing efforts by any union or other group seeking to represent any employees of Silicon or any of its Subsidiaries.

(k) Silicon and its Subsidiaries have complied in all material respects with all applicable Laws regarding (i) employment, including employment practices, employee classification, labor relations, health and safety, wages, hours and terms and conditions of employment and fair labor standards, and (ii) the payment and withholding of Taxes and other amounts in respect of their employment of current and former employees, officers, directors or other service providers of Silicon and its Subsidiaries, and none of Silicon or any of its Subsidiaries is liable for arrears of wages, taxes, penalties or other sums for failure to comply with such applicable Laws.

(l) No Silicon Benefit Plan provides compensation or benefits to any current or former director, officer, employee or other individual service provider primarily based outside the United States.

3.12 Compliance with Applicable Law.

(a) Silicon and each of its Subsidiaries hold, and have at all times since December 20, 2010, held, all material licenses, franchises, permits and authorizations (“Permits”) necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of Silicon, no suspension or cancellation of any such Permit is threatened. Since December 20, 2010, Silicon and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Law relating to Silicon or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(b) Without limitation of the foregoing, since December 20, 2010, none of Silicon, or its Subsidiaries, or any director, officer, employee, agent or other Person acting on behalf of Silicon or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Silicon or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Silicon or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Silicon or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Silicon or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Silicon or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Silicon or any of its Subsidiaries or (vii) to the Knowledge of Silicon, is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c) Since December 20, 2010, Silicon and each of its Subsidiaries has properly administered all accounts for which Silicon or any of its Subsidiaries acts as a fiduciary, including accounts for which Silicon or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of Silicon or any of its Subsidiaries has received written notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since December 20, 2010, none of Silicon or any of its Subsidiaries, or any director, officer, or employee of Silicon or its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d) As of December 31, 2013, Silicon and each insured depositary Subsidiary of Silicon is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator). Each insured depositary Subsidiary of Silicon has received a CRA rating of not less than “satisfactory” in its most recently completed evaluation, has received no material criticism from regulators with respect to discriminatory lending practices, and Silicon has no Knowledge of (i) any conditions, facts or circumstances that could reasonably be expected to result in a CRA rating of less than “satisfactory” or (ii) material criticism of Silicon or its Subsidiaries from regulators with respect to discriminatory lending practices.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Silicon Disclosure Schedule, as of the date hereof, neither Silicon nor any of its Subsidiaries is a party to or bound by any Contract:

(i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice;

(ii) which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any payment (whether of severance pay or otherwise) becoming due from Boron, Silicon, or any of their respective Subsidiaries to any officer or employee thereof;

(iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iv) that contains a non-compete or client or customer non-solicit requirement that restricts the conduct of Silicon or any of its Subsidiaries or following the Closing will restrict the conduct of Boron or any of its Subsidiaries;

(v) that obligates Silicon or its Subsidiaries, or following the Closing, Boron or any of its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” or similar covenants (other than any such Contracts that will not obligate Boron or any of its Subsidiaries following the Closing (other than Silicon and its Subsidiaries) or which are terminable by Silicon or any of its Subsidiaries on sixty (60) days or less notice without any material required payment or other material conditions, other than the condition of notice);

(vi) with or to a labor union or guild (including any collective bargaining agreement);

(vii) that relates to the incurrence of indebtedness by Silicon or any of its Subsidiaries in the principal amount of $10,000,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Silicon or its Subsidiaries;

(ix) that relates to the acquisition or disposition of any assets or business with a book value or purchase price in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise), excluding the acquisition or disposition of loans (which, for the avoidance of doubt, are addressed solely in Section 3.13(a)(x));

(x) that relates to the acquisition or disposition of any loan with a book value or purchase price in excess of $10,000,000, which acquisition or disposition is pending or is otherwise not reflected on the Silicon Unaudited Financial Statements;

(xi) that is a Contract with Ginnie Mae, HUD, the USDA, the VA or any other federal or state Governmental Entity that insures or guarantees residential mortgage Loans and/or residential mortgage backed securities (each a “Governmental Insurer”);

(xii) with respect to the performance by Silicon or its Subsidiaries of Loan servicing with any outstanding obligations that are material to Silicon and its Subsidiaries (the “Servicing Agreements”);

(xiii) that obligates Silicon or any of its Subsidiaries to indemnify or hold harmless any director or executive officer of Silicon or any of its Subsidiaries (other than the organizational documents of Silicon or its Subsidiaries);

(xiv) that involved the payment of more than $2,000,000 by Silicon and its Subsidiaries in the twelve month period ending September 30, 2014 or that is expected to in the twelve month period ending December 31, 2014 (other than any such Contracts which are terminable by Silicon or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other material conditions, other than the condition of notice);

(xv) that is a settlement agreement other than (A) releases immaterial in nature or amount entered into in the ordinary course of business with the former employees of Silicon or its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment or (B) agreements the performance of which does not involve any payment after September 30, 2014 and does not impose any injunctive or other similar restrictions on Silicon or its Subsidiaries;

(xvi) that (A) grants Silicon or one of its Subsidiaries any right to use any Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software), (B) permits any third person to use, enforce or register any Intellectual Property owned by Silicon or its Subsidiaries (other than non-exclusive licenses to end-users or customers in the ordinary course of business) including any license agreements, coexistence agreements and covenants not to use or (C) restricts the right of Silicon or one of its Subsidiaries to use or register any Intellectual Property owned by Silicon or its Subsidiaries; or

(xvii) that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or the formation, creation or operation, management or control of any material partnership or joint venture with any third party.

Each Contract of the type described in this Section 3.13(a), whether or not set forth in the Silicon Disclosure Schedule, is referred to herein as a “Silicon Contract.” Silicon has Made Available to Boron prior to the date of this Agreement a complete and correct copy of each Silicon Contract, including all amendments, modifications and supplements thereto as in effect on the date of this Agreement.

(b) Each Silicon Contract is in full force and effect and is valid and binding on Silicon or one of its Subsidiaries, as applicable, and to Silicon’s Knowledge the other parties thereto, enforceable against Silicon and its Subsidiaries and, to Silicon’s Knowledge, the other parties thereto in accordance with its terms, except as may be limited by the Enforceability Exceptions. Neither Silicon nor any of its Subsidiaries is, nor, to Silicon’s Knowledge, is any other party, in breach, default or violation (and no event has occurred or not occurred through Silicon’s or any of its Subsidiaries’ action or inaction or, to Silicon’s Knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Silicon Contract. There are no disputes pending or, to Silicon’s Knowledge, threatened with respect to any Silicon Contract and neither Silicon nor any of its Subsidiaries has received any written notice of the intention of any other party to a Silicon Contract to terminate for default, convenience or otherwise any Silicon Contract, nor to Silicon’s Knowledge, is any such party threatening to do so.

3.14 Agreements with Regulatory Agencies.

(a) Neither Silicon nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 20, 2010, a recipient of any supervisory letter from, or since December 20, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Silicon Disclosure Schedule, a “Silicon Regulatory Agreement”), nor has Silicon or any of its Subsidiaries been advised since December 20, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Silicon Regulatory Agreement.

(b) Neither Silicon nor any of its Subsidiaries has been ordered to pay any civil monetary penalty by any Regulatory Agency or other Governmental Entity. Neither Silicon nor any of its Subsidiaries has been advised by any Regulatory Agency or other Governmental Entity that it is considering ordering any civil monetary penalty.

3.15 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions, whether entered into for the account of Silicon, any of its Subsidiaries or for the account of a customer of Silicon or one of its Subsidiaries, were entered into in the ordinary course of business and, in all material respects, in accordance with applicable rules, regulations and policies of any Regulatory Agency with competent jurisdiction and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Silicon or one of its Subsidiaries enforceable in accordance with their terms except as may be limited by the Enforceability Exceptions, and are in full force and effect, and, to the Knowledge of Silicon, are enforceable against the other parties thereto in accordance with their terms except as may be limited by the Enforceability Exceptions. Silicon and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Silicon’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Liability.

(a) Except as has not had and would not, individually or in the aggregate, reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole, (i) Silicon and its Subsidiaries are in compliance with, and since December 20, 2010 have complied with, all applicable Environmental Laws; (ii) there are no Proceedings seeking to impose, or that could reasonably result in the imposition, on Silicon or any of its Subsidiaries of any Liability or obligation arising under any Environmental Law, or to the Knowledge of Silicon, pending or threatened against Silicon or any of its Subsidiaries; (iii) Silicon is not subject to any agreement, order, judgment, decree, by or with any court, governmental authority, regulatory agency or third party imposing any Liability or obligation with respect to Environmental Laws; (iv) to the Knowledge of Silicon, no Hazardous Substance is present at, on, in or under any property currently or formerly owned or leased by Silicon or its Subsidiaries that could reasonably result in the imposition, on Silicon or any of its Subsidiaries of any Liability or obligation arising under any applicable Environmental Law; and (v) neither Silicon nor any of its Subsidiaries has assumed by contract, undertaken or provided an indemnity with respect to or otherwise become subject to any Liability of any other Person specifically relating to any Environmental Law or concerning Hazardous Substances.

(b) Silicon has Made Available to Boron copies of all environmental reports, studies and assessments prepared within the past five (5) years that are in the possession or under the reasonable control of Silicon or its Subsidiaries pertaining to Releases or compliance with, or Liabilities under, Environmental Laws, in each case with respect to Owned Real Property or real property leased pursuant to a Real Property Lease and that individually, or in the aggregate, would reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole.

3.17 Investment Securities and Commodities.

(a) Each of Silicon and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien (other than Permitted Encumbrances) except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Silicon or its Subsidiaries. Such securities and commodities are valued on the books of Holdings in accordance with GAAP in all material respects.

(b) Silicon and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Silicon believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Silicon has Made Available to Boron the material terms of such policies, practices and procedures.

3.18 Property.

(a) Silicon or one of its Subsidiaries has good, valid, and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the business of Silicon and its Subsidiaries free and clear of any Liens, except Permitted Encumbrances. The material tangible personal property currently used in the operation of the business of Silicon and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Section 3.18(b) of the Silicon Disclosure Schedule sets forth a list of all real properties that are the subject of a Real Property Lease as of the date hereof. Each of the lease agreements for real property to which Silicon or any of its Subsidiaries is bound or which relates to real property operated or utilized by Silicon or any of its Subsidiaries (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, individually, a “Real Property Lease”) are in full force and effect and, to Silicon’s Knowledge, are enforceable against the landlord which is party thereto in accordance with its terms (except as enforcement may be limited by the Enforceability Exceptions), and there are no material defaults or events of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of Silicon or any of its Subsidiaries, and to Silicon’s Knowledge, by any other party, under such lease agreements. Silicon’s or its Subsidiaries’ possession and quiet enjoyment of the leased real property under such Real Property Lease has not been disturbed, and to Silicon’s Knowledge, there are no disputes with respect to any such Real Property Lease, except for such disturbances or disputes that, individually or in the aggregate, would not reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole.

(c) Section 3.18(c) of the Silicon Disclosure Schedule sets forth a list of all real property owned by Silicon and its Subsidiaries (“Owned Real Property”). Silicon or one of its Subsidiaries has valid and marketable title to the Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Encumbrances. There is no purchase right, purchase option, right of first refusal or right of first offer with respect to the Owned Real Property or any portion thereof. There are no pending or, to Silicon’s Knowledge, threatened condemnation proceedings against any Owned Real Property.

3.19 Intellectual Property.

(a) Section 3.19(a) of the Silicon Disclosure Schedule sets forth, in each case as of the date hereof, an accurate and complete list of all: United States and foreign issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and Internet domain names owned by Silicon or any of its Subsidiaries (the foregoing being, collectively, the “Silicon Registered Intellectual Property”). No registrations or applications for material Silicon Registered Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or in the ordinary course of business. To Silicon’s Knowledge, each item of Silicon Registered Intellectual Property is valid, subsisting and enforceable.

(b) Except as set forth on Section 3.19(b) of the Silicon Disclosure Schedule, Silicon and its Subsidiaries own all right, title, and interest to, or otherwise have a valid and enforceable right to use all Intellectual Property necessary for or used in the conduct of the business of Silicon and its Subsidiaries as currently conducted, except as would not reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole. All material Intellectual Property owned by Silicon and its Subsidiaries is owned free and clear of all Liens (except for Permitted Encumbrances).

(c) The conduct of the business of Silicon and its Subsidiaries as currently conducted does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person except for such infringements, violations and misappropriations that, individually or in the aggregate, would not reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole.

(d) To the Knowledge of Silicon, no third Person is infringing, violating, or misappropriating any material Intellectual Property owned by Silicon or its Subsidiaries. There is no (i) pending claim or (ii) asserted claim in writing (including any “cease and desist” letters and invitations to license) that Silicon or any Subsidiary has infringed, violated or misappropriated, or is infringing or violating any Intellectual Property rights of any third Person, except for such claims that, if adversely determined, would not reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole.

(e) Silicon and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of Silicon and its Subsidiaries and third party confidential information provided to Silicon or any Subsidiary that Silicon or such Subsidiary is obligated to maintain in confidence.

3.20 Related Party Transactions. Except as set forth in Section 3.20 of the Silicon Disclosure Schedule, there are no transactions or series of related transactions, Contracts, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Silicon or any of its Subsidiaries, on the one hand, and Holdings or any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Holdings, Silicon or any of its Subsidiaries or any Silicon Holder (or any of such Person’s immediate family members or Affiliates) on the other hand, except those of a type available to employees of Silicon or its Subsidiaries generally.

3.21 State Takeover Laws. The Board of Directors of Silicon has taken all actions that may be required to render inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, “Takeover Statutes”). No Takeover Statutes will prohibit, restrict or impair the performance of Silicon’s obligations under this Agreement.

3.22 Silicon Information. The information relating to Holdings, Silicon and their respective Subsidiaries which is provided by Holdings, Silicon or their respective representatives for inclusion in any document filed with any Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, including the Proxy Statement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.23 Loan Matters.

(a) Each Silicon Loan originated by Silicon and its Subsidiaries and, to the Knowledge of Silicon, each other Silicon Loan has been solicited and originated and, during the period of time such Silicon Loan was originated, held or serviced by Silicon or its Subsidiaries, was administered and serviced, and the relevant loan files were maintained, in all material respects in accordance with the relevant Loan documents, the underwriting standards of the originating bank and, in the case of such Silicon Loans held for resale to investors, the underwriting standards, if any, of the applicable investors and with all applicable requirements of Law, applicable GSE Requirements, Governmental Insurer Requirements and Investor/Insurer Requirements.

(b) Except as set forth in Section 3.23(a)(i) of the Silicon Disclosure Schedule, Silicon is not bound by an agreement pursuant to which Loans or pools of Loans or participations in Loans have been sold that contains any obligation of Silicon or any of its Subsidiaries to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Section 3.23(b) of the Silicon Disclosure Schedule sets forth a true and correct report as regarding the current status of Silicon’s and its Subsidiaries’ reserves in respect of potential repurchase requests to repurchase any Loan or interests therein, in each case by any GSE, Governmental Insurer, private mortgage insurer or investor.

(c) Each of Silicon and its Subsidiaries, as applicable, is approved by and is in good standing with: (i) as a supervised mortgagee, HUD, to originate and service Title I FHA mortgage Loans; (ii) the VA, to originate and service VA Loans; (iii) as a seller/servicer, Fannie Mae and Freddie Mac, and (iv) Ginnie Mae, to issue mortgage backed securities.

(d) None of Silicon or any of its Subsidiaries is now nor has been since December 20, 2010 subject to any material fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any Loan purchase commitment from, any GSE or Governmental Insurer relating to the origination, sale or servicing of mortgage or consumer Loans. Silicon has not received any written notice, nor does it have any reason to believe, that any GSE proposes to limit or terminate the underwriting authority of Silicon and its Subsidiaries or to increase the guarantee fees payable by Silicon or its Subsidiaries to any GSE or Governmental Insurer.

(e) Since December 20, 2010, except as would not reasonably be expected to be, individually or in the aggregate, material to Silicon or its Subsidiaries, taken as a whole, each of Silicon and its Subsidiaries has been in compliance with all applicable federal, state and local Laws, rules and regulations and related regulatory guidance, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all GSE Requirements, Governmental Insurer Requirements and Investor/Insurer Requirements.

(f) Except as would not be material to Silicon and its Subsidiaries, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Silicon, acquired by Silicon or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Silicon and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Silicon, each Silicon Loan currently outstanding with respect to which Silicon or any Subsidiary of Silicon is a creditor (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens that have been perfected, (iii) to the Knowledge of Silicon, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms subject to the Enforceability Exceptions, and (iv) at the time and under the circumstances in which made, was made for good, valuable and adequate consideration in the ordinary course of business of Silicon and its Subsidiaries.

(h) The Advances, net of reserves, are valid and subsisting amounts owing to Silicon and its applicable Subsidiary and are carried on the books of Silicon or the applicable Subsidiary at values determined in accordance with GAAP, and are not subject to any material setoffs or claims arising from acts or omissions of Silicon or any of its Subsidiaries. No GSE, Governmental Insurer, private mortgage insurer or investor has claimed any defense, offset or counterclaim to repayment of any Advance that is pending.

(i) Each of the allowances for losses on Silicon Loans, financing leases and other real estate included on the balance sheet included as part of the Silicon Financial Statements (and any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Silicon, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor.

3.24 Loan Portfolio.

(a) As of December 31, 2013, none of Silicon or its Subsidiaries is a party to a Loan, including any Loan guaranty, with any director, executive officer or 5% Silicon Holder or any Affiliate of any of the foregoing other than as disclosed in Section 3.24(a) of the Silicon Disclosure Schedule. All Loans that have been made by Silicon or its Subsidiaries that are subject to Section 22(h) of the Federal Reserve Act, as amended, or to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) comply therewith.

(b) Section 3.24(b) of the Silicon Disclosure Schedule sets forth a listing, as of September 30, 2014, by account of: (A) all Silicon Loans (including participations) with an unpaid principal balance of $8,000,000 or more that have been accelerated by Silicon or its Subsidiaries during the past twelve (12) months; (B) all Loan commitments or lines of credit of Silicon and its Subsidiaries in an amount of $8,000,000 or more that have been terminated by Silicon or its Subsidiaries during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Silicon or its Subsidiaries during the past twelve months of, or has asserted against Silicon or its Subsidiaries, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Silicon, each borrower, customer or other party which has given Silicon or its Subsidiaries any oral notification of, or orally asserted to or against Silicon or any of its Subsidiaries, any such claim; (D) all Silicon Loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder or (4) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by Silicon or its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c) Section 3.24(c) of the Silicon Disclosure Schedule sets forth a listing, as of the dates set forth therein, by account of each Silicon Loan where the interest rate terms has been reduced and/or the maturity date has been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms.

(d) Silicon has previously Made Available to Boron, certain files on which information regarding the Silicon Loans is recorded (the “Tapes”). The information contained in the Tapes is true and accurate in all material respects as of the date specified therein.

3.25 Privacy of Customer Information.

(a) Silicon and its Subsidiaries, as applicable, are the sole owners of all IIPI relating to customers, former customers and prospective customers that will be transferred to Boron or a Subsidiary of Boron (such IIPI, the “Silicon IIPI”) pursuant to this Agreement, the Bank Merger Agreement and the other transactions contemplated hereby and thereby.

(b) The collection and use of the Silicon IIPI by Silicon and its Subsidiaries, and the transfer of the Silicon IIPI to Boron or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any Contract or industry standard relating to privacy.

3.26 Insurance. Section 3.26 of the Silicon Disclosure Schedule lists each insurance policy maintained by or on behalf of Silicon and its Subsidiaries as of the date hereof and a true and complete copy of each such policy has been Made Available to Boron prior to the date hereof. All premiums due in respect of such insurance policies have been paid in full. All of such insurance policies are in full force and effect, and neither Silicon nor any Subsidiary is in material default with respect to any of its obligations under any of such insurance policies. To the Knowledge of Silicon, as of the date of this Agreement, (i) there is no threatened termination of, or threatened material premium increase with respect to, any of such policies other than increases in connection with Silicon’s annual renewal process and (ii) there is no material claim pending regarding Silicon or any of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.27 Reorganization. Neither Holdings nor Silicon has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.28 [Reserved].

3.29 Investment Advisors. Silicon is not, and no Subsidiary of Silicon is, required to be registered, licensed or qualified as an investment advisor.

3.30 Books and Records. The corporate and stock (ownership) record books of Silicon and its Subsidiaries are materially complete (other than with respect to recently occurring actions not yet reflected therein) and materially accurate and reflect all meetings, consents, other material actions of the Board of Directors and stockholders or equity owners of Silicon and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.31 Indemnification. To the Knowledge of Silicon as of the date hereof, no action or failure to take action by any present or former director, officer, employee or agent of Silicon or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Silicon or any of its Subsidiaries.

3.32 Management Unit Agreements. None of Silicon, Boron or any of their respective successors, assigns, parents, Subsidiaries or Affiliates (other than Holdings) currently has or will have, as a result of the consummation of the transactions contemplated by this Agreement, any liability or other obligation to any Person under the Management Unit Agreements or any other similar or related agreement or arrangement arising out of or related to Holdings or any interest therein (including in respect of any payment the value of which may be based in whole or in part on the Holdings Management Units or any other interest in Holdings, or any Taxes related thereto) (collectively, “Management Unit Amounts”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BORON

Except (i) as Previously Disclosed by Boron or (ii) as disclosed in any Boron Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Boron with the SEC since December 31, 2013, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Boron hereby represents and warrants to Holdings and Silicon as follows:

4.1 Corporate Organization. Boron is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington and is a bank holding company duly registered under the BHC Act and meets applicable requirements for qualification as such. Merger Sub will be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Washington. Boron has, and Merger Sub will have, the corporate or limited liability power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Boron is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boron.

4.2 Capitalization.

(a) The authorized capital stock of Boron consists of 50,000,000 shares of Boron Common Stock (par value $0.01 per share), 500,000 shares of preferred stock (par value $0.01 per share) and, subject to the Boron Shareholder Approval, 5,000,000 shares of Boron Non-Voting Common Stock. As of October 31, 2014, there are (a) no shares of preferred stock or Boron Non-Voting Common Stock issued or outstanding, (b) 19,572,823 shares of Boron Common Stock issued and outstanding, (c) 192,743 unvested restricted shares of Boron Common Stock granted under a Boron Stock Plan (a “Boron Restricted Stock Award”), (c) 137,750 shares of Boron Common Stock reserved for issuance upon the exercise of options granted by Boron to purchase shares of Boron Common Stock under a Boron Stock Plan (as defined below) (“Boron Stock Options”), (d) 243,998 shares of Boron Common Stock reserved for issuance upon the exercise of that certain warrant dated November 21, 2008 issued by Boron to the United States Treasury Department, and (f) no other shares of capital stock or other voting securities of Boron issued, reserved for issuance or outstanding. For purposes of this Agreement, the “Boron Stock Plans” means (i) the 1998 Stock Option Plan, (ii) the 2001 Stock Option Plan, (iii) the 2012 Restricted Stock and Incentive Bonus Plan, and (iv) the 2014 Omnibus Incentive Plan. All of the issued and outstanding shares of Boron Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof.

(b) The shares of Boron Common Stock and of Boron Non-Voting Common Stock included in the Merger Consideration have been duly authorized, subject, in the case of the Boron Non-Voting Common Stock, to the receipt of the Boron Shareholder Approval. At the Effective Time, such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof.

4.3 Authority; No Violation.

(a) Boron has, and Merger Sub will have, full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Bank Merger Agreement by the Board of Directors of Boron Bank. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Boron, and will be so approved in the case of Merger Sub, subject to (i) the affirmative vote of the holders of a majority of the votes cast by the holders of shares of Boron Common Stock at the Boron Shareholders Meeting to approve the issuance of the shares of Boron Common Stock pursuant to Listing Rule 5635(a) of the NASDAQ Stock Market and (ii) the affirmative vote of the holders of a majority of the shares of Boron Common Stock outstanding and entitled to vote at the Boron Shareholders Meeting to approve an amendment to the Articles of Incorporation of Boron, in a form agreed by Boron and Silicon, to authorize the Boron Non-Voting Common Stock included in the Merger Consideration (the “Amendment”) in accordance with Section 10.030 of the Washington Business Corporation Act (the “WBCA”); the approvals referred to in clauses (i) and (ii) being collectively referred to as the “Boron Shareholder Approval”. The Boron Shareholder Approval is the only vote of the holders of Boron’s capital stock necessary in connection with the consummation of the Merger and the transactions contemplated by this Agreement, and no other corporate proceedings on the part of Boron are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Boron and (assuming due authorization, execution and delivery by Holdings and Silicon) constitutes a valid and binding obligation of Boron, enforceable against Boron in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement by Boron or Merger Sub, nor (assuming the Boron Shareholder Approval is obtained) the consummation by Boron or Merger Sub of the transactions contemplated hereby, nor compliance by Boron with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation of Boron or Bylaws or the certificate of formation or limited liability company agreement of Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Law applicable to Boron, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Boron or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Boron or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Boron.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with NASDAQ, (ii) the filing of any required applications, filings and notices, as applicable, with (1) the Federal Reserve Board under the BHC Act and (2) the FDIC under the Bank Merger Act, and approval of the foregoing applications, filings and notices, (iii) the filing of the Articles of Merger and articles of amendment (with respect to the Boron Non-Voting Common Stock), in each case with the Secretary of State of the State of Washington pursuant to the WLLCA and the WBCA, as the case may be, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota pursuant to the MBCA, (v) the filing of the Bank Merger Certificates, (vi) the approval by the Director of the WDFI, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Boron Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Boron or Merger Sub of this Agreement or (B) the consummation by Boron or Merger Sub of the Merger, the Bank Merger and the other transactions contemplated hereby.

4.5 Reports. Boron and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with any Regulatory Agencies, including any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boron. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Boron and its Subsidiaries, no Regulatory Agency has initiated or has pending any Proceeding or, to the Knowledge of Boron, investigation into the business or operations of Boron or any of its Subsidiaries since January 1, 2011, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boron. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Boron or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Boron or any of its Subsidiaries since January 1, 2011, except in the case of each of clause (i) and (ii), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boron.

4.6 Financial Statements.

(a) The financial statements of Boron and its Subsidiaries included (or incorporated by reference) in the Boron Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Boron and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Boron and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Boron and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Moss Adams LLP has not resigned (or informed Boron that it intends to resign) or been dismissed as independent public accountants of Boron as a result of or in connection with any disagreements with Boron on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Boron nor any of its Subsidiaries have any material Liability, except for (i) those Liabilities that are fully reflected or reserved against on the consolidated balance sheet of Boron included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (including any notes thereto), (ii) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014, or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby. None of Boron or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c) The records, systems, controls, data and information of Boron and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Boron or its Subsidiaries or accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Boron’s system of internal controls over financial reporting. Boron (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Boron, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Boron by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Boron’s outside auditors and the audit committee of Boron’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Boron’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Boron’s internal controls over financial reporting. These disclosures were made in writing by management to Boron’s auditors and audit committee and a copy has previously been made available to Silicon.

(d) Since January 1, 2011, (i) neither Boron nor any of its Subsidiaries, nor, to the Knowledge of Boron, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, have received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Boron or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Boron or any of its Subsidiaries has engaged in questionable accounting or auditing practices, procedures, or methodologies (including with respect to loan loss and other reserves, write-downs, charge-offs and accruals), and (ii) to the Knowledge of Boron, no attorney representing Boron or any of its Subsidiaries, whether or not employed by Boron or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Boron or any of its officers, directors, employees or agents to the Board of Directors of Boron or any committee thereof or to any director or officer of Boron.

4.7 Broker’s Fees. With the exception of the engagement of Sandler O’Neill + Partners L.P., neither Boron nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2013, no fact, change, event, occurrence, condition or development has occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boron.

(b) Since December 31, 2013 through the date hereof, Boron and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Neither Boron nor any of its Subsidiaries is a party to any, and there are no pending or, to Boron’s Knowledge, threatened, material Proceedings against Boron or any of its Subsidiaries or any of their current or former directors or executive officers relating to their service as such (whether or not such Proceedings are currently being tolled).

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Boron, any of its Subsidiaries or the assets of Boron or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to Boron or any of its Subsidiaries).

4.10 Compliance with Applicable Law.

(a) Boron and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all material Permits necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of Boron, no suspension or cancellation of any such Permit is threatened. Since January 1, 2011, Boron and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Law relating to Boron or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(b) Without limitation, since January 1, 2011, none of Boron, or its Subsidiaries, or any director, officer, employee, agent or other Person acting on behalf of Boron or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Boron or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Boron or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Boron or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Boron or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Boron or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Boron or any of its Subsidiaries or (vii) to the Knowledge of Boron, is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c) Since January 1, 2011, Boron and each of its Subsidiaries has properly administered all accounts for which Boron or any of its Subsidiaries acts as a fiduciary, including accounts for which Boron or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of Boron or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2011, none of Boron or any of its Subsidiaries, or any director, officer, or employee of Boron or its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d) As of December 31, 2013, Boron and each insured depositary Subsidiary of Boron is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator). Each insured depositary Subsidiary of Boron has received a CRA rating of not less than “satisfactory” in its most recently completed evaluation, has received no material criticism from regulators with respect to discriminatory lending practices, and Boron has no Knowledge of (i) any conditions, facts or circumstances that could reasonably be expected to result in a CRA rating of less than “satisfactory” or (ii) material criticism of Boron or its Subsidiaries from regulators with respect to discriminatory lending practices.

4.11 Agreements with Regulatory Agencies.

(a) Neither Boron nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Boron Disclosure Schedule, a “Boron Regulatory Agreement”), nor has Boron or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Boron Regulatory Agreement.

(b) Except as set forth in Section 4.11(b) of the Boron Disclosure Schedule, neither Boron nor any of its Subsidiaries has been ordered to pay any civil monetary penalty by any Regulatory Agency or other Governmental Entity, nor have Boron or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering ordering any civil monetary penalty.

4.12 Available Funds. As of the Closing, Boron shall have sufficient funds available to it to deliver the Cash Consideration Amount.

4.13 Reorganization. Boron has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Boron has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill + Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Boron. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.15 Boron Information. The information relating to Boron and its Subsidiaries which is provided by Boron or its representatives for inclusion in any document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement, or as required by applicable Law, or with the prior written consent of Boron, (a) Silicon shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course and (ii) use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with regulators, customers, suppliers, employees, licensors and licensees and other third parties.

5.2 Silicon Forbearances. During the period from the date of this Agreement to the Effective Time, except (x) as required by applicable Law, (y) as expressly required or permitted by this Agreement or (z) as set forth in Section 5.2 of the Silicon Disclosure Schedule, Silicon shall not, and shall cause its Subsidiaries not to, without the prior written consent of Boron (which, other than in the case of clauses (b), (d), (e), (f), (g), (i), (j), (k), (l),

(m), (n), (p), (q), (r) (s), (t) or, solely in respect of each of the foregoing, (u) below, shall not be unreasonably withheld or delayed):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness, for borrowed money (other than indebtedness of Silicon or any of its wholly owned Subsidiaries to Silicon or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than Silicon or any of its Subsidiaries);

(b) (i) adjust, split, combine or reclassify any capital stock or other equity interests;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its capital stock, other equity interests, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any of its capital stock or other equity interests except any dividends paid by any of the Subsidiaries of Silicon to Silicon or any of its wholly owned Subsidiaries;

(iii) (A) issue, grant, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional capital stock or other equity interests or securities convertible or exchangeable into, or exercisable for, any capital stock or other equity interests or any equity-based awards or interests or other rights of any kind to acquire any capital stock or other equity interests, or (B) enter into any Contract, understanding or arrangement with respect to the sale or voting of its capital stock, other equity interests or other securities;

(c) sell, transfer, pledge, lease, grant, license, mortgage, assign, encumber or otherwise dispose of (including by merger) any of its material properties or assets to any Person other than a wholly owned Subsidiary, in each case except in the ordinary course of business consistent with past practice (including non-exclusive licenses to end-users or customers), or for Permitted Encumbrance, or cancel, release or assign any material indebtedness to any such Person or any claims held by any such Person;

(d) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any other Person, other than a wholly owned subsidiary of Silicon, or make any material investment in (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other Person or property or assets of any other Person, in each case other than a wholly owned Subsidiary of Silicon;

(e) terminate any Silicon Contract or amend, waive, or fail to use reasonable best efforts to enforce any material provision of, any Silicon Contract, in each case except in the ordinary course of business consistent with past practice, or enter into any Contract that would constitute a Silicon Contract if it were in effect on the date of this Agreement or renew any Silicon Contract other than entering into or renewing any Contract which is terminable by Silicon or its Subsidiaries on sixty (60) days or less notice without any required material payment or other material conditions, other than the condition of notice; provided that this Section 5.2(e) shall not restrict the entry into any Silicon Contract that relates to (i) the incurrence of indebtedness permitted to be incurred pursuant to Section ?5.2(a) or (ii) any settlement of a Proceeding permitted pursuant to Section 5.2(g);

(f) except as required by any Silicon Benefit Plan as in effect on the date hereof or as required by applicable Law or this Agreement, (i) become a party to, enter into, adopt, amend or terminate (or commit to become a party to, enter into, adopt, amend or terminate) any Silicon Benefit Plan (or arrangement that had it existed as of the date hereof, would have been a Silicon Benefit Plan), other than (A) offer letters or employment agreements terminable with no more than 30 days’ notice without penalty or severance obligation or (B) amendments to any Silicon Benefit Plan that do not materially increase the cost to Silicon of maintaining such Silicon Benefit Plan, (ii) increase in any manner the compensation or benefits payable to any current or former employee, officer, director or other service provider of Silicon or any of its Subsidiaries or pay any amounts to any such individual not otherwise due, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than the determination and payment of annual bonuses in respect of Silicon’s 2014 fiscal year in the ordinary course consistent with past practice and the terms of the applicable bonus programs with the aggregate amount of such bonuses not to exceed an annualized amount calculated at the same accrual rate for such bonuses reflected in the Silicon Audited Financial Statements, which amount is set forth on Section 5.2(f)(iii) of the Silicon Disclosure Schedule and which accrual is determined in the ordinary course of business consistent with past practice, (iv) grant or accelerate the vesting of any compensation or benefits for the benefit of any current or former employee, officer, director or other service provider of Silicon or any of its Subsidiaries, (v) enter into any collective bargaining agreement or similar labor agreement, (vi) provide any funding for any rabbi trust or similar arrangement, or take any action to fund or in any other way secure the payment of any compensation or benefits, or (vii) hire or terminate (other than for cause) the employment of any individual with annual target cash compensation in excess of $300,000;

(g) commence, settle or compromise any Proceeding, except for (i) any settlement (A) involving only monetary remedies with a value not in excess of $250,000, with respect to any individual Proceeding or $1,000,000, in the aggregate (in excess of, in each case, any settlement payments that are actually recovered from trusts or other third parties or reserves in respect thereof to the extent reflected in the Silicon Unaudited Financial Statements), subject to prior consultation with Boron and (B) that is not otherwise reasonably likely to be material to Silicon and its Subsidiaries (or following the Closing, Boron and its Subsidiaries) and (ii) the commencement of any Proceeding in the ordinary course of business consistent with past practice;

(h) except for any settlement of a Proceeding permitted pursuant to Section 5.2(g), waive or release any rights or claims material to Silicon and its Subsidiaries or agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its business or operations in any material respect;

(i) amend its Organizational Documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely involving its wholly owned Subsidiaries);

(j) except as contemplated by the forecast Made Available to Boron, restructure or make any material change to its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in a manner that is not consistent with Silicon’s existing investment policy previously Made Available to Boron;

(k) implement or adopt any change in its accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP or regulatory accounting principles;

(l) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except, in each case, as required by applicable Law or as requested by any Regulatory Agency or other Governmental Entity;

(m) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, except, in each case, as required by applicable Law or as requested by any Regulatory Agency or other Governmental Entity;

(n) (i) without prior consultation with Boron, make or acquire any individual Loan or issue a commitment (or renew or extend an existing commitment) for any individual Loan if under Silicon’s credit policies previously Made Available to Boron such Loan or commitment would require the approval of the Silicon Board of Directors or (ii) without prior consultation with Boron, enter into agreements relating to, or consummate purchases or sales of, whole individual Loans if under Silicon’s credit policies previously Made Available to Boron such action would require the approval of the Silicon Board of Directors;

(o) make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(p) make any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate;

(q) materially reduce the amount of insurance coverage or fail to renew or replace any material existing insurance policies;

(r) terminate or allow to lapse any Permit or amend a Permit in a manner that materially adversely impacts the ability to conduct its business;

(s) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(t) take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Holdings Forbearances. During the period from the date of this Agreement to the Effective Time, Holdings shall not engage in any activity other than holding the Silicon Common Stock and shall not acquire, or agree to acquire, any assets or rights used in the business of Silicon and its Subsidiaries. During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, and, except as expressly required or permitted by this Agreement, Holdings shall not, without the prior written consent of Boron:

(a) amend its Organizational Documents in a manner that would adversely affect in any material respect Boron or the transactions contemplated by this Agreement;

(b) sell, transfer, pledge, grant or otherwise dispose of or grant or suffer to exist any Lien with respect to the shares of Silicon Common Stock;

(c) implement or adopt any change in its accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP or regulatory accounting principles;

(d) take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4 Boron Forbearances. During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, and, except as expressly required or permitted by this Agreement, Boron shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Silicon:

(a) amend its Organizational Documents in a manner that would adversely affect in any material respect Holdings, Silicon, the Silicon Holders or the transactions contemplated by this Agreement;

(b) take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(c) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters; Third Party Consents. Subject to the terms and conditions set forth in this Agreement, Boron, Holdings and Silicon shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to consummate and make effective, the transactions contemplated by this Agreement as soon as reasonably practicable, including (a) the satisfaction of the conditions precedent to the obligations of Holdings and Silicon (in the case of Boron) or Boron (in the case of Holdings and Silicon) to the Merger, (b) the obtaining of all necessary consents or waivers from third parties, (c) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, permits, consents, approvals, authorizations, waivers and orders from, or any exemption by, any Regulatory Agencies or other Governmental Entities, and (d) the execution and delivery of any additional instruments necessary to consummate the Merger and the Bank Merger and to fully carry out the purposes of this Agreement. Except as expressly required or permitted by this Agreement, or as required by applicable Law, or with the prior written consent of the other party, Holdings and Silicon, on the one hand, and Boron, on the other hand shall, and shall cause each of their respective Subsidiaries to take, no action that is intended to or would reasonably be expected to result in the failure of any of the conditions set forth in Article VII. The parties shall cooperate with each other and use their respective reasonable best efforts to (x) promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and (y) to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or Governmental Entities. In furtherance (but not in limitation) of the foregoing, Boron shall, and shall cause Boron Bank to, use reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board, the FDIC, and the WDFI within forty-five (45) days after the date hereof. Silicon and Boron shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the non-confidential information relating to Silicon or Boron, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated herein. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies, and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of any material notices or other communications received by such party or, to the Knowledge of such party, its Representatives from any third party, Regulatory Agency and/or Governmental Entity with respect to the transactions contemplated by this Agreement, in each case to the extent permitted by applicable Law. Each of the parties shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers, and shareholders (or members) and such other matters as may be reasonably necessary or advisable in connection with any filing, notice, statement or application made by or on behalf of Boron, Holdings, Silicon or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to its properties, books, employees, Contracts, commitments and records, and, during such period, shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents which Silicon or Boron is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as may reasonably be requested. No party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or would violate any applicable Law or Contract; provided that such party will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party shall hold all information furnished by or on behalf of the other party or any of its Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c) From and after the date hereof, each of Holdings and Silicon shall use its reasonable best efforts to assist Boron in (i) the preparation of financial statements of Silicon as of and for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 (and any required interim statements) meeting the requirements applicable to a registrant pursuant to Regulation S-X promulgated under the Securities Act, (ii) obtaining an unqualified audit opinion in accordance with GAAP from Moss Adams LLP (or such other registered independent accounting firm as Boron shall specify, the “Accounting Firm”) with respect to such financial statements (including the consent of the Accounting Firm to the inclusion of such opinion in one or more reports or registration statements that may be filed by Boron or its Affiliates with the SEC), (iii) the preparation of any pro forma financial statements or other financial information that may be required to be filed by Boron or its Affiliates under applicable SEC rules and regulations and (iv) causing the Accounting Firm to issue one or more customary comfort letters with respect to the financial information of Silicon. In connection therewith, Silicon shall obtain and provide such data and financial information with respect to Silicon in the possession of Silicon or its Affiliates and provide Boron and its representatives access to the individuals with knowledge of such data and financial information, in each case as may be necessary or required in connection with the preparation of such financial statements and obtaining such audit opinion. Without limiting the foregoing, Silicon shall, promptly following the request of the Accounting Firm, cause to be delivered to the Accounting Firm a representation letter in such form as may be reasonably requested by the Accounting Firm.

(d) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

6.3 Boron Shareholder Approval; Proxy Statement.

(a) Boron shall take all action necessary in accordance with the WBCA, its articles of incorporation and bylaws, and the rules and regulations of NASDAQ and applicable Law, to duly call, give notice of, convene and hold a meeting of shareholders of Boron entitled to vote at the meeting as promptly as practicable for the purpose of obtaining the Boron Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Boron Shareholders Meeting”). The Board of Directors of Boron shall (i) recommend to Boron’s shareholders the approval of (A) the issuance of the number of shares of Boron Common Stock included in the Merger Consideration, and (B) the Amendment (the “Boron Board Recommendation”), (ii) include the Boron Board Recommendation in the Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Boron

Shareholder Approval. Notwithstanding anything contained herein to the contrary, Boron shall not be required to hold the Boron Shareholders Meeting if this Agreement is terminated before the Boron Shareholders Meeting is held.

(b) Boron shall as promptly as practicable prepare and file with the SEC a proxy statement relating to the Boron Shareholders Meeting (the “Proxy Statement”). The Proxy Statement shall include the Boron Board Recommendation with respect to the issuance of the number of shares of Boron Common Stock sufficient to deliver the aggregate Merger Consideration. Boron shall notify Silicon promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Silicon with copies of all written correspondence between Boron or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If, at any time prior to the receipt of the Boron Shareholder Approval, any event occurs with respect to Boron, Silicon or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement, which is required to be described in an amendment or supplement to the Proxy Statement, such party shall promptly notify the other party of such event, and Boron promptly file with the SEC any necessary amendment or supplement to the Proxy Statement and, to the extent required by applicable Law, disseminate the information contained in such amendment or supplement to Boron’s shareholders.

(c) Until the termination of this Agreement, neither the board of directors of Boron nor any committee thereof shall withdraw (or qualify or modify in any manner adverse to Silicon), or publicly propose to withdraw (or so qualify or modify), the Boron Board Recommendation.

6.4 Employee Benefit Plans.

(a) Following the Effective Time, Boron shall provide each individual who is an employee of Silicon and its Subsidiaries at the Effective Time (any such person, a “Continuing Employee” and, collectively, the “Continuing Employees”), while employed by Boron or its Subsidiaries, with compensation opportunities and employee benefits that are substantially comparable in the aggregate (excluding any benefits accelerated or payable as a result of the transactions contemplated by this Agreement) to the compensation opportunities and employee benefits provided to similarly situated employees of Boron and its Subsidiaries; provided that for purposes of the foregoing sentence the compensation opportunities and employee benefit plans generally provided to employees of Silicon as of immediately prior to the Effective Time shall be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Boron and its Subsidiaries for purposes of this sentence, it being understood that the Continuing Employees may commence participation in Boron’s benefit plans on different dates following the Effective Time with respect to different benefit plans. Any Continuing Employee whose employment is terminated within the one-year period following the Effective Time under circumstances that would entitle such Continuing Employee to severance benefits under the severance plan of Silicon and its Subsidiaries, shall be entitled to severance benefits under such severance plan. Nothing contained in this Section 6.4(a) shall be deemed to grant any Continuing Employee any right to continued employment after the Closing Date.

(b) With respect to any employee benefit plans of Boron or its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (a “New Benefit Plan”), Boron shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans that provide health care benefits in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Silicon Benefit Plan; (ii) to the extent allowed by the provider of any New Benefit Plan that provides health care benefits, provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Silicon Benefit Plan that provided health care benefits (to the same extent that such credit was given under the analogous Silicon Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such New Benefit Plans in the plan year in which such employees first become eligible to participate after the Effective Time; and (iii) recognize all service of such Continuing Employees with Silicon and its Subsidiaries as well as actual service by such Continuing Employees with any predecessors to Silicon and its Subsidiaries, including any entities the stock or assets of were acquired by Silicon and its Subsidiaries, for purposes of eligibility to participate and vesting in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous Silicon Benefit Plan prior to the Effective Time and for benefit accrual purposes under any severance and vacation plans of Boron or its Subsidiaries in which such Continuing Employee participates; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, or (B) for purposes of any defined benefit retirement plan or benefit plan that provides retiree welfare benefits.

(c) If requested by Boron in writing delivered to Silicon not less than twenty (20) Business Days before the Closing Date, the Board of Directors of Silicon (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate Silicon’s 401(k) plans (collectively, the “Silicon 401(k) Plan”), effective as of immediately prior to the Closing Date and contingent upon the occurrence of the Closing. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Silicon 401(k) Plan, the assets thereof shall be distributed to the participants, and Boron shall take all actions necessary, to the extent permitted by applicable Law, to permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code but not inclusive of loans), in the form of cash, in an amount equal to the full account balance (including loans) distributed to such Continuing Employee from the Silicon 401(k) Plan to Boron’s applicable 401(k) plan (the “Boron 401(k) Plan”). Prior to the Effective Time, Boron shall take all actions necessary to provide that, if the Silicon 401(k) Plan is terminated as described in this Section 6.4(c), the Continuing Employees shall be eligible as soon as practicable (but in any event, no later than sixty (60) days) following the termination of the Silicon 401(k) Plan and distribution of account balances thereunder to commence participation in the Boron 401(k) Plan.

(d) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Boron or Silicon or any of their Subsidiaries or affiliates any right to continue in the employ or service of Silicon, Boron or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of Silicon, Boron or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Boron or Silicon or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Silicon Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Boron or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Silicon Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Boron or Silicon or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.5 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Boron shall, and shall cause the Surviving Company and its Subsidiaries to, (i) indemnify and hold harmless each of Silicon’s and each of its Subsidiaries’ respective present and former directors and officers (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceedings, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement and actions relating to the enforcement of this Section 6.5, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Silicon or such Subsidiary, as the case may be, would have been permitted under its respective organizational documents in effect on the date of this Agreement or agreements in existence as of the date hereof and set forth on Section 6.4(a) of the Silicon Disclosure Schedule providing for indemnification between Silicon or any of its Subsidiaries and any Indemnified Party, subject to limitations imposed by applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law; provided, the Person to whom such expenses are advanced provides an undertaking to the Surviving Company to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) For six (6) years after the Effective Time, Boron shall cause the Surviving Company to maintain in effect, at its own expense, directors’ and officers’ liability and fiduciary liability insurance covering those Persons who are currently covered by Holdings’ directors’ and officers’ liability and fiduciary liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Boron) either through continuation of the current policy or substitution by Boron of another policy therefor on terms, including with respect to coverage and insurance limits (with no retention), with an insurer or insurers that have at the time such coverage is written the same or higher A.M. Best rating as Boron’s current primary insurer for such type of insurance, not materially less favorable than the terms of such current insurance coverage with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that in complying with its obligations pursuant to the terms of this Section 6.5(b), Boron shall not be required to expend annually in the aggregate an amount in excess of 200% of the annual premium currently paid by Holdings (which current amount is set forth on Section 6.5(b) of the Silicon Disclosure Schedule) (the “Premium Cap”) and if Boron cannot obtain such insurance coverage without paying in excess of the Premium Cap, Boron shall purchase such insurance with the maximum aggregate coverage available for the Premium Cap. In lieu of the foregoing insurance coverage and in satisfaction of its obligations under this Section 6.5(b), prior to the Closing, Holdings may purchase a six (6) year prepaid “tail policy” that provides the coverage in this Section 6.5(b); provided, further that if the premium for such “tail coverage” exceeds the Premium Cap, then Holdings may obtain “tail coverage” with the maximum aggregate coverage available for such Premium Cap (and if Holdings does not act to so purchase such “tail policy” prior to the Closing, Boron may purchase or may direct Holdings to purchase the same).

(c) In the event that, after the Effective Time, Boron or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, and in each case, Boron or the Surviving Company, as applicable, shall cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 are intended for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, are not in substitution for, any other rights to indemnification or contribution that any such person may have from Boron, the Surviving Company, or any of their Subsidiaries or any other person by contract or otherwise except as expressly provided herein. The obligations of Boron under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.5 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party has consented in writing to such termination or modification.

6.6 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Boron, on the one hand, and a Subsidiary of Silicon, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Boron. Subject to the receipt of the Boron Shareholder Approval, Boron shall file the Amendment with the Secretary of State of the State of Washington in accordance with Section 10.060 of the WBCA prior to the Closing Date.

6.7 Advice of Changes.

(a) Boron, on the one hand, and Silicon and Holdings, on the other hand, shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.7 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

(b) Boron, on the one hand, and Silicon and Holdings, on the other hand, shall each promptly advise the other party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that (A) any such consent or approval will not be obtained or (B) the receipt of any such consent or approval will be materially delayed. Silicon shall notify Boron as promptly as practicable of any notice or other communication from any party to any Silicon Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with Silicon or any of its Subsidiaries as a result of the transactions contemplated by this Agreement

6.8 Public Announcements. Silicon and Boron agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange. Without limiting the reach of the preceding sentence, Silicon and Boron shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.9 Takeover Statutes. Silicon and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby and thereby, each of Boron and Silicon and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

6.10 No Solicitation of Alternative Transactions.

(a) Prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, Holdings shall not, and shall cause its Affiliates and its and their directors, officers, employees, accountants, financial advisors, attorneys and other advisors or representatives (“Representatives”) not to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information (other than publicly available information) to, or authorize any Representative or other Person to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Boron or its Representatives) concerning any potential sale of equity interests of (including through an initial public offering), or merger, consolidation, combination, sale of assets, reorganization or other similar transaction involving Silicon or any of its Subsidiaries.

(b) Holdings shall and shall cause its Affiliates and Representatives to immediately terminate any existing discussions or negotiations with any Person (other than Boron) conducted heretofore with respect to any of the potential transactions described in Section 6.10(a), and promptly following the date hereof shall use reasonable best efforts to cause all persons other than Boron, if any, who have been furnished confidential information regarding Silicon in connection with the solicitation of or discussions regarding any of the transactions described in Section 6.10(a) within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Silicon agree not to, and to cause its Affiliates and Representatives not to, release any third party from the confidentiality, standstill, employee non-solicit or other provisions of any agreement with respect to the transactions described in Section 6.10(a) and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to engage in any transaction described in Section 6.10(a).

6.11 NASDAQ Listing. Boron shall use its reasonable best efforts to cause the shares of Boron Common Stock to be issued in the Merger, and upon conversion of the shares of Boron Non-Voting Common Stock issued in the Merger, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.12 Termination of Affiliate Arrangements. At or prior to the Closing, (i) Silicon shall, and shall cause each of its Subsidiaries to, terminate the Contracts between Silicon or its Subsidiaries, on the one hand, and Holdings, the Silicon Holders or their Affiliates, on the other hand, other than (A) those Contracts listed in Section 6.12 of the Silicon Disclosure Schedule, (B) Contracts between or among Silicon or any Subsidiary of Silicon, on the one hand, and one or more Subsidiaries of Silicon, on the other hand, and (C) any Silicon Benefit Plan or any other employment, retention, bonus, severance, consulting, non-disclosure or similar agreement entered into between Silicon or one of its Subsidiaries, on one hand, and any current or former officer, director or employee of Silicon or one of its Subsidiaries, on the other hand, in each case, without payment or incurrence of further Liability thereunder and (ii) Silicon will deliver to Boron evidence of the termination of such Contracts required to be terminated pursuant to this Section 6.12, which evidence shall be reasonably acceptable to Boron.

6.13 Rule 144. Following the Closing, Boron agrees that it will use reasonable best efforts to satisfy the information requirements in Rule 144(c) under the Securities Act which are necessary to enable Silicon Holders to transfer the shares of Boron Common Stock they receive in connection with the transactions contemplated by this Agreement (including upon conversion of the shares of Boron Non-Voting Common Stock issued in the Merger) from time to time pursuant to the exemptions provided by Rule 144 under the Securities Act.

6.14 Resignations. Holdings and Silicon shall cause the directors of Silicon and its Subsidiaries immediately before the Effective Time to submit their resignations effective as of the Effective Time to the extent such resignations are requested in writing by Boron five (5) Business Days prior to the Closing.

6.15 Registration Rights. Prior to the Closing Date, Boron shall offer to enter into an agreement with each Silicon Holder (other than the Major Silicon Members) that will receive shares of Boron Common Stock in the Distribution that will permit such Silicon Holder to participate in the registration rights provided to the Major Silicon Holders pursuant to their respective Investor Letter Agreements. Such agreement shall be in a form proposed by Boron and reasonably acceptable to Silicon.

6.16 280G Vote. Between the date hereof and the Closing Date, Silicon shall (i) use its reasonable efforts to obtain any necessary waivers from any individuals who are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) of any payments or benefits that could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) in the absence of a stockholder vote, and (ii) submit to a vote of the stockholders of Silicon or any applicable affiliate for their determination all payments or benefits that are waived by any disqualified individual as contemplated by clause (i) of this Section 6.16 and that in the absence of such a vote could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder). Any such stockholder vote shall be implemented in manner intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and shall be in a form reasonably satisfactory to Boron.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Boron and Silicon) at or prior to the Effective Time of the following conditions:

(a) Boron Shareholder Approval; Article of Amendment. The Boron Shareholder Approval shall have been obtained, the articles of amendment with respect to the Amendment shall have been duly filed with the Secretary of State of the State of Washington in accordance with Section 10.060 of the WBCA, and Boron Bank’s bylaws shall have been amended in accordance with Section 1.8(c).

(b) NASDAQ Listing. The shares of Boron Common Stock to be issued in the Merger (including upon conversion of the shares of Boron Non-Voting Common Stock issued in the Merger) shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) Regulatory Approvals. All of the permits, consents, approvals and authorizations applicable to this Agreement and the transactions contemplated hereby from the Regulatory Agencies and Governmental Entities listed in Section 7.1(c) of the Silicon Disclosure Schedule (such permits, consents, approvals and authorizations, the “Requisite Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Agency or Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Boron. The obligation of Boron and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Boron, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in (i) Sections 3.2(a), 3.2(b) (with respect to Silicon Bank only), 3.8(a), and 3.32 shall be true and correct in all respects (other than, in the case of Section 3.2(a) and 3.2(b) (with respect to Silicon Bank only), such failures to be true and correct as are de minimis in effect in the context of Section 3.2(a) and 3.2(b) (with respect to Silicon Bank only)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) Sections 3.1(a) (first two sentences only), 3.1(b) (first two sentences only), 3.2(b) (other than with respect to Silicon Bank), 3.3(a), 3.3(b)(i), 3.3(b) (last sentence only), 3.7 and 3.21 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Holdings and Silicon set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties and, in the case of the representation and warranties in Section 3.23(a) and Section 3.23(f), read without giving effect to any Knowledge qualification in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Silicon. Boron shall have received a certificate signed on behalf of Silicon by an executive officer of Silicon to the foregoing effect.

(b) Performance of Obligations of Holdings and Silicon. Each of Holdings and Silicon shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Boron shall have received a certificate signed on behalf of Silicon by an executive officer of Silicon to such effect.

(c) Holdings Consent. Boron shall have received from Silicon a copy of the executed consent in the form of Exhibit A constituting the Holdings Consent.

(d) Federal Tax Opinion. Boron shall have received the opinion of Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Boron, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Boron, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of Holdings and Silicon. The obligations of Holdings and Silicon to effect the Merger are also subject to the satisfaction or waiver by Holdings and Silicon at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Boron set forth in (i) Sections 4.2(a) and 4.8(a) shall be true and correct in all respects (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis in effect in the context of Section 4.2(a)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) Sections 4.1 (first two sentences only), 4.2(b), 4.3(a), 4.3(b)(i) and 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Boron set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Boron. Silicon shall have received a certificate signed on behalf of Boron by an executive officer of Boron to the foregoing effect.

(b) Performance of Obligations of Boron. Boron shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Silicon shall have received a certificate signed on behalf of Boron by an executive officer of Boron to such effect.

(c) Federal Tax Opinion. Silicon shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Silicon, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Silicon, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Boron and Silicon in a written instrument authorized by the Board of Directors of each;

(b) by either Boron or Silicon if the Boron Shareholder Approval shall not have been obtained at the Boron Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by either Boron or Silicon if any Regulatory Agency or other Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the transactions contemplated by this Agreement, including the Merger or Bank Merger, and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, including the Merger or Bank Merger;

(d) by either Boron or Silicon if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”);

(e) by either Boron or Silicon if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement by Silicon or Holdings (in the case of a termination by Boron) or by Boron or Merger Sub (in the case of a termination by Silicon), which breach, either individually or in the aggregate with all other breaches by such party, would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.1, Section 7.2 (in the case of a termination by Boron) or Section 7.3 (in the case of a termination by Silicon), and which is not cured within the earlier of (i) the Termination Date or (ii) the date that is thirty (30) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period; or

(f) by Boron unless, within three (3) hours after the execution of this Agreement: (i) the Agreement and the transactions contemplated thereby have been irrevocably approved, pursuant to the Holdings Consent in accordance with applicable Law and the Silicon Organizational Documents and (ii) Silicon has Made Available a copy of the Holdings Consent in the form of Exhibit A (executed and delivered by Holdings, as the sole stockholder of Silicon) to Boron;

provided, that the party desiring to terminate this Agreement pursuant to clause (b), (c), (d), or (e) of this Section 8.1, is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and that the failure of the Closing to occur did not arise out of, or result from, a material breach by the terminating party of any representation, warranty, covenant or agreement. The terminating party shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected and confirm that the Board of Directors of such terminating party has authorized such termination.

8.2 Effect of Termination. In the event of termination of this Agreement by either Boron or Silicon as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Boron, Holdings, Silicon, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 8.2 and Article IX (other than Section 9.1) and the Confidentiality Agreement shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Boron, Holdings or Silicon shall be relieved or released from any Liabilities arising out of its willful and material breach of any provision of this Agreement prior to termination.

8.3 Amendment. Subject to compliance with applicable Law and Section 1.1(b), this Agreement may be amended (a) prior to the Effective Time, by an instrument in writing signed on behalf of Holdings, Silicon and Boron, by action taken or authorized by their respective Boards of Directors and (b) following the Effective Time, by an instrument in writing signed on behalf of Boron and each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, on a date which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.4(a) and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that Silicon or its Subsidiaries shall bear all transaction expenses incurred by Holdings, Silicon or any of its Subsidiaries (it being understood and agreed that Management Unit Amounts shall not be considered transaction expenses and shall be borne solely by Holdings).

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Silicon Holdings or Silicon, to:

SKBHC Holdings LLC
1201 Third Ave., Suite 1580
Seattle, Washington 98101
Attention: Phil Donnelly
Facsimile: (206) 395-2199

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Edward D. Herlihy
Nicholas G. Demmo
Facsimile: (212) 403-2000

and

(b)	if to Boron, to:

Banner Corporation
10 S. First Avenue
Walla Walla, Washington 99362
Attention: Lloyd Baker
Facsimile: (509) 526-8873

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Christopher E. Austin
Facsimile: (212) 225-3999

9.5	Interpretation; Definitions.

(a) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Silicon Disclosure Schedule and the Boron Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall require, or be deemed, interpreted or construed to require, Boron, Holdings or any of their respective Subsidiaries, Affiliates, or directors to take, or fail to take, any action which would violate applicable Law (whether statutory or common law), rule or regulation.

(b) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “Law,” “Laws” or to a particular statute or Law shall mean such Law or statute as amended, modified or supplemented from time to time up to the Closing and shall be deemed also to include any and all rules and regulation promulgated thereunder.

(c) As used in this Agreement, the following terms have the meanings ascribed thereto below.

“Accounting Firm” shall have the meaning set forth in Section 6.2(c).

“Advances” means, with respect to Silicon, any of its Subsidiaries or any Servicing Agreements, the moneys that have been advanced by Silicon or any of its Subsidiaries on or before the Closing Date from its funds in connection with its servicing of any Loans.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (i) ownership, control or power to vote 25% or more of the outstanding shares of any class of voting securities of such person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such person or (iii) the power to exercise a controlling influence over the management or policies of such person as determined by the Federal Reserve; provided, however, no portfolio company of any investment fund, vehicle or account advised, managed or sponsored by any Silicon Holder or its Affiliates shall be deemed an Affiliate of Silicon, any of its Subsidiaries or any Silicon Holder for purposes of this Agreement other than Sections 3.20, 3.24(a) and 6.12.

“Agreement” shall have the meaning set forth in the Preamble.

“Amendment” shall have the meaning set forth in Section 4.3(a).

“Articles of Merger” shall have the meaning set forth in Section 1.2.

“Bank Merger” shall have the meaning set forth in Section 1.8(a).

“Bank Merger Agreement” shall have the meaning set forth in Section 1.8(b).

“Bank Merger Certificates” shall have the meaning set forth in Section 1.8(b).

“Bank Merger Effective Time” shall have the meaning set forth in Section 1.8(b).

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Boron” shall have the meaning set forth in the Preamble.

“Boron 401(k) Plan” shall have the meaning set forth in Section 6.4(c).

“Boron Bank” shall have the meaning set forth in Section 1.8(a).

“Boron Board Recommendation” shall have the meaning set forth in Section 6.3(a).

“Boron Common Stock” means each issued and outstanding share of common stock, par value $0.01 per share, of Boron.

“Boron Disclosure Schedule” shall have the meaning set forth in Section 9.6.

“Boron Regulatory Agreement” shall have the meaning set forth in Section 4.11(a).

“Boron Reports” means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2014 by Boron pursuant to the Securities Act or the Exchange Act.

“Boron Restricted Stock Award” shall have the meaning set forth in Section 4.2(a).

“Boron Non-Voting Common Stock” means shares of common stock of Boron with the terms specified in the Amendment.

“Boron Shareholder Approval” shall have the meaning set forth in Section 4.3(a).

“Boron Shareholders Meeting” shall have the meaning set forth in Section 6.3(a).

“Boron Stock Options” shall have the meaning set forth in Section 4.2(a).

“Boron Stock Plans” shall have the meaning set forth in Section 4.2(a).

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” shall have the meaning set forth in Section 1.4(b).

“Cash Consideration Amount” means $130,000,000.

“Certificate” means a certificate or book-entry account statement, as applicable.

“CFPB” means the Consumer Financial Protection Bureau.

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” means the confidentiality agreement, dated April 23, 2014, between Boron and Holdings.

“Continuing Employees” shall have the meaning set forth in Section 6.4(a).

“Contract” means any written contract, agreement, license, note, lease, mortgage, indenture, commitment, understanding or other legally binding agreement.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Corporate Governance Committee” shall have the meaning set forth in Section 1.7(c).

“CRA” means the Community Reinvestment Act of 1977 and the rules and regulations thereunder.

“DLLCA” means the Delaware Limited Liability Company Act.

“Distribution” shall have the meaning set forth in Section 2.2(a).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Enforceability Exceptions” means bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

“Environmental Laws” means all Laws relating to: (i) the protection or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land), health and safety as it relates to hazardous substance exposure or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Committee” shall have the meaning set forth in Section 1.7(d).

“Fannie Mae” means the Federal National Mortgage Association.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDICIA” shall have the meaning set forth in Section 3.6(c).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Ginnie Mae” means the Government National Mortgage Association.

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or any SRO.

“Governmental Insurer” shall have the meaning set forth in Section 3.13(a)(xi).

“Governmental Insurer Requirements” means the requirements of any Governmental Insurer as such requirements are available and updated or amended from time to time electronically or in writing in guides, bulletins, handbooks, industry letters, mortgagee letters, circulars or other similar communications from the respective governmental insurer or in written agreements between the respective governmental insurer and Silicon or one of its Subsidiaries.

“GSEs” means Fannie Mae and Freddie Mac (each individually, a “GSE”).

“GSE Requirements” means the requirements of any GSE as such requirements are available and updated or amended from time to time electronically or in writing in handbooks, guides, guidelines, manuals, mortgagee letters, circulars, bulletins, industry letters or other similar communications from the respective GSE (or its conservator) or in written agreements between the GSE and Silicon or one of its Subsidiaries.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, and including any hazardous waste, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Holdings” shall have the meaning set forth in the Preamble.

“Holdings Common Interest” means any “Common Unit” or “Non-Voting Common Unit” as such terms are defined in the Holdings LLC Agreement.

“Holdings Consent” shall have the meaning set forth in the Recitals.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of SKBHC Holdings LLC, dated as of November 10, 2010, as amended through the date hereof to reflect changes in Schedule A thereto.

“Holdings Management Units” means any “Management Unit” of Holdings as such term is defined in the Holdings LLC Agreement.

“HUD” means the United States Department of Housing and Urban Development.

“IIPI” means any information relating to an identified or identifiable natural person.

“Indemnified Parties” shall have the meaning set forth in Section 6.5(a).

“Intellectual Property” means all intellectual property rights existing anywhere in the world associated with all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), (iv) Software, and (v) trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“Investor Letter Agreements” means the Investor Letter Agreements dated as of the date hereof by and between Boron and Silicon and each of the Major Silicon Members.

“Investor/Insurer Requirements” means the applicable rules, regulations, announcements, notices, directives, instructions, servicing guidelines, and mortgage letters of the investor and/or private mortgage insurer of the Loan, including the applicable provisions of any pooling and servicing agreement or any other agreements with investors and private mortgage insurers pursuant to which Silicon is the servicer of the Loan, all as may be amended from time to time.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Silicon, the actual knowledge of any of the officers of Silicon listed on Section 9.5(a) of the Silicon Disclosure Schedule, after reasonable investigation, and (ii) with respect to Boron, the actual knowledge of any of the officers of Boron listed on Section 9.5 of the Boron Disclosure Schedule, after reasonable investigation.

“Law” means any law (including common law), treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, decree, directive, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Liens” means any security interest, pledge, hypothecation, mortgage, deed of trust, lien (including environmental and Tax liens), assignment, charge, encumbrance, restriction, reservation, declaration, easement, right of way, lease, agreement to lease, encroachment, severance of oil, gas or mineral rights, license, or other security interest of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, conditional or installment sales contract, contract for deed, any financing lease or any agreement to provide any of the foregoing or any other similar restriction on ownership or, with respect to any real or personal property, any defect in or cloud on title to such asset or contractual restriction on the ownership or use of such asset, land use or zoning ordinance or regulation, or sale of or limitation of air or development rights.

“Loan” shall mean, as applicable, any extension of credit or commitment to extend credit.

“Made Available” means made available to Boron at the offices of Cleary Gottlieb Steen & Hamilton LLP or in the Project Elements online dataroom prior to the date hereof.

“Major Silicon Member” means those Persons set forth in Section 1.7(b) of the Silicon Disclosure Schedule.

“Management Unit Agreements” means the agreements referred to in Section 3.11(a), Item 25 of the Silicon Disclosure Schedule.

“Management Unit Amounts” has the meaning set forth in Section 3.32.

“Marks” shall have the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means, with respect to Silicon or Boron, as the case may be, any fact, change, event, occurrence, condition or development which (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date hereof in GAAP, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions

(including the outbreak of war or acts of terrorism) or in economic or market conditions affecting other companies in the industries in which such part and its Subsidiaries operate (including changes in interest rates), (D) the announcement of this Agreement, including the impact thereof on relationships with customers, employees and counterparts, (E) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (F) actions or omissions of Boron or Silicon taken at the written request of the other party, or (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to clauses (A), (B), (C) or (E), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

“MBCA” shall have the meaning set forth in Section 1.1(a).

“MDC” means the Commissioner of the Minnesota Department of Commerce.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.4(a).

“Merger Sub” shall have the meaning set forth in the Recitals.

“Minnesota Secretary” shall have the meaning set forth in Section 1.2.

“Multiemployer Plan” shall have the meaning set forth in Section 3.11(f).

“Multiple Employer Plan” shall have the meaning set forth in Section 3.11(f).

“NASDAQ” means The NASDAQ Global Select Market.

“New Benefit Plan” shall have the meaning set forth in Section 6.4(b).

“Organizational Documents” means a Person’s charter, articles of organization, certificate of incorporation, certificate of formation, limited liability company agreement, trust documents, partnership agreement, by-laws or other similar organizational documents, as applicable, and including in the case of Holdings, the Holdings LLC Agreement.

“Owned Real Property” shall have the meaning set forth in Section 3.18(c).

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Permits” shall have the meaning set forth in Section 3.12(a).

“Permitted Encumbrances” means (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law or statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable, due but not delinquent, or being contested in good faith by appropriate proceedings for which adequate reserves have been established and are reflected on the most recent balance sheet included in the Silicon Financial Statements, in each case in accordance with GAAP, (c) nonmonetary Liens (other than leases or other occupancy agreements) that would not impair or restrict in any material respect the use, value or free transferability of the real or tangible property in question based on the current use of such property, (d) Liens disclosed on the Silicon

Financial Statements, or notes thereto, (e) Liens arising or incurred in connection with any advance made by any Federal Home Loan Bank permitted by the terms of this Agreement that are consistent in all material respects with the Liens disclosed on the Silicon Financial Statements, or notes thereto for such type of advances, (f) non-exclusive licenses or other similar grants of rights to Intellectual Property to end-users or customers granted in the ordinary course of business and (g) such other Liens or imperfections of title that do not, in any material respect, detract from the value or interfere with the present use of the property subject thereto or affected thereby.

“Person” means any individual, corporation (including not-for-profit), savings association, bank, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Pool” shall have the meaning set forth in Section 3.23(f).

“Premium Cap” shall have the meaning set forth in Section 6.5(b).

“Previously Disclosed” means information set forth by Silicon or Boron in the Silicon Disclosure Schedule or Boron Disclosure Schedule, as applicable; provided that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement.

“Proceeding” means any legal, administrative, arbitral or other proceeding, claim, actions or governmental or regulatory investigation of any nature.

“Proxy Statement” shall have the meaning set forth in Section 6.3(b).

“Real Property Lease” shall have the meaning set forth in Section 3.18(b).

“Regulatory Agencies” shall have the meaning set forth in Section 3.5.

“Representatives” shall have the meaning set forth in Section 6.10(a).

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Servicing Agreements” shall have the meaning set forth in Section 3.13(a)(xii).

“Silicon” shall have the meaning set forth in the Preamble.

“Silicon 401(k) Plan” shall have the meaning set forth in Section 6.4(c).

“Silicon Audited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Silicon Bank” shall have the meaning set forth in Section 1.8(a).

“Silicon Benefit Plans” shall have the meaning set forth in Section 3.11(a).

“Silicon Common Stock” means each issued and outstanding share of common stock, par value $100.00 per share, of Silicon.

“Silicon Contract” shall have the meaning set forth in Section 3.13(a).

“Silicon Disclosure Schedule” shall have the meaning set forth in Section 9.6.

“Silicon ERISA Affiliate” shall have the meaning set forth in Section 3.11(a).

“Silicon Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Silicon Holder” and “Silicon Holders” shall have the meaning set forth in Section 1.1(b).

“Silicon IIPI” shall have the meaning set forth in Section 3.25(a).

“Silicon Loan” means (i) any Loan owned in whole or in part by Silicon or any of its Subsidiaries, including a Loan that has closed but has not funded, and (ii) any Loan that, as of any time, Silicon or any of its Subsidiaries owned and subsequently sold, transferred conveyed or assigned.

“Silicon Qualified Plans” shall have the meaning set forth in Section 3.11(d).

“Silicon Registered Intellectual Property” shall have the meaning set forth in Section 3.19(a).

“Silicon Regulatory Agreement” shall have the meaning set forth in Section 3.14.

“Silicon Unaudited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Software” means (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (C) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“State Act” shall have the meaning set forth in Section 2.2(b).

“Subsidiary” means, in respect of any Person, any entity of which (i) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

“Surviving Bank” shall have the meaning set forth in Section 1.8.

“Surviving Company” shall have the meaning set forth in the Recitals.

“Takeover Statutes” shall have the meaning set forth in Section 3.21.

“Tapes” shall have the meaning set forth in Section 3.24(d).

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” shall have the meaning set forth in Section 8.1(d).

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“USDA” means the United States Department of Agriculture.

“VA” means the United States Department of Veteran Affairs.

“Washington Courts” shall have the meaning set forth in Section 9.9(b).

“Washington Secretary” shall have the meaning set forth in Section 1.2.

“WBCA” shall have the meaning set forth in Section 4.3(a).

“WDFI” means the Washington State Department of Financial Institutions.

“WLLCA” shall have the meaning set forth in Section 1.1(a).

9.6 Disclosure Schedule. Before entry into this Agreement, Silicon delivered to Boron a schedule (a “Silicon Disclosure Schedule”) and Boron delivered to Silicon a schedule (a “Boron Disclosure Schedule”), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction. (a) This Agreement shall be governed and construed in accordance with the Laws of the State of Washington, without regard to any applicable conflicts of Law; provided that this Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota, as applicable, solely to the extent required by the MBCA.

(b) Each party agrees that it will bring any Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Washington (the “Washington Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Washington Courts, (ii) waives any objection to laying venue in any such Proceeding in the Washington Courts, (iii) waives any objection that the Washington Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Proceeding will be effective if notice is given in accordance with Section 9.4.

9.10 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by applicable Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.4(a), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.12 Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and the Bank Merger) in the Washington Courts, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which such party is entitled at law or in equity.

9.13 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Holdings, Silicon and Boron have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SKBHC HOLDINGS LLC

By:	/s/ Scott A. Kisting

Name: Scott A. Kisting
Title: Chairman, President and CEO

STARBUCK BANCSHARES, INC.

By:	/s/ Scott A. Kisting

Name: Scott A. Kisting
Title: Chairman, President and CEO

BANNER CORPORATION

By:	/s/ Mark J. Grescovich

Name: Mark J. Grescovich
Title: President and CEO

[Signature Page to Merger Agreement]

ANNEX C

Execution Version

JOINDER AGREEMENT

December 17, 2014

Reference is hereby made to that certain Agreement and Plan of Merger, dated November 5, 2014 (the “Merger Agreement”), by and among SKBHC Holdings LLC, a Delaware limited liability company, Starbuck Bancshares, Inc., a Minnesota corporation and Banner Corporation, a Washington corporation (“Banner”). Unless otherwise defined herein, terms defined in the Merger Agreement and used herein shall have the meanings given to them in the Merger Agreement.

WHEREAS, the Merger Agreement provides that promptly following the execution thereof, Banner shall form a new wholly owned subsidiary as a Washington limited liability company and Banner shall cause such limited liability company to, and such limited liability company shall, sign a joinder agreement to the Merger Agreement and be bound thereunder;

WHEREAS, the undersigned, Elements Merger Sub, LLC, a Washington limited liability company (“Merger Sub”), was duly formed by Banner on December 11, 2014;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations, warranties and agreements set forth in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, Merger Sub agrees as follows:

Merger Sub is, and shall be deemed to be for all purposes, a party to the Merger Agreement, and is and shall be bound by all of the terms and conditions of the Merger Agreement applicable to Merger Sub, effective as of the date hereof, as if it were an original signatory thereto.

The provisions of Article IX of the Merger Agreement are incorporated herein mutatis mutandis, except that any notice to Merger Sub shall be made to:

Elements Merger Sub, LLC

10 S. First Avenue

Walla Walla, Washington 99362

Attention: Lloyd Baker

Facsimile: (509) 526-8873

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Christopher E. Austin

Facsimile: (212) 225-2399

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, Merger Sub has executed this Agreement as of the date set forth above and agrees to be bound by the terms of the Merger Agreement applicable to Merger Sub.

ELEMENTS MERGER SUB, LLC

By its sole Member,

BANNER CORPORATION

By: /s/ Lloyd W. Baker
Name:	Lloyd W. Baker
Title:	Executive Vice President

Acknowledged and agreed:

SKBHC HOLDINGS LLC

By: /s/ Philip A. Donnelly
Name:	Philip A. Donnelly
Title:	EVP/ General Counsel

STARBUCK BANCSHARES, INC.

By: /s/ Philip A. Donnelly
Name:	Philip A. Donnelly
Title:	EVP/ General Counsel

BANNER CORPORATION

By: /s/ Lloyd W. Baker
Name:	Lloyd W. Baker
Title:	Executive Vice President

C-2

ANNEX D1

November 5, 2014

Banner Corporation

10 South First Avenue

Walla Walla, Washington 99362

Attention: Mark J. Grescovich, Chief Executive Officer

Facsimile: (509) 526-8891

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof, by and among SKBHC Holdings LLC, a Delaware limited liability company (“Holdings”), Starbuck Bancshares, Inc., a Minnesota corporation (“Silicon”), and Banner Corporation, a Washington corporation (“Boron”) (such agreement, the “Merger Agreement”). Certain capitalized terms used in this investor letter agreement shall have the meanings ascribed to such terms in Section 7.

The undersigned, collectively a Major Silicon Member (the “Subject Seller”), will receive at the Effective Time cash and shares of Boron Common Stock as part of the Merger Consideration (such shares, the “Merger Consideration Shares”). In order to induce Boron to enter into the Merger Agreement and for other good and valuable consideration, the Subject Seller and Boron have entered into this investor letter agreement (this “Agreement”). Boron has provided to the Subject Seller true and complete copies of the investor letter agreements to be entered contemporaneously herewith by the other Major Silicon Members and Boron.

1. Commitment to Comply with Requirements of Regulatory Agencies and Governmental Entities. The Subject Seller shall, and shall cause its Subsidiaries and other Affiliates (collectively with the Subject Seller, the “Subject Seller Group”) to (a) if required by the staff of the Federal Reserve Board in connection with obtaining the Requisite Regulatory Approvals, promptly deliver to the Federal Reserve Board executed passivity and anti-association commitments substantially in the form attached hereto as Annex A (or in such other form as may be reasonably required by the Federal Reserve Board that is no less favorable in any material respect to the Subject Seller Group than the commitments attached hereto as Annex A) and (b) if required by the staff of the Federal Reserve Board or FDIC, use its commercially reasonable efforts to promptly provide directly to the Federal Reserve Board or FDIC, as applicable, such information about the Subject Seller Group as is reasonable and customary in connection with obtaining the Requisite Regulatory Approvals. The Subject Seller shall not be required to provide any information specified in the foregoing clause (b) directly to Silicon, Boron or any other Silicon Shareholder. Notwithstanding anything herein to the contrary, except as set forth in the first sentence of this Section 1, the Subject Seller and its Affiliates (other than, to avoid doubt, Holdings and its Subsidiaries) shall not be required to file any applications, notices, petitions or filings with, or seek any permits, consents or approvals, or authorizations from, any Regulatory Agency or Governmental Entity in connection with the transactions contemplated by the Merger Agreement or the Bank Merger.

2. Transfer Restrictions.

(a) The Subject Seller agrees to the following terms and conditions regarding the Subject Seller’s ownership of the Merger Consideration Shares:

(i)	The Subject Seller shall not Transfer any Holdings Common Interests or Holdings Management Units (in each case other than through the exercise or conversion of any such securities pursuant to their terms or the terms of the Merger Agreement) between the date hereof and the Closing, other than Transfers to a Controlled Affiliate of such Person that agrees to be bound by the provisions of this Agreement as if it were the Subject Seller hereunder (a “Permitted Transferee”).

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(ii)	Neither the Subject Seller nor any of its Permitted Transferees shall Transfer any of the Merger Consideration Shares, other than to a Permitted Transferee, prior to the date that is thirty (30) days after the Closing Date (the “Lockup Termination Date”).

(iii)	In the event that following the date hereof and prior to the Lockup Termination Date any Permitted Transferee ceases to be a Controlled Affiliate of the applicable Transferring Seller, then any prior Transfer to such Person pursuant to such exception in (i) or (ii) above shall become null and void and ownership and title to any such securities so Transferred shall revert to such applicable Transferring Seller. The Subject Seller shall promptly, and in any event no later than five (5) Business Days, notify Boron in writing following any Transfer to a Permitted Transferee.

(iv)	From and after the Lockup Termination Date, the Subject Seller shall not Transfer any shares of Boron Common Stock received as part of the Merger Consideration to any Person or Group who, to the Subject Seller’s Knowledge, after giving effect to such Transfer, would beneficially own eight percent (8%) or more of the outstanding shares of Boron Common Stock; provided that the restriction shall not apply to Transfers effected through an Underwritten Offering (as defined in Annex B hereto) pursuant to an exercise of the registration rights provided for in Annex B hereto, to any Person or Persons pursuant to Rule 144 (as defined in Annex B hereto) or to a Transfer to any Person or Persons not Affiliated with the Subject Seller who are acquiring majority control of Boron in a (i) merger or similar business combination transaction or (ii) a tender offer approved or recommended by the Board of Directors of Boron.

(b) The Subject Seller shall not, and shall cause each other member of the Subject Seller Group not to, directly or indirectly, without Boron’s prior written consent:

(i)	acquire beneficial ownership of any shares of Boron Common Stock if, after such acquisition, the Subject Seller Group in the aggregate would beneficially own a number of shares of Boron Common Stock and Boron Non-Voting Common Stock equal to ten percent (10%) or more of the number of outstanding shares of Boron Common Stock (as reported in the most recent Boron Report publicly filed under the Exchange Act);

(ii)	make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person with respect to the voting of any voting securities of Boron;

(iii)	form, join or in any way participate in a Group (other than with an Affiliate of the Subject Seller), with respect to any voting securities of Boron; or

(iv)	publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;

provided that this Section 2(b) shall in no way limit (x) the activities of any director of Boron taken in good faith solely in his or her capacity as a director of Boron or (y) the right or ability of the Subject Seller to vote any voting securities of Boron (including the Merger Consideration Shares) with respect to any matter; provided, further, that the Subject Seller does not make any public announcement or public communication with respect to the manner in which the Subject Seller intends to vote such voting securities with respect to any matter. The Subject Seller further agrees, that it shall not, and shall cause each other member of the Subject Seller Group not to, without the written consent of Boron, publicly request Boron to amend or waive any provision of this Section 2(b) (including this sentence) or do so in a manner that would require Boron to publicly disclose such request.

(c) The foregoing restrictions on Transfer may be waived by Boron in writing with respect to any specific Transfer. The provisions in this Section 2 shall terminate and be of no further force and effect with respect to the Subject Seller (and its Permitted Transferees) on the earlier of (i) the first date when the Subject Seller (and any such Permitted Transferees) beneficially own less than five percent (5%) of the outstanding shares of Boron

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Common Stock and Boron Non-Voting Common Stock (as reported in the most recent Boron Report publicly filed under the Exchange Act), excluding the dilutive effect of any primary issuances of Boron Common Stock or Boron Non-Voting Common Stock (or any other securities convertible into or exchangeable for Boron Common Stock or and Boron Non-Voting Common Stock) by Boron, and (ii) the breach, in any material respect, by Boron of any of its obligations in this Agreement.

(d) Any Transfer or attempted Transfer of Merger Consideration Shares in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and Boron shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Boron.

(e) Any certificates for Merger Consideration Shares issued to the Subject Seller or any Permitted Transferee pursuant to the Merger Agreement shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) in addition to the legend contemplated by Section 2.2(b) of the Merger Agreement referencing restrictions on transfer of such Merger Consideration Shares under this Agreement which legend shall state in substance:

“The securities evidenced by this certificate are subject to restrictions on transfer set forth in an Investor Letter Agreement,

dated November 5, 2014, among Boron and certain other parties thereto (a copy of which is on file with the Secretary of Boron).”

(f) Notwithstanding the foregoing, upon the request of a holder of certificate(s) for Merger Consideration Shares, Boron agrees that it shall cause, and take all actions necessary to ensure, the prompt removal of the legend contemplated by Section 2.2(b) of the Merger Agreement and, if applicable, the legend contemplated in Section 2(e) (together with the elimination or termination of any notations or arrangements described therein) from such holder’s Merger Consideration Shares (including executing and delivering an opinion of counsel and instruction letter satisfactory to the transfer agent of Boron Common Stock) and cause the deposit of such holder’s Merger Consideration Shares in book-entry form with the appropriate unrestricted CUSIP number to the account specified by such holder, provided, that the restrictions described in such legends (or notations or arrangements) are no longer applicable (including where the Subject Seller and its Permitted Tranferees no longer own or will own such Merger Consideration Shares).

3. Registration Rights. The Subject Seller shall have the registration and other rights on the terms set forth in Annex B hereto (the “Registration Rights Annex”) and Boron and the Subject Seller hereby agree to such terms.

4. Board Representation

(a) At any time from and after the Effective Time, at the written request of the Subject Seller, Boron shall cause one (1) representative designated by the Subject Seller to be elected or appointed to the Board of Directors of Boron, which representative shall (i) be reasonably acceptable to the Board of Directors of Boron, (ii) not be a person who is an officer or employee of Holdings or any of its Subsidiaries as of the date hereof, (iii) satisfy all director qualifications reasonably required by Boron and shall agree to comply with all policies of Boron (including as to ethics, confidentiality and trading) in each case in effect from time to time that apply to all nominees for the Board of Directors of Boron and (iv) be eligible to serve on the Board of Directors of Boron under the Depository Institution Management Interlocks Act, 12 U.S.C. 3201 et seq., and the federal banking agencies’ implementing regulations thereunder, including the Federal Reserve Board’s Regulation L, 12 C.F.R. Part 212, in each case as they may be amended from time to time (a “Qualified Nominee”, and any such Qualified Nominee to be appointed to the Board of Directors of Boron, a “Board Representative”). Any Board Representative elected or appointed to the Board of Directors of Boron shall, at the Subject Seller’s election, also be appointed to Boron Bank’s Board of Directors at the time of his or her appointment or election to the Board of Directors of Boron. Boron Bank shall take all action necessary to facilitate any such appointment to Boron Bank’s Board of Directors.

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(b) From and after the election or appointment of a Board Representative pursuant to Section 4(a), (i) at each meeting of the shareholders of Boron at which directors of Boron are to be elected (including any annual meeting of shareholders) and at which the term of such Board Representative shall expire, the Board of Directors of Boron shall nominate and recommend for election one (1) Qualified Nominee designated by the Subject Seller to serve as a Board Representative and Boron shall use its reasonable best efforts to cause such person to be elected to serve as a director on the Board of Directors of Boron and shall solicit proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors (it being understood that such Qualified Nominee shall not be in addition to the person designated by the Subject Seller to be appointed to the Board of Directors of Boron at the Effective Time pursuant to the prior paragraph and that the Subject Seller’s right to designate a Qualified Nominee to serve on the Board of Directors of Boron at any given time shall be limited to one (1) person), provided that such efforts will not require Boron to postpone its annual meeting of shareholders or take extraordinary solicitation efforts not taken with regard to the other nominees to the Board of Directors of Boron, including that Boron shall not be obligated to pay extraordinary costs with regard to the election of such Qualified Nominee as director; provided, further, that, if at any time after his appointment to the Board of Directors of Boron, the Board Representative ceases to be a Qualified Nominee, such representative shall not continue to serve as the Board Representative; and (ii) upon the death, disability, retirement, resignation, removal or other vacancy of a director designated by the Subject Seller, the Board of Directors of Boron shall appoint as a director to fill the vacancy so created a Qualified Nominee designated by the Subject Seller to fill such vacancy.

(c) Each Board Representative shall be entitled to the same compensation and same indemnification and insurance coverage in connection with his or her role as a director as the other members of the Board of Directors of Boron, and shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of Boron or any committees thereof, to the same extent as the other members of the Board of Directors of Boron. Boron shall notify each Board Representative of all regular and special meetings of the Board of Directors of Boron and shall notify each Board Representative of all regular and special meetings of any committee of the Board of Directors of Boron of which such Board Representative is a member. Boron shall provide each Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors of Boron concurrently as such materials are provided to the other members.

(d) Boron’s obligations under this Section 4 shall terminate and be of no further force or effect on the earlier of (i) such time as the Subject Seller Group (and any Permitted Transferees) beneficially own less than five percent (5%) of the outstanding shares of Boron Common Stock and Boron Non-Voting Common Stock (as reported in the most recent Boron Report publicly filed under the Exchange Act), excluding the dilutive effect of any primary issuances of Boron Common Stock or Boron Non-Voting Common Stock (or any other securities convertible into or exchangeable for Boron Common Stock or and Boron Non-Voting Common Stock) by Boron, and (ii) the breach, in any material respect, by the Subject Seller of any of its obligations in this Agreement.

5. Representations and Warranties of the Subject Seller. The Subject Seller represents and warrants to Boron as of the date hereof that:

(a) The Subject Seller is the sole record and beneficial owner of the Holdings Common Interests or Holdings Management Units, as applicable, set forth on Annex C opposite the Subject Seller’s name and such securities constitute all of the securities of Holdings owned of record or beneficially owned by the Subject Seller.

(b) The Subject Seller is a limited partnership duly organized, is validly existing and in good standing under the Laws of its jurisdiction of organization. The Subject Seller has full power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c) Neither the execution and delivery of this Agreement by the Subject Seller, nor the consummation of the transactions contemplated hereby, nor compliance by the Subject Seller with any of the terms or provisions hereof

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will (i) violate any provision of the Subject Seller’s organizational documents or (ii) assuming the consents and approvals referred to in Section 3.4 of the Merger Agreement are duly obtained, conflict with, violate any provision of, or require the consent or approval of any Person under applicable Law or any contract or agreement to which the Subject Seller is a party.

(d) The execution, delivery and performance of this Agreement by the Subject Seller has been duly authorized by all necessary corporate action on the part of the Subject Seller. This Agreement has been duly executed and delivered by such Subject Seller and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and binding obligation of such Subject Seller, enforceable against such Subject Seller in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(e) The Subject Seller: (i) is acquiring the Merger Consideration Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” laws, or with any present intention of distributing or selling the Merger Consideration Shares in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Merger Consideration Shares and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. The Subject Seller has requested, received, reviewed and considered all information that the Subject Seller deems relevant in making an informed decision to invest in the Merger Consideration Shares, has had an opportunity to discuss Boron’s business, management and financial affairs with its management and also had an opportunity to ask questions of officers of Boron that were answered to the Subject Seller’s satisfaction and has received and reviewed a copy of this Agreement and the Merger Agreement. The Subject Seller understands that Boron is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under state securities laws and acknowledges that the Merger Consideration Shares are not registered under the Securities Act or any other applicable Law and that the Merger Consideration Shares may not be Transferred except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom.

(f) The Subject Seller hereby irrevocably consents to, and irrevocably waives, any rights it may have to object to or dissent from (whether under the Holdings LLC Agreement, applicable Law or otherwise), Holdings and Silicon’s execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby (including the Merger and the Bank Merger) in accordance with the terms and subject to the conditions of the Merger Agreement.

(g) The Subject Seller is not relying on Holdings, Silicon, Boron, or any of their respective agents, representatives or Affiliates for its decision to execute and deliver this Agreement and to invest in the Merger Consideration Shares.

6. Representations and Warranties of Boron. Boron represents and warrants to the Subject Seller as of the date hereof that:

(a) Boron is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Boron has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement by Boron, nor the consummation of the transactions contemplated hereby, nor compliance by Boron with any of the terms or provisions hereof will (i) violate any provision of the Articles of Incorporation of Boron or Bylaws or (ii) assuming the consents and approvals referred to in Section 4.4 of the Merger Agreement are duly obtained, conflict with, violate any provision of, or require the consent or approval of any Person under applicable Law or any contract or agreement to which Boron is a party.

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(c) The execution, delivery and performance of this Agreement by Boron has been duly authorized by all necessary corporate action on the part of Boron. This Agreement has been duly executed and delivered by Boron and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and binding obligation of Boron, enforceable against Boron in accordance with its terms, except as may be limited by the Enforceability Exceptions.

7. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement. As used in and for purposes of this Agreement, the following terms have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided, however, that other than for purposes of Section 2(b), no portfolio company of any investment fund, vehicle or account advised, managed or sponsored by any Silicon Holder or its Affiliates shall be deemed an Affiliate of Silicon, any of its Subsidiaries or any Silicon Holder for purposes of this Agreement.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement; provided, however, that for purposes of this Agreement, a Person shall be deemed to be the beneficial owner of (i) any securities which may be acquired by such Person upon the exercise of any rights (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any condition, the occurrence of any event or any combination of the foregoing) and (ii) any securities which are the subject of any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person is a Receiving Party. The term “beneficially own” has a meaning correlative to the foregoing.

“Board Representative” shall have the meaning set forth in Section 4(a).

“Boron” shall have the meaning set forth in the Preamble.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, controlled by or under common control with the specified Person.

“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party and/or voting rights that correspond substantially to the ownership by the Receiving Party of a number of securities specified or referenced in such contract, regardless of whether obligations under such contract are required or permitted to be settled through delivery of cash, securities or other property.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Holdings” shall have the meaning set forth in the Preamble.

“Subject Seller’s Knowledge” means, as to the Subject Seller, the actual knowledge of such Subject Seller; provided that, as to such Subject Seller, in respect of any Transfer of shares of Boron Common Stock, (i) in no event shall (x) the knowledge of such Subject Seller’s broker (including any Affiliate) be imputed to such Subject Seller or (y) such Subject Seller have any obligation to make any inquiry or investigation as to the identity of the purchaser party such Transfer, and (ii) if such Subject Seller has actual knowledge of the identity of the purchaser party to such Transfer, such Subject Seller shall only be required to search the SEC’s Edgar system to establish whether or not such purchaser beneficially owns five percent (5%) or more of the outstanding shares of Boron Common Stock.

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“Lockup Termination Date” shall have the meaning set forth in Section 2(a)(ii).

“Merger Consideration Shares” shall have the meaning set forth in the Recitals.

“Permitted Transferee” shall have the meaning set forth in Section 2(a)(i).

“Qualified Nominee” shall have the meaning set forth in Section 4(a).

“Silicon” shall have the meaning set forth in the Preamble.

“Subject Seller” shall have the meaning set forth in the Recitals.

“Subject Seller Group” shall have the meaning set forth in Section 1.

“Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Transferring Seller” means a Subject Seller that Transferred any of its Merger Consideration Shares in accordance with Section 2(b) or Transferred any of its Holdings Common Interests or Holdings Management Units in accordance with Section 2(a).

8. Miscellaneous

(a) This Agreement shall become effective immediately upon execution by each of the parties hereto and shall automatically terminate (without any further obligation or liability of any party hereto) on any termination of the Merger Agreement prior to the Effective Time.

(b) This Agreement and all of the agreements contained herein and the rights, interests or obligations hereunder shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Annexes, Exhibits or Schedules, such reference shall be to an Article or Section of or Annexes, Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference herein to this “Agreement” shall include any Annexes, Exhibits and Schedules hereto.

(d) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from

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or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “Law,” “Laws” or to a particular statute or Law shall mean such Law or statute as amended, modified or supplemented from time to time and shall be deemed also to include any and all rules and regulation promulgated thereunder.

(e) This Agreement shall be governed and construed in accordance with the Laws of the State of Washington, without regard to any applicable conflicts of Law.

(f) Each party agrees that it will bring any Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Washington Courts, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Washington Courts, (ii) waives any objection to laying venue in any such Proceeding in the Washington Courts, (iii) waives any objection that the Washington Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Proceeding will be effective if notice is given in accordance with the terms of Section 9.4 of the Merger Agreement to the addresses (A) in the case of the Subject Seller, set forth in Annex D hereto, and (B) in the case of Boron, set forth in Section 9.4 of the Merger Agreement. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by applicable Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Paragraph.

(g) Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the Washington Courts, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which such party is entitled at law or in equity.

(h) This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(i) This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of the Subject Seller or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby and by the Merger Agreement.

* * * * * * *

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Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this Agreement and returning such copy to us.

Very truly yours,

FRIEDMAN FLEISCHER & LOWE CAPITAL PARTNERS III, L.P.		FRIEDMAN FLEISCHER & LOWE PARALLEL FUND III, L.P.

By:	Friedman Fleischer & Lowe GP III, L.P.	By:	Friedman Fleischer & Lowe GP III, L.P.
Its:	General Partner	Its:	General Partner

By:	Friedman Fleischer & Lowe GP III, LLC	By:	Friedman Fleischer & Lowe GP III, LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Tully M. Friedman	By:	/s/ Tully M. Friedman
Name:	Tully M. Friedman	Name:	Tully M. Friedman
Title:	Managing Member	Title:	Managing Member

FFL INDIVIDUAL PARTNERS III, L.P.		FFL EXECUTIVE PARTNERS III, L.P.

By:	Friedman Fleischer & Lowe GP III, L.P.	By:	Friedman Fleischer & Lowe GP III, L.P.
Its:	General Partner	Its:	General Partner

By:	Friedman Fleischer & Lowe GP III, LLC	By:	Friedman Fleischer & Lowe GP III, LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Tully M. Friedman	By:	/s/ Tully M. Friedman
Name:	Tully M. Friedman	Name:	Tully M. Friedman
Title:	Managing Member	Title:	Managing Member

Signature Page to Investor Letter Agreement

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Agreed and accepted:

BANNER CORPORATION

By:	/s/ Mark J. Grescovich
Name: Mark J. Grescovich
Title: President and CEO

Signature Page to Investor Letter Agreement

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Annex A

Form of Passivity Commitments

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Annex B

Registration Rights

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Page

ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	D1-14

ARTICLE II

REGISTRATION RIGHTS

Section 2.01.	Shelf Registration	D1-16
Section 2.02.	Demand Registration	D1-18
Section 2.03.	Piggyback Registration	D1-19
Section 2.04.	Withdrawal of Request for Underwritten Offering or Demand Registration	D1-19
Section 2.05.	Reduction of Size of Underwritten Offering	D1-19
Section 2.06.	Registration Procedures	D1-20
Section 2.07.	Conditions to Offerings	D1-23
Section 2.08.	Suspension Period	D1-24
Section 2.09.	Registration Expenses	D1-25
Section 2.10.	Rules 144 and 144A and Regulation S	D1-25
Section 2.11.	Indemnification; Contribution	D1-25
Section 2.12.	Termination	D1-27
Section 2.13.	Participating Shareholder	D1-27
Section 2.14.	No Waiver	D1-27
Section 2.15.	Limitations on Subsequent Registration Rights	D1-27
Section 2.16.	Recapitalizations, Exchanges Affecting the Registrable Securities	D1-27

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ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. As used in and for purposes of this Agreement, the following terms have the following meanings:

“415 Shelf Registration Statement” means a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided, however, that no portfolio company of any investment fund, vehicle or account advised, managed or sponsored by any Silicon Holder or its Affiliates shall be deemed an Affiliate of Silicon, any of its Subsidiaries or any Silicon Holder for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement; provided, however, that for purposes of this Agreement, a Person shall be deemed to be the beneficial owner of (i) any securities which may be acquired by such Person upon the exercise of any rights (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any condition, the occurrence of any event or any combination of the foregoing) and (ii) any securities which are the subject of any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person is a Receiving Party. The term “beneficially own” has a meaning correlative to the foregoing.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, controlled by or under common control with the specified Person.

“Demand Notice” has the meaning set forth in Section 2.02(a).

“Demand Registration” has the meaning set forth in Section 2.02(a).

“Demand Shareholders” has the meaning set forth in Section 2.02(a).

“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party and/or voting rights that correspond substantially to the ownership by the Receiving Party of a number of securities specified or referenced in such contract, regardless of whether obligations under such contract are required or permitted to be settled through delivery of cash, securities or other property.

“Equity Interests” means the shares of Boron Common Stock or other equity interests, as the case may be, of Boron, and any securities into which such shares of Boron Common Stock or other equity interests shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of Boron Common Stock or other equity interests.

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“FINRA” means the Financial Industry Regulatory Authority.

“Indemnified Party” has the meaning set forth in Section 2.11(c).

“Indemnified Persons” has the meaning set forth in Section 2.11(a).

“Indemnifying Party” has the meaning set forth in Section 2.11(c).

“Inspectors” has the meaning set forth in Section 2.06(a)(ix).

“Lockup Termination Date” means the date that is thirty (30) days after the Closing Date.

“Marketed Underwritten Offering” means an Underwritten Offering that involves (i) one-on-one meetings or calls between investors and management of Boron, other than any Underwritten Offering in the form of a “block trade” which requires not more than three (3) one-on-one calls between investors and management of Boron, (ii) a customary roadshow or other marketing activity that requires members of the management of Boron to be out of the office for two (2) business days or more or group meetings or calls between investors and management of Boron or (iii) any other substantial marketing effort by the underwriters over a period of at least forty-eight (48) hours.

“Opting-Out Shareholder” has the meaning set forth in Section 2.13.

“Permitted Transferee” means, with respect to any Person, a Controlled Affiliate of such Person that agrees to be bound by the provisions of this Annex as if it were the Shareholder hereunder.

“Piggyback Registration” has the meaning set forth in Section 2.03.

“Prospectus” means the prospectus (including any preliminary prospectus and any final prospectus) included in any Registration Statement, as amended or supplemented by any free writing prospectus, whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, and all material incorporated by reference in such prospectus.

“Records” has the meaning set forth in Section 2.06(a)(ix).

“Registrable Securities” means (i) all Shares that are beneficially owned by a Shareholder at any time in accordance with the terms and conditions of the Merger Agreement and (ii) all Equity Interests issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) by way of share dividend or share split or in connection with a consolidation or other reorganization; provided, however, that any such Share or Equity Interest shall cease to be a Registrable Security if and when (x) it has been effectively registered under the Securities Act and disposed of in accordance with an effective Registration Statement covering it or (y) in the case of Shares or Equity Interests held by a Shareholder who is not an affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of Boron, it may immediately be sold under Rule 144 without any volume or manner of sale restrictions.

“Registration Statement” means any registration statement of Boron that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

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“SEC” means the U.S. Securities and Exchange Commission.

“Section 2.13 Opt-Out” has the meaning set forth in Section 2.13.

“Shares” means, with respect to each Shareholder, the shares of Boron Common Stock received as a result of (a) the Distribution in accordance with the terms and conditions of the Merger Agreement, (b) the conversion of Boron Non-Voting Common Stock received as a result of the Distribution into Common Stock in accordance with the terms of such Boron Non-Voting Common Stock, or (c) any Transfer to a Permitted Transferee.

“Shareholder” means (a) any Silicon Holder who has received Shares or any shares of Boron Non-Voting Common Stock that have not yet been converted into Boron Common Stock and (i) as of the date of the Merger Agreement, has executed an Investor Letter Agreement or (ii) prior to the Closing, has agreed to be bound the terms set forth herein as set forth in Section 6.15 of the Merger Agreement, in each case for so long as such Silicon Holder beneficially owns any Shares or any shares of Boron Non-Voting Common Stock that have not yet been converted into Boron Common Stock and (b) any Permitted Transferee to whom such Silicon Holder has Transferred any Shares, for so long as (i) such Permitted Transferee beneficially owns any such Shares and (ii) such Permitted Transferee continues to be a Controlled Affiliate of the Transferring Silicon Holder.

“Shelf Registration Statement” means an Automatic Shelf Registration Statement or a 415 Shelf Registration Statement.

“Suspension Period” has the meaning set forth in Section 2.08(a).

“Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

“Underwriter’s Lockup” has the meaning set forth in Section 2.07(c).

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter participates in the distribution of such securities.

“Underwritten Offering Limitations” has the meaning set forth in Section 2.01(d).

ARTICLE II

REGISTRATION RIGHTS

Section 2.01. Shelf Registration.

(a) Filing. Subject to Section 2.08,

(i) if on the Lockup Termination Date, Boron is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act), Boron will file, as promptly as practicable on or after the Lockup Termination Date (but in any event within fifteen (15) Business Days thereafter), an Automatic Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act from and after the Lockup Termination Date in accordance with the methods of distribution elected by the Shareholders. Such Automatic Shelf Registration Statement shall contain any intended methods of distribution of the Shares specified in writing by any Shareholder and contemplated hereby.

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(ii) if on the Lockup Termination Date, Boron is not a well-known seasoned issuer but is eligible to file a 415 Shelf Registration Statement, Boron will file, as promptly as practicable on or after the Lockup Termination Date (but in any event within fifteen (15) Business Days thereafter), a 415 Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act from and after the Lockup Termination Date, in accordance with the methods of distribution elected by such Shareholders and shall use its reasonable best efforts to cause such 415 Shelf Registration Statement to become effective under the Securities Act not later than the Lockup Termination Date. Such 415 Shelf Registration Statement shall contain any intended methods of distribution of the Shares specified in writing by any Shareholder and contemplated hereby.

(b) Continued Effectiveness. Until the earlier of (i) such time as all Registrable Securities cease to be Registrable Securities or (ii) Boron is no longer eligible to maintain a Shelf Registration Statement, Boron will keep current and effective any Shelf Registration Statement filed pursuant to Section 2.01(a), and file such supplements or amendments to such Shelf Registration Statement as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act. In the event that Boron is no longer eligible to maintain a Shelf Registration Statement, Boron shall provide written notice to the Shareholders of such ineligibility within two (2) Business Days of the date on which Boron becomes aware of such ineligibility. Boron shall use reasonable best efforts to cause the Registrable Securities to, on or prior to the Lockup Termination Date, be qualified for trading on any securities exchange on which the Boron Common Stock is listed or quoted.

(c) Use of Shelf Registration Statement. Following the Lockup Termination Date, each Shareholder shall have the right to use any Shelf Registration Statement then effective to Transfer all or a portion of its Registrable Securities (i) in an unrestricted number of brokered transactions and (ii) Underwritten Offerings in accordance with Section 2.01(d).

(d) Underwritten Offerings pursuant to Shelf Registration Statement. Upon the receipt by Boron of a written request from (i) any Major Silicon Member that desires to sell Registrable Securities in an Underwritten Offering that is not a Marketed Underwritten Offering or (ii) a majority of the Registrable Securities then held by the Major Silicon Members with respect to a Marketed Underwritten Offering, in each case pursuant to a Shelf Registration Statement, Boron will give written notice of such request to all other Shareholders, which notice shall be given in any event within three (3) Business Days of the date on which Boron received the initial request. Any other Shareholders that desire to sell Registrable Securities in such Underwritten Offering shall give written notice to Boron within ten (10) Business Days after the date Boron gave such other Shareholders notice of the such initial request specifying the number of Registrable Securities proposed by such Shareholder to be included in such Underwritten Offering. A Shareholder may change the number of Registrable Securities proposed to be offered in any such Underwritten Offering at any time prior to commencement of such offering so long as such change would not materially adversely affect the timing or success of such Underwritten Offering; provided, however, that Boron shall be entitled to reasonably delay an Underwritten Offering to the extent resulting from such change. Boron will cooperate with such Shareholders and any Underwriter in effecting an Underwritten Offering pursuant to the Shelf Registration Statement as promptly as reasonably practicable with respect to all such Registrable Securities, subject to the limitations and conditions with respect to Underwritten Offerings (the “Underwritten Offering Limitations”):

(i) Boron shall not be required to effect more than eight (8) Underwritten Offerings in the aggregate, of which no more than three (3) may be Marketed Underwritten Offerings.

(ii) Boron shall not be required to effect (A) any Marketed Underwritten Offering within one hundred and eighty (180) days after another Marketed Underwritten Offering, and (B) any Underwritten Offering within ninety (90) days after another Underwritten Offering.

(iii) Boron shall not be required to effect any Underwritten Offering unless the aggregate gross proceeds expected to be received from the sale of Registrable Securities in such offering is at least $50 million.

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(iv) With respect to a Marketed Underwritten Offering only, the relevant Major Silicon Members, on the one hand, and, Boron, on the other hand, shall each be entitled to select one nationally recognized investment banking firm to serve as a lead Underwriter, with each of the two such lead Underwriters to be treated substantially the same in all respects (including underwriting discounts, fees and commissions) in respect of such Marketed Underwritten Offering, and the relevant Major Silicon Members shall have the right to select any additional Underwriters in connection with the Marketed Underwritten Offering; provided that any such additional Underwriter must be reasonably acceptable to Boron.

(v) With respect to an Underwritten Offering that is not a Marketed Underwritten Offering, the relevant Major Silicon Members shall be entitled to select the nationally recognized investment banking firm to serve as a lead Underwriter and, if applicable, any additional Underwriters.

(e) Effect on Demand Registration Obligations. The provisions of Section 2.02 shall not apply at any time Boron is eligible to file and maintain the effectiveness of a Shelf Registration Statement and so maintains the effectiveness of such Shelf Registration Statement.

Section 2.02. Demand Registration.

(a) Demand by Shareholders. If at any time after the Lockup Termination Date and prior to Boron effecting eight (8) Underwritten Offerings pursuant to Section 2.01(d), Boron is no longer eligible to use a Shelf Registration Statement, within ninety (90) days after the written request of Shareholders holding a majority of the Registrable Securities then held by the Shareholders to register the resale of a specified amount of the Registrable Securities under the Securities Act pursuant to an Underwritten Offering (a “Demand Notice”), Boron will (i) give written notice of such request to all other Shareholders (which notice shall be given in any event within three (3) Business Days of the date on which Boron received the applicable Demand Notice) and will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Demand Notice or by any other Shareholders by written notice to Boron given within ten (10) Business Days after the date Boron gave such other Shareholders notice of the Demand Notice (collectively, the “Demand Shareholders”) and (ii) will file a Registration Statement, on an appropriate form which Boron is then eligible to use, to register the resale of such Registrable Securities in an Underwritten Offering (each such registration, a “Demand Registration”). Each Demand Notice will specify the number of Registrable Securities proposed to be offered for sale. The Demand Shareholders may change the number of Registrable Securities proposed to be offered pursuant to any Demand Registration at any time prior to commencement of the offering so long as such change would not materially adversely affect the timing or success of the offering. Subject to Section 2.05 and with the written consent of Shareholders holding a majority of the Registrable Securities included in the Demand Registration (such consent not to be unreasonably withheld), Boron may include in any registration effected pursuant this Section 2.02 any securities for its own account or for the account of holders of Boron Common Stock (other than the Shareholders).

(b) Effective Registration. Boron will use its reasonable best efforts to (i) cause any Registration Statement filed in connection with a Demand Registration to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof with the SEC and (ii) keep such Registration Statement current and effective for a period of not less than ninety (90) days or such longer period as, based upon the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer. Boron further agrees to supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by Boron for such Registration Statement or by the instructions to such registration form, (C) as may be required by the Securities Act or (D) as may be reasonably requested in writing by the Demand Shareholders or any Underwriter and reasonably acceptable to Boron.

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(c) Limitations. Boron’s obligations in this Section 2.02 shall be subject to the Underwritten Offering Limitations.

Section 2.03. Piggyback Registration. If at any time after the Lockup Termination Date and in addition to the Shareholders’ rights in Section 2.01 and Section 2.02, Boron proposes to file a registration statement under the Securities Act or consummate an Underwritten Offering with respect to an offering of Equity Interests for (a) Boron’s own account (other than a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (b) the account of any holder of Boron Common Stock (other than a Shareholder), then Boron shall give written notice of such proposed filing or Underwritten Offering to the Shareholders as soon as practicable (but in no event less than ten (10) Business Days before the anticipated filing date). Upon a written request given by any Shareholders to Boron within five (5) Business Days after delivery of any such notice by Boron, to include Registrable Securities in such registration or Underwritten Offering, as applicable (which request shall specify the number of Registrable Securities proposed to be included in such registration or Underwritten Offering, as applicable), Boron shall, subject to the following proviso, include all such requested Registrable Securities in such registration or Underwritten Offering, as applicable, on the same terms and conditions as applicable to Boron’s or such holder’s shares of Boron Common Stock (a “Piggyback Registration”); provided, however, that if at any time after giving written notice of such proposed filing or Underwritten Offering, as applicable, and prior to the effective date of the Registration Statement filed in connection with such registration, or the consummation of such Underwritten Offering, as applicable, Boron shall determine for any reason not to proceed with the proposed registration or disposition, as applicable, of the Equity Interests, then Boron may, at its election, give written notice of such determination to such Shareholders and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration, or dispose of any Registrable Securities in connection with such Underwritten Offering, as applicable. Such Shareholders shall, subject to Section 2.06(b), enter into a customary underwriting agreement with the Underwriter or Underwriters selected by Boron with respect to any Registrable Securities sold by such Shareholders pursuant to this Section 2.03. No registration of Registrable Securities effected pursuant to a request under this Section 2.03 shall relieve Boron of its obligations under Section 2.01 or Section 2.02.

Section 2.04. Withdrawal of Request for Underwritten Offering or Demand Registration. A requesting Major Silicon Member or, as applicable, requesting Shareholders holding a majority of the Registrable Securities then held by the Shareholders will be permitted to rescind a request for an Underwritten Offering pursuant to a Shelf Registration Statement or a request for a Demand Registration without having to reimburse Boron for any expenses; provided that should a requesting Major Silicon Member or, as applicable, requesting Shareholders holding a majority of the Registrable Securities that previously made such request rescind such request in writing (for the avoidance of doubt, a delay in the timing of an Underwritten Offering or a reduction in the number of Registrable Securities proposed to be offered shall not be deemed a rescission), each such rescinding Major Silicon Member or Shareholder shall promptly reimburse Boron for the reasonable out of pocket expenses incurred by Boron in connection with such request on a pro rata basis in accordance with the number of Registrable Securities that each such Major Silicon Member or Shareholder originally intended to be offered, and following such reimbursement and such request will not count as a request for an Underwritten Offering or Demand Registration for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Major Silicon Members or Shareholders pursuant to Section 2.01 or Section 2.02.

Section 2.05. Reduction of Size of Underwritten Offering. Notwithstanding anything to the contrary contained herein, if the lead Underwriter(s) of an Underwritten Offering advises Boron in writing that, in its reasonable opinion the number of shares of Boron Common Stock (including any Registrable Securities) that Boron, Shareholders and any other Persons intend to include in any Registration Statement or dispose of pursuant to any Underwritten Offering exceeds the number that can be sold without materially and adversely affecting the price at which the securities can be sold, then the number of shares of Boron Common Stock to be included in the Registration Statement, or disposed of pursuant to such Underwritten Offering, as applicable, for the account of Boron, Shareholders and any other Persons will be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement or disposed of pursuant to such Underwritten

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Offering, as applicable, to the number recommended by such lead Underwriter(s); provided, however, that such reduction shall be made in accordance with the following priorities:

(a) priority in the case of an Underwritten Offering pursuant to Section 2.01 or a Demand Registration pursuant to Section 2.02 will be (i) first, all Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering or the Demand Registration, as applicable, for the account of the participating Major Silicon Members pursuant to Section 2.01 or Section 2.02, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Major Silicon Members, (ii) second, all Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering or the Demand Registration, as applicable, for the account of the other participating Shareholders pursuant to Section 2.01 or Section 2.02, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, (iii) third, any Boron Common Stock proposed to be offered by Boron for its own account and (iv) fourth, pro rata among any other holders of shares of Boron Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter;

(b) priority in the case of a registration statement or Underwritten Offering initiated by Boron for its own account which gives rise to a Piggyback Registration pursuant to Section 2.03 will be (i) first, Boron Common Stock proposed to be offered by Boron for its own account, (ii) second, the Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering, as applicable, for the account of the Shareholders pursuant to their registration rights under Section 2.03, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, and (iii) third, pro rata among any other holders of shares of Boron Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Boron Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter; and

(c) priority in the case of a registration statement or Underwritten Offering initiated by Boron for the account of holders of Boron Common Stock other than the Shareholders pursuant to registration rights afforded to such holders pursuant to a contractual right with Boron which gives rise to a Piggyback Registration pursuant to Section 2.03 will be (i) first, pro rata among the holders of shares of Boron Common Stock requesting the offering pursuant to such contractual right, (ii) second, Registrable Securities requested to be included in the Registration Statement, or disposed of, pursuant to the Underwritten Offering, as applicable, for the account of the Shareholders pursuant to their registration rights under Section 2.03, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, (iii) third, Boron Common Stock or other Equity Interests offered by Boron for its own account and (iv) fourth, pro rata among any other holders of shares of Boron Common Stock requested to be registered, or disposed of, as applicable, so that the total number of Boron Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter.

Section 2.06. Registration Procedures. (a) In connection with the registration of the sale of Registrable Securities pursuant hereto, Boron will as promptly as reasonably practicable:

(i) but no less than five (5) Business Days prior to the initial filing of a Registration Statement, furnish to the relevant Shareholders, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary Prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement, any agreement with Underwriters related to such offering and such other documents in such quantities as such Shareholders may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities (including in connection with any Underwritten Offering), and give such Shareholders and their Representatives a reasonable opportunity to review and comment on the

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same prior to filing any such documents, it being understood that Boron shall not file any such Registration Statement containing any statements with respect to the Shareholders or the “Plan of Distribution” to which the Shareholders shall reasonably object in writing;

(ii) cause Boron’s Representatives to supply all information reasonably requested by the relevant Shareholders, any Underwriter or their respective Representatives in connection with the Registration Statement or Underwritten Offering that is customarily provided by issuers and their Representatives in connection with a registration statement or Underwritten Offering;

(iii) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the relevant Shareholders reasonably request; provided, however, that Boron shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(iv) notify the relevant Shareholders at any time when a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which Boron becomes aware that the Prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Boron will promptly prepare and file with the SEC a supplement or amendment to such Prospectus and Registration Statement so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) advise the Underwriter(s), if any, and the relevant Shareholders promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” laws, Boron shall use its reasonable best efforts to obtain the withdrawal or lifting of such order as promptly as practicable and shall promptly notify the Shareholders in writing of any such withdrawal or lifting of such order;

(vi) use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of Boron to enable the relevant Shareholders to consummate the disposition of such Registrable Securities; provided, however, that Boron shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(vii) enter into customary agreements (including underwriting agreements) and use reasonable best efforts to take such other actions as are reasonably requested by the relevant Shareholders in order to expedite or facilitate the disposition of such Registrable Securities, including, subject to the provisions of Section 2.01(d) with respect to Underwritten Offerings, preparing for and participating in a road show and other customary selling efforts as the Underwriters, if any, or such Shareholders reasonably request in order to expedite or facilitate such disposition;

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(viii) if requested by the relevant Shareholders or the Underwriter(s), if any, promptly include in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such Shareholders and such Underwriter(s), if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such Prospectus supplement or post-effective amendment as promptly as practicable after Boron is notified of the matters to be included in such Prospectus supplement or post-effective amendment;

(ix) except to the extent prohibited by applicable Law and subject to entry into a customary confidentiality agreement or arrangement, make available, after reasonable advance notice, for inspection by the relevant Shareholders, any Underwriter participating in any disposition of such Registrable Securities and any Representative for such Shareholders and/or such Underwriter (collectively, the “Inspectors”), during business hours at the offices where such information is normally kept, any financial and other records and corporate documents of Boron (collectively, the “Records”) as will be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to Boron and the related Registration Statement and Prospectus and request the Representatives of Boron and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that Records and information obtained hereunder will be used by such Inspectors only for purposes of conducting such due diligence;

(x) use its reasonable best efforts to obtain and deliver to each Underwriter and each such Shareholder a comfort letter from the independent registered public accounting firm for Boron (and additional comfort letters from the independent registered public accounting firm for any company acquired by Boron whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and such Shareholders may reasonably request; provided, however, that if Boron fails to obtain such comfort letter and the relevant offering is abandoned, then such Underwritten Offering or Demand Registration will not count as an Underwritten Offering or Demand Registration, as applicable, for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Shareholders pursuant to Section 2.01 or Section 2.02;

(xi) use its reasonable best efforts to obtain and deliver to each Underwriter and each such Shareholder a 10b-5 statement and legal opinion from Boron’s external counsel in customary form and covering such matters as are customarily covered by 10b 5 statements and legal opinions delivered to Underwriters in Underwritten Offerings as such Underwriter and/or such Shareholders may reasonably request; provided, however, that if Boron fails to obtain such statement or opinion and the relevant offering is abandoned, then such Underwritten Offering or Demand Registration will not count as an Underwritten Offering or Demand Registration, as applicable, for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Shareholders pursuant to Section 2.01 or Section 2.02;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, within the required time period, an earnings statement covering a period of twelve (12) months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

(xiii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

(xiv) cooperate with such Shareholders and the lead Underwriter or Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with The Depository Trust Company not bearing

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any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the lead Underwriter or Underwriters, if any, may request in writing or, if not an Underwritten Offering, in accordance with the instructions of such Shareholders, in each case in connection with the closing of any sale of Registrable Securities;

(xv) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities;

(xvi) furnish to each such Shareholder and each Underwriter, if any, without charge, as many conformed copies as such Shareholder or Underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(xvii) make representations and warranties to such Shareholders and the Underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary offerings;

(xviii) use reasonable best efforts to cooperate with each such Shareholder and each Underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xix) use its reasonable best efforts to cause such Registrable Securities to be listed or quoted on NASDAQ or, if Boron Common Stock is not then listed on NASDAQ, then on such other securities exchange or national quotation system on which the Boron Common Stock is then listed or quoted; and

(xx) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms hereof.

(b) In connection with the Registration Statement relating to such Registrable Securities covering an Underwritten Offering, Boron and the relevant Shareholders agree to enter into a written agreement with the Underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement. In the event an Underwritten Offering is not consummated because any condition to the obligations under any related written agreement with such Underwriters is not met or waived, and such failure to be met or waived is not attributable to the fault of the Shareholders, such Underwritten Offering will not count for purposes of determining when future Underwritten Offerings may be requested by Shareholders pursuant to Section 2.01 or Section 2.02.

Section 2.07. Conditions to Offerings. (a) The obligations of Boron to take the actions contemplated by Section 2.01, Section 2.02, Section 2.03 and Section 2.06 with respect to an offering of Registrable Securities will be subject to the following conditions:

(i) Boron may require the relevant Shareholders to furnish to Boron such information regarding such Shareholders, the Registrable Securities or the distribution of such Registrable Securities as Boron may from time to time reasonably request in writing, in each case to the extent required by the Securities Act and the rules and regulations promulgated thereunder, or under state securities or “blue sky” laws; and

(ii) in any Underwritten Offering, the relevant Shareholders together with Boron and any other holders of Boron’s securities proposing to include securities in any Underwritten Offering, will enter into a customary underwriting agreement in accordance with Section 2.06(b) with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

(b) The Shareholders agrees that, upon receipt of any notice from Boron of the happening of any event of the kind described in Section 2.06(a)(iv) or 2.06(a)(v) or a condition described in Section 2.08(a), the Shareholders will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until the Shareholder’s receipt of the copies of the

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supplemented or amended Prospectus contemplated by Section 2.06(a)(iv) or notice from Boron of the termination of the stop order or Suspension Period. In the event Boron gives any such notice, the applicable time period mentioned in Section 2.02(b) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 2.07(b) to and including the date when the Shareholders will have received the copies of the supplemented or amended prospectus contemplated by Section 2.06(a)(iv) or notice from Boron of the termination of the stop order or Suspension Period.

(c) Each Shareholder agrees that to the extent timely notified in writing by the Underwriters managing any Underwritten Offering by Boron of shares of Boron Common Stock or any securities convertible into or exchangeable or exercisable for shares of Boron Common Stock, each such Shareholder that is participating in such Underwritten Offering shall agree (the “Underwriter’s Lockup”) not to Transfer any Shares without the prior written consent of Boron or such Underwriters during the period beginning seven (7) days before and ending one hundred twenty (120) days (or, in either case, such lesser period as may be permitted for all Shareholders by Boron or such managing Underwriter or Underwriters) after the pricing date of such Underwritten Offering, subject to any exceptions permitted by such managing Underwriter or Underwriters; provided that any Underwriter’s Lockup shall contain customary exceptions providing that such Shareholder and its Affiliates, other than such Shareholder, may engage in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, principal investing and other similar activities conducted in the ordinary course of their Affiliates’ business, other than with respect to the Shares owned by such Shareholder. The Underwriter’s Lockup shall provide that if all or a portion of the Shares of any Shareholder is released from an Underwriter’s Lockup or all or a portion of the Shares of any other party who entered into a substantially similar agreement with the Underwriters in connection with such Underwritten Offering is released from such agreement, then the same percentage of the shares of each Shareholder shall be released from the Underwriter’s Lockup.

Section 2.08. Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the filing, initial effectiveness or continued use of (i) any Shelf Registration Statement for resales of Registrable Securities pursuant to Section 2.01 or Section 2.03 or (ii) any Registration Statement for resales of Registrable Securities pursuant to Section 2.02 or Section 2.03 at any time would, (A) in the good faith judgment of the Board of Directors of Boron, (i) require the disclosure of material non-public information by Boron, the premature disclosure of which at such time would be materially detrimental to Boron, or (ii) require the disclosure in any such Shelf Registration Statement or Registration Statement of a contemplated bona fide material financing, acquisition, corporate reorganization or other similar material transaction or other material event or circumstance affecting Boron, the premature disclosure of which at such time would be materially detrimental to Boron or the holders of Boron Common Stock; or (B) require the inclusion, at that time, in such Shelf Registration Statement or Registration Statement, as applicable, of financial statements of a business to be acquired, or pro forma financial statements reflecting the acquisition of such business, where the business combination has occurred, or is probable, and such financial statements are not then available to Boron for reasons beyond Boron’s control; provided, in the case of this clause (B), that Boron shall use its reasonable best efforts to obtain such financial statements as promptly as practicable, Boron shall be entitled, from time to time, by delivering a certificate signed by the chief executive officer or the chief financial officer of Boron to the Shareholders certifying to the determination of the board of directors of Boron described above, to require the Shareholders to suspend the use of the Prospectus included in any Shelf Registration Statement or to postpone the filing or suspend the use of any Registration Statement for a reasonable period of time not to exceed sixty (60) days in succession (or a longer period of time with the prior written consent of a majority of the Shareholders, which consent shall not be unreasonably withheld), one hundred and twenty (120) days in the aggregate in any one-year period or three (3) times in any one-year period (a “Suspension Period”); provided that Boron shall not register any securities for sale for its own account or that of any other shareholder during any Suspension Period. In the event of any such suspension pursuant to this Section 2.08(a), Boron shall furnish to the Shareholders a written notice setting forth

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the estimated length of the anticipated delay. Boron will use reasonable best efforts to limit the length of any Suspension Period and shall notify the Shareholders promptly upon the termination of the Suspension Period. Notice of the commencement of a Suspension Period shall simply specify such commencement and shall not contain any facts or circumstances relating to such commencement or any material non-public information. Boron shall respond promptly to reasonable inquiry by a Shareholder as to such facts and circumstances. Upon notice by Boron to the Shareholders of any determination to commence a Suspension Period, the Shareholders shall keep the fact of any such Suspension Period strictly confidential, and during any Suspension Period, promptly halt any offer, sale, trading or transfer of any Boron Common Stock pursuant to such Prospectus for the duration of the Suspension Period until (x) the Suspension Period has expired or, if earlier (y) Boron has provided notice that the Suspension Period has been terminated.

(b) After the expiration of any Suspension Period and without any further request from a Shareholder, Boron shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable shelf Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, if necessary so that the Prospectus will not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.

Section 2.09. Registration Expenses. Subject to Section 2.04, all fees and expenses incurred by Boron in effecting any registration pursuant to this Article II, including all fees and expenses incurred in complying with securities or “blue sky” laws, printing expenses, any registration or filing fees payable under any federal or state securities or “blue sky” laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of FINRA, fees and disbursements of counsel for Boron, fees and disbursements of one counsel for the holders of Registrable Securities whose shares are included in a Registration Statement or Underwritten Offering, which counsel shall be selected by the holders of a majority of the Registrable Securities being sold pursuant to such Registration Statement or Underwritten Offering, and fees and expenses of Boron’s independent registered certified public accounting firm, will be borne by Boron; provided, however, that the Shareholders will bear and pay any underwriting discounts, fees and commissions of any Underwriters and transfer taxes and any expenses required by applicable Law to be paid by a selling shareholder, in each case with respect to Registrable Securities offered for the Shareholders’ account pursuant to any Registration Statement.

Section 2.10. Rules 144 and 144A and Regulation S. Boron covenants that it will use reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and it will use reasonable best efforts to take any such further action promptly as reasonably requested, all to the extent required from time to time to enable the Shareholders to sell Registrable Securities without registration under the Securities Act pursuant to (i) Rules 144, 144A or Regulation S under the Securities Act, as such provisions may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Shareholder, Boron will deliver to such Shareholder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 2.11. Indemnification; Contribution. (a) In connection with any registration of Registrable Securities or Underwritten Offering pursuant to Section 2.01, Section 2.02 or Section 2.03, Boron will indemnify, defend and hold harmless each Shareholder, its Affiliates, directors, officers, shareholders and employees and each Person who controls such Shareholders within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Boron will not be

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required to indemnify any Indemnified Person for any such Loss arising out of or with respect to sales pursuant to the Registration Statement or Prospectus based upon information in the Registration Statement or Prospectus that was represented by Silicon or Silicon Holdings as true and correct in the Merger Agreement, and with respect to which Boron would not have been reasonably expected to discover the failure of such information to be true and correct prior to the date of such sales.

(b) In connection with any Registration Statement or Prospectus, the Shareholders who sell Registrable Securities pursuant to such Registration Statement or Prospectus will severally but not jointly indemnify, defend and hold harmless Boron, its directors, its officers, its employees and each Person, if any, who controls Boron (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from Boron to the Shareholders, but only with respect to information arising out of or based upon information furnished in writing by such Shareholder or on such Shareholder’s behalf (in each case, in its capacity as a Shareholder), in either case expressly for use in any Registration Statement or any Prospectus, including any amendment or supplement thereto.

(c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.11(a) or Section 2.11(b), such Person (the “Indemnified Party”) will promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and will pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure or delay to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent that it shall be determined by a court of competent jurisdiction that such Indemnifying Party has been prejudiced by such failure or delay. In any such claim, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party fails to assume the defense of the claim, action or proceeding within fifteen (15) Business Days following receipt of notice from the Indemnified Party or (iii) the Indemnified Party and the Indemnifying Party are both actual or potential defendants in, or targets of, any such action and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the Indemnifying Party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party will, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) no finding or admission of any violation of Law or any violation of the rights of any Person by the Indemnified Party or any of its Affiliates can be made as the result of such action and (iii) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party.

(d) If the indemnification provided for in this Section 2.11 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 2.11, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or

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payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of Boron, on the one hand, and such Shareholder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 2.11(c), any reasonable legal or other out of pocket fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.11(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.11(d). No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In no event shall any Shareholder be obligated to provide indemnification or contribution in excess of the net aggregate proceeds received from the sale of Registrable Securities pursuant to the applicable Registration Statement or Prospectus.

Section 2.12. Termination. The provisions in this Article II shall terminate with respect to each individual Shareholder on the first date when such Shareholder no longer holds any Registrable Securities.

Section 2.13. Participating Shareholder. By written notice delivered to Boron, any Shareholder (an “Opting-Out Shareholder”) may elect to waive its right to participate in Underwritten Offerings and to be a Piggyback Shareholder and participate in a Piggyback Registration (“Section 2.13 Opt-Out”), until such time as the written notice is rescinded in writing. During such time as a Section 2.13 Opt-Out is in effect: (a) the Opting-Out Shareholder shall not receive notices of any proposed Underwritten Offering or Piggyback Registration, (b) shall not be entitled to participate in any such Underwritten Offering pursuant to Section 2.01(d) or Section 2.02(a), or Piggyback Registration pursuant to Section 2.03, and (c) shall not be subject to Section 2.07(c).

Section 2.14. No Waiver. Notwithstanding anything to the contrary contained herein, nothing in this Annex B shall be deemed a waiver by Boron of any restrictions on the Transfer of any Registrable Securities.

Section 2.15. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, Boron shall not, without the prior written consent of Shareholders holding a majority of the Registrable Securities then held by the Shareholders, enter into any agreement with any holder or prospective holder of any Equity Interests that is inconsistent with the terms of this Agreement, including an agreement that would provide to such holder the right to include Equity Interests in any registration on other than (a) a pro rata basis with respect to the Registrable Securities or (b) on a subordinate basis after all applicable Shareholders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include. Boron is not a party to any agreement or arrangement providing registration rights to any other Person as of the date hereof.

Section 2.16. Recapitalizations, Exchanges Affecting the Registrable Securities. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Registrable Securities, to any and all

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shares of stock of Boron or any successor or assign of Boron (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Registrable Securities, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

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Annex C

Subject Seller Ownership of Holdings Units

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Annex D

Subject Seller Notice Information

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ANNEX D2

November 5, 2014

Banner Corporation

10 South First Avenue

Walla Walla, Washington 99362

Attention: Mark J. Grescovich, Chief Executive Officer

Facsimile: (509) 526-8891

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof, by and among SKBHC Holdings LLC, a Delaware limited liability company (“Holdings”), Starbuck Bancshares, Inc., a Minnesota corporation (“Silicon”), and Banner Corporation, a Washington corporation (“Boron”) (such agreement, the “Merger Agreement”). Certain capitalized terms used in this investor letter agreement shall have the meanings ascribed to such terms in Section 7.

The undersigned, collectively a Major Silicon Member (the “Subject Seller”), will receive at the Effective Time cash and shares of Boron Common Stock as part of the Merger Consideration (such shares, the “Merger Consideration Shares”). In order to induce Boron to enter into the Merger Agreement and for other good and valuable consideration, the Subject Seller and Boron have entered into this investor letter agreement (this “Agreement”). Boron has provided to the Subject Seller true and complete copies of the investor letter agreements to be entered contemporaneously herewith by the other Major Silicon Members and Boron.

1. Commitment to Comply with Requirements of Regulatory Agencies and Governmental Entities. The Subject Seller shall, and shall cause its Subsidiaries and other Affiliates (collectively with the Subject Seller, the “Subject Seller Group”) to (a) if required by the staff of the Federal Reserve Board in connection with obtaining the Requisite Regulatory Approvals, promptly deliver to the Federal Reserve Board executed passivity and anti-association commitments substantially in the form attached hereto as Annex A (or in such other form as may be reasonably required by the Federal Reserve Board that is no less favorable in any material respect to the Subject Seller Group than the commitments attached hereto as Annex A) and (b) if required by the staff of the Federal Reserve Board or FDIC, use its commercially reasonable efforts to promptly provide directly to the Federal Reserve Board or FDIC, as applicable, such information about the Subject Seller Group as is reasonable and customary in connection with obtaining the Requisite Regulatory Approvals. The Subject Seller shall not be required to provide any information specified in the foregoing clause (b) directly to Silicon, Boron or any other Silicon Shareholder. Notwithstanding anything herein to the contrary, except as set forth in the first sentence of this Section 1, the Subject Seller and its Affiliates (other than, to avoid doubt, Holdings and its Subsidiaries) shall not be required to file any applications, notices, petitions or filings with, or seek any permits, consents or approvals, or authorizations from, any Regulatory Agency or Governmental Entity in connection with the transactions contemplated by the Merger Agreement or the Bank Merger.

2. Transfer Restrictions.

(a) The Subject Seller agrees to the following terms and conditions regarding the Subject Seller’s ownership of the Merger Consideration Shares:

(i)	The Subject Seller shall not Transfer any Holdings Common Interests or Holdings Management Units (in each case other than through the exercise or conversion of any such securities pursuant to their terms or the terms of the Merger Agreement) between the date hereof and the Closing, other than Transfers to a Controlled Affiliate of such Person that agrees to be bound by the provisions of this Agreement as if it were the Subject Seller hereunder (a “Permitted Transferee”).

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(ii)	Neither the Subject Seller nor any of its Permitted Transferees shall Transfer any of the Merger Consideration Shares, other than to a Permitted Transferee, prior to the date that is thirty (30) days after the Closing Date (the “Lockup Termination Date”).

(iii)	In the event that following the date hereof and prior to the Lockup Termination Date any Permitted Transferee ceases to be a Controlled Affiliate of the applicable Transferring Seller, then any prior Transfer to such Person pursuant to such exception in (i) or (ii) above shall become null and void and ownership and title to any such securities so Transferred shall revert to such applicable Transferring Seller. The Subject Seller shall promptly, and in any event no later than five (5) Business Days, notify Boron in writing following any Transfer to a Permitted Transferee.

(iv)	From and after the Lockup Termination Date, the Subject Seller shall not Transfer any shares of Boron Common Stock received as part of the Merger Consideration to any Person or Group who, to the Subject Seller’s Knowledge, after giving effect to such Transfer, would beneficially own eight percent (8%) or more of the outstanding shares of Boron Common Stock; provided that the restriction shall not apply to Transfers effected through an Underwritten Offering (as defined in Annex B hereto) pursuant to an exercise of the registration rights provided for in Annex B hereto, to any Person or Persons pursuant to Rule 144 (as defined in Annex B hereto) or to a Transfer to any Person or Persons not Affiliated with the Subject Seller who are acquiring majority control of Boron in a (i) merger or similar business combination transaction or (ii) a tender offer approved or recommended by the Board of Directors of Boron.

(b) The Subject Seller shall not, and shall cause each other member of the Subject Seller Group not to, directly or indirectly, without Boron’s prior written consent:

(i)	acquire beneficial ownership of any shares of Boron Common Stock if, after such acquisition, the Subject Seller Group in the aggregate would beneficially own a number of shares of Boron Common Stock and Boron Non-Voting Common Stock equal to ten percent (10%) or more of the number of outstanding shares of Boron Common Stock (as reported in the most recent Boron Report publicly filed under the Exchange Act);

(ii)	make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person with respect to the voting of any voting securities of Boron;

(iii)	form, join or in any way participate in a Group (other than with an Affiliate of the Subject Seller), with respect to any voting securities of Boron; or

(iv)	publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;

provided that this Section 2(b) shall in no way limit (x) the activities of any director of Boron taken in good faith solely in his or her capacity as a director of Boron or (y) the right or ability of the Subject Seller to vote any voting securities of Boron (including the Merger Consideration Shares) with respect to any matter; provided, further, that the Subject Seller does not make any public announcement or public communication with respect to the manner in which the Subject Seller intends to vote such voting securities with respect to any matter. The Subject Seller further agrees, that it shall not, and shall cause each other member of the Subject Seller Group not to, without the written consent of Boron, publicly request Boron to amend or waive any provision of this Section 2(b) (including this sentence) or do so in a manner that would require Boron to publicly disclose such request.

(c) The foregoing restrictions on Transfer may be waived by Boron in writing with respect to any specific Transfer. The provisions in this Section 2 shall terminate and be of no further force and effect with respect to the Subject Seller (and its Permitted Transferees) on the earlier of (i) the first date when the Subject Seller (and any such Permitted Transferees) beneficially own less than five percent (5%) of the outstanding shares of Boron Common Stock and Boron Non-Voting Common Stock (as reported in the most recent Boron Report publicly

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filed under the Exchange Act), excluding the dilutive effect of any primary issuances of Boron Common Stock or Boron Non-Voting Common Stock (or any other securities convertible into or exchangeable for Boron Common Stock or and Boron Non-Voting Common Stock) by Boron, and (ii) the breach, in any material respect, by Boron of any of its obligations in this Agreement.

(d) Any Transfer or attempted Transfer of Merger Consideration Shares in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and Boron shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Boron.

(e) Any certificates for Merger Consideration Shares issued to the Subject Seller or any Permitted Transferee pursuant to the Merger Agreement shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) in addition to the legend contemplated by Section 2.2(b) of the Merger Agreement referencing restrictions on transfer of such Merger Consideration Shares under this Agreement which legend shall state in substance:

“The securities evidenced by this certificate are subject to restrictions on transfer set forth in an Investor Letter Agreement, dated November 5, 2014, among Boron and certain other parties thereto (a copy of which is on file with the Secretary of Boron).”

(f) Notwithstanding the foregoing, upon the request of a holder of certificate(s) for Merger Consideration Shares, Boron agrees that it shall cause, and take all actions necessary to ensure, the prompt removal of the legend contemplated by Section 2.2(b) of the Merger Agreement and, if applicable, the legend contemplated in Section 2(e) (together with the elimination or termination of any notations or arrangements described therein) from such holder’s Merger Consideration Shares (including executing and delivering an opinion of counsel and instruction letter satisfactory to the transfer agent of Boron Common Stock) and cause the deposit of such holder’s Merger Consideration Shares in book-entry form with the appropriate unrestricted CUSIP number to the account specified by such holder, provided, that the restrictions described in such legends (or notations or arrangements) are no longer applicable (including where the Subject Seller and its Permitted Tranferees no longer own or will own such Merger Consideration Shares).

3. Registration Rights. The Subject Seller shall have the registration and other rights on the terms set forth in Annex B hereto (the “Registration Rights Annex”) and Boron and the Subject Seller hereby agree to such terms.

4. Board Representation

(a) At any time from and after the Effective Time, at the written request of the Subject Seller, Boron shall cause one (1) representative designated by the Subject Seller to be elected or appointed to the Board of Directors of Boron, which representative shall (i) be reasonably acceptable to the Board of Directors of Boron, (ii) not be a person who is an officer or employee of Holdings or any of its Subsidiaries as of the date hereof, (iii) satisfy all director qualifications reasonably required by Boron and shall agree to comply with all policies of Boron (including as to ethics, confidentiality and trading) in each case in effect from time to time that apply to all nominees for the Board of Directors of Boron and (iv) be eligible to serve on the Board of Directors of Boron under the Depository Institution Management Interlocks Act, 12 U.S.C. 3201 et seq., and the federal banking agencies’ implementing regulations thereunder, including the Federal Reserve Board’s Regulation L, 12 C.F.R. Part 212, in each case as they may be amended from time to time (a “Qualified Nominee”, and any such Qualified Nominee to be appointed to the Board of Directors of Boron, a “Board Representative”). Any Board Representative elected or appointed to the Board of Directors of Boron shall, at the Subject Seller’s election, also be appointed to Boron Bank’s Board of Directors at the time of his or her appointment or election to the Board of Directors of Boron. Boron Bank shall take all action necessary to facilitate any such appointment to Boron Bank’s Board of Directors.

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(b) From and after the election or appointment of a Board Representative pursuant to Section 4(a), (i) at each meeting of the shareholders of Boron at which directors of Boron are to be elected (including any annual meeting of shareholders) and at which the term of such Board Representative shall expire, the Board of Directors of Boron shall nominate and recommend for election one (1) Qualified Nominee designated by the Subject Seller to serve as a Board Representative and Boron shall use its reasonable best efforts to cause such person to be elected to serve as a director on the Board of Directors of Boron and shall solicit proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors (it being understood that such Qualified Nominee shall not be in addition to the person designated by the Subject Seller to be appointed to the Board of Directors of Boron at the Effective Time pursuant to the prior paragraph and that the Subject Seller’s right to designate a Qualified Nominee to serve on the Board of Directors of Boron at any given time shall be limited to one (1) person), provided that such efforts will not require Boron to postpone its annual meeting of shareholders or take extraordinary solicitation efforts not taken with regard to the other nominees to the Board of Directors of Boron, including that Boron shall not be obligated to pay extraordinary costs with regard to the election of such Qualified Nominee as director; provided, further, that, if at any time after his appointment to the Board of Directors of Boron, the Board Representative ceases to be a Qualified Nominee, such representative shall not continue to serve as the Board Representative; and (ii) upon the death, disability, retirement, resignation, removal or other vacancy of a director designated by the Subject Seller, the Board of Directors of Boron shall appoint as a director to fill the vacancy so created a Qualified Nominee designated by the Subject Seller to fill such vacancy.

(c) Each Board Representative shall be entitled to the same compensation and same indemnification and insurance coverage in connection with his or her role as a director as the other members of the Board of Directors of Boron, and shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of Boron or any committees thereof, to the same extent as the other members of the Board of Directors of Boron. Boron shall notify each Board Representative of all regular and special meetings of the Board of Directors of Boron and shall notify each Board Representative of all regular and special meetings of any committee of the Board of Directors of Boron of which such Board Representative is a member. Boron shall provide each Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors of Boron concurrently as such materials are provided to the other members.

(d) Boron’s obligations under this Section 4 shall terminate and be of no further force or effect on the earlier of (i) such time as the Subject Seller Group (and any Permitted Transferees) beneficially own less than five percent (5%) of the outstanding shares of Boron Common Stock and Boron Non-Voting Common Stock (as reported in the most recent Boron Report publicly filed under the Exchange Act), excluding the dilutive effect of any primary issuances of Boron Common Stock or Boron Non-Voting Common Stock (or any other securities convertible into or exchangeable for Boron Common Stock or and Boron Non-Voting Common Stock) by Boron, and (ii) the breach, in any material respect, by the Subject Seller of any of its obligations in this Agreement.

5. Representations and Warranties of the Subject Seller. The Subject Seller represents and warrants to Boron as of the date hereof that:

(a) The Subject Seller is the sole record and beneficial owner of the Holdings Common Interests or Holdings Management Units, as applicable, set forth on Annex C opposite the Subject Seller’s name and such securities constitute all of the securities of Holdings owned of record or beneficially owned by the Subject Seller.

(b) The Subject Seller is a limited partnership duly organized, is validly existing and in good standing under the Laws of its jurisdiction of organization. The Subject Seller has full power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

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(c) Neither the execution and delivery of this Agreement by the Subject Seller, nor the consummation of the transactions contemplated hereby, nor compliance by the Subject Seller with any of the terms or provisions hereof will (i) violate any provision of the Subject Seller’s organizational documents or (ii) assuming the consents and approvals referred to in Section 3.4 of the Merger Agreement are duly obtained, conflict with, violate any provision of, or require the consent or approval of any Person under applicable Law or any contract or agreement to which the Subject Seller is a party.

(d) The execution, delivery and performance of this Agreement by the Subject Seller has been duly authorized by all necessary corporate action on the part of the Subject Seller. This Agreement has been duly executed and delivered by such Subject Seller and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and binding obligation of such Subject Seller, enforceable against such Subject Seller in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(e) The Subject Seller: (i) is acquiring the Merger Consideration Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” laws, or with any present intention of distributing or selling the Merger Consideration Shares in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Merger Consideration Shares and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. The Subject Seller has requested, received, reviewed and considered all information that the Subject Seller deems relevant in making an informed decision to invest in the Merger Consideration Shares, has had an opportunity to discuss Boron’s business, management and financial affairs with its management and also had an opportunity to ask questions of officers of Boron that were answered to the Subject Seller’s satisfaction and has received and reviewed a copy of this Agreement and the Merger Agreement. The Subject Seller understands that Boron is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under state securities laws and acknowledges that the Merger Consideration Shares are not registered under the Securities Act or any other applicable Law and that the Merger Consideration Shares may not be Transferred except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom.

(f) The Subject Seller hereby irrevocably consents to, and irrevocably waives, any rights it may have to object to or dissent from (whether under the Holdings LLC Agreement, applicable Law or otherwise), Holdings and Silicon’s execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby (including the Merger and the Bank Merger) in accordance with the terms and subject to the conditions of the Merger Agreement.

(g) The Subject Seller is not relying on Holdings, Silicon, Boron, or any of their respective agents, representatives or Affiliates for its decision to execute and deliver this Agreement and to invest in the Merger Consideration Shares.

6. Representations and Warranties of Boron. Boron represents and warrants to the Subject Seller as of the date hereof that:

(a) Boron is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Boron has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement by Boron, nor the consummation of the transactions contemplated hereby, nor compliance by Boron with any of the terms or provisions hereof will (i) violate any provision of the Articles of Incorporation of Boron or Bylaws or (ii) assuming the consents and approvals referred to in Section 4.4 of the Merger Agreement are duly obtained, conflict with, violate any provision of, or require the consent or approval of any Person under applicable Law or any contract or agreement to which Boron is a party.

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(c) The execution, delivery and performance of this Agreement by Boron has been duly authorized by all necessary corporate action on the part of Boron. This Agreement has been duly executed and delivered by Boron and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and binding obligation of Boron, enforceable against Boron in accordance with its terms, except as may be limited by the Enforceability Exceptions.

7. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement. As used in and for purposes of this Agreement, the following terms have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided, however, that other than for purposes of Section 2(b), no portfolio company of any investment fund, vehicle or account advised, managed or sponsored by any Silicon Holder or its Affiliates shall be deemed an Affiliate of Silicon, any of its Subsidiaries or any Silicon Holder for purposes of this Agreement.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement; provided, however, that for purposes of this Agreement, a Person shall be deemed to be the beneficial owner of (i) any securities which may be acquired by such Person upon the exercise of any rights (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any condition, the occurrence of any event or any combination of the foregoing) and (ii) any securities which are the subject of any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person is a Receiving Party. The term “beneficially own” has a meaning correlative to the foregoing.

“Board Representative” shall have the meaning set forth in Section 4(a).

“Boron” shall have the meaning set forth in the Preamble.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, controlled by or under common control with the specified Person.

“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party and/or voting rights that correspond substantially to the ownership by the Receiving Party of a number of securities specified or referenced in such contract, regardless of whether obligations under such contract are required or permitted to be settled through delivery of cash, securities or other property.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Holdings” shall have the meaning set forth in the Preamble.

“Subject Seller’s Knowledge” means, as to the Subject Seller, the actual knowledge of such Subject Seller; provided that, as to such Subject Seller, in respect of any Transfer of shares of Boron Common Stock, (i) in no event shall (x) the knowledge of such Subject Seller’s broker (including any Affiliate) be imputed to such Subject Seller or (y) such Subject Seller have any obligation to make any inquiry or investigation as to the identity of the purchaser party such Transfer, and (ii) if such Subject Seller has actual knowledge of the identity of the purchaser party to such Transfer, such Subject Seller shall only be required to search the SEC’s Edgar system to establish whether or not such purchaser beneficially owns five percent (5%) or more of the outstanding shares of Boron Common Stock.

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“Lockup Termination Date” shall have the meaning set forth in Section 2(a)(ii).

“Merger Consideration Shares” shall have the meaning set forth in the Recitals.

“Permitted Transferee” shall have the meaning set forth in Section 2(a)(i).

“Qualified Nominee” shall have the meaning set forth in Section 4(a).

“Silicon” shall have the meaning set forth in the Preamble.

“Subject Seller” shall have the meaning set forth in the Recitals.

“Subject Seller Group” shall have the meaning set forth in Section 1.

“Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Transferring Seller” means a Subject Seller that Transferred any of its Merger Consideration Shares in accordance with Section 2(b) or Transferred any of its Holdings Common Interests or Holdings Management Units in accordance with Section 2(a).

8. Miscellaneous

(a) This Agreement shall become effective immediately upon execution by each of the parties hereto and shall automatically terminate (without any further obligation or liability of any party hereto) on any termination of the Merger Agreement prior to the Effective Time.

(b) This Agreement and all of the agreements contained herein and the rights, interests or obligations hereunder shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Annexes, Exhibits or Schedules, such reference shall be to an Article or Section of or Annexes, Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference herein to this “Agreement” shall include any Annexes, Exhibits and Schedules hereto.

(d) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

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References to “Law,” “Laws” or to a particular statute or Law shall mean such Law or statute as amended, modified or supplemented from time to time and shall be deemed also to include any and all rules and regulation promulgated thereunder.

(e) This Agreement shall be governed and construed in accordance with the Laws of the State of Washington, without regard to any applicable conflicts of Law.

(f) Each party agrees that it will bring any Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Washington Courts, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Washington Courts, (ii) waives any objection to laying venue in any such Proceeding in the Washington Courts, (iii) waives any objection that the Washington Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Proceeding will be effective if notice is given in accordance with the terms of Section 9.4 of the Merger Agreement to the addresses (A) in the case of the Subject Seller, set forth in Annex D hereto, and (B) in the case of Boron, set forth in Section 9.4 of the Merger Agreement. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by applicable Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

(g) Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Paragraph.

(h) Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the Washington Courts, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which such party is entitled at law or in equity.

(i) This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(j) This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of the Subject Seller or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby and by the Merger Agreement.

* * * * * * *

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Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this Agreement and returning such copy to us.

Very truly yours,

OAKTREE PRINCIPAL FUND V
(DELAWARE), L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Michael P. Harmon
Name: Michael P. Harmon
Title: Managing Director

By:	/s/ David Quick
Name: David Quick
Title: Authorized Signatory

OAKTREE FF INVESTMENT FUND AIF
(DELAWARE), L.P.

By: Oaktree Fund AIF Series, GP – Series I
Its: General Partner

By: Oaktree Fund GP AIF, LLC
Its: General Partner

By: Oaktree Fund GP III, L.P.
Its: Managing Member

By: Oaktree AIF Investments, L.P.
Its: General Partner

By: Oaktree AIF Holdings, Inc.
Its: General Parter

By:	/s/ Michael P. Harmon
Name: Michael P. Harmon
Title: Managing Director

By:	/s/ David Quick
Name: David Quick
Title: Authorized Signatory

Signature Page to Investor Letter Agreement

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Agreed and accepted:

BANNER CORPORATION

By:	/s/ Mark J. Grescovich

Name: Mark J. Grescovich
Title: President and CEO

Signature Page to Investor Letter Agreement

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Annex A

Form of Passivity Commitments

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Annex B

Registration Rights

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Page
ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	D2-14

ARTICLE II

REGISTRATION RIGHTS
Section 2.01.	Shelf Registration	D2-16
Section 2.02.	Demand Registration	D2-18
Section 2.03.	Piggyback Registration	D2-19
Section 2.04.	Withdrawal of Request for Underwritten Offering or Demand Registration	D2-19
Section 2.05.	Reduction of Size of Underwritten Offering	D2-19
Section 2.06.	Registration Procedures	D2-20
Section 2.07.	Conditions to Offerings	D2-23
Section 2.08.	Suspension Period	D2-24
Section 2.09.	Registration Expenses	D2-25
Section 2.10.	Rules 144 and 144A and Regulation S	D2-25
Section 2.11.	Indemnification; Contribution	D2-26
Section 2.12.	Termination	D2-27
Section 2.13.	Participating Shareholder	D2-27
Section 2.14.	No Waiver	D2-27
Section 2.15.	Limitations on Subsequent Registration Rights	D2-27
Section 2.16.	Recapitalizations, Exchanges Affecting the Registrable Securities	D2-28

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ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. As used in and for purposes of this Agreement, the following terms have the following meanings:

“415 Shelf Registration Statement” means a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided, however, that no portfolio company of any investment fund, vehicle or account advised, managed or sponsored by any Silicon Holder or its Affiliates shall be deemed an Affiliate of Silicon, any of its Subsidiaries or any Silicon Holder for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement; provided, however, that for purposes of this Agreement, a Person shall be deemed to be the beneficial owner of (i) any securities which may be acquired by such Person upon the exercise of any rights (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any condition, the occurrence of any event or any combination of the foregoing) and (ii) any securities which are the subject of any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person is a Receiving Party. The term “beneficially own” has a meaning correlative to the foregoing.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, controlled by or under common control with the specified Person.

“Demand Notice” has the meaning set forth in Section 2.02(a).

“Demand Registration” has the meaning set forth in Section 2.02(a).

“Demand Shareholders” has the meaning set forth in Section 2.02(a).

“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party and/or voting rights that correspond substantially to the ownership by the Receiving Party of a number of securities specified or referenced in such contract, regardless of whether obligations under such contract are required or permitted to be settled through delivery of cash, securities or other property.

“Equity Interests” means the shares of Boron Common Stock or other equity interests, as the case may be, of Boron, and any securities into which such shares of Boron Common Stock or other equity interests shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of Boron Common Stock or other equity interests.

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“FINRA” means the Financial Industry Regulatory Authority.

“Indemnified Party” has the meaning set forth in Section 2.11(c).

“Indemnified Persons” has the meaning set forth in Section 2.11(a).

“Indemnifying Party” has the meaning set forth in Section 2.11(c).

“Inspectors” has the meaning set forth in Section 2.06(a)(ix).

“Lockup Termination Date” means the date that is thirty (30) days after the Closing Date.

“Marketed Underwritten Offering” means an Underwritten Offering that involves (i) one-on-one meetings or calls between investors and management of Boron, other than any Underwritten Offering in the form of a “block trade” which requires not more than three (3) one-on-one calls between investors and management of Boron, (ii) a customary roadshow or other marketing activity that requires members of the management of Boron to be out of the office for two (2) business days or more or group meetings or calls between investors and management of Boron or (iii) any other substantial marketing effort by the underwriters over a period of at least forty-eight (48) hours.

“Opting-Out Shareholder” has the meaning set forth in Section 2.13.

“Permitted Transferee” means, with respect to any Person, a Controlled Affiliate of such Person that agrees to be bound by the provisions of this Annex as if it were the Shareholder hereunder.

“Piggyback Registration” has the meaning set forth in Section 2.03.

“Prospectus” means the prospectus (including any preliminary prospectus and any final prospectus) included in any Registration Statement, as amended or supplemented by any free writing prospectus, whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, and all material incorporated by reference in such prospectus.

“Records” has the meaning set forth in Section 2.06(a)(ix).

“Registrable Securities” means (i) all Shares that are beneficially owned by a Shareholder at any time in accordance with the terms and conditions of the Merger Agreement and (ii) all Equity Interests issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) by way of share dividend or share split or in connection with a consolidation or other reorganization; provided, however, that any such Share or Equity Interest shall cease to be a Registrable Security if and when (x) it has been effectively registered under the Securities Act and disposed of in accordance with an effective Registration Statement covering it or (y) in the case of Shares or Equity Interests held by a Shareholder who is not an affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of Boron, it may immediately be sold under Rule 144 without any volume or manner of sale restrictions.

“Registration Statement” means any registration statement of Boron that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

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“SEC” means the U.S. Securities and Exchange Commission.

“Section 2.13 Opt-Out” has the meaning set forth in Section 2.13.

“Shares” means, with respect to each Shareholder, the shares of Boron Common Stock received as a result of (a) the Distribution in accordance with the terms and conditions of the Merger Agreement, (b) the conversion of Boron Non-Voting Common Stock received as a result of the Distribution into Common Stock in accordance with the terms of such Boron Non-Voting Common Stock, or (c) any Transfer to a Permitted Transferee.

“Shareholder” means (a) any Silicon Holder who has received Shares or any shares of Boron Non-Voting Common Stock that have not yet been converted into Boron Common Stock and (i) as of the date of the Merger Agreement, has executed an Investor Letter Agreement or (ii) prior to the Closing, has agreed to be bound the terms set forth herein as set forth in Section 6.15 of the Merger Agreement, in each case for so long as such Silicon Holder beneficially owns any Shares or any shares of Boron Non-Voting Common Stock that have not yet been converted into Boron Common Stock and (b) any Permitted Transferee to whom such Silicon Holder has Transferred any Shares, for so long as (i) such Permitted Transferee beneficially owns any such Shares and (ii) such Permitted Transferee continues to be a Controlled Affiliate of the Transferring Silicon Holder.

“Shelf Registration Statement” means an Automatic Shelf Registration Statement or a 415 Shelf Registration Statement.

“Suspension Period” has the meaning set forth in Section 2.08(a).

“Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

“Underwriter’s Lockup” has the meaning set forth in Section 2.07(c).

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter participates in the distribution of such securities.

“Underwritten Offering Limitations” has the meaning set forth in Section 2.01(d).

ARTICLE II

REGISTRATION RIGHTS

Section 2.01. Shelf Registration.

(a) Filing. Subject to Section 2.08,

(i) if on the Lockup Termination Date, Boron is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act), Boron will file, as promptly as practicable on or after the Lockup Termination Date (but in any event within fifteen (15) Business Days thereafter), an Automatic Shelf Registration Statement

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useable for the resale of Registrable Securities under the Securities Act from and after the Lockup Termination Date in accordance with the methods of distribution elected by the Shareholders. Such Automatic Shelf Registration Statement shall contain any intended methods of distribution of the Shares specified in writing by any Shareholder and contemplated hereby.

(ii) if on the Lockup Termination Date, Boron is not a well-known seasoned issuer but is eligible to file a 415 Shelf Registration Statement, Boron will file, as promptly as practicable on or after the Lockup Termination Date (but in any event within fifteen (15) Business Days thereafter), a 415 Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act from and after the Lockup Termination Date, in accordance with the methods of distribution elected by such Shareholders and shall use its reasonable best efforts to cause such 415 Shelf Registration Statement to become effective under the Securities Act not later than the Lockup Termination Date. Such 415 Shelf Registration Statement shall contain any intended methods of distribution of the Shares specified in writing by any Shareholder and contemplated hereby.

(b) Continued Effectiveness. Until the earlier of (i) such time as all Registrable Securities cease to be Registrable Securities or (ii) Boron is no longer eligible to maintain a Shelf Registration Statement, Boron will keep current and effective any Shelf Registration Statement filed pursuant to Section 2.01(a), and file such supplements or amendments to such Shelf Registration Statement as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act. In the event that Boron is no longer eligible to maintain a Shelf Registration Statement, Boron shall provide written notice to the Shareholders of such ineligibility within two (2) Business Days of the date on which Boron becomes aware of such ineligibility. Boron shall use reasonable best efforts to cause the Registrable Securities to, on or prior to the Lockup Termination Date, be qualified for trading on any securities exchange on which the Boron Common Stock is listed or quoted.

(c) Use of Shelf Registration Statement. Following the Lockup Termination Date, each Shareholder shall have the right to use any Shelf Registration Statement then effective to Transfer all or a portion of its Registrable Securities (i) in an unrestricted number of brokered transactions and (ii) Underwritten Offerings in accordance with Section 2.01(d).

(d) Underwritten Offerings pursuant to Shelf Registration Statement. Upon the receipt by Boron of a written request from (i) any Major Silicon Member that desires to sell Registrable Securities in an Underwritten Offering that is not a Marketed Underwritten Offering or (ii) a majority of the Registrable Securities then held by the Major Silicon Members with respect to a Marketed Underwritten Offering, in each case pursuant to a Shelf Registration Statement, Boron will give written notice of such request to all other Shareholders, which notice shall be given in any event within three (3) Business Days of the date on which Boron received the initial request. Any other Shareholders that desire to sell Registrable Securities in such Underwritten Offering shall give written notice to Boron within ten (10) Business Days after the date Boron gave such other Shareholders notice of the such initial request specifying the number of Registrable Securities proposed by such Shareholder to be included in such Underwritten Offering. A Shareholder may change the number of Registrable Securities proposed to be offered in any such Underwritten Offering at any time prior to commencement of such offering so long as such change would not materially adversely affect the timing or success of such Underwritten Offering; provided, however, that Boron shall be entitled to reasonably delay an Underwritten Offering to the extent resulting from such change. Boron will cooperate with such Shareholders and any Underwriter in effecting an Underwritten Offering pursuant to the Shelf Registration Statement as promptly as reasonably practicable with respect to all such Registrable Securities, subject to the limitations and conditions with respect to Underwritten Offerings (the “Underwritten Offering Limitations”):

(i) Boron shall not be required to effect more than eight (8) Underwritten Offerings in the aggregate, of which no more than three (3) may be Marketed Underwritten Offerings.

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(ii) Boron shall not be required to effect (A) any Marketed Underwritten Offering within one hundred and eighty (180) days after another Marketed Underwritten Offering, and (B) any Underwritten Offering within ninety (90) days after another Underwritten Offering.

(iii) Boron shall not be required to effect any Underwritten Offering unless the aggregate gross proceeds expected to be received from the sale of Registrable Securities in such offering is at least $50 million.

(iv) With respect to a Marketed Underwritten Offering only, the relevant Major Silicon Members, on the one hand, and, Boron, on the other hand, shall each be entitled to select one nationally recognized investment banking firm to serve as a lead Underwriter, with each of the two such lead Underwriters to be treated substantially the same in all respects (including underwriting discounts, fees and commissions) in respect of such Marketed Underwritten Offering, and the relevant Major Silicon Members shall have the right to select any additional Underwriters in connection with the Marketed Underwritten Offering; provided that any such additional Underwriter must be reasonably acceptable to Boron.

(v) With respect to an Underwritten Offering that is not a Marketed Underwritten Offering, the relevant Major Silicon Members shall be entitled to select the nationally recognized investment banking firm to serve as a lead Underwriter and, if applicable, any additional Underwriters.

(e) Effect on Demand Registration Obligations. The provisions of Section 2.02 shall not apply at any time Boron is eligible to file and maintain the effectiveness of a Shelf Registration Statement and so maintains the effectiveness of such Shelf Registration Statement.

Section 2.02. Demand Registration.

(a) Demand by Shareholders. If at any time after the Lockup Termination Date and prior to Boron effecting eight (8) Underwritten Offerings pursuant to Section 2.01(d), Boron is no longer eligible to use a Shelf Registration Statement, within ninety (90) days after the written request of Shareholders holding a majority of the Registrable Securities then held by the Shareholders to register the resale of a specified amount of the Registrable Securities under the Securities Act pursuant to an Underwritten Offering (a “Demand Notice”), Boron will (i) give written notice of such request to all other Shareholders (which notice shall be given in any event within three (3) Business Days of the date on which Boron received the applicable Demand Notice) and will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Demand Notice or by any other Shareholders by written notice to Boron given within ten (10) Business Days after the date Boron gave such other Shareholders notice of the Demand Notice (collectively, the “Demand Shareholders”) and (ii) will file a Registration Statement, on an appropriate form which Boron is then eligible to use, to register the resale of such Registrable Securities in an Underwritten Offering (each such registration, a “Demand Registration”). Each Demand Notice will specify the number of Registrable Securities proposed to be offered for sale. The Demand Shareholders may change the number of Registrable Securities proposed to be offered pursuant to any Demand Registration at any time prior to commencement of the offering so long as such change would not materially adversely affect the timing or success of the offering. Subject to Section 2.05 and with the written consent of Shareholders holding a majority of the Registrable Securities included in the Demand Registration (such consent not to be unreasonably withheld), Boron may include in any registration effected pursuant this Section 2.02 any securities for its own account or for the account of holders of Boron Common Stock (other than the Shareholders).

(b) Effective Registration. Boron will use its reasonable best efforts to (i) cause any Registration Statement filed in connection with a Demand Registration to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof with the SEC and (ii) keep such Registration Statement current and effective for a period of not less than ninety (90) days or such longer period as, based upon the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer. Boron further agrees to

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supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by Boron for such Registration Statement or by the instructions to such registration form, (C) as may be required by the Securities Act or (D) as may be reasonably requested in writing by the Demand Shareholders or any Underwriter and reasonably acceptable to Boron.

(c) Limitations. Boron’s obligations in this Section 2.02shall be subject to the Underwritten Offering Limitations.

Section 2.03. Piggyback Registration. If at any time after the Lockup Termination Date and in addition to the Shareholders’ rights in Section 2.01 and Section 2.02, Boron proposes to file a registration statement under the Securities Act or consummate an Underwritten Offering with respect to an offering of Equity Interests for (a) Boron’s own account (other than a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (b) the account of any holder of Boron Common Stock (other than a Shareholder), then Boron shall give written notice of such proposed filing or Underwritten Offering to the Shareholders as soon as practicable (but in no event less than ten (10) Business Days before the anticipated filing date). Upon a written request given by any Shareholders to Boron within five (5) Business Days after delivery of any such notice by Boron, to include Registrable Securities in such registration or Underwritten Offering, as applicable (which request shall specify the number of Registrable Securities proposed to be included in such registration or Underwritten Offering, as applicable), Boron shall, subject to the following proviso, include all such requested Registrable Securities in such registration or Underwritten Offering, as applicable, on the same terms and conditions as applicable to Boron’s or such holder’s shares of Boron Common Stock (a “Piggyback Registration”); provided, however, that if at any time after giving written notice of such proposed filing or Underwritten Offering, as applicable, and prior to the effective date of the Registration Statement filed in connection with such registration, or the consummation of such Underwritten Offering, as applicable, Boron shall determine for any reason not to proceed with the proposed registration or disposition, as applicable, of the Equity Interests, then Boron may, at its election, give written notice of such determination to such Shareholders and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration, or dispose of any Registrable Securities in connection with such Underwritten Offering, as applicable. Such Shareholders shall, subject to Section 2.06(b), enter into a customary underwriting agreement with the Underwriter or Underwriters selected by Boron with respect to any Registrable Securities sold by such Shareholders pursuant to this Section 2.03. No registration of Registrable Securities effected pursuant to a request under this Section 2.03 shall relieve Boron of its obligations under Section 2.01 or Section 2.02.

Section 2.04. Withdrawal of Request for Underwritten Offering or Demand Registration. A requesting Major Silicon Member or, as applicable, requesting Shareholders holding a majority of the Registrable Securities then held by the Shareholders will be permitted to rescind a request for an Underwritten Offering pursuant to a Shelf Registration Statement or a request for a Demand Registration without having to reimburse Boron for any expenses; provided that should a requesting Major Silicon Member or, as applicable, requesting Shareholders holding a majority of the Registrable Securities that previously made such request rescind such request in writing (for the avoidance of doubt, a delay in the timing of an Underwritten Offering or a reduction in the number of Registrable Securities proposed to be offered shall not be deemed a rescission), each such rescinding Major Silicon Member or Shareholder shall promptly reimburse Boron for the reasonable out of pocket expenses incurred by Boron in connection with such request on a pro rata basis in accordance with the number of Registrable Securities that each such Major Silicon Member or Shareholder originally intended to be offered, and following such reimbursement and such request will not count as a request for an Underwritten Offering or Demand Registration for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Major Silicon Members or Shareholders pursuant to Section 2.01 or Section 2.02.

Section 2.05. Reduction of Size of Underwritten Offering. Notwithstanding anything to the contrary contained herein, if the lead Underwriter(s) of an Underwritten Offering advises Boron in writing that, in its

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reasonable opinion the number of shares of Boron Common Stock (including any Registrable Securities) that Boron, Shareholders and any other Persons intend to include in any Registration Statement or dispose of pursuant to any Underwritten Offering exceeds the number that can be sold without materially and adversely affecting the price at which the securities can be sold, then the number of shares of Boron Common Stock to be included in the Registration Statement, or disposed of pursuant to such Underwritten Offering, as applicable, for the account of Boron, Shareholders and any other Persons will be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement or disposed of pursuant to such Underwritten Offering, as applicable, to the number recommended by such lead Underwriter(s); provided, however, that such reduction shall be made in accordance with the following priorities:

(a) priority in the case of an Underwritten Offering pursuant to Section 2.01 or a Demand Registration pursuant to Section 2.02 will be (i) first, all Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering or the Demand Registration, as applicable, for the account of the participating Major Silicon Members pursuant to Section 2.01 or Section 2.02, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Major Silicon Members, (ii) second, all Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering or the Demand Registration, as applicable, for the account of the other participating Shareholders pursuant to Section 2.01 or Section 2.02, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, (iii) third, any Boron Common Stock proposed to be offered by Boron for its own account and (iv) fourth, pro rata among any other holders of shares of Boron Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter;

(b) priority in the case of a registration statement or Underwritten Offering initiated by Boron for its own account which gives rise to a Piggyback Registration pursuant to Section 2.03 will be (i) first, Boron Common Stock proposed to be offered by Boron for its own account, (ii) second, the Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering, as applicable, for the account of the Shareholders pursuant to their registration rights under Section 2.03, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, and (iii) third, pro rata among any other holders of shares of Boron Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Boron Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter; and

(c) priority in the case of a registration statement or Underwritten Offering initiated by Boron for the account of holders of Boron Common Stock other than the Shareholders pursuant to registration rights afforded to such holders pursuant to a contractual right with Boron which gives rise to a Piggyback Registration pursuant to Section 2.03 will be (i) first, pro rata among the holders of shares of Boron Common Stock requesting the offering pursuant to such contractual right, (ii) second, Registrable Securities requested to be included in the Registration Statement, or disposed of, pursuant to the Underwritten Offering, as applicable, for the account of the Shareholders pursuant to their registration rights under Section 2.03, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, (iii) third, Boron Common Stock or other Equity Interests offered by Boron for its own account and (iv) fourth, pro rata among any other holders of shares of Boron Common Stock requested to be registered, or disposed of, as applicable, so that the total number of Boron Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter.

Section 2.06. Registration Procedures. (a) In connection with the registration of the sale of Registrable Securities pursuant hereto, Boron will as promptly as reasonably practicable:

(i) but no less than five (5) Business Days prior to the initial filing of a Registration Statement, furnish to the relevant Shareholders, prior to the filing of a Registration Statement, copies of such Registration

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Statement as it is proposed to be filed, and thereafter such copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary Prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement, any agreement with Underwriters related to such offering and such other documents in such quantities as such Shareholders may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities (including in connection with any Underwritten Offering), and give such Shareholders and their Representatives a reasonable opportunity to review and comment on the same prior to filing any such documents, it being understood that Boron shall not file any such Registration Statement containing any statements with respect to the Shareholders or the “Plan of Distribution” to which the Shareholders shall reasonably object in writing;

(ii) cause Boron’s Representatives to supply all information reasonably requested by the relevant Shareholders, any Underwriter or their respective Representatives in connection with the Registration Statement or Underwritten Offering that is customarily provided by issuers and their Representatives in connection with a registration statement or Underwritten Offering;

(iii) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the relevant Shareholders reasonably request; provided, however, that Boron shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(iv) notify the relevant Shareholders at any time when a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which Boron becomes aware that the Prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Boron will promptly prepare and file with the SEC a supplement or amendment to such Prospectus and Registration Statement so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) advise the Underwriter(s), if any, and the relevant Shareholders promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” laws, Boron shall use its reasonable best efforts to obtain the withdrawal or lifting of such order as promptly as practicable and shall promptly notify the Shareholders in writing of any such withdrawal or lifting of such order;

(vi) use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of Boron to enable the relevant Shareholders to consummate the disposition of such Registrable Securities; provided, however, that Boron shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than

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those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(vii) enter into customary agreements (including underwriting agreements) and use reasonable best efforts to take such other actions as are reasonably requested by the relevant Shareholders in order to expedite or facilitate the disposition of such Registrable Securities, including, subject to the provisions of Section 2.01(d) with respect to Underwritten Offerings, preparing for and participating in a road show and other customary selling efforts as the Underwriters, if any, or such Shareholders reasonably request in order to expedite or facilitate such disposition;

(viii) if requested by the relevant Shareholders or the Underwriter(s), if any, promptly include in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such Shareholders and such Underwriter(s), if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such Prospectus supplement or post-effective amendment as promptly as practicable after Boron is notified of the matters to be included in such Prospectus supplement or post-effective amendment;

(ix) except to the extent prohibited by applicable Law and subject to entry into a customary confidentiality agreement or arrangement, make available, after reasonable advance notice, for inspection by the relevant Shareholders, any Underwriter participating in any disposition of such Registrable Securities and any Representative for such Shareholders and/or such Underwriter (collectively, the “Inspectors”), during business hours at the offices where such information is normally kept, any financial and other records and corporate documents of Boron (collectively, the “Records”) as will be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to Boron and the related Registration Statement and Prospectus and request the Representatives of Boron and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that Records and information obtained hereunder will be used by such Inspectors only for purposes of conducting such due diligence;

(x) use its reasonable best efforts to obtain and deliver to each Underwriter and each such Shareholder a comfort letter from the independent registered public accounting firm for Boron (and additional comfort letters from the independent registered public accounting firm for any company acquired by Boron whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and such Shareholders may reasonably request; provided, however, that if Boron fails to obtain such comfort letter and the relevant offering is abandoned, then such Underwritten Offering or Demand Registration will not count as an Underwritten Offering or Demand Registration, as applicable, for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Shareholders pursuant to Section 2.01 or Section 2.02;

(xi) use its reasonable best efforts to obtain and deliver to each Underwriter and each such Shareholder a 10b-5 statement and legal opinion from Boron’s external counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions delivered to Underwriters in Underwritten Offerings as such Underwriter and/or such Shareholders may reasonably request; provided, however, that if Boron fails to obtain such statement or opinion and the relevant offering is abandoned, then such Underwritten Offering or Demand Registration will not count as an Underwritten Offering or Demand Registration, as applicable, for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Shareholders pursuant to Section 2.01 or Section 2.02;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, within the required time period, an earnings statement covering a period of twelve (12) months, beginning with the first fiscal quarter after the effective

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date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

(xiii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

(xiv) cooperate with such Shareholders and the lead Underwriter or Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with The Depository Trust Company not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the lead Underwriter or Underwriters, if any, may request in writing or, if not an Underwritten Offering, in accordance with the instructions of such Shareholders, in each case in connection with the closing of any sale of Registrable Securities;

(xv) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities;

(xvi) furnish to each such Shareholder and each Underwriter, if any, without charge, as many conformed copies as such Shareholder or Underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(xvii) make representations and warranties to such Shareholders and the Underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary offerings;

(xviii) use reasonable best efforts to cooperate with each such Shareholder and each Underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xix) use its reasonable best efforts to cause such Registrable Securities to be listed or quoted on NASDAQ or, if Boron Common Stock is not then listed on NASDAQ, then on such other securities exchange or national quotation system on which the Boron Common Stock is then listed or quoted; and

(xx) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms hereof.

(b) In connection with the Registration Statement relating to such Registrable Securities covering an Underwritten Offering, Boron and the relevant Shareholders agree to enter into a written agreement with the Underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement. In the event an Underwritten Offering is not consummated because any condition to the obligations under any related written agreement with such Underwriters is not met or waived, and such failure to be met or waived is not attributable to the fault of the Shareholders, such Underwritten Offering will not count for purposes of determining when future Underwritten Offerings may be requested by Shareholders pursuant to Section 2.01 or Section 2.02.

Section 2.07. Conditions to Offerings. (a) The obligations of Boron to take the actions contemplated by Section 2.01, Section 2.02, Section 2.03 and Section 2.06 with respect to an offering of Registrable Securities will be subject to the following conditions:

(i) Boron may require the relevant Shareholders to furnish to Boron such information regarding such Shareholders, the Registrable Securities or the distribution of such Registrable Securities as Boron may from time to time reasonably request in writing, in each case to the extent required by the Securities Act and the rules and regulations promulgated thereunder, or under state securities or “blue sky” laws; and

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(ii) in any Underwritten Offering, the relevant Shareholders together with Boron and any other holders of Boron’s securities proposing to include securities in any Underwritten Offering, will enter into a customary underwriting agreement in accordance with Section 2.06(b) with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

(b) The Shareholders agrees that, upon receipt of any notice from Boron of the happening of any event of the kind described in Section 2.06(a)(iv) or 2.06(a)(v) or a condition described in Section 2.08(a), the Shareholders will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until the Shareholder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.06(a)(iv) or notice from Boron of the termination of the stop order or Suspension Period. In the event Boron gives any such notice, the applicable time period mentioned in Section 2.02(b) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 2.07(b) to and including the date when the Shareholders will have received the copies of the supplemented or amended prospectus contemplated by Section 2.06(a)(iv) or notice from Boron of the termination of the stop order or Suspension Period.

(c) Each Shareholder agrees that to the extent timely notified in writing by the Underwriters managing any Underwritten Offering by Boron of shares of Boron Common Stock or any securities convertible into or exchangeable or exercisable for shares of Boron Common Stock, each such Shareholder that is participating in such Underwritten Offering shall agree (the “Underwriter’s Lockup”) not to Transfer any Shares without the prior written consent of Boron or such Underwriters during the period beginning seven (7) days before and ending one hundred twenty (120) days (or, in either case, such lesser period as may be permitted for all Shareholders by Boron or such managing Underwriter or Underwriters) after the pricing date of such Underwritten Offering, subject to any exceptions permitted by such managing Underwriter or Underwriters; provided that any Underwriter’s Lockup shall contain customary exceptions providing that such Shareholder and its Affiliates, other than such Shareholder, may engage in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, principal investing and other similar activities conducted in the ordinary course of their Affiliates’ business, other than with respect to the Shares owned by such Shareholder. The Underwriter’s Lockup shall provide that if all or a portion of the Shares of any Shareholder is released from an Underwriter’s Lockup or all or a portion of the Shares of any other party who entered into a substantially similar agreement with the Underwriters in connection with such Underwritten Offering is released from such agreement, then the same percentage of the shares of each Shareholder shall be released from the Underwriter’s Lockup.

Section 2.08. Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the filing, initial effectiveness or continued use of (i) any Shelf Registration Statement for resales of Registrable Securities pursuant to Section 2.01 or Section 2.03 or (ii) any Registration Statement for resales of Registrable Securities pursuant to Section 2.02 or Section 2.03 at any time would, (A) in the good faith judgment of the Board of Directors of Boron, (i) require the disclosure of material non-public information by Boron, the premature disclosure of which at such time would be materially detrimental to Boron, or (ii) require the disclosure in any such Shelf Registration Statement or Registration Statement of a contemplated bona fide material financing, acquisition, corporate reorganization or other similar material transaction or other material event or circumstance affecting Boron, the premature disclosure of which at such time would be materially detrimental to Boron or the holders of Boron Common Stock; or (B) require the inclusion, at that time, in such Shelf Registration Statement or Registration Statement, as applicable, of financial statements of a business to be acquired, or pro forma financial statements reflecting the acquisition of such business, where the business combination has occurred, or is probable, and such financial statements are not then available to Boron for reasons beyond Boron’s control; provided, in the case of this clause (B), that Boron shall use its reasonable best efforts to obtain such financial statements as promptly as practicable, Boron shall be entitled, from time to time, by delivering a certificate

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signed by the chief executive officer or the chief financial officer of Boron to the Shareholders certifying to the determination of the board of directors of Boron described above, to require the Shareholders to suspend the use of the Prospectus included in any Shelf Registration Statement or to postpone the filing or suspend the use of any Registration Statement for a reasonable period of time not to exceed sixty (60) days in succession (or a longer period of time with the prior written consent of a majority of the Shareholders, which consent shall not be unreasonably withheld), one hundred and twenty (120) days in the aggregate in any one-year period or three (3) times in any one-year period (a “Suspension Period”); provided that Boron shall not register any securities for sale for its own account or that of any other shareholder during any Suspension Period. In the event of any such suspension pursuant to this Section 2.08(a), Boron shall furnish to the Shareholders a written notice setting forth the estimated length of the anticipated delay. Boron will use reasonable best efforts to limit the length of any Suspension Period and shall notify the Shareholders promptly upon the termination of the Suspension Period. Notice of the commencement of a Suspension Period shall simply specify such commencement and shall not contain any facts or circumstances relating to such commencement or any material non-public information. Boron shall respond promptly to reasonable inquiry by a Shareholder as to such facts and circumstances. Upon notice by Boron to the Shareholders of any determination to commence a Suspension Period, the Shareholders shall keep the fact of any such Suspension Period strictly confidential, and during any Suspension Period, promptly halt any offer, sale, trading or transfer of any Boron Common Stock pursuant to such Prospectus for the duration of the Suspension Period until (x) the Suspension Period has expired or, if earlier (y) Boron has provided notice that the Suspension Period has been terminated.

(b) After the expiration of any Suspension Period and without any further request from a Shareholder, Boron shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable shelf Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, if necessary so that the Prospectus will not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.

Section 2.09. Registration Expenses. Subject to Section 2.04, all fees and expenses incurred by Boron in effecting any registration pursuant to this Article II, including all fees and expenses incurred in complying with securities or “blue sky” laws, printing expenses, any registration or filing fees payable under any federal or state securities or “blue sky” laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of FINRA, fees and disbursements of counsel for Boron, fees and disbursements of one counsel for the holders of Registrable Securities whose shares are included in a Registration Statement or Underwritten Offering, which counsel shall be selected by the holders of a majority of the Registrable Securities being sold pursuant to such Registration Statement or Underwritten Offering, and fees and expenses of Boron’s independent registered certified public accounting firm, will be borne by Boron; provided, however, that the Shareholders will bear and pay any underwriting discounts, fees and commissions of any Underwriters and transfer taxes and any expenses required by applicable Law to be paid by a selling shareholder, in each case with respect to Registrable Securities offered for the Shareholders’ account pursuant to any Registration Statement.

Section 2.10. Rules 144 and 144A and Regulation S. Boron covenants that it will use reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and it will use reasonable best efforts to take any such further action promptly as reasonably requested, all to the extent required from time to time to enable the Shareholders to sell Registrable Securities without registration under the Securities Act pursuant to (i) Rules 144, 144A or Regulation S under the Securities Act, as such provisions may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Shareholder, Boron will deliver to such Shareholder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

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Section 2.11. Indemnification; Contribution. (a) In connection with any registration of Registrable Securities or Underwritten Offering pursuant to Section 2.01, Section 2.02 or Section 2.03, Boron will indemnify, defend and hold harmless each Shareholder, its Affiliates, directors, officers, shareholders and employees and each Person who controls such Shareholders within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Boron will not be required to indemnify any Indemnified Person for any such Loss arising out of or with respect to sales pursuant to the Registration Statement or Prospectus based upon information in the Registration Statement or Prospectus that was represented by Silicon or Silicon Holdings as true and correct in the Merger Agreement, and with respect to which Boron would not have been reasonably expected to discover the failure of such information to be true and correct prior to the date of such sales.

(b) In connection with any Registration Statement or Prospectus, the Shareholders who sell Registrable Securities pursuant to such Registration Statement or Prospectus will severally but not jointly indemnify, defend and hold harmless Boron, its directors, its officers, its employees and each Person, if any, who controls Boron (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from Boron to the Shareholders, but only with respect to information arising out of or based upon information furnished in writing by such Shareholder or on such Shareholder’s behalf (in each case, in its capacity as a Shareholder), in either case expressly for use in any Registration Statement or any Prospectus, including any amendment or supplement thereto.

(c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.11(a) or Section 2.11(b), such Person (the “Indemnified Party”) will promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and will pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure or delay to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent that it shall be determined by a court of competent jurisdiction that such Indemnifying Party has been prejudiced by such failure or delay. In any such claim, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party fails to assume the defense of the claim, action or proceeding within fifteen (15) Business Days following receipt of notice from the Indemnified Party or (iii) the Indemnified Party and the Indemnifying Party are both actual or potential defendants in, or targets of, any such action and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the Indemnifying Party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party will, without the prior written consent of the Indemnified Party,

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settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) no finding or admission of any violation of Law or any violation of the rights of any Person by the Indemnified Party or any of its Affiliates can be made as the result of such action and (iii) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party.

(d) If the indemnification provided for in this Section 2.11 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 2.11, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of Boron, on the one hand, and such Shareholder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 2.11(c), any reasonable legal or other out of pocket fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.11(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.11(d). No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In no event shall any Shareholder be obligated to provide indemnification or contribution in excess of the net aggregate proceeds received from the sale of Registrable Securities pursuant to the applicable Registration Statement or Prospectus.

Section 2.12. Termination. The provisions in this Article II shall terminate with respect to each individual Shareholder on the first date when such Shareholder no longer holds any Registrable Securities.

Section 2.13. Participating Shareholder. By written notice delivered to Boron, any Shareholder (an “Opting-Out Shareholder”) may elect to waive its right to participate in Underwritten Offerings and to be a Piggyback Shareholder and participate in a Piggyback Registration (“Section 2.13 Opt-Out”), until such time as the written notice is rescinded in writing. During such time as a Section 2.13 Opt-Out is in effect: (a) the Opting-Out Shareholder shall not receive notices of any proposed Underwritten Offering or Piggyback Registration, (b) shall not be entitled to participate in any such Underwritten Offering pursuant to Section 2.01(d) or Section 2.02(a), or Piggyback Registration pursuant to Section 2.03, and (c) shall not be subject to Section 2.07(c).

Section 2.14. No Waiver. Notwithstanding anything to the contrary contained herein, nothing in this Annex B shall be deemed a waiver by Boron of any restrictions on the Transfer of any Registrable Securities.

Section 2.15. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, Boron shall not, without the prior written consent of Shareholders holding a majority of the Registrable Securities then held by the Shareholders, enter into any agreement with any holder or prospective holder of any Equity Interests that is inconsistent with the terms of this Agreement, including an agreement that would provide to such holder the right to include Equity Interests in any registration on other than (a) a pro rata basis with

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respect to the Registrable Securities or (b) on a subordinate basis after all applicable Shareholders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include. Boron is not a party to any agreement or arrangement providing registration rights to any other Person as of the date hereof.

Section 2.16. Recapitalizations, Exchanges Affecting the Registrable Securities. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Registrable Securities, to any and all shares of stock of Boron or any successor or assign of Boron (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Registrable Securities, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

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Annex C

Subject Seller Ownership of Holdings Units

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Annex D

Subject Seller Notice Information

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ANNEX D3

November 5, 2014

Banner Corporation

10 South First Avenue

Walla Walla, Washington 99362

Attention: Mark J. Grescovich, Chief Executive Officer

Facsimile: (509) 526-8891

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof, by and among SKBHC Holdings LLC, a Delaware limited liability company (“Holdings”), Starbuck Bancshares, Inc., a Minnesota corporation (“Silicon”), and Banner Corporation, a Washington corporation (“Boron”) (such agreement, the “Merger Agreement”). Certain capitalized terms used in this investor letter agreement shall have the meanings ascribed to such terms in Section 7.

The undersigned, collectively a Major Silicon Member (the “Subject Sellers”), will receive at the Effective Time cash and shares of Boron Common Stock and Boron Non-Voting Common Stock as part of the Merger Consideration (such shares, the “Merger Consideration Shares”). In order to induce Boron to enter into the Merger Agreement and for other good and valuable consideration, the Subject Sellers and Boron have entered into this investor letter agreement (this “Agreement”). Boron has provided to the Subject Sellers true and complete copies of the investor letter agreements to be entered contemporaneously herewith by the other Major Silicon Members and Boron.

1. Commitment to Comply with Requirements of Regulatory Agencies and Governmental Entities. The Subject Sellers shall (a) if required by the staff of the Federal Reserve Board in connection with obtaining the Requisite Regulatory Approvals, promptly deliver to the Federal Reserve Board executed passivity and anti-association commitments substantially in the form attached hereto as Annex A (or in such other form as may be reasonably required by the Federal Reserve Board that is no less favorable in any material respect to the Subject Sellers than the commitments attached hereto as Annex A) and (b) if required by the staff of the Federal Reserve Board or FDIC, use its commercially reasonable efforts to promptly provide directly to the Federal Reserve Board or FDIC, as applicable, such information about the Subject Sellers as is reasonable and customary in connection with obtaining the Requisite Regulatory Approvals. The Subject Sellers shall not be required to provide any information specified in the foregoing clause (b) directly to Silicon, Boron or any other Silicon Shareholder. Notwithstanding anything herein to the contrary, except as set forth in the first sentence of this Section 1, the Subject Sellers and their Affiliates (other than, to avoid doubt, Holdings and its Subsidiaries) shall not be required to file any applications, notices, petitions or filings with, or seek any permits, consents or approvals, or authorizations from, any Regulatory Agency or Governmental Entity in connection with the transactions contemplated by the Merger Agreement or the Bank Merger. The failure of any Affiliate (including any Affiliate not listed on Annex D) of the Subject Sellers to execute and deliver passivity and anti-association commitments in the form required to be delivered by the Subject Sellers pursuant to this Section 1 by any Controlled Affiliate of the Subject Sellers not a party hereto shall be deemed a breach of this Section 1 by the Subject Sellers.

2. Transfer Restrictions.

(a) Each Subject Seller agrees to the following terms and conditions regarding such Subject Seller’s ownership of the Merger Consideration Shares:

(i)	Such Subject Seller shall not Transfer any Holdings Common Interests or Holdings Management Units (in each case other than through the exercise or conversion of any such securities pursuant

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to their terms or the terms of the Merger Agreement) between the date hereof and the Closing, other than Transfers to a Controlled Affiliate of such Person that agrees to be bound by the provisions of this Agreement as if it were a Subject Seller hereunder (a “Permitted Transferee”).

(ii)	Neither such Subject Seller nor any of its Permitted Transferees shall Transfer any of the Merger Consideration Shares, other than to a Permitted Transferee, prior to the date that is thirty (30) days after the Closing Date (the “Lockup Termination Date”).

(iii)	In the event that following the date hereof and prior to the Lockup Termination Date any Permitted Transferee ceases to be a Controlled Affiliate of the applicable Transferring Seller, then any prior Transfer to such Person pursuant to such exception in (i) or (ii) above shall become null and void and ownership and title to any such securities so Transferred shall revert to such applicable Transferring Seller. Such Subject Seller shall promptly, and in any event no later than five (5) Business Days, notify Boron in writing following any Transfer to a Permitted Transferee.

(iv)	From and after the Lockup Termination Date, such Subject Seller shall not Transfer any shares of Boron Common Stock received as part of the Merger Consideration to any Person or Group who, to such Subject Seller’s Knowledge, after giving effect to such Transfer, would beneficially own eight percent (8%) or more of the outstanding shares of Boron Common Stock; provided that the restriction shall not apply to Transfers effected through an Underwritten Offering (as defined in Annex B hereto) pursuant to an exercise of the registration rights provided for in Annex B hereto, to any Person or Persons pursuant to Rule 144 (as defined in Annex B hereto) or to a Transfer to any Person or Persons not Affiliated with such Subject Seller who are acquiring majority control of Boron in a (i) merger or similar business combination transaction or (ii) a tender offer approved or recommended by the Board of Directors of Boron.

(b) Each Subject Seller shall not, directly or indirectly, without Boron’s prior written consent:

(i)	acquire beneficial ownership of any shares of Boron Common Stock if, after such acquisition, the Subject Sellers in the aggregate would beneficially own a number of shares of Boron Common Stock and Boron Non-Voting Common Stock equal to ten percent (10%) or more of the number of outstanding shares of Boron Common Stock (as reported in the most recent Boron Report publicly filed under the Exchange Act);

(ii)	make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person with respect to the voting of any voting securities of Boron;

(iii)	form, join or in any way participate in a Group (other than with an Affiliate of such Subject Seller), with respect to any voting securities of Boron; or

(iv)	publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;

provided that this Section 2(b) shall in no way limit (x) the activities of any director of Boron taken in good faith solely in his or her capacity as a director of Boron or (y) the right or ability of the Subject Seller to vote any voting securities of Boron (including the Merger Consideration Shares) with respect to any matter; provided, further, that such Subject Seller does not make any public announcement or public communication with respect to the manner in which such Subject Seller intends to vote such voting securities with respect to any matter. Such Subject Seller further agrees that it shall not, without the written consent of Boron, publicly request Boron to amend or waive any provision of this Section 2(b) (including this sentence) or do so in a manner that would require Boron to publicly disclose such request.

(c) The foregoing restrictions on Transfer may be waived by Boron in writing with respect to any specific Transfer. The provisions in this Section 2 shall terminate and be of no further force and effect with respect to the

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Subject Sellers (and their Permitted Transferees) on the earlier of (i) the first date when the Subject Sellers (and any such Permitted Transferees) collectively beneficially own less than five percent (5%) of the outstanding shares of Boron Common Stock and Boron Non-Voting Common Stock (as reported in the most recent Boron Report publicly filed under the Exchange Act), excluding the dilutive effect of any primary issuances of Boron Common Stock or Boron Non-Voting Common Stock (or any other securities convertible into or exchangeable for Boron Common Stock or and Boron Non-Voting Common Stock) by Boron, and (ii) the breach, in any material respect, by Boron of any of its obligations in this Agreement.

(d) Any Transfer or attempted Transfer of Merger Consideration Shares in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and Boron shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Boron.

(e) Any certificates for Merger Consideration Shares issued to a Subject Seller or any Permitted Transferee pursuant to the Merger Agreement shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) in addition to the legend contemplated by Section 2.2(b) of the Merger Agreement referencing restrictions on transfer of such Merger Consideration Shares under this Agreement which legend shall state in substance:

“The securities evidenced by this certificate are subject to restrictions on transfer set forth in an Investor Letter Agreement, dated November 5, 2014, among Boron and certain other parties thereto (a copy of which is on file with the Secretary of Boron).”

(f) Notwithstanding the foregoing, upon the request of a holder of certificate(s) for Merger Consideration Shares, Boron agrees that it shall cause, and take all actions necessary to ensure, the prompt removal of the legend contemplated by Section 2.2(b) of the Merger Agreement and, if applicable, the legend contemplated in Section 2(e) (together with the elimination or termination of any notations or arrangements described therein) from such holder’s Merger Consideration Shares (including executing and delivering an opinion of counsel and instruction letter satisfactory to the transfer agent of Boron Common Stock) and cause the deposit of such holder’s Merger Consideration Shares in book-entry form with the appropriate unrestricted CUSIP number to the account specified by such holder, provided, that the restrictions described in such legends (or notations or arrangements) are no longer applicable (including where the Subject Sellers and their Permitted Tranferees no longer own or will own such Merger Consideration Shares).

(g) Notwithstanding anything herein to the contrary, Goldman, Sachs & Co. and its Affiliates, other than the Subject Sellers, may engage in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, principal investing and other similar activities conducted in the ordinary course of their Affiliates’ business, other than with respect to the Boron capital stock included in the Merger Consideration; provided that in connection with such activities Goldman, Sachs & Co. and such other Affiliates implement and maintain information barriers and other procedures reasonably designed to prevent the individuals engaged in such activities from having access to confidential information regarding Boron and its Subsidiaries that is available to the Subject Sellers (and their representative on Boron’s Board of Directors) as a result of its investment contemplated hereby.

3. Registration Rights. The Subject Sellers shall have the registration and other rights on the terms set forth in Annex B hereto (the “Registration Rights Annex”) and Boron and the Subject Sellers hereby agree to such terms.

4. Board Representation

(a) At any time from and after the Effective Time, at the written request of the Subject Sellers, Boron shall cause one (1) representative designated by the Subject Sellers to be elected or appointed to the Board of Directors of Boron, which representative shall (i) be reasonably acceptable to the Board of Directors of Boron, (ii) not be a

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person who is an officer or employee of Holdings or any of its Subsidiaries as of the date hereof, (iii) satisfy all director qualifications reasonably required by Boron and shall agree to comply with all policies of Boron (including as to ethics, confidentiality and trading) in each case in effect from time to time that apply to all nominees for the Board of Directors of Boron and (iv) be eligible to serve on the Board of Directors of Boron under the Depository Institution Management Interlocks Act, 12 U.S.C. 3201 et seq., and the federal banking agencies’ implementing regulations thereunder, including the Federal Reserve Board’s Regulation L, 12 C.F.R. Part 212, in each case as they may be amended from time to time (a “Qualified Nominee”, and any such Qualified Nominee to be appointed to the Board of Directors of Boron, a “Board Representative”). Any Board Representative elected or appointed to the Board of Directors of Boron shall, at the Subject Sellers’ election, also be appointed to Boron Bank’s Board of Directors at the time of his or her appointment or election to the Board of Directors of Boron. Boron Bank shall take all action necessary to facilitate any such appointment to Boron Bank’s Board of Directors.

(b) From and after the election or appointment of a Board Representative pursuant to Section 4(a), (i) at each meeting of the shareholders of Boron at which directors of Boron are to be elected (including any annual meeting of shareholders) and at which the term of such Board Representative shall expire, the Board of Directors of Boron shall nominate and recommend for election one (1) Qualified Nominee designated by the Subject Sellers to serve as a Board Representative and Boron shall use its reasonable best efforts to cause such person to be elected to serve as a director on the Board of Directors of Boron and shall solicit proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors (it being understood that such Qualified Nominee shall not be in addition to the person designated by the Subject Seller to be appointed to the Board of Directors of Boron at the Effective Time pursuant to the prior paragraph and that the Subject Sellers’ right to designate a Qualified Nominee to serve on the Board of Directors of Boron at any given time shall be limited to one (1) person), provided that such efforts will not require Boron to postpone its annual meeting of shareholders or take extraordinary solicitation efforts not taken with regard to the other nominees to the Board of Directors of Boron, including that Boron shall not be obligated to pay extraordinary costs with regard to the election of such Qualified Nominee as director; provided, further, that, if at any time after his appointment to the Board of Directors of Boron, the Board Representative ceases to be a Qualified Nominee, such representative shall not continue to serve as the Board Representative; and (ii) upon the death, disability, retirement, resignation, removal or other vacancy of a director designated by the Subject Sellers, the Board of Directors of Boron shall appoint as a director to fill the vacancy so created a Qualified Nominee designated by the Subject Sellers to fill such vacancy.

(c) Each Board Representative shall be entitled to the same compensation and same indemnification and insurance coverage in connection with his or her role as a director as the other members of the Board of Directors of Boron, and shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of Boron or any committees thereof, to the same extent as the other members of the Board of Directors of Boron. Boron shall notify each Board Representative of all regular and special meetings of the Board of Directors of Boron and shall notify each Board Representative of all regular and special meetings of any committee of the Board of Directors of Boron of which such Board Representative is a member. Boron shall provide each Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors of Boron concurrently as such materials are provided to the other members.

(d) Boron’s obligations under this Section 4 shall terminate and be of no further force or effect on the earlier of (i) such time as the Subject Sellers (and any Permitted Transferees) collectively beneficially own less than five percent (5%) of the outstanding shares of Boron Common Stock and Boron Non-Voting Common Stock (as reported in the most recent Boron Report publicly filed under the Exchange Act), excluding the dilutive effect of any primary issuances of Boron Common Stock or Boron Non-Voting Common Stock (or any other securities convertible into or exchangeable for Boron Common Stock or and Boron Non-Voting Common Stock) by Boron, and (ii) the breach, in any material respect, by the Subject Sellers of any of its obligations in this Agreement.

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5. Representations and Warranties of the Subject Sellers. Each Subject Seller represents and warrants to Boron as of the date hereof that:

(a) The Subject Sellers collectively are the sole record and beneficial owner of the Holdings Common Interests or Holdings Management Units, as applicable, set forth on Annex C and such securities constitute all of the securities of Holdings collectively owned of record or beneficially owned by such Subject Sellers.

(b) Such Subject Seller is duly organized, is validly existing and in good standing under the Laws of its jurisdiction of organization. Such Subject Seller has full power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c) Neither the execution and delivery of this Agreement by such Subject Seller, nor the consummation of the transactions contemplated hereby, nor compliance by such Subject Seller with any of the terms or provisions hereof will (i) violate any provision of such Subject Seller’s organizational documents or (ii) assuming the consents and approvals referred to in Section 3.4 of the Merger Agreement are duly obtained, conflict with, violate any provision of, or require the consent or approval of any Person under applicable Law or any contract or agreement to which such Subject Seller is a party.

(d) The execution, delivery and performance of this Agreement by such Subject Seller has been duly authorized by all necessary action on the part of such Subject Seller. This Agreement has been duly executed and delivered by such Subject Seller and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and binding obligation of such Subject Seller, enforceable against such Subject Seller in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(e) Such Subject Seller: (i) is acquiring the Merger Consideration Shares for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” laws, or with any present intention of distributing or selling the Merger Consideration Shares in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Merger Consideration Shares and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Such Subject Seller has requested, received, reviewed and considered all information that such Subject Seller deems relevant in making an informed decision to invest in the Merger Consideration Shares, has had an opportunity to discuss Boron’s business, management and financial affairs with its management and also had an opportunity to ask questions of officers of Boron that were answered to such Subject Seller’s satisfaction and has received and reviewed a copy of this Agreement and the Merger Agreement. Such Subject Seller understands that Boron is relying on the statements contained herein to establish an exemption from registration under the Securities Act and under state securities laws and acknowledges that the Merger Consideration Shares are not registered under the Securities Act or any other applicable Law and that the Merger Consideration Shares may not be Transferred except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom.

(f) Such Subject Seller hereby irrevocably consents to, and irrevocably waives, any rights it may have to object to or dissent from (whether under the Holdings LLC Agreement, applicable Law or otherwise), Holdings and Silicon’s execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby (including the Merger and the Bank Merger) in accordance with the terms and subject to the conditions of the Merger Agreement.

(g) Such Subject Seller is not relying on Holdings, Silicon, Boron, or any of their respective agents, representatives or Affiliates for its decision to execute and deliver this Agreement and to invest in the Merger Consideration Shares.

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6. Representations and Warranties of Boron. Boron represents and warrants to the Subject Sellers as of the date hereof that:

(a) Boron is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Boron has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement by Boron, nor the consummation of the transactions contemplated hereby, nor compliance by Boron with any of the terms or provisions hereof will (i) violate any provision of the Articles of Incorporation of Boron or Bylaws or (ii) assuming the consents and approvals referred to in Section 4.4 of the Merger Agreement are duly obtained, conflict with, violate any provision of, or require the consent or approval of any Person under applicable Law or any contract or agreement to which Boron is a party.

(c) The execution, delivery and performance of this Agreement by Boron has been duly authorized by all necessary corporate action on the part of Boron. This Agreement has been duly executed and delivered by Boron and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a valid and binding obligation of Boron, enforceable against Boron in accordance with its terms, except as may be limited by the Enforceability Exceptions.

7. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement. As used in and for purposes of this Agreement, the following terms have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided, however, that other than for purposes of Section 2(b), no portfolio company of any investment fund, vehicle or account advised, managed or sponsored by any Silicon Holder or its Affiliates shall be deemed an Affiliate of Silicon, any of its Subsidiaries or any Silicon Holder for purposes of this Agreement.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement; provided, however, that for purposes of this Agreement, a Person shall be deemed to be the beneficial owner of (i) any securities which may be acquired by such Person upon the exercise of any rights (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any condition, the occurrence of any event or any combination of the foregoing) and (ii) any securities which are the subject of any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person is a Receiving Party. The term “beneficially own” has a meaning correlative to the foregoing.

“Board Representative” shall have the meaning set forth in Section 4(a).

“Boron” shall have the meaning set forth in the Preamble.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, controlled by or under common control with the specified Person.

“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party and/or voting rights that correspond substantially to the ownership by the Receiving Party of a number of securities specified or

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referenced in such contract, regardless of whether obligations under such contract are required or permitted to be settled through delivery of cash, securities or other property.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Holdings” shall have the meaning set forth in the Preamble.

“Subject Seller’s Knowledge” means, as to a Subject Seller, the actual knowledge of such Subject Seller; provided that, as to such Subject Seller, in respect of any Transfer of shares of Boron Common Stock, (i) in no event shall (x) the knowledge of such Subject Seller’s broker (including any Affiliate) be imputed to such Subject Seller or (y) such Subject Seller have any obligation to make any inquiry or investigation as to the identity of the purchaser party such Transfer, and (ii) if such Subject Seller has actual knowledge of the identity of the purchaser party to such Transfer, such Subject Seller shall only be required to search the SEC’s Edgar system to establish whether or not such purchaser beneficially owns five percent (5%) or more of the outstanding shares of Boron Common Stock.

“Lockup Termination Date” shall have the meaning set forth in Section 2(a)(ii).

“Merger Consideration Shares” shall have the meaning set forth in the Recitals.

“Permitted Transferee” shall have the meaning set forth in Section 2(a)(i).

“Qualified Nominee” shall have the meaning set forth in Section 4(a).

“Silicon” shall have the meaning set forth in the Preamble.

“Subject Seller” shall have the meaning set forth in the Recitals.

“Subject Seller Group” shall have the meaning set forth in Section 1.

“Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Transferring Seller” means a Subject Seller that Transferred any of its Merger Consideration Shares in accordance with Section 2(b) or Transferred any of its Holdings Common Interests or Holdings Management Units in accordance with Section 2(a).

8. Miscellaneous

(a) This Agreement shall become effective immediately upon execution by each of the parties hereto and shall automatically terminate (without any further obligation or liability of any party hereto) on any termination of the Merger Agreement prior to the Effective Time.

(b) This Agreement and all of the agreements contained herein and the rights, interests or obligations hereunder shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of

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the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Annexes, Exhibits or Schedules, such reference shall be to an Article or Section of or Annexes, Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference herein to this “Agreement” shall include any Annexes, Exhibits and Schedules hereto.

(d) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “Law,” “Laws” or to a particular statute or Law shall mean such Law or statute as amended, modified or supplemented from time to time and shall be deemed also to include any and all rules and regulation promulgated thereunder.

(e) This Agreement shall be governed and construed in accordance with the Laws of the State of Washington, without regard to any applicable conflicts of Law.

(f) Each party agrees that it will bring any Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Washington Courts, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Washington Courts, (ii) waives any objection to laying venue in any such Proceeding in the Washington Courts, (iii) waives any objection that the Washington Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Proceeding will be effective if notice is given in accordance with the terms of Section 9.4 of the Merger Agreement to the addresses (A) in the case of the Subject Sellers, set forth in Annex D hereto, and (B) in the case of Boron, set forth in Section 9.4 of the Merger Agreement. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by applicable Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Paragraph.

(g) Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the Washington Courts, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which such party is entitled at law or in equity.

(h) This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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(i) This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of the Subject Sellers or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby and by the Merger Agreement.

* * * * * * *

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Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this Agreement and returning such copy to us.

Very truly yours,

GS CAPITAL PARTNERS VI FUND, L.P.			GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By:	GSCP VI Advisors, L.L.C.		By:	GSCP VI Offshore Advisors, L.L.C.
Its:	General Partner		Its:	General Partner

By:	/s/ Gil Klemann		By:	/s/ Gil Klemann
	Name:	Gil Klemann		Name:	Gil Klemann
	Title:	Vice President		Title:	Vice President

GS CAPITAL PARTNERS VI GmBH & Co. KG			GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GSCP Advisors VI, L.L.C.		By:	GSCP Advisors VI, L.L.C.
Its:	Managing Limited Partner		Its:	General Partner

By:	/s/ Gil Klemann		By:	/s/ Gil Klemann
	Name:	Gil Klemann		Name:	Gil Klemann
	Title:	Vice President		Title:	Vice President

Signature Page to Investor Letter Agreement

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Agreed and accepted:

BANNER CORPORATION

By:	/s/ Mark J. Grescovich
	Name:	Mark J. Grescovich
	Title:	President and CEO

Signature Page to Investor Letter Agreement

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Annex A

Form of Passivity Commitments

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Annex B

Registration Rights

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Page
ARTICLE I

DEFINITIONS
Section 1.01.	Definitions	D3-15

ARTICLE II

REGISTRATION RIGHTS
Section 2.01.	Shelf Registration	D3-17
Section 2.02.	Demand Registration.	D3-19
Section 2.03.	Piggyback Registration	D3-20
Section 2.04.	Withdrawal of Request for Underwritten Offering or Demand Registration	D3-20
Section 2.05.	Reduction of Size of Underwritten Offering	D3-20
Section 2.06.	Registration Procedures	D3-21
Section 2.07.	Conditions to Offerings	D3-24
Section 2.08.	Suspension Period	D3-25
Section 2.09.	Registration Expenses	D3-26
Section 2.10.	Rules 144 and 144A and Regulation S	D3-26
Section 2.11.	Indemnification; Contribution	D3-26
Section 2.12.	Termination	D3-28
Section 2.13.	Participating Shareholder	D3-28
Section 2.14.	No Waiver	D3-28
Section 2.15.	Limitations on Subsequent Registration Rights	D3-28
Section 2.16.	Recapitalizations, Exchanges Affecting the Registrable Securities	D3-28

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ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. As used in and for purposes of this Agreement, the following terms have the following meanings: “415 Shelf Registration Statement” means a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided, however, that no portfolio company of any investment fund, vehicle or account advised, managed or sponsored by any Silicon Holder or its Affiliates shall be deemed an Affiliate of Silicon, any of its Subsidiaries or any Silicon Holder for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement; provided, however, that for purposes of this Agreement, a Person shall be deemed to be the beneficial owner of (i) any securities which may be acquired by such Person upon the exercise of any rights (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any condition, the occurrence of any event or any combination of the foregoing) and (ii) any securities which are the subject of any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such Person is a Receiving Party. The term “beneficially own” has a meaning correlative to the foregoing.

“Controlled Affiliate” means any Affiliate of the specified Person that is, directly or indirectly, controlled by or under common control with the specified Person.

“Demand Notice” has the meaning set forth in Section 2.02(a).

“Demand Registration” has the meaning set forth in Section 2.02(a).

“Demand Shareholders” has the meaning set forth in Section 2.02(a).

“Derivatives Contract” means a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party and/or voting rights that correspond substantially to the ownership by the Receiving Party of a number of securities specified or referenced in such contract, regardless of whether obligations under such contract are required or permitted to be settled through delivery of cash, securities or other property.

“Equity Interests” means the shares of Boron Common Stock or other equity interests, as the case may be, of Boron, and any securities into which such shares of Boron Common Stock or other equity interests shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of Boron Common Stock or other equity interests.

“FINRA” means the Financial Industry Regulatory Authority.

“Indemnified Party” has the meaning set forth in Section 2.11(c).

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“Indemnified Persons” has the meaning set forth in Section 2.11(a).

“Indemnifying Party” has the meaning set forth in Section 2.11(c).

“Inspectors” has the meaning set forth in Section 2.06(a)(ix).

“Lockup Termination Date” means the date that is thirty (30) days after the Closing Date.

“Marketed Underwritten Offering” means an Underwritten Offering that involves (i) one-on-one meetings or calls between investors and management of Boron, other than any Underwritten Offering in the form of a “block trade” which requires not more than three (3) one-on-one calls between investors and management of Boron, (ii) a customary roadshow or other marketing activity that requires members of the management of Boron to be out of the office for two (2) business days or more or group meetings or calls between investors and management of Boron or (iii) any other substantial marketing effort by the underwriters over a period of at least forty-eight (48) hours.

“Opting-Out Shareholder” has the meaning set forth in Section 2.13.

“Permitted Transferee” means, with respect to any Person, a Controlled Affiliate of such Person that agrees to be bound by the provisions of this Annex as if it were the Shareholder hereunder.

“Piggyback Registration” has the meaning set forth in Section 2.03.

“Prospectus” means the prospectus (including any preliminary prospectus and any final prospectus) included in any Registration Statement, as amended or supplemented by any free writing prospectus, whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, and all material incorporated by reference in such prospectus.

“Records” has the meaning set forth in Section 2.06(a)(ix).

“Registrable Securities” means (i) all Shares that are beneficially owned by a Shareholder at any time in accordance with the terms and conditions of the Merger Agreement and (ii) all Equity Interests issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) by way of share dividend or share split or in connection with a consolidation or other reorganization; provided, however, that any such Share or Equity Interest shall cease to be a Registrable Security if and when (x) it has been effectively registered under the Securities Act and disposed of in accordance with an effective Registration Statement covering it or (y) in the case of Shares or Equity Interests held by a Shareholder who is not an affiliate (as such term is defined in Rule 12b-2 under the Exchange Act) of Boron, it may immediately be sold under Rule 144 without any volume or manner of sale restrictions.

“Registration Statement” means any registration statement of Boron that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 2.13 Opt-Out” has the meaning set forth in Section 2.13.

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“Shares” means, with respect to each Shareholder, the shares of Boron Common Stock received as a result of (a) the Distribution in accordance with the terms and conditions of the Merger Agreement, (b) the conversion of Boron Non-Voting Common Stock received as a result of the Distribution into Common Stock in accordance with the terms of such Boron Non-Voting Common Stock, or (c) any Transfer to a Permitted Transferee.

“Shareholder” means (a) any Silicon Holder who has received Shares or any shares of Boron Non-Voting Common Stock that have not yet been converted into Boron Common Stock and (i) as of the date of the Merger Agreement, has executed an Investor Letter Agreement or (ii) prior to the Closing, has agreed to be bound the terms set forth herein as set forth in Section 6.15 of the Merger Agreement, in each case for so long as such Silicon Holder beneficially owns any Shares or any shares of Boron Non-Voting Common Stock that have not yet been converted into Boron Common Stock and (b) any Permitted Transferee to whom such Silicon Holder has Transferred any Shares, for so long as (i) such Permitted Transferee beneficially owns any such Shares and (ii) such Permitted Transferee continues to be a Controlled Affiliate of the Transferring Silicon Holder.

“Shelf Registration Statement” means an Automatic Shelf Registration Statement or a 415 Shelf Registration Statement.

“Suspension Period” has the meaning set forth in Section 2.08(a).

“Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

“Underwriter’s Lockup” has the meaning set forth in Section 2.07(c).

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter participates in the distribution of such securities.

“Underwritten Offering Limitations” has the meaning set forth in Section 2.01(d).

ARTICLE II

REGISTRATION RIGHTS

Section 2.01. Shelf Registration.

(a) Filing. Subject to Section 2.08,

(i) if on the Lockup Termination Date, Boron is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act), Boron will file, as promptly as practicable on or after the Lockup Termination Date (but in any event within fifteen (15) Business Days thereafter), an Automatic Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act from and after the Lockup Termination Date in accordance with the methods of distribution elected by the Shareholders. Such Automatic Shelf Registration Statement shall contain any intended methods of distribution of the Shares specified in writing by any Shareholder and contemplated hereby.

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(ii) if on the Lockup Termination Date, Boron is not a well-known seasoned issuer but is eligible to file a 415 Shelf Registration Statement, Boron will file, as promptly as practicable on or after the Lockup Termination Date (but in any event within fifteen (15) Business Days thereafter), a 415 Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act from and after the Lockup Termination Date, in accordance with the methods of distribution elected by such Shareholders and shall use its reasonable best efforts to cause such 415 Shelf Registration Statement to become effective under the Securities Act not later than the Lockup Termination Date. Such 415 Shelf Registration Statement shall contain any intended methods of distribution of the Shares specified in writing by any Shareholder and contemplated hereby.

(b) Continued Effectiveness. Until the earlier of (i) such time as all Registrable Securities cease to be Registrable Securities or (ii) Boron is no longer eligible to maintain a Shelf Registration Statement, Boron will keep current and effective any Shelf Registration Statement filed pursuant to Section 2.01(a), and file such supplements or amendments to such Shelf Registration Statement as may be necessary or appropriate in order to keep such Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act. In the event that Boron is no longer eligible to maintain a Shelf Registration Statement, Boron shall provide written notice to the Shareholders of such ineligibility within two (2) Business Days of the date on which Boron becomes aware of such ineligibility. Boron shall use reasonable best efforts to cause the Registrable Securities to, on or prior to the Lockup Termination Date, be qualified for trading on any securities exchange on which the Boron Common Stock is listed or quoted.

(c) Use of Shelf Registration Statement. Following the Lockup Termination Date, each Shareholder shall have the right to use any Shelf Registration Statement then effective to Transfer all or a portion of its Registrable Securities (i) in an unrestricted number of brokered transactions and (ii) Underwritten Offerings in accordance with Section 2.01(d).

(d) Underwritten Offerings pursuant to Shelf Registration Statement. Upon the receipt by Boron of a written request from (i) any Major Silicon Member that desires to sell Registrable Securities in an Underwritten Offering that is not a Marketed Underwritten Offering or (ii)a majority of the Registrable Securities then held by the Major Silicon Members with respect to a Marketed Underwritten Offering, in each case pursuant to a Shelf Registration Statement, Boron will give written notice of such request to all other Shareholders, which notice shall be given in any event within three (3) Business Days of the date on which Boron received the initial request. Any other Shareholders that desire to sell Registrable Securities in such Underwritten Offering shall give written notice to Boron within ten (10) Business Days after the date Boron gave such other Shareholders notice of the such initial request specifying the number of Registrable Securities proposed by such Shareholder to be included in such Underwritten Offering. A Shareholder may change the number of Registrable Securities proposed to be offered in any such Underwritten Offering at any time prior to commencement of such offering so long as such change would not materially adversely affect the timing or success of such Underwritten Offering; provided, however, that Boron shall be entitled to reasonably delay an Underwritten Offering to the extent resulting from such change. Boron will cooperate with such Shareholders and any Underwriter in effecting an Underwritten Offering pursuant to the Shelf Registration Statement as promptly as reasonably practicable with respect to all such Registrable Securities, subject to the limitations and conditions with respect to Underwritten Offerings (the “Underwritten Offering Limitations”):

(i) Boron shall not be required to effect more than eight (8) Underwritten Offerings in the aggregate, of which no more than three (3) may be Marketed Underwritten Offerings.

(ii) Boron shall not be required to effect (A) any Marketed Underwritten Offering within one hundred and eighty (180) days after another Marketed Underwritten Offering, and (B) any Underwritten Offering within ninety (90) days after another Underwritten Offering.

(iii) Boron shall not be required to effect any Underwritten Offering unless the aggregate gross proceeds expected to be received from the sale of Registrable Securities in such offering is at least $50 million.

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(iv) With respect to a Marketed Underwritten Offering only, the relevant Major Silicon Members, on the one hand, and, Boron, on the other hand, shall each be entitled to select one nationally recognized investment banking firm to serve as a lead Underwriter, with each of the two such lead Underwriters to be treated substantially the same in all respects (including underwriting discounts, fees and commissions) in respect of such Marketed Underwritten Offering, and the relevant Major Silicon Members shall have the right to select any additional Underwriters in connection with the Marketed Underwritten Offering; provided that any such additional Underwriter must be reasonably acceptable to Boron.

(v) With respect to an Underwritten Offering that is not a Marketed Underwritten Offering, the relevant Major Silicon Members shall be entitled to select the nationally recognized investment banking firm to serve as a lead Underwriter and, if applicable, any additional Underwriters.

(e) Effect on Demand Registration Obligations. The provisions of Section 2.02 shall not apply at any time Boron is eligible to file and maintain the effectiveness of a Shelf Registration Statement and so maintains the effectiveness of such Shelf Registration Statement.

Section 2.02. Demand Registration.

(a) Demand by Shareholders. If at any time after the Lockup Termination Date and prior to Boron effecting eight (8) Underwritten Offerings pursuant to Section 2.01(d), Boron is no longer eligible to use a Shelf Registration Statement, within ninety (90) days after the written request of Shareholders holding a majority of the Registrable Securities then held by the Shareholders to register the resale of a specified amount of the Registrable Securities under the Securities Act pursuant to an Underwritten Offering (a “Demand Notice”), Boron will (i) give written notice of such request to all other Shareholders (which notice shall be given in any event within three (3) Business Days of the date on which Boron received the applicable Demand Notice) and will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Demand Notice or by any other Shareholders by written notice to Boron given within ten (10) Business Days after the date Boron gave such other Shareholders notice of the Demand Notice (collectively, the “Demand Shareholders”) and (ii) will file a Registration Statement, on an appropriate form which Boron is then eligible to use, to register the resale of such Registrable Securities in an Underwritten Offering (each such registration, a “Demand Registration”). Each Demand Notice will specify the number of Registrable Securities proposed to be offered for sale. The Demand Shareholders may change the number of Registrable Securities proposed to be offered pursuant to any Demand Registration at any time prior to commencement of the offering so long as such change would not materially adversely affect the timing or success of the offering. Subject to Section 2.05 and with the written consent of Shareholders holding a majority of the Registrable Securities included in the Demand Registration (such consent not to be unreasonably withheld), Boron may include in any registration effected pursuant this Section 2.02 any securities for its own account or for the account of holders of Boron Common Stock (other than the Shareholders).

(b) Effective Registration. Boron will use its reasonable best efforts to (i) cause any Registration Statement filed in connection with a Demand Registration to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof with the SEC and (ii) keep such Registration Statement current and effective for a period of not less than ninety (90) days or such longer period as, based upon the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer. Boron further agrees to supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by Boron for such Registration Statement or by the instructions to such registration form, (C) as may be required by the Securities Act or (D) as may be reasonably requested in writing by the Demand Shareholders or any Underwriter and reasonably acceptable to Boron.

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(c) Limitations. Boron’s obligations in this Section 2.02 shall be subject to the Underwritten Offering Limitations.

Section 2.03. Piggyback Registration. If at any time after the Lockup Termination Date and in addition to the Shareholders’ rights in Section 2.01 and Section 2.02, Boron proposes to file a registration statement under the Securities Act or consummate an Underwritten Offering with respect to an offering of Equity Interests for (a) Boron’s own account (other than a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (b) the account of any holder of Boron Common Stock (other than a Shareholder), then Boron shall give written notice of such proposed filing or Underwritten Offering to the Shareholders as soon as practicable (but in no event less than ten (10) Business Days before the anticipated filing date). Upon a written request given by any Shareholders to Boron within five (5) Business Days after delivery of any such notice by Boron, to include Registrable Securities in such registration or Underwritten Offering, as applicable (which request shall specify the number of Registrable Securities proposed to be included in such registration or Underwritten Offering, as applicable), Boron shall, subject to the following proviso, include all such requested Registrable Securities in such registration or Underwritten Offering, as applicable, on the same terms and conditions as applicable to Boron’s or such holder’s shares of Boron Common Stock (a “Piggyback Registration”); provided, however, that if at any time after giving written notice of such proposed filing or Underwritten Offering, as applicable, and prior to the effective date of the Registration Statement filed in connection with such registration, or the consummation of such Underwritten Offering, as applicable, Boron shall determine for any reason not to proceed with the proposed registration or disposition, as applicable, of the Equity Interests, then Boron may, at its election, give written notice of such determination to such Shareholders and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration, or dispose of any Registrable Securities in connection with such Underwritten Offering, as applicable. Such Shareholders shall, subject to Section 2.06(b), enter into a customary underwriting agreement with the Underwriter or Underwriters selected by Boron with respect to any Registrable Securities sold by such Shareholders pursuant to this Section 2.03. No registration of Registrable Securities effected pursuant to a request under this Section 2.03 shall relieve Boron of its obligations under Section 2.01 or Section 2.02.

Section 2.04. Withdrawal of Request for Underwritten Offering or Demand Registration. A requesting Major Silicon Member or, as applicable, requesting Shareholders holding a majority of the Registrable Securities then held by the Shareholders will be permitted to rescind a request for an Underwritten Offering pursuant to a Shelf Registration Statement or a request for a Demand Registration without having to reimburse Boron for any expenses; provided that should a requesting Major Silicon Member or, as applicable, requesting Shareholders holding a majority of the Registrable Securities that previously made such request rescind such request in writing (for the avoidance of doubt, a delay in the timing of an Underwritten Offering or a reduction in the number of Registrable Securities proposed to be offered shall not be deemed a rescission), each such rescinding Major Silicon Member or Shareholder shall promptly reimburse Boron for the reasonable out of pocket expenses incurred by Boron in connection with such request on a pro rata basis in accordance with the number of Registrable Securities that each such Major Silicon Member or Shareholder originally intended to be offered, and following such reimbursement and such request will not count as a request for an Underwritten Offering or Demand Registration for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Major Silicon Members or Shareholders pursuant to Section 2.01 or Section 2.02.

Section 2.05. Reduction of Size of Underwritten Offering. Notwithstanding anything to the contrary contained herein, if the lead Underwriter(s) of an Underwritten Offering advises Boron in writing that, in its reasonable opinion the number of shares of Boron Common Stock (including any Registrable Securities) that Boron, Shareholders and any other Persons intend to include in any Registration Statement or dispose of pursuant to any Underwritten Offering exceeds the number that can be sold without materially and adversely affecting the price at which the securities can be sold, then the number of shares of Boron Common Stock to be included in the Registration Statement, or disposed of pursuant to such Underwritten Offering, as applicable, for the account of Boron, Shareholders and any other Persons will be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement or disposed of pursuant to such Underwritten

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Offering, as applicable, to the number recommended by such lead Underwriter(s); provided, however, that such reduction shall be made in accordance with the following priorities:

(a) priority in the case of an Underwritten Offering pursuant to Section 2.01 or a Demand Registration pursuant to Section 2.02 will be (i) first, all Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering or the Demand Registration, as applicable, for the account of the participating Major Silicon Members pursuant to Section 2.01 or Section 2.02, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Major Silicon Members, (ii) second, all Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering or the Demand Registration, as applicable, for the account of the other participating Shareholders pursuant to Section 2.01 or Section 2.02, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, (iii) third, any Boron Common Stock proposed to be offered by Boron for its own account and (iv) fourth, pro rata among any other holders of shares of Boron Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter;

(b) priority in the case of a registration statement or Underwritten Offering initiated by Boron for its own account which gives rise to a Piggyback Registration pursuant to Section 2.03 will be (i) first, Boron Common Stock proposed to be offered by Boron for its own account, (ii) second, the Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Underwritten Offering, as applicable, for the account of the Shareholders pursuant to their registration rights under Section 2.03, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, and (iii) third, pro rata among any other holders of shares of Boron Common Stock requested to be registered, or disposed of, as applicable, so that the total number of shares of Boron Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter; and

(c) priority in the case of a registration statement or Underwritten Offering initiated by Boron for the account of holders of Boron Common Stock other than the Shareholders pursuant to registration rights afforded to such holders pursuant to a contractual right with Boron which gives rise to a Piggyback Registration pursuant to Section 2.03 will be (i) first, pro rata among the holders of shares of Boron Common Stock requesting the offering pursuant to such contractual right, (ii) second, Registrable Securities requested to be included in the Registration Statement, or disposed of, pursuant to the Underwritten Offering, as applicable, for the account of the Shareholders pursuant to their registration rights under Section 2.03, pro rata on the basis of the aggregate number of Registrable Securities sought to be registered or disposed of by such Shareholders, (iii) third, Boron Common Stock or other Equity Interests offered by Boron for its own account and (iv) fourth, pro rata among any other holders of shares of Boron Common Stock requested to be registered, or disposed of, as applicable, so that the total number of Boron Common Stock to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter.

Section 2.06. Registration Procedures. (a) In connection with the registration of the sale of Registrable Securities pursuant hereto, Boron will as promptly as reasonably practicable:

(i) but no less than five (5) Business Days prior to the initial filing of a Registration Statement, furnish to the relevant Shareholders, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary Prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement, any agreement with Underwriters related to such offering and such other documents in such quantities as such Shareholders may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities (including in connection with any Underwritten Offering), and give such Shareholders and their Representatives a reasonable opportunity to review and comment on the

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same prior to filing any such documents, it being understood that Boron shall not file any such Registration Statement containing any statements with respect to the Shareholders or the “Plan of Distribution” to which the Shareholders shall reasonably object in writing;

(ii) cause Boron’s Representatives to supply all information reasonably requested by the relevant Shareholders, any Underwriter or their respective Representatives in connection with the Registration Statement or Underwritten Offering that is customarily provided by issuers and their Representatives in connection with a registration statement or Underwritten Offering;

(iii) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as the relevant Shareholders reasonably request; provided, however, that Boron shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(iv) notify the relevant Shareholders at any time when a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which Boron becomes aware that the Prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Boron will promptly prepare and file with the SEC a supplement or amendment to such Prospectus and Registration Statement so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) advise the Underwriter(s), if any, and the relevant Shareholders promptly and, if requested by such Persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” laws, Boron shall use its reasonable best efforts to obtain the withdrawal or lifting of such order as promptly as practicable and shall promptly notify the Shareholders in writing of any such withdrawal or lifting of such order;

(vi) use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of Boron to enable the relevant Shareholders to consummate the disposition of such Registrable Securities; provided, however, that Boron shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(vii) enter into customary agreements (including underwriting agreements) and use reasonable best efforts to take such other actions as are reasonably requested by the relevant Shareholders in order to expedite or facilitate the disposition of such Registrable Securities, including, subject to the provisions of Section 2.01(d) with respect to Underwritten Offerings, preparing for and participating in a road show and other customary selling efforts as the Underwriters, if any, or such Shareholders reasonably request in order to expedite or facilitate such disposition;

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(viii) if requested by the relevant Shareholders or the Underwriter(s), if any, promptly include in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such Shareholders and such Underwriter(s), if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such Prospectus supplement or post-effective amendment as promptly as practicable after Boron is notified of the matters to be included in such Prospectus supplement or post-effective amendment;

(ix) except to the extent prohibited by applicable Law and subject to entry into a customary confidentiality agreement or arrangement, make available, after reasonable advance notice, for inspection by the relevant Shareholders, any Underwriter participating in any disposition of such Registrable Securities and any Representative for such Shareholders and/or such Underwriter (collectively, the “Inspectors”), during business hours at the offices where such information is normally kept, any financial and other records and corporate documents of Boron (collectively, the “Records”) as will be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to Boron and the related Registration Statement and Prospectus and request the Representatives of Boron and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that Records and information obtained hereunder will be used by such Inspectors only for purposes of conducting such due diligence;

(x) use its reasonable best efforts to obtain and deliver to each Underwriter and each such Shareholder a comfort letter from the independent registered public accounting firm for Boron (and additional comfort letters from the independent registered public accounting firm for any company acquired by Boron whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and such Shareholders may reasonably request; provided, however, that if Boron fails to obtain such comfort letter and the relevant offering is abandoned, then such Underwritten Offering or Demand Registration will not count as an Underwritten Offering or Demand Registration, as applicable, for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Shareholders pursuant to Section 2.01 or Section 2.02;

(xi) use its reasonable best efforts to obtain and deliver to each Underwriter and each such Shareholder a 10b-5 statement and legal opinion from Boron’s external counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions delivered to Underwriters in Underwritten Offerings as such Underwriter and/or such Shareholders may reasonably request; provided, however, that if Boron fails to obtain such statement or opinion and the relevant offering is abandoned, then such Underwritten Offering or Demand Registration will not count as an Underwritten Offering or Demand Registration, as applicable, for purposes of determining when future Underwritten Offerings or Demand Registrations may be requested by Shareholders pursuant to Section 2.01 or Section 2.02;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, within the required time period, an earnings statement covering a period of twelve (12) months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

(xiii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

(xiv) cooperate with such Shareholders and the lead Underwriter or Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with The Depository Trust Company not bearing

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any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the lead Underwriter or Underwriters, if any, may request in writing or, if not an Underwritten Offering, in accordance with the instructions of such Shareholders, in each case in connection with the closing of any sale of Registrable Securities;

(xv) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities;

(xvi) furnish to each such Shareholder and each Underwriter, if any, without charge, as many conformed copies as such Shareholder or Underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(xvii) make representations and warranties to such Shareholders and the Underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary offerings;

(xviii) use reasonable best efforts to cooperate with each such Shareholder and each Underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xix) use its reasonable best efforts to cause such Registrable Securities to be listed or quoted on NASDAQ or, if Boron Common Stock is not then listed on NASDAQ, then on such other securities exchange or national quotation system on which the Boron Common Stock is then listed or quoted; and

(xx) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms hereof.

(b) In connection with the Registration Statement relating to such Registrable Securities covering an Underwritten Offering, Boron and the relevant Shareholders agree to enter into a written agreement with the Underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement. In the event an Underwritten Offering is not consummated because any condition to the obligations under any related written agreement with such Underwriters is not met or waived, and such failure to be met or waived is not attributable to the fault of the Shareholders, such Underwritten Offering will not count for purposes of determining when future Underwritten Offerings may be requested by Shareholders pursuant to Section 2.01 or Section 2.02.

Section 2.07. Conditions to Offerings. (a) The obligations of Boron to take the actions contemplated by Section 2.01, Section 2.02, Section 2.03 and Section 2.06 with respect to an offering of Registrable Securities will be subject to the following conditions:

(i) Boron may require the relevant Shareholders to furnish to Boron such information regarding such Shareholders, the Registrable Securities or the distribution of such Registrable Securities as Boron may from time to time reasonably request in writing, in each case to the extent required by the Securities Act and the rules and regulations promulgated thereunder, or under state securities or “blue sky” laws; and

(ii) in any Underwritten Offering, the relevant Shareholders together with Boron and any other holders of Boron’s securities proposing to include securities in any Underwritten Offering, will enter into a customary underwriting agreement in accordance with Section 2.06(b) with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

(b) The Shareholders agrees that, upon receipt of any notice from Boron of the happening of any event of the kind described in Section 2.06(a)(iv) or 2.06(a)(v) or a condition described in Section 2.08(a), the Shareholders will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities until the Shareholder’s receipt of the copies of the

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supplemented or amended Prospectus contemplated by Section 2.06(a)(iv) or notice from Boron of the termination of the stop order or Suspension Period. In the event Boron gives any such notice, the applicable time period mentioned in Section 2.02(b) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 2.07(b) to and including the date when the Shareholders will have received the copies of the supplemented or amended prospectus contemplated by Section 2.06(a)(iv) or notice from Boron of the termination of the stop order or Suspension Period.

(c) Each Shareholder agrees that to the extent timely notified in writing by the Underwriters managing any Underwritten Offering by Boron of shares of Boron Common Stock or any securities convertible into or exchangeable or exercisable for shares of Boron Common Stock, each such Shareholder that is participating in such Underwritten Offering shall agree (the “Underwriter’s Lockup”) not to Transfer any Shares without the prior written consent of Boron or such Underwriters during the period beginning seven (7) days before and ending one hundred twenty (120) days (or, in either case, such lesser period as may be permitted for all Shareholders by Boron or such managing Underwriter or Underwriters) after the pricing date of such Underwritten Offering, subject to any exceptions permitted by such managing Underwriter or Underwriters; provided that any Underwriter’s Lockup shall contain customary exceptions providing that such Shareholder and its Affiliates, other than such Shareholder, may engage in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, principal investing and other similar activities conducted in the ordinary course of their Affiliates’ business, other than with respect to the Shares owned by such Shareholder. The Underwriter’s Lockup shall provide that if all or a portion of the Shares of any Shareholder is released from an Underwriter’s Lockup or all or a portion of the Shares of any other party who entered into a substantially similar agreement with the Underwriters in connection with such Underwritten Offering is released from such agreement, then the same percentage of the shares of each Shareholder shall be released from the Underwriter’s Lockup.

Section 2.08. Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, if the filing, initial effectiveness or continued use of (i) any Shelf Registration Statement for resales of Registrable Securities pursuant to Section 2.01 or Section 2.03 or (ii) any Registration Statement for resales of Registrable Securities pursuant to Section 2.02 or Section 2.03 at any time would, (A) in the good faith judgment of the Board of Directors of Boron, (i) require the disclosure of material non-public information by Boron, the premature disclosure of which at such time would be materially detrimental to Boron, or (ii) require the disclosure in any such Shelf Registration Statement or Registration Statement of a contemplated bona fide material financing, acquisition, corporate reorganization or other similar material transaction or other material event or circumstance affecting Boron, the premature disclosure of which at such time would be materially detrimental to Boron or the holders of Boron Common Stock; or (B) require the inclusion, at that time, in such Shelf Registration Statement or Registration Statement, as applicable, of financial statements of a business to be acquired, or pro forma financial statements reflecting the acquisition of such business, where the business combination has occurred, or is probable, and such financial statements are not then available to Boron for reasons beyond Boron’s control; provided, in the case of this clause (B), that Boron shall use its reasonable best efforts to obtain such financial statements as promptly as practicable, Boron shall be entitled, from time to time, by delivering a certificate signed by the chief executive officer or the chief financial officer of Boron to the Shareholders certifying to the determination of the board of directors of Boron described above, to require the Shareholders to suspend the use of the Prospectus included in any Shelf Registration Statement or to postpone the filing or suspend the use of any Registration Statement for a reasonable period of time not to exceed sixty (60) days in succession (or a longer period of time with the prior written consent of a majority of the Shareholders, which consent shall not be unreasonably withheld), one hundred and twenty (120) days in the aggregate in any one-year period or three (3) times in any one-year period (a “Suspension Period”); provided that Boron shall not register any securities for sale for its own account or that of any other shareholder during any Suspension Period. In the event of any such suspension pursuant to this Section 2.08(a), Boron shall furnish to the Shareholders a written notice setting forth the estimated length of the anticipated delay. Boron will use reasonable best efforts to limit the length of any Suspension Period and shall notify the Shareholders promptly upon the

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termination of the Suspension Period. Notice of the commencement of a Suspension Period shall simply specify such commencement and shall not contain any facts or circumstances relating to such commencement or any material non-public information. Boron shall respond promptly to reasonable inquiry by a Shareholder as to such facts and circumstances. Upon notice by Boron to the Shareholders of any determination to commence a Suspension Period, the Shareholders shall keep the fact of any such Suspension Period strictly confidential, and during any Suspension Period, promptly halt any offer, sale, trading or transfer of any Boron Common Stock pursuant to such Prospectus for the duration of the Suspension Period until (x) the Suspension Period has expired or, if earlier (y) Boron has provided notice that the Suspension Period has been terminated.

(b) After the expiration of any Suspension Period and without any further request from a Shareholder, Boron shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable shelf Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, if necessary so that the Prospectus will not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.

Section 2.09. Registration Expenses. Subject to Section 2.04, all fees and expenses incurred by Boron in effecting any registration pursuant to this Article II, including all fees and expenses incurred in complying with securities or “blue sky” laws, printing expenses, any registration or filing fees payable under any federal or state securities or “blue sky” laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of FINRA, fees and disbursements of counsel for Boron, fees and disbursements of one counsel for the holders of Registrable Securities whose shares are included in a Registration Statement or Underwritten Offering, which counsel shall be selected by the holders of a majority of the Registrable Securities being sold pursuant to such Registration Statement or Underwritten Offering, and fees and expenses of Boron’s independent registered certified public accounting firm, will be borne by Boron; provided, however, that the Shareholders will bear and pay any underwriting discounts, fees and commissions of any Underwriters and transfer taxes and any expenses required by applicable Law to be paid by a selling shareholder, in each case with respect to Registrable Securities offered for the Shareholders’ account pursuant to any Registration Statement.

Section 2.10. Rules 144 and 144A and Regulation S. Boron covenants that it will use reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and it will use reasonable best efforts to take any such further action promptly as reasonably requested, all to the extent required from time to time to enable the Shareholders to sell Registrable Securities without registration under the Securities Act pursuant to (i) Rules 144, 144A or Regulation S under the Securities Act, as such provisions may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Shareholder, Boron will deliver to such Shareholder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 2.11. Indemnification; Contribution. (a) In connection with any registration of Registrable Securities or Underwritten Offering pursuant to Section 2.01, Section 2.02 or Section 2.03, Boron will indemnify, defend and hold harmless each Shareholder, its Affiliates, directors, officers, shareholders and employees and each Person who controls such Shareholders within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained or incorporated by reference in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Boron will not be required to indemnify any Indemnified Person for any such Loss arising out of or with respect to sales pursuant to the Registration Statement or Prospectus based upon information in the Registration Statement or Prospectus that was represented by Silicon or Silicon Holdings as true and correct in the Merger Agreement, and with

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respect to which Boron would not have been reasonably expected to discover the failure of such information to be true and correct prior to the date of such sales.

(b) In connection with any Registration Statement or Prospectus, the Shareholders who sell Registrable Securities pursuant to such Registration Statement or Prospectus will severally but not jointly indemnify, defend and hold harmless Boron, its directors, its officers, its employees and each Person, if any, who controls Boron (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from Boron to the Shareholders, but only with respect to information arising out of or based upon information furnished in writing by such Shareholder or on such Shareholder’s behalf (in each case, in its capacity as a Shareholder), in either case expressly for use in any Registration Statement or any Prospectus, including any amendment or supplement thereto.

(c) In case any claim, action or proceeding (including any governmental investigation) is instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.11(a) or Section 2.11(b), such Person (the “Indemnified Party”) will promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and will pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure or delay to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent that it shall be determined by a court of competent jurisdiction that such Indemnifying Party has been prejudiced by such failure or delay. In any such claim, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party fails to assume the defense of the claim, action or proceeding within fifteen (15) Business Days following receipt of notice from the Indemnified Party or (iii) the Indemnified Party and the Indemnifying Party are both actual or potential defendants in, or targets of, any such action and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the Indemnifying Party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party will, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) no finding or admission of any violation of Law or any violation of the rights of any Person by the Indemnified Party or any of its Affiliates can be made as the result of such action and (iii) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party.

(d) If the indemnification provided for in this Section 2.11 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 2.11, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of Boron, on the one hand, and such Shareholder, on the other, in

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connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 2.11(c), any reasonable legal or other out of pocket fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e) The parties agree that it would not be just and equitable if contribution pursuant to Section 2.11(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.11(d). No Person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In no event shall any Shareholder be obligated to provide indemnification or contribution in excess of the net aggregate proceeds received from the sale of Registrable Securities pursuant to the applicable Registration Statement or Prospectus.

Section 2.12. Termination. The provisions in this Article II shall terminate with respect to each individual Shareholder on the first date when such Shareholder no longer holds any Registrable Securities.

Section 2.13. Participating Shareholder. By written notice delivered to Boron, any Shareholder (an “Opting-Out Shareholder”) may elect to waive its right to participate in Underwritten Offerings and to be a Piggyback Shareholder and participate in a Piggyback Registration (“Section 2.13 Opt-Out”), until such time as the written notice is rescinded in writing. During such time as a Section 2.13 Opt-Out is in effect: (a) the Opting-Out Shareholder shall not receive notices of any proposed Underwritten Offering or Piggyback Registration, (b) shall not be entitled to participate in any such Underwritten Offering pursuant to Section 2.01(d) or Section 2.02(a), or Piggyback Registration pursuant to Section 2.03, and (c) shall not be subject to Section 2.07(c).

Section 2.14. No Waiver. Notwithstanding anything to the contrary contained herein, nothing in this Annex B shall be deemed a waiver by Boron of any restrictions on the Transfer of any Registrable Securities.

Section 2.15. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, Boron shall not, without the prior written consent of Shareholders holding a majority of the Registrable Securities then held by the Shareholders, enter into any agreement with any holder or prospective holder of any Equity Interests that is inconsistent with the terms of this Agreement, including an agreement that would provide to such holder the right to include Equity Interests in any registration on other than (a) a pro rata basis with respect to the Registrable Securities or (b) on a subordinate basis after all applicable Shareholders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include. Boron is not a party to any agreement or arrangement providing registration rights to any other Person as of the date hereof.

Section 2.16. Recapitalizations, Exchanges Affecting the Registrable Securities. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the Registrable Securities, to any and all shares of stock of Boron or any successor or assign of Boron (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Registrable Securities, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

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Annex C

Subject Seller Ownership of Holdings Units

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Annex D

Subject Sellers; Subject Seller Notice Information

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ANNEX E

November 5, 2014

Board of Directors

Banner Corporation

10 South First Street

Walla Walla, WA 99362

Ladies and Gentlemen:

Banner Corporation (“Banner”), SKBHC Holdings LLC (“Holdings”) and Starbuck Bancshares, Inc. (“Starbuck”) have entered into an agreement and plan of merger dated as of November 5, 2014 (the “Agreement”) pursuant to which Starbuck will be merged with and into Banner (the “Merger”). Pursuant to the terms of the Agreement, all of the shares of Starbuck common stock issued and outstanding immediately before the Effective Time, except for certain shares as specified in the Agreement, will be converted into the right to receive $130 million in cash and 13.23 million shares of Banner common stock and Banner non voting common stock (the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Banner.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Banner that we deemed relevant; (iii) certain historical financial information of Starbuck that we deemed relevant; (iv) publicly available earnings estimates for Banner for the quarter ending December 31, 2014 and for the years ending December 31, 2015 and December 31, 2016, and an estimated long-term earnings growth rate for the years thereafter as provided by the senior management of Banner; (v) earnings estimates for Starbuck for the years ending December 31, 2014 through December 31, 2016 as provided by the senior management of Starbuck and adjusted by the senior management of Banner and an estimated long-term earnings growth rate for the years thereafter as provided by the senior management of Banner; (vi) the pro forma financial impact of the Merger on Banner based on assumptions relating to transaction expenses, certain accounting adjustments, cost savings and other synergies as prepared by and discussed with the senior management of Banner (vii) the publicly reported historical stock price and trading activity for Banner common stock, including a comparison of certain financial and stock market information for Banner with similar publicly available information for certain other banking institutions, the securities of which are publicly traded; (viii) a comparison of certain financial information for Banner and Starbuck with similar institutions for which publicly available information is available; (ix) to the extent publicly available, the terms and structures of other recent mergers and acquisition transactions in the banking sector; (x) the current market environment generally and in the banking sector in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Banner the business, financial condition, results of operations and prospects of Banner and held similar discussion with certain members of senior management of Starbuck regarding the business, financial condition, results of operations and prospects of Starbuck.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Banner and Starbuck or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the senior management of Banner that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Banner or Starbuck. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Banner or Starbuck or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Banner or Starbuck. We have assumed, with your consent, that the respective allowances for loan losses for Banner and Starbuck are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available earnings estimates for Banner and long-term earnings growth rates for Banner provided by senior management of Banner, as discussed with senior management of Banner and internal projections for Starbuck provided by senior management of Starbuck and adjusted by senior management of Banner and long-term earnings growth rates for Starbuck provided by senior management of Banner. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with senior management of Banner. With respect to those projections, estimates and judgments, the respective management of Banner and Starbuck confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of the respective managements of the future financial performance of Banner and Starbuck, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Banner or Starbuck since the date of the most recent financial data made available to us, as of the date hereof. We have also assumed in all respects material to our analysis that Banner and Starbuck would remain as going concerns for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith. Finally, we express no opinion as to the legal, accounting and tax advice Banner has received from its advisors relating to the Merger and the other transactions contemplated by the Agreement.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Banner, Starbuck or the Merger, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Banner common stock after the date of this opinion or what the value of Banner common stock will be once it is actually received by the holders of Starbuck common stock.

We have acted as financial advisor to the Board of Directors of Banner in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee for providing this opinion. Banner has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Banner and Starbuck and their affiliates. We may also actively trade the securities of Banner or its affiliates for our own account and for the accounts of our customers. In the past, we have performed certain investment banking services for Banner and received customary investment banking fees for such services.

This letter is directed to the Board of Directors of Banner in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Banner as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to Banner and does not address the underlying business decision of Banner to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Banner or the effect of any other transaction in which Banner might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent, which consent will not be unreasonably withheld. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Banner or Starbuck officer, director, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Banner from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the special meeting date.

VOTE BY INTERNET – [ ]

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the special meeting date. Have your proxy card in hand when you access the website and follow the instructions.

OR

VOTE BY TELEPHONE – [ ]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Banner Corporation, c/o [ ].

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

CONTROL NUMBER è

ê If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ê

The Board of Directors recommends a vote FOR Proposal 1

Proposal 1 – A proposal to approve an amendment to Banner’s articles of incorporation creating a new class of Banner non-voting common stock of 5,000,000 authorized shares.

       ❑  FOR            ❑  AGAINST            ❑  ABSTAIN

The Board of Directors recommends a vote FOR Proposal 2

Proposal 2 – A proposal to approve the issuance of an aggregate of 13,230,000 shares of Banner common stock and Banner non-voting common stock in accordance with the Agreement and Plan of Merger, dated as of November 5, 2014, by and among SKBHC Holdings LLC, Starbuck Bancshares, Inc. and Banner Corporation.

       ❑  FOR            ❑  AGAINST            ❑  ABSTAIN

The Board of Directors recommends a vote FOR Proposal 3

Proposal 3 – A proposal to approve adjournments or postponements of the special meeting if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting in favor of the foregoing proposals.

      ❑  FOR            ❑  AGAINST            ❑  ABSTAIN

Authority is hereby given to each of the proxies acting individually to vote, in accordance with their best judgment, upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Shareholder Signature	Date

Title

Shareholder (Joint Owner) Signature	Date

Title

TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE

ê AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. ê

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

BANNER CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

[ ], 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Robert D. Adams and Gordon E. Budke, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned for the Special Meeting of Shareholders of Banner Corporation to be held at [ ] (local time) on [ ], at [ ], or at any adjournments or postponements thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated on this proxy card. The proxies are authorized to act or vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

The proxies will vote your shares as directed on this card, if received and correctly signed. If a choice is not specified, this Proxy will be voted in accordance with the directors’ recommendations. In order to ensure that any shares represented hereby are voted, proxies submitted by phone and Internet voting should be submitted by 11:59 p.m. Eastern Time, on [ ].

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his or her stock in person. The undersigned hereby acknowledges receipt of the notice of Special Meeting of Shareholders and Proxy Statement.

Continued and to be signed on reverse side